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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192346

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

         On September 11, 2013, Sterling Financial Corporation, or Sterling, and Umpqua Holdings Corporation, or Umpqua, entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") that provides for the combination of the two companies. Under the merger agreement, Sterling will merge with and into Umpqua, with Umpqua as the surviving corporation (which we refer to as the "merger"). The merger will result in the West Coast's largest community bank with expanded geographic reach.

         In the merger, each share of Sterling common stock (except for specified shares of Sterling common stock held by Sterling or Umpqua and any dissenting shares) will be converted into the right to receive 1.671 shares of Umpqua common stock and $2.18 in cash, without interest, (which we refer to as the "merger consideration"). Although the number of shares of Umpqua common stock that Sterling shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Umpqua common stock and will not be known at the time Sterling shareholders vote on the merger. Based on the closing price of Umpqua's common stock on the NASDAQ Global Select Market on January 17, 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Sterling common stock was $32.93. We urge you to obtain current market quotations for Umpqua (trading symbol "UMPQ") and Sterling (trading symbol "STSA").

         Based on the current number of shares of Sterling common stock outstanding and reserved for issuance under employee benefit plans, Umpqua expects to issue approximately 112,458,115 million shares of common stock to Sterling shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current Sterling shareholders would own approximately 49.9% of the common stock of Umpqua immediately following the merger. However, any increase or decrease in the number of shares of Sterling common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

         Sterling and Umpqua will each hold a special meeting of their respective shareholders in connection with the merger. Sterling and Umpqua shareholders will be asked to vote to approve the merger agreement and related matters as described in the attached joint proxy statement/prospectus. Approval of the merger agreement by Umpqua shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast and approval of the merger agreement by Sterling shareholders requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast.

         The special meeting of Sterling shareholders will be held on February 25, 2014 at Sterling Bank, 111 North Wall Street, Spokane, Washington, at 3:00 p.m. local time. The special meeting of Umpqua shareholders will be held on February 25, 2014 at the River Place Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6:00 p.m. local time.

         Sterling's board of directors unanimously recommends that Sterling shareholders vote "FOR" the approval of the merger agreement and "FOR" the approval of the other matters to be considered at the Sterling special meeting.

         Umpqua's board of directors unanimously recommends that Umpqua shareholders vote "FOR" the approval of the merger agreement and "FOR" the approval of the other matters to be considered at the Umpqua special meeting.

         This joint proxy statement/prospectus describes the special meeting of Sterling, the special meeting of Umpqua, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 43, for a discussion of the risks relating to the proposed merger. You also can obtain information about Umpqua and Sterling from documents that each has filed with the Securities and Exchange Commission.

/s/ RAYMOND P. DAVIS Raymond P. Davis President and Chief Executive Officer Umpqua Holdings Corporation	/s/ J. GREGORY SEIBLY J. Gregory Seibly President and Chief Executive Officer Sterling Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, the issuance of the Umpqua common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Umpqua or Sterling, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this joint proxy statement/prospectus is January 22, 2014, and it is first being mailed or otherwise delivered to the shareholders of Umpqua and Sterling on or about January 24, 2014.

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Umpqua and Sterling from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Umpqua and/or Sterling at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Umpqua Holdings Corporation	Sterling Financial Corporation
20085 N.W. Tanasbourne Drive	111 North Wall Street
Hillsboro, Oregon 97124	Spokane, Washington 99201
Attention: Investor Relations	Attention: Investor Relations
Telephone: (503) 268-6675	Telephone: (509) 358-8097

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Umpqua shareholders requesting documents must do so by February 18, 2014, in order to receive them before the Umpqua special meeting, and Sterling shareholders requesting documents must do so by February 18, 2014, in order to receive them before the Sterling special meeting.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January 22, 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Sterling shareholders or Umpqua shareholders nor the issuance by Umpqua of shares of Umpqua common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Sterling has been provided by Sterling and information contained in this document regarding Umpqua has been provided by Umpqua.

See "Where You Can Find More Information" for more details.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 25, 2014

To the Shareholders of Umpqua Holdings Corporation:

        Umpqua Holdings Corporation will hold a special meeting of shareholders at 6:00 p.m. local time, on February 25, 2014, at the River Place Hotel, 1510 SW Harbor Way, Portland, Oregon to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation and Umpqua Holdings Corporation, pursuant to which Sterling will merge with and into Umpqua, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "Umpqua merger proposal");

  •
  a proposal to amend the Restated Articles of Incorporation of Umpqua to increase the number of authorized shares of no par value common stock to 400,000,000 (which we refer to as the "articles amendment proposal"); and

  •
  a proposal to adjourn the Umpqua special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Umpqua merger proposal and/or the articles amendment proposal (which we refer to as the "Umpqua adjournment proposal").

        We have fixed the close of business on January 15, 2014 as the record date for the special meeting. Only Umpqua common shareholders of record at that time are entitled to notice of, and to vote at, the Umpqua special meeting, or any adjournment or postponement of the Umpqua special meeting. Approval of the Umpqua merger proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal. Approval of the Umpqua adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the special meeting. The articles amendment proposal will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

        Umpqua's board of directors has unanimously adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Umpqua and its shareholders, and unanimously recommends that Umpqua shareholders vote "FOR" the Umpqua merger proposal, "FOR" the articles amendment proposal and "FOR" the Umpqua adjournment proposal, if necessary or appropriate.

        Your vote is very important.    We cannot complete the merger unless Umpqua's common shareholders approve the Umpqua merger proposal and the articles amendment proposal.

        Regardless of whether you plan to attend the Umpqua special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Umpqua, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ STEVEN L. PHILPOTT Steven L. Philpott Executive Vice President, General Counsel and Secretary

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 25, 2014

To the Shareholders of Sterling Financial Corporation:

        Sterling Financial Corporation will hold a special meeting of shareholders at 3:00 p.m. local time, on February 25, 2014, at Sterling Bank, 111 North Wall Street, Spokane, Washington to consider and vote upon the following matters:

  •
  a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 11, 2013, by and between Sterling Financial Corporation and Umpqua Holdings Corporation, pursuant to which Sterling will merge with and into Umpqua, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "Sterling merger proposal");

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that is tied to or based on the merger and that will or may be paid to Sterling's named executive officers in connection with the merger (which we refer to as the "Sterling compensation proposal"); and

  •
  a proposal to adjourn the Sterling special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sterling merger proposal (which we refer to as the "Sterling adjournment proposal").

        We have fixed the close of business on January 15, 2014 as the record date for the special meeting. Only Sterling common shareholders of record at that time are entitled to notice of, and to vote at, the Sterling special meeting, or any adjournment or postponement of the Sterling special meeting. Approval of the Sterling merger proposal requires the affirmative vote of holders of two-thirds of the votes entitled to be cast on the proposal. The Sterling compensation proposal will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition. Approval of the Sterling adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the special meeting.

        Sterling's board of directors has unanimously adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Sterling and its shareholders, and unanimously recommends that Sterling shareholders vote "FOR" the Sterling merger proposal, "FOR" the Sterling compensation proposal and "FOR" the Sterling adjournment proposal, if necessary or appropriate.

        Your vote is very important.    We cannot complete the merger unless Sterling's common shareholders approve the Sterling merger proposal.

        Regardless of whether you plan to attend the Sterling special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Sterling, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        Under Washington law, Sterling shareholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters' rights. See "Questions and Answers—Are Sterling shareholders entitled to dissenters' rights?"

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ ANDREW J. SCHULTHEIS
Andrew J. Schultheis
Executive Vice President, General Counsel and Secretary

i

ii

iii

QUESTIONS AND ANSWERS

        The following are some questions that you may have about the merger and the Umpqua or Sterling special meetings, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Umpqua or Sterling special meetings. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to "Umpqua" refer to Umpqua Holdings Corporation, an Oregon corporation, and its subsidiaries, and references to "Sterling" refer to Sterling Financial Corporation, a Washington corporation, and its subsidiaries.

Q:
What is the merger?

A:
Umpqua and Sterling have entered into an Agreement and Plan of Merger, dated as of September 11, 2013 (which we refer to as the "merger agreement"). Under the merger agreement, Sterling will be merged with and into Umpqua, with Umpqua continuing as the surviving corporation. Immediately following the completion of the merger, Sterling's wholly owned bank subsidiary, Sterling Savings Bank, will merge with and into Umpqua's wholly owned bank subsidiary, Umpqua Bank (which we refer to as the "bank merger"). Umpqua Bank will be the surviving bank in the bank merger. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  The merger cannot be completed unless, among other things, both Umpqua shareholders and Sterling shareholders approve their respective proposals to approve the merger agreement (which we refer to as the "Umpqua merger proposal" and the "Sterling merger proposal," respectively).

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the Umpqua and Sterling boards of directors to solicit proxies of their respective shareholders in connection with approval of the merger and related matters.

  In order to approve the merger and related matters, Umpqua and Sterling have each called a special meeting of their shareholders (which we refer to as the "Umpqua special meeting" and the "Sterling special meeting," respectively). This document serves as proxy statement for the Umpqua special meeting and the Sterling special meeting and describes the proposals to be presented at the meetings.

  This document is also a prospectus that is being delivered to Sterling shareholders because Umpqua is offering shares of its common stock to Sterling shareholders in connection with the merger.

  This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
In addition to the Umpqua merger proposal, what else are Umpqua shareholders being asked to vote on?

A:
In addition to the Umpqua merger proposal, Umpqua is soliciting proxies from its shareholders with respect to two additional proposals:

•
a proposal to amend the Restated Articles of Incorporation of Umpqua to increase the number of authorized shares of no par value common stock to 400,000,000 (which we refer to as the "articles amendment proposal"); and

•
a proposal to adjourn the Umpqua special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Umpqua merger proposal and/or the articles amendment proposal (which we refer to as the "Umpqua adjournment proposal").

  Approval of the articles amendment proposal is a condition to completion of the merger and is necessary for Umpqua to have enough authorized shares to issue the stock portion of the merger consideration. Completion of the merger is not conditioned upon approval of the Umpqua adjournment proposal.

Q:
In addition to the Sterling merger proposal, what else are Sterling shareholders being asked to vote on?

A:
In addition to the Sterling merger proposal, Sterling is soliciting proxies from its shareholders with respect to two additional proposals:

•
a proposal to approve, on an advisory (non-binding) basis, the compensation that is tied to or based on the merger and that will or may be paid to Sterling's named executive officers in connection with the merger (which we refer to as the "Sterling compensation proposal"); and

•
a proposal to adjourn the Sterling special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sterling merger proposal (which we refer to as the "Sterling adjournment proposal").

  Completion of the merger is not conditioned upon approval of either of these proposals.

Q:
What will Sterling shareholders receive in the merger?

A:
If the merger is completed, Sterling shareholders will receive 1.671 shares of Umpqua common stock and $2.18 in cash, without interest, (which we refer to as the "merger consideration") for each share of Sterling common stock held immediately prior to the merger. Umpqua will not issue any fractional shares of Umpqua common stock in the merger. Sterling shareholders who would otherwise be entitled to a fractional share of Umpqua common stock upon the completion of the merger will instead receive an amount in cash based on the average closing-sale price per share of Umpqua common stock for the ten trading days immediately preceding (but not including) the day on which the merger is completed (which we refer to as the "Umpqua closing price").

Q:
What will Umpqua shareholders receive in the merger?

A:
If the merger is completed, Umpqua shareholders will not receive any merger consideration and will continue to hold the shares of Umpqua common stock that they currently hold. Following the merger, shares of Umpqua common stock will continue to be traded on the NASDAQ Global Select Market under the symbol "UMPQ."

Q:
How will the merger affect Sterling stock options and restricted stock units?

A:
The Sterling equity awards will be affected as follows:

  Stock Options.    Each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time), will be converted into an option to purchase Umpqua common stock on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting), except that (1) the number of shares of Umpqua common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the ratio that expresses the merger consideration solely in shares of Umpqua common stock, with the cash portion of the merger consideration converted into shares based on the Umpqua closing price (which we refer to as the "equity exchange ratio") (rounding fractional shares down to the nearest whole share), and (2) the exercise price per share of Umpqua common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the equity exchange ratio (rounded up to the nearest whole cent).

  Restricted Stock Units.    Each restricted stock unit with respect to Sterling common stock will be converted into a restricted stock unit with respect to a number of shares of Umpqua common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock unit and the equity exchange ratio, on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting).

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Because the number of shares of Umpqua common stock that Sterling shareholders will receive for each share of Sterling common stock as the stock component of the merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Umpqua common stock. Any fluctuation in the market price of Umpqua common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Umpqua common stock that Sterling shareholders will receive.

Q:
How does Umpqua's board of directors recommend that I vote at the special meeting?

A:
Umpqua's board of directors unanimously recommends that you vote "FOR" the Umpqua merger proposal, "FOR" the articles amendment proposal and "FOR" the Umpqua adjournment proposal, if necessary or appropriate.

Q:
How does Sterling's board of directors recommend that I vote at the annual meeting?

A:
Sterling's board of directors unanimously recommends that you vote "FOR" the Sterling merger proposal, "FOR" the Sterling compensation proposal and "FOR" the Sterling adjournment proposal, if necessary or appropriate.

Q:
When and where are the meetings?

A:
The Umpqua special meeting will be held at the River Place Hotel, 1510 SW Harbor Way, Portland, Oregon on February 25, 2014, at 6:00 p.m. local time.

  The Sterling special meeting will be held at Sterling Bank, 111 North Wall Street, Spokane, Washington on February 25, 2014, at 3:00 p.m. local time.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus in its entirety and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions. You are encouraged to vote through the internet. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. "Street name" shareholders who wish to vote in person at the special meeting or annual meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
What constitutes a quorum for the Umpqua special meeting?

A:
The presence at the Umpqua special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Umpqua common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What constitutes a quorum for the Sterling special meeting?

A:
The presence at the Sterling special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Sterling common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the Umpqua special meeting?

A:
Umpqua merger proposal:

•
Standard:  Approval of the Umpqua merger proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal.

•
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker with respect to the Umpqua merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Umpqua adjournment proposal:

  •
  Standard:  Approval of the Umpqua adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Umpqua special meeting.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Umpqua adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you are not a "street name"

    holder and fail to either submit a proxy card entirely or vote by telephone or internet or in person at the Umpqua special meeting, it will have no effect on such proposal.

  Articles amendment proposal:

  •
  Standard:  The articles amendment proposal will be approved if the votes cast in favor of such proposal exceed the votes cast in opposition.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker how to vote with respect to the articles amendment proposal, it will have no effect on such proposal.

Q:
What is the vote required to approve each proposal at the Sterling special meeting?

  Sterling merger proposal:

  •
  Standard:  Approval of the Sterling merger proposal requires the affirmative vote of holders of two-thirds of the votes entitled to vote on the proposal. In connection with the merger agreement, funds associated with Warburg Pincus & Co. (which we refer to collectively as "Warburg Pincus") and funds associated with Thomas H. Lee Partners, L.P. (which we refer to collectively as "THL"), each of which as of the record date had the right to vote approximately 20.8% of the outstanding shares of Sterling common stock, agreed, subject to certain exceptions, to vote their shares of Sterling common stock in favor of the merger proposal. For further information, see "The Merger—Investor Letter Agreements."

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Sterling compensation proposal:

  •
  Standard:  The Sterling compensation proposal will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling compensation proposal, it will have no effect on such proposal.

  Sterling adjournment proposal:

  •
  Standard:  Approval of the Sterling adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Sterling special meeting.

  •
  Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Sterling adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you are not a "street name" holder and fail to either submit a proxy card entirely or vote by telephone or internet or in person at the Sterling special meeting, it will have no effect on such proposal.

Q:
What impact will my vote on the Sterling compensation proposal have on the amounts that executive officers of Umpqua may receive in connection with the merger?

A:
Umpqua's executive officers are not entitled to receive any compensation in connection with the merger.

Q:
What impact will my vote have on the amounts that executive officers of Sterling may receive in connection with the merger?

A:
Certain of Sterling's executive officers are entitled, pursuant to the terms of their compensation arrangements, to receive certain payments in connection with the merger. If the merger is completed, Sterling or Umpqua is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Sterling shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements. Sterling is seeking your approval of certain of these payments, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Umpqua or Sterling to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote by telephone or internet or in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote "AGAINST" approval of the merger agreement. The merger agreement must be approved by the affirmative vote of holders of a majority of the votes entitled to be cast by Umpqua shareholders on the merger agreement and by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast by Sterling shareholders on the merger agreement. In addition, the articles amendment proposal will be approved only if the votes cast by Umpqua shareholders in favor of the proposal exceed the votes cast in opposition. The Umpqua board of directors and the Sterling board of directors unanimously, respectively, recommend that you vote "FOR" the Umpqua merger proposal and "FOR" the articles amendment proposal, and "FOR" the Sterling merger proposal, respectively.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
Are there any voting agreements in place with existing shareholders?

A:
Yes. In connection with the merger agreement, Warburg Pincus and THL, each of which as of the record date had the right to vote approximately 12,950,796, or approximately 20.8%, of the outstanding shares of Sterling common stock, agreed, subject to certain exceptions, to vote their shares of Sterling common stock in favor of the merger. The obligations of Warburg Pincus and the obligations of THL terminate on the earlier of (1) the Sterling board of directors changing its recommendation regarding the merger, (2) the Sterling special meeting (including any adjournments thereof) concluding with a vote on the Sterling merger proposal having been taken, (3) the merger agreement being amended without Warburg Pincus' or THL's written consent, as applicable, (4) September 11, 2014 or the effective time of the merger or (5) termination of the merger agreement in accordance with its terms. For further information, see "The Merger—Investor Letter Agreements."

Q:
How do I vote if I own shares through the Umpqua Bank 401(k) and Profit Sharing Plan or the Umpqua Supplemental Retirement/Deferred Compensation Plan?

A:
Umpqua Bank 401(k) and Profit Sharing Plan:    You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the Advisory Committee will instruct the trustee to vote all unvoted shares held in the Umpqua Bank 401(k)

  and Profit Sharing Plan in the same proportion as the shares voted pursuant to the instructions of account holders.

  Umpqua Supplemental Retirement/Deferred Compensation Plan:    You will be given the opportunity to instruct the trustee of the Umpqua Supplemental Retirement/Deferred Compensation Plan how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the Advisory Committee will instruct the trustee to vote all unvoted shares held in the Umpqua Supplemental Retirement/Deferred Compensation Plan as recommended by the Umpqua board of directors.

Q:
How do I vote if I own shares through the Sterling 401(k) Plan?

A:
You will be given the opportunity to instruct the trustee of the Sterling Savings Bank Employees Savings and Investment Plan & Trust 401(k) Plan (which we refer to as the "Sterling 401(k) Plan") how to vote the shares that you hold in your account. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will not vote your plan shares, except as required by law.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All shareholders of Umpqua and Sterling, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Umpqua and Sterling common stock can vote by telephone or internet or in person at the Umpqua special meeting and Sterling special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meetings. If you plan to attend your meeting, you must hold your shares in your own name or bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. In addition, you must bring a form of personal photo identification with you in order to be admitted. Umpqua and Sterling reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:
Can I change my vote?

A:
Umpqua shareholders:    Yes. If you are a holder of record of Umpqua common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Umpqua's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Umpqua after the vote will not affect the vote. Umpqua's corporate secretary's mailing address is: Corporate Secretary, Umpqua Holdings Corporation, P.O. Box 1560, Eugene, OR 97440. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

  Sterling shareholders:    Yes. If you are a holder of record of Sterling common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Sterling's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Sterling after the vote will not affect the vote. Sterling's corporate secretary's mailing address is: Corporate Secretary, Sterling Financial Corporation, 111 North Wall Street, Spokane,

  WA 99201. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Umpqua be required to submit the proposal to approve the merger agreement to its shareholders even if Umpqua's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Umpqua special meeting, Umpqua is required to submit the proposal to approve the merger agreement to its shareholders even if Umpqua's board of directors has withdrawn, modified or qualified its recommendation.

Q:
Will Sterling be required to submit the proposal to approve the merger agreement to its shareholders even if Sterling's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Sterling special meeting, Sterling is required to submit the proposal to approve the merger agreement to its shareholders even if Sterling's board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to Sterling shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") and it is a condition to the respective obligations of Sterling and Umpqua to complete the merger that each of Sterling and Umpqua receives a legal opinion to that effect. Accordingly, a Sterling common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Umpqua common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Sterling common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Sterling common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Umpqua common stock that the Sterling common shareholder would otherwise be entitled to receive. For further information, see "United States Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Sterling common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Are Sterling shareholders entitled to dissenters' rights?

A:
Yes. Sterling shareholders who do not vote in favor of the Sterling merger proposal and follow certain procedural steps will be entitled to dissenters' rights under chapter 23B.13 of the Washington Business Corporation Act (which we refer to as the "WBCA"), provided they take the steps required to perfect their rights under chapter 23B.13. For further information, see "The Merger—Dissenters' Rights in the Merger." In addition, a copy of chapter 23B.13 of the WBCA is attached as Annex G to this joint proxy statement/prospectus.

Q:
If I am a Sterling shareholder, should I send in my Sterling stock certificates now?

A:
No. Sterling shareholders SHOULD NOT send in any stock certificates now. If the merger occurs, an exchange agent will send you instructions for exchanging Sterling stock certificates for the merger consideration under separate cover and the stock certificates should be sent at that time in accordance with those instructions. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What should I do if I hold my shares of Sterling common stock in book-entry form?

A:
You are not required to take any special additional action to receive the merger consideration if your shares of Sterling common stock are held in book-entry form. After the completion of the merger, shares of Sterling common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Umpqua common stock in book-entry form, the cash portion of the merger consideration and any cash to be paid in exchange for fractional shares in the merger.

Q:
Whom may I contact if I cannot locate my Sterling stock certificate(s)?

A:
If you are unable to locate your original Sterling stock certificate(s), you should contact American Stock Transfer Company, Sterling's transfer agent, at (800) 676-0791.

Q:
What should I do if I receive more than one set of voting materials?

A:
Umpqua shareholders and Sterling shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Umpqua and/or Sterling common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Umpqua common stock or Sterling common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Umpqua common stock and Sterling common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Umpqua common stock and/or Sterling common stock that you own.

Q:
When do you expect to complete the merger?

A:
Umpqua and Sterling expect to complete the merger in the first half of 2014. However, neither Umpqua nor Sterling can assure you of when or if the merger will be completed. Umpqua and Sterling must first obtain the approval of Umpqua shareholders and Sterling shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Sterling common stock will not receive any consideration for their shares in connection with the merger. Instead, Sterling will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Capital Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either Umpqua or Sterling. See "The Merger Agreement—Termination Fee" beginning on page 132 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:
Whom should I call with questions?

A:
Umpqua shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Umpqua common stock, please contact Michelle Bressman, Shareholder Relations Officer at (503) 268-6675, or Umpqua's proxy solicitor, AST Phoenix Advisors, at the following address or telephone number: 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219 or (212) 493-3914.

  Sterling shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sterling common stock, please contact Sterling's Investor Relations Department at (509) 358-8097, or Sterling's proxy solicitor, AST Phoenix Advisors, at the following address or phone number: 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219 or (212) 493-3914.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information." Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

 In the Merger, Sterling Common Shareholders Will Receive Cash and Shares of Umpqua Common Stock (page 118)

        Umpqua and Sterling are proposing a strategic merger. If the merger is completed, Sterling common shareholders will receive 1.671 shares of Umpqua common stock and $2.18 in cash, without interest, for each share of Sterling common stock they hold immediately prior to the effective time of the merger. Umpqua will not issue any fractional shares of Umpqua common stock in the merger. Sterling shareholders who would otherwise be entitled to a fraction of a share of Umpqua common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash based on the Umpqua closing price. For example, if you hold 100 shares of Sterling common stock, you will receive 167 shares of Umpqua common stock and a cash payment instead of the additional 0.1 shares of Umpqua common stock that you otherwise would have received (100 shares × 1.671 = 167.1 shares) in addition to receiving $218 in cash, representing the cash portion of the merger consideration (100 shares × $2.18 = $218).

        Umpqua common stock is listed on the NASDAQ Global Select Market under the symbol "UMPQ," and Sterling common stock is listed on the NASDAQ Capital Market under the symbol "STSA." The following table shows the closing sale prices of Umpqua common stock and Sterling common stock as reported on the NASDAQ Global Select Market and NASDAQ Capital Market, respectively, on August 30, 2013, the last trading day before the press reported that Sterling was seeking takeover bids, September 10, 2013, the last full trading day before the public announcement of the merger agreement, and on January 17, 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Sterling common stock, which we calculated by multiplying the closing price of Umpqua common stock on those dates by the exchange ratio of 1.671 and adding the cash portion of the merger consideration of $2.18 per share.

	Umpqua Common Stock	Sterling Common Stock	Implied Value of Merger Consideration for One Share of Sterling Common Stock
August 30, 2013	$16.24	$24.20	$29.32
September 10, 2013	$17.19	$27.14	$30.90
January 17, 2014	$18.40	$32.93	$32.93

        The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

 Umpqua's Board of Directors Unanimously Recommends that Umpqua Shareholders Vote "FOR" the Umpqua Merger Proposal and the Other Proposals Presented at the Umpqua Special Meeting (page 56)

        Umpqua's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Umpqua and its shareholders and has unanimously approved and adopted the merger agreement. Umpqua's board of directors unanimously recommends that Umpqua shareholders vote "FOR" the Umpqua merger proposal and "FOR" the other proposals presented at the Umpqua special meeting. For the factors considered by Umpqua's board of directors in reaching its decision to approve and adopt the merger agreement, see "The Merger—Umpqua's Reasons for the Merger; Recommendation of Umpqua's Board of Directors."

Sterling's Board of Directors Unanimously Recommends that Sterling Shareholders Vote "FOR" the Sterling Merger Proposal and the Other Proposals Presented at the Sterling Special Meeting (page 71)

        Sterling's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Sterling and its shareholders and has unanimously approved and adopted the merger agreement. Sterling's board of directors unanimously recommends that Sterling shareholders vote "FOR" the Sterling merger proposal and "FOR" the other proposals presented at the Sterling special meeting. For the factors considered by Sterling's board of directors in reaching its decision to approve and adopt the merger agreement, see "The Merger—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors".

Opinion of Sterling's Financial Advisor (page 74 and Annex D)

Opinion of Sandler O'Neill

        In connection with its consideration of the merger, on September 11, 2013, the Sterling board of directors received from Sandler O'Neill + Partners, L.P., Sterling's financial advisor (which we refer to as "Sandler O'Neill"), its oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 11, 2013, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration in the merger was fair, from a financial point of view, to the holders of Sterling common stock. The full text of Sandler O'Neill's written opinion is attached as Annex D to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. Sandler O'Neill's written opinion is addressed to the Sterling board of directors, is directed only to the merger consideration in the merger and does not constitute a recommendation to any Sterling shareholder as to how such shareholder should vote with respect to the merger or any other matter.

        For further information, see "The Merger—Opinion of Sandler O'Neill."

Opinion of Umpqua's Financial Advisor (page 90 and Annex E)

Opinion of J.P. Morgan

        In connection with the merger, J.P. Morgan Securities LLC (which we refer to as "J.P. Morgan"), Umpqua's financial advisor, delivered to Umpqua's board of directors a written opinion, dated September 10, 2013, as to the fairness to Umpqua, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger. The full text of the written opinion, dated September 10, 2013, of J.P. Morgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus. J.P. Morgan's written opinion is addressed to the Umpqua board of directors, is directed only to the merger consideration in the merger and does not constitute a recommendation to any Umpqua shareholder as to how such shareholder should vote with respect to the merger or any other matter.

        For further information, see "The Merger—Opinion of J.P. Morgan."

What Holders of Sterling Stock Options and Restricted Stock Units Will Receive (page 119)

        Stock Options.    At the effective time of the merger, each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time), will be converted into an option to purchase Umpqua common stock on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting), except that (1) the number of shares of Umpqua common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the ratio that expresses the merger consideration solely in shares of Umpqua common stock, with the cash portion of the merger consideration converted into shares based on the Umpqua closing price (which we refer to as the "equity exchange ratio") (rounding fractional shares down to the nearest whole share), and (2) the exercise price per share of Umpqua common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the equity exchange ratio (rounded up to the nearest whole cent).

        Restricted Stock Units.    At the effective time of the merger, each restricted stock unit in respect of Sterling common stock outstanding immediately prior to the effective time will be converted into a restricted stock unit with respect to a number of shares of Umpqua common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock unit and the equity exchange ratio, on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting).

Umpqua Will Hold its Special Meeting on February 25, 2014 (page 56)

        The special meeting of Umpqua shareholders will be held on February 25, 2014, at 6:00 p.m. local time, at the River Place Hotel, 1510 SW Harbor Way, Portland, Oregon. At the special meeting, Umpqua shareholders will be asked to:

  •
  approve the Umpqua merger proposal;

  •
  approve the articles amendment proposal; and

  •
  approve the Umpqua adjournment proposal, if necessary or appropriate.

        Only holders of record of Umpqua common stock at the close of business on January 15, 2014 will be entitled to vote at the special meeting. Each share of Umpqua common stock is entitled to one vote on each proposal to be considered at the Umpqua special meeting. As of the record date, there were 112,001,584 shares of Umpqua common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of Umpqua and their affiliates beneficially owned and were entitled to vote approximately 1,213,226 shares of Umpqua common stock representing approximately 1.1% of the shares of Umpqua common stock outstanding on that date.

        To approve the Umpqua merger proposal, a majority of the shares of Umpqua common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Umpqua adjournment proposal, a majority of the shares of Umpqua common stock represented at the special meeting must be voted in favor of the proposal. The articles amendment proposal will be approved if the votes cast in favor of the proposal at the Umpqua special meeting exceed the votes cast in opposition. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker how to vote with respect to the Umpqua merger proposal, it will have the same effect as a vote "AGAINST" the proposal. If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Umpqua adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If, however, you are not a "street name" holder and fail to either submit a proxy card entirely or vote by telephone or internet or in person at the Umpqua special meeting, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker how to vote with respect to the articles amendment proposal, it will have no effect on the proposal.

Sterling Will Hold its Special Meeting on February 25, 2014 (page 51)

        The special meeting of Sterling shareholders will be held on February 25, 2014, at 3:00 p.m. local time, at Sterling Bank, 111 North Wall Street, Spokane, Washington. At the special meeting, Sterling shareholders will be asked to:

  •
  approve the Sterling merger proposal;

  •
  approve the Sterling compensation proposal; and

  •
  approve the Sterling adjournment proposal, if necessary or appropriate.

        Only holders of record of Sterling common stock at the close of business on January 15, 2014 will be entitled to vote at the special meeting. Each share of Sterling common stock is entitled to one vote on each proposal to be considered at the Sterling special meeting. As of the record date, there were 62,363,741 shares of Sterling common stock entitled to vote at the special meeting. As of the record date, and including shares owned by Warburg Pincus and shares owned by THL, the directors and executive officers of Sterling and their affiliates beneficially owned and were entitled to vote approximately 26,978,796 shares of Sterling common stock representing approximately 43.3% of the shares of Sterling common stock outstanding on that date. Warburg Pincus and THL, each of which is associated with one of Sterling's directors and as of the record date had the right to vote approximately 12,950,796, or approximately 20.8%, of the outstanding shares of Sterling common stock, have agreed, subject to certain exceptions, to vote their shares of Sterling common stock in favor of the Sterling merger proposal. For further information, see "The Merger—Investor Letter Agreements."

        To approve the Sterling merger proposal, two-thirds of the shares of Sterling common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Sterling compensation proposal will be approved if the votes cast in favor of such proposal at the Sterling special meeting exceed the votes cast in opposition. To approve the Sterling adjournment proposal, a majority of the shares of Sterling common stock represented at the special meeting must be voted in favor of the proposal. If you mark "ABSTAIN" on your proxy card, fail to submit a proxy or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal. If you mark "ABSTAIN" on your proxy card, fail to submit a proxy or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling compensation proposal, it will have no effect on the proposal. If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Sterling adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If, however, you are not a "street name" holder and fail to submit a proxy card entirely or vote by telephone or internet or in person at the Sterling special meeting, it will have no effect on such proposal.

The Merger Will Be Tax-Free to Holders of Sterling Common Stock as to the Shares of Umpqua Common Stock They Receive (page 137)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Sterling and Umpqua to complete the merger that each of Sterling and Umpqua receives a legal opinion to that effect. Accordingly, a Sterling common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Umpqua common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Sterling common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Sterling common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Umpqua common stock that the Sterling common shareholder would otherwise be entitled to receive.

        For further information, see "United States Federal Income Tax Consequences of the Merger."

The U.S. federal income tax consequences described above may not apply to all holders of Sterling common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Interests of Sterling's Directors and Executive Officers in the Merger (page 101)

        Sterling shareholders should be aware that some of Sterling's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sterling shareholders generally. Sterling's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that Sterling shareholders vote in favor of approving the merger agreement.

        These interests include the following:

  •
  Pursuant to the merger agreement, each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time) will be converted into an option to purchase Umpqua common stock and each restricted stock unit in respect of Sterling common stock will be converted into a restricted stock unit in respect of Umpqua common stock (in each case, taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting).

  •
  Umpqua has entered into an employment agreement with J. Gregory Seibly, to be effective as of and subject to the occurrence of the effective time of the merger. Under the employment agreement, Mr. Seibly will receive an annual base salary of $565,000 and be eligible for an annual target bonus of 85% of his annual base salary. In settlement of Mr. Seibly's benefits under the Sterling Financial Corporation Change in Control Plan (the "Sterling Change in Control Plan"), Mr. Seibly will be entitled to a cash payment within 10 days following the effective date of the merger of $2,129,439. In addition, upon the effective date of the merger, Mr. Seibly will receive a retention award of restricted Umpqua common stock with a grant date value of $1,419,626, which will vest, subject to Mr. Seibly's continued employment, upon the second anniversary of the effective date of the merger or upon any earlier termination of employment due to death, disability, termination without cause or termination for good reason (as such terms are defined in the employment agreement). Mr. Seibly is also eligible for a retention bonus of $452,000 if he remains employed through the second anniversary of the effective date of the merger. The payments in settlement of benefits under the Sterling Change in Control Plan, the retention award and the stay bonus payable to Mr. Seibly have an aggregate value of $4,001,065. Mr. Seibly will be eligible to participate in Umpqua's employee benefit plans on the same basis as similarly situated employees of Umpqua. The employment agreement has a term of two years.

  •
  Umpqua has entered into employment agreements with four additional executive officers of Sterling, to be effective as of and subject to the occurrence of the effective time of the merger. Under the employment agreements, David S. DePillo and Ezra A. Eckhardt will receive an annual base salary of $400,000 and be eligible for an annual target bonus of 60% of their annual base salary and Steven D. Hauschild and Andrew J. Schultheis will receive an annual base salary of $275,000 and be eligible for an annual target bonus of 50% of their annual base salary. In settlement of the executive officers' benefits under the Sterling Change in Control Plan, they will be entitled to a cash payment within 10 days following the effective date of the merger in the following amounts: Mr. DePillo $822,036; Mr. Eckhardt $1,336,505; Mr. Hauschild $530,345; and Mr. Schultheis $579,305. In addition, upon the effective date of the merger, each executive officer will receive a retention award of restricted Umpqua common stock with a grant date value in the following amounts: Mr. DePillo $548,024; Mr. Eckhardt $891,003; Mr. Hauschild $353,564; and Mr. Schultheis $386,203. The retention award will vest, subject to the executive officer's continued employment, upon the second anniversary of the effective date of the merger or upon any earlier termination of employment due to death, disability, termination without cause or termination for good reason (as such terms are defined in the employment agreement). Mr. Eckhardt is also eligible for a retention bonus of $320,000 if he remains employed through the second anniversary of the effective date of the merger. Each executive officer will be eligible to participate in Umpqua's employee benefit plans on the same basis as similarly situated employees of Umpqua. The employment agreements have a term of two years.

  •
  The payments in settlement of benefits under the Sterling Change in Control Plan, the retention awards and, solely in the case of Mr. Eckhardt, the stay bonus, payable to Messrs. DePillo, Eckhardt, Hauschild and Schultheis pursuant to the new employment agreements with Umpqua (as described above) have an aggregate value of $5,766,985.

  •
  Pursuant to the new employment agreements for Messrs. Seibly, DePillo, Eckhardt, Hauschild and Schultheis described above, if the executive officer's employment were terminated without cause or for good reason during the term of the employment agreement, subject to the execution of a release of claims, in addition to accelerated vesting of the retention award, he would be entitled to severance benefits in the form of continued base salary for a period equal to the greater of (1) nine months base salary and (2) two weeks base salary per year of service with Umpqua. See the "Quantification of Potential Payments to Sterling's Named Executive Officers in Connection with the Merger" beginning on page 106 for a quantification of the golden parachute compensation payable to each of Sterling's named executive officers.

  •
  Two Sterling executive officers, Patrick J. Rusnak and Robert G. Butterfield, are eligible for certain benefits under the Sterling Change in Control Plan. The plan provides for benefits if the executive officer's employment is involuntarily terminated by Sterling or if the executive officer is constructively discharged within 24 months following a transaction such as the merger.

    Benefits under the plan are calculated based on (1) a multiple (24 months in the case of Mr. Rusnak and 18 months in the case of Mr. Butterfield) of monthly base compensation and target bonus, (2) the cost for a specified period (18 months for Mr. Rusnak and 18 months for Mr. Butterfield) of COBRA continuation coverage minus the then current employee portion of premiums for the same benefit, (3) a bonus payment for the year of termination prorated through the date of termination of employment and (4) outplacement services.

  •
  Under an existing letter agreement with Sterling, Leslie S. Biller, the Chairman of Sterling's board of directors, is entitled to a cash payment and accelerated vesting of certain stock options (which, if unexercised, will be converted into options to purchase Umpqua common stock) if he does not serve on the Umpqua board of directors following the merger. If the merger were consummated on March 31, 2014 and Mr. Biller does not serve on the Umpqua board of directors following that date, the cash payment would equal $375,000 and the intrinsic value of the accelerated stock options would equal $515,516 (based on a price per share of Sterling common stock of $28.78, the average closing price of Sterling common stock on the five days following the announcement of the merger).

  •
  If members of Sterling's board of directors do not serve on Umpqua's board of directors following the merger, the vesting of restricted stock units and stock options held by such directors will accelerate. If none of the members of Sterling's board of directors serve on Umpqua's board of directors, the aggregate value of restricted stock units and the intrinsic value of stock options subject to accelerated vesting would equal $1,669,030 (based on a price per share of Sterling common stock of $28.78, the average closing price of Sterling common stock on the five days following the announcement of the merger).

  •
  The members of Sterling's board of directors who will serve on Umpqua's board of directors have not yet been determined by Sterling's board of directors. Such members will be selected from a list that was mutually agreed upon by Umpqua and Sterling prior to the entry into the merger agreement. Each of these directors will receive the compensation provided to Umpqua directors from time to time. Umpqua directors currently receive a quarterly retainer of $12,500 (which amount may be higher for a director who serves as the chair of the board or a committee), an annual grant of restricted stock awards with a value of approximately $15,000 (which vest on the first anniversary of the grant date, subject to continued service through such date) and participation fees of $1,000 for each committee meeting attended. At least 70% of director compensation, excluding the restricted stock awards, is payable in Umpqua stock.

  •
  Prior to the effective time of the merger, the compensation and governance committee of Sterling's board of directors may grant (1) up to $5.7 million of equity award compensation in the ordinary course of business, consistent with past practice, and (2) up to $2 million of equity award compensation on terms and conditions determined by Sterling's compensation and governance committee. A substantial portion of the $2 million equity pool may be granted to Sterling's named executive officers who will continue employment with Umpqua following the merger, with the balance granted to other key Sterling executives who will continue employment with Umpqua following the merger. It is expected that grants with respect to both the $5.7 million and the $2 million equity pools will be made by the Sterling compensation and governance committee prior to the consummation of the merger. The merger shall not be considered a change in control under the terms of new equity awards granted prior to the effective time of the merger.

        For a more complete description of these interests, see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger."

 Sterling Shareholders Who Do Not Vote in Favor of the Merger Agreement May Be Entitled To Assert Dissenters' Rights (page 110)

        Sterling shareholders who do not vote in favor of the approval of the merger agreement (including by failing to vote or marking "ABSTAIN" on their proxy card) and follow certain procedural steps will be entitled to dissenters' rights under chapter 23B.13 of the WBCA, provided they take the steps required to perfect their rights under 23B.13 of the WBCA. These procedural steps include, among others: (1) delivering to Sterling, before the vote on the merger at the Sterling special meeting, a notice of intent to demand payment for the shares of Sterling common stock if the merger is effected and (2) timely filing a payment demand after the merger is effected. For more information, see "The Merger—Dissenters' Rights in the Merger."

Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 130)

        Currently, Sterling and Umpqua expect to complete the merger in the first half of 2014. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) approval of the Sterling merger proposal by Sterling's shareholders and approval of the Umpqua merger proposal and the articles amendment proposal by Umpqua's shareholders, (2) authorization for listing on the NASDAQ Global Select Market of the shares of Umpqua common stock to be issued in the merger, (3) the receipt of required regulatory approvals, (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal, (6) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Umpqua and Sterling, (7) performance in all material respects by each of Umpqua and Sterling of its obligations under the merger agreement and (8) receipt by each of Umpqua and Sterling of an opinion from its counsel as to certain tax matters.

        Neither Sterling nor Umpqua can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (page 129)

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, each of Sterling and Umpqua has agreed not to (1) solicit, initiate, knowingly encourage or knowingly facilitate, or take any other action designed to facilitate, any inquiries or proposals regarding an acquisition proposal, (2) participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal or (3) enter into any agreement regarding any alternative transaction or acquisition proposal.

        However, each of Sterling or Umpqua, before shareholder approval of the merger agreement and, in the case of Umpqua, before shareholder approval of the articles amendment, is permitted to, following receipt of an acquisition proposal that is unsolicited and that the applicable board of directors determines is, or could reasonably be expected to result in, a superior proposal, (1) furnish information with respect to it and its subsidiaries to the party making the acquisition proposal and its representatives and financing sources under the terms of a confidentiality agreement no less restrictive than the one between the parties, and (2) participate in discussions and negotiations regarding the acquisition proposal.

        Each of Sterling and Umpqua is permitted to take the actions described above only if its board of directors determines in good faith, after receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        In addition, each of Sterling and Umpqua has agreed not to release any third party from, and to enforce, the confidentiality and standstill provisions of any agreement that it is party to as of the date of the merger agreement.

Termination of the Merger Agreement (page 131)

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual consent of Umpqua and Sterling, if authorized by the board of directors of each;

  •
  by either Umpqua or Sterling if any governmental entity that must grant a requisite regulatory approval has (1) denied approval of any of the material transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by the merger agreement or (2) granted the requisite regulatory approval but such approval contains or results in the imposition of a materially burdensome regulatory condition (as later defined) with no meaningful possibility that such condition will be revised before the first anniversary of the date of the merger agreement (which we refer to as the "termination date"), unless the failure to obtain a requisite regulatory approval or to obtain such approval without a materially burdensome regulatory condition is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either Umpqua or Sterling if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either Umpqua or Sterling if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute the failure of a closing condition of the terminating party and which is either not reasonably capable of being cured or not cured within the earlier of the termination date or the date 30 days following written notice to the party committing such breach (in each case, provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement in a manner that would constitute the failure of a closing condition);

  •
  by either Umpqua or Sterling if (1) the Umpqua special meeting has concluded without the approval of the Umpqua merger proposal and the articles amendment proposal or (2) the Sterling special meeting has concluded without the approval of the Sterling merger proposal (in each case, provided that the terminating party has complied with its obligations with respect to holding its special meeting and recommendation of the merger);

  •
  by Sterling, before approval of the Umpqua merger proposal and the articles amendment proposal, if the board of directors of Umpqua (1) fails to recommend that Umpqua shareholders approve the Umpqua merger proposal and the articles amendment proposal, fails to include such recommendation in this joint proxy statement/prospectus, withdraws or modifies such recommendation in a manner adverse to Sterling or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (2) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or the calling a meeting of its shareholders and recommending that they approve the merger agreement; or

  •
  by Umpqua, before approval of the Sterling merger proposal, if the board of directors of Sterling (1) fails to recommend that Sterling shareholders approve the Sterling merger proposal, fails to include such recommendation in this joint proxy statement/prospectus, withdraws or modifies such recommendation in a manner adverse to Umpqua or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (2) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or the calling a meeting of its shareholders and recommending that they approve the merger agreement.

Termination Fee (page 132)

        If the merger agreement is terminated under certain circumstances involving alternative acquisition proposals, including circumstances involving changes in the recommendation of Sterling's or Umpqua's respective boards of directors, Sterling or Umpqua may be required to pay to the other party a termination fee equal to $75 million. These termination fees could discourage other companies from seeking to acquire or merge with Sterling or Umpqua.

Amendment to Umpqua's Articles of Incorporation (page 108 and Annex F)

        In connection with the merger, Umpqua's restated articles of incorporation will be amended at the effective time of the merger to increase the number of authorized shares of no par value common stock from 200,000,000 to 400,000,000 (which we refer to as the "articles amendment"), which is necessary for Umpqua to have enough authorized shares to issue the stock portion of the merger consideration. In addition to being necessary for Umpqua to issue the stock portion of the merger consideration, Umpqua's board of directors chose to propose an increase of 200,000,000 (in excess of the number required to authorize all of the shares to be issued in the merger) authorized shares to maintain Umpqua's flexibility in responding to future business and financing needs and opportunities.

Regulatory Approvals Required for the Merger (page 114)

        Subject to the terms of the merger agreement, both Sterling and Umpqua have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (which we refer to as the "FDIC") and the Director of the Oregon Department of Consumer and Business Services (which we refer to as the "Oregon Director"). A notification to the Washington Department of Financial Institutions (which we refer to as the "Washington DFI") is also required. Umpqua and Sterling have filed applications and notifications to obtain the required regulatory approvals.

        Although neither Sterling nor Umpqua knows of any reason why these regulatory approvals cannot be obtained in a timely manner, Sterling and Umpqua cannot be certain when or if they will be obtained.

The Rights of Sterling Shareholders Will Change as a Result of the Merger (page 141)

        The rights of Sterling shareholders will change as a result of the merger due to differences in Umpqua's and Sterling's governing documents and states of incorporation. The rights of Sterling shareholders are governed by Washington law and by Sterling's articles of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Sterling shareholders will become shareholders of Umpqua, as the continuing legal entity in the merger, and the rights of Sterling shareholders will therefore be governed by Oregon law and Umpqua's articles of incorporation and bylaws.

        For example, members of Umpqua's board of directors are elected by a plurality of votes cast, whereas members of Sterling's board of directors are elected if the votes cast for a nominee exceeds the votes cast against (other than in contested elections). For Umpqua's shareholders, the Oregon Control Share Act restricts a shareholder's ability to vote shares acquired in certain transactions not approved by the Umpqua board of directors, and no such rule exists under Washington law for Sterling. Finally, under Washington law, dissenters' rights are available to holders of shares of public companies, such as Sterling, whereas generally under Oregon law dissenters' rights are not available to holders of shares of public companies, such as Umpqua.

        See "Comparison of Shareholders' Rights" for a description of the material differences in shareholders' rights under each of the Umpqua and Sterling governing documents.

Information About the Companies (pages 61 and 62)

Umpqua Holdings Corporation

        Umpqua Holdings Corporation, an Oregon corporation, is a bank holding company with two principal operating subsidiaries, Umpqua Bank and Umpqua Investments, Inc. With headquarters in Roseburg, Oregon, Umpqua Bank provides a wide range of banking, wealth management, mortgage and other financial services to corporate, institutional and individual customers. Umpqua Investments is a registered broker-dealer and investment advisor with offices in Portland, Lake Oswego, and Medford, Oregon and products and services offered through Umpqua Bank stores. Umpqua Investments offers a full range of investment products and services including stocks, fixed income securities, mutual funds, annuities, options, retirement planning, money management services and life insurance. At September 30, 2013, Umpqua had, on a consolidated basis, assets of $11.6 billion, deposits of $9.1 billion and shareholders' equity of $1.7 billion.

        Umpqua's stock is traded on the NASDAQ Global Select Market under the symbol "UMPQ."

        The principal executive offices of Umpqua are located at One SW Columbia Street, Suite 1200, Portland, Oregon 97258, and its telephone number at that location is (503) 727-4100. Additional information about Umpqua and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 161.

Sterling Financial Corporation

        Sterling Financial Corporation, with headquarters in Spokane, Washington, is organized under the laws of Washington State as the bank holding company for Sterling Savings Bank. Sterling Savings Bank is a Washington state-chartered commercial bank that does business as Sterling Bank in Washington, Oregon and Idaho and as Argent Bank in California. Sterling Savings Bank offers retail and commercial banking products and services, mortgage lending and wealth management to individuals, small businesses, commercial organizations and corporations. At September 30, 2013, Sterling had, on a consolidated basis, assets of $10.0 billion, deposits of $6.9 billion and shareholders' equity of $1.2 billion.

        Sterling's stock is traded on the NASDAQ Capital Market under the symbol "STSA."

        The principal executive offices of Sterling are located at 111 North Wall Street, Spokane, Washington 99201, and its telephone number at that location is (509) 358-8097. Additional information about Sterling and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 161.

 Litigation Relating to the Merger (page 116)

        Sterling, its directors and Umpqua are named as defendants in three lawsuits pending in the Superior Court of Washington in and for Spokane County, which have been consolidated under the caption In re Sterling Financial Corporation Merger Litigation, Lead No. 13-2-03848-4. The consolidated litigation generally seeks, among other things, an injunction against consummation of the merger, rescission of the merger if it is effected, damages in an unspecified amount, and the payment of plaintiffs' attorneys fees and costs. The defendants believe that the lawsuits are without merit. On January 16, 2014 the parties to the consolidated litigation entered into a memorandum of understanding to settle the consolidated litigation (such memorandum including plaintiffs' agreement to stay the consolidated litigation, except for proceedings relating to the settlement), subject to court approval and other customary conditions, including the execution of definitive documentation. Sterling shareholders who are members of the proposed settlement class will, at a later date, receive written notice containing the terms of the proposed settlement and proposed release of class claims and related matters. See "The Merger—Litigation Relating to the Merger" beginning on page 116.

Risk Factors (page 43)

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UMPQUA

        The following selected consolidated financial information for the fiscal years ended December 31, 2008 through December 31, 2012 is derived from audited consolidated financial statements of Umpqua. The consolidated financial information as of and for the nine months ended September 30, 2013 and 2012 is derived from unaudited consolidated financial statements and, in the opinion of Umpqua's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2013. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Umpqua's consolidated financial statements and related notes thereto included in Umpqua's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in Umpqua's Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	At or For the Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Income Statement Financial Trends
Interest income	$324,308	$343,344	$456,085	$501,753	$488,596	$423,732	$442,546
Interest expense	29,417	37,937	48,849	73,301	93,812	103,024	152,239

Net interest income	294,891	305,407	407,236	428,452	394,784	320,708	290,307
Provision for non-covered loan and lease losses	12,989	16,883	21,796	46,220	113,668	209,124	107,678
(Recapture of) provision for covered loan and lease losses	(4,744)	4,302	7,405	16,141	5,151	—	—
Non-interest income	94,656	89,842	136,829	84,118	75,904	73,516	107,118
Non-interest expense	262,100	261,268	357,314	338,611	311,063	267,178	215,588
Goodwill impairment	—	—	—	—	—	111,952	982
Merger related expenses	7,197	338	2,338	360	6,675	273	—

Income (loss) before provision for (benefit from) income taxes	112,005	112,458	155,212	111,238	34,131	(194,303)	73,177
Provision for (benefit from) income taxes	38,914	38,525	53,321	36,742	5,805	(40,937)	22,133

Net income (loss)	73,091	73,933	101,891	74,496	28,326	(153,366)	51,044
Preferred stock dividends	—	—	—	—	12,192	12,866	1,620
Dividends and undistributed earnings allocated to participating securities	576	499	682	356	67	30	154

Net earnings (loss) available to common shareholders	$72,515	$73,434	$101,209	$74,140	$16,067	$(166,262)	$49,270

Period End
Assets	$11,569,297	$11,528,964	$11,795,443	$11,562,858	$11,668,710	$9,381,372	$8,597,550
Earning assets	10,195,187	10,265,806	10,465,505	10,263,923	10,374,131	8,344,203	7,491,498
Non-covered loans and leases(1)	7,228,904	6,248,425	6,681,080	5,888,098	5,658,987	5,999,267	6,131,374
Covered loans, net of allowance	397,083	515,045	477,078	622,451	785,898	—	—
Deposits	9,067,240	9,099,929	9,379,275	9,236,690	9,433,805	7,440,434	6,588,935
Term debt	252,017	254,123	253,605	255,676	262,760	76,274	206,531
Junior subordinated debentures, at fair value	86,718	84,538	85,081	82,905	80,688	85,666	92,520
Junior subordinated debentures, at amortized cost	101,979	102,302	110,985	102,544	102,866	103,188	103,655
Common shareholders' equity	1,725,995	1,714,093	1,724,039	1,672,413	1,642,574	1,362,182	1,284,830
Total shareholders' equity	1,725,995	1,714,093	1,724,039	1,672,413	1,642,574	1,566,517	1,487,008
Common shares outstanding	111,929	111,915	111,890	112,165	114,537	86,786	60,146
Average
Assets	$11,468,348	$11,453,844	$11,499,499	$11,600,435	$10,830,486	$8,975,178	$8,342,005
Earning assets	10,201,559	10,210,094	10,252,167	10,332,242	9,567,341	7,925,014	7,215,001
Non-covered loans and leases(1)	6,883,504	6,046,101	6,153,116	5,723,771	5,783,452	6,103,666	6,118,540
Covered loans	429,909	572,481	554,078	707,026	681,569	—	—
Deposits	9,038,527	9,096,862	9,124,619	9,301,978	8,607,980	7,010,739	6,459,576
Term debt	252,826	254,862	254,601	257,496	261,170	129,814	194,312
Junior subordinated debentures	189,457	185,819	187,139	184,115	184,134	190,491	226,349

	At or For the Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Common shareholders' equity	1,727,229	1,694,706	1,701,403	1,671,893	1,589,393	1,315,953	1,254,730
Total shareholders' equity	1,727,229	1,694,706	1,701,403	1,671,893	1,657,544	1,519,119	1,281,220
Basic common shares outstanding	111,934	111,928	111,935	114,220	107,922	70,399	60,084
Diluted common shares outstanding	112,154	112,159	112,151	114,409	108,153	70,399	60,424
Per Common Share Data
Basic earnings (loss)	$0.65	$0.66	$0.90	$0.65	$0.15	$(2.36)	$0.82
Diluted earnings (loss)	0.65	0.65	0.90	0.65	0.15	(2.36)	0.82
Book value	15.42	15.32	15.41	14.91	14.34	15.70	21.36
Cash dividends declared	0.45	0.25	0.34	0.24	0.20	0.20	0.62
Performance Ratios
Return on average assets(2)	0.85%	0.86%	0.88%	0.64%	0.15%	-1.85%	0.59%
Return on average common shareholders' equity(3)	5.61%	5.79%	5.95%	4.43%	1.01%	-12.63%	3.93%
Efficiency ratio(4),(5)	68.52%	65.61%	65.54%	65.58%	66.90%	95.34%	54.08%
Average common shareholders' equity to average assets	15.06%	14.80%	14.80%	14.41%	14.68%	14.66%	15.04%
Leverage ratio(6)	10.96%	11.36%	11.44%	10.91%	10.56%	12.79%	12.38%
Net interest margin (fully tax equivalent)(7)	3.91%	4.04%	4.02%	4.19%	4.17%	4.09%	4.07%
Non-interest revenue to total net revenue(8)	24.30%	22.73%	25.15%	16.41%	16.13%	18.65%	26.95%
Dividend payout ratio(9)	69.23%	37.87%	37.78%	36.92%	133.33%	-8.47%	75.61%
Asset Quality
Non-covered, non-performing loans and leases	$44,741	$80,333	$70,968	$91,383	$145,248	$199,027	$133,366
Non-covered, non-performing assets	62,990	99,597	88,106	125,558	178,039	223,593	161,264
Allowance for non-covered loan and lease losses	84,694	84,759	85,391	92,968	101,921	107,657	95,865
Net non-covered charge-offs	13,686	25,092	29,373	55,173	119,404	197,332	96,717
Non-covered, non-performing loans and leases to non-covered loans and leases	0.62%	1.29%	1.06%	1.55%	2.57%	3.32%	2.18%
Non-covered, non-performing assets to total assets	0.54%	0.86%	0.75%	1.09%	1.53%	2.38%	1.88%
Allowance for non-covered loan and lease losses to total non-covered loans and leases	1.17%	1.36%	1.28%	1.58%	1.80%	1.79%	1.56%
Allowance for non-covered credit losses to non-covered loans and leases	1.19%	1.40%	1.30%	1.59%	1.82%	1.81%	1.58%

(1)
Excludes loans held for sale.

(2)
Net earnings (loss) available to common shareholders divided by average assets.

(3)
Net earnings (loss) available to common shareholders divided by average common shareholders' equity.

(4)
Non-interest expense divided by the sum of net interest income (fully tax equivalent) and non-interest income.

(5)
The efficiency ratio calculation includes goodwill impairment charges of $112.0 million and $1.0 million in 2009 and 2008, respectively. Goodwill impairment losses are a non-cash expense that have no direct effect on Umpqua's or Umpqua Bank's liquidity or capital ratios.

(6)
Tier 1 capital divided by leverage assets. Leverage assets are defined as quarterly average total assets, net of goodwill, intangibles and certain other items as required by the Federal Reserve.

(7)
Net interest margin (fully tax equivalent) is calculated by dividing net interest income (fully tax equivalent) by average interest earnings assets.

(8)
Non-interest revenue divided by the sum of non-interest revenue and net interest income

(9)
Dividends declared per common share divided by basic earnings per common share.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF STERLING

        The following selected consolidated financial information for the fiscal years ended December 31, 2008 through December 31, 2012 is derived from audited consolidated financial statements of Sterling. The consolidated financial information as of and for the nine months ended September 30, 2013 and 2012 are derived from unaudited consolidated financial statements and, in the opinion of Sterling's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Sterling's consolidated financial statements and related notes thereto included in Sterling's Annual Report on Form 10-K for the year ended December 31, 2012, and in Sterling's Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	At or For the Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands, except per share amounts)
Income Statement Data:
Interest income	$281,218	$294,946	$389,200	$404,292	$445,133	$599,347	$715,062
Interest expense	41,362	66,375	84,522	109,097	161,106	255,370	355,510

Net interest income	239,856	228,571	304,678	295,195	284,027	343,977	359,552
Provision for credit losses	—	10,000	10,000	30,000	250,229	681,371	333,597

Net interest income (loss) after provision for credit losses	239,856	218,571	294,678	265,195	33,798	(337,394)	25,955
Noninterest income	111,459	123,026	154,253	126,328	136,965	123,814	91,895
Noninterest expense before impairment charge	248,941	265,664	355,253	352,390	395,045	369,974	305,517
Goodwill impairment	—	—	—	—	—	227,558	223,765

Total noninterest expense	248,941	265,664	355,253	352,390	395,045	597,532	529,282

Income (loss) before income taxes	102,374	75,933	93,678	39,133	(224,282)	(811,112)	(411,432)
Income tax (provision) benefit(1)	(30,887)	288,842	292,043	—	—	(26,982)	75,898

Net income (loss)	71,487	364,775	385,721	39,133	(224,282)	(838,094)	(335,534)
Preferred stock dividend	—	—	—	—	(11,598)	(17,369)	(1,208)
Other shareholder allocations(2)	—	—	—	—	(520,263)	—	—

Net income (loss) applicable to common shareholders	$71,487	$364,775	$385,721	$39,133	$(756,143)	$(855,463)	$(336,742)

Earnings (loss) per common share:
Basic(3)	$1.15	$5.87	$6.21	$0.63	$(53.05)	$(1,087.41)	$(429.70)
Diluted(3)	1.13	5.81	6.14	0.63	(53.05)	(1,087.41)	(429.70)
Dividends declared per common share(3)	$0.75	$0.15	$0.80	$0.00	$0.00	$0.00	$19.80
Weighted average shares outstanding:
Basic(3)	62,280,542	62,110,498	62,122,862	61,955,659	14,253,869	786,701	783,662
Diluted(3)	63,271,060	62,745,177	62,772,079	62,231,208	14,253,869	786,701	783,662
Other Data:
Book value per common share(3)	$19.51	$20.14	$19.58	$14.16	$12.45	$36.80	$1,075.14
Tangible book value per common share(3)	$18.66	$19.44	$18.91	$13.96	$12.17	$9.21	$752.98
Return on average assets	1.00%	5.18%	4.10%	0.42%	(2.21)%	(6.81)%	(2.65)%
Return on average common equity	7.8%	45.5%	35.8%	4.8%	(297.2)%	(129.8)%	(28.8)%

	At or For the Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(in thousands, except per share amounts)
Dividend payout ratio	65%	3%	13%	0%	0%	0%	*
Shareholders' equity to total assets	12.2%	13.2%	13.2%	9.6%	8.1%	3.0%	8.9%
Tangible common equity to tangible assets(4)	11.7%	12.8%	12.8%	9.4%	8.0%	0.1%	4.7%
Efficiency ratio(5)	68.7%	71.5%	71.1%	74.7%	81.9%	69.1%	61.7%
Tax equivalent net interest margin	3.66%	3.46%	3.46%	3.29%	2.83%	2.92%	3.08%
Nonperforming assets to total assets	1.36%	2.73%	2.28%	4.01%	8.83%	9.08%	4.77%
Employees (full-time equivalents)	2,564	2,527	2,532	2,496	2,498	2,641	2,481
Depository branches	169	183	174	175	178	178	178
Balance Sheet Data:
Total assets	$9,984,336	$9,472,437	$9,236,910	$9,193,237	$9,493,169	$10,877,423	$12,790,716
Loans receivable, net	7,024,326	5,990,365	6,101,749	5,341,179	5,379,081	7,344,199	8,807,094
Investments and MBS—available for sale	1,498,377	2,049,961	1,513,157	2,547,876	2,825,010	2,160,325	2,639,290
Investments—held to maturity	175	1,716	206	1,747	13,464	17,646	175,830
Deposits	6,854,442	6,739,910	6,436,117	6,485,818	6,911,007	7,775,190	8,350,407
FHLB advances	1,027,807	155,401	605,330	405,609	407,211	1,337,167	1,726,549
Securities sold under repurchase agreements and funds purchased	534,669	942,547	586,867	1,055,763	1,032,512	1,049,146	1,163,023
Other borrowings	245,298	245,293	245,294	245,290	245,285	248,281	248,276
Shareholders' equity	1,215,881	1,251,487	1,217,923	878,557	770,767	323,249	1,141,036
Regulatory Capital Ratios:
Sterling:
Tier 1 leverage ratio	11.8%	12.7%	12.1%	11.4%	10.1%	3.5%	9.2%
Tier 1 risk-based capital ratio	15.4%	17.6%	17.5%	17.8%	16.2%	4.9%	11.7%
Total risk-based capital ratio	16.7%	18.9%	18.7%	19.1%	17.5%	7.9%	13.0%
Tier 1 common capital ratio	12.2%	13.9%	13.6%	13.8%	12.4%	3.6%	9.3%
Sterling Bank:
Tier 1 leverage ratio	11.6%	12.6%	12.0%	11.1%	9.8%	4.2%	8.3%
Tier 1 risk-based capital ratio	15.1%	17.5%	17.2%	17.4%	15.7%	5.9%	10.6%
Total risk-based capital ratio	16.3%	18.8%	18.5%	18.7%	17.0%	7.3%	11.8%

*
Not meaningful.

(1)
The income tax benefit during 2012 was from the release of a deferred tax asset valuation allowance.

(2)
The August 26, 2010 conversion of Sterling's Series C preferred stock into common stock resulted in an increase in income available to common shareholders. The October 22, 2010 conversion of Sterling's Series B and D preferred stock into common stock resulted in a decrease in income available to common shareholders.

(3)
Reflects the 1-for-66 reverse stock split in November 2010.

(4)
Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

(5)
The efficiency ratio is noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities, other-than-temporary impairment losses on securities, charge on prepayment of debt and net gain on MT branch divestiture.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Umpqua and Sterling and have been prepared to illustrate the effects of the merger involving Umpqua and Sterling under the acquisition method of accounting with Umpqua treated as the acquirer. The following unaudited pro forma condensed combined income statement and explanatory notes also separately show the impact on Umpqua's historical results of operations of its acquisition of Financial Pacific Holding Corp. ("FPHC"), and its subsidiary, Financial Pacific Leasing, Inc. ("FinPac Leasing"), and its subsidiaries, Financial Pacific Funding, Inc. ("FPF"), Financial Pacific Funding II, Inc. ("FPF II") and Financial Pacific Funding III, Inc. ("FPF III"). As part of the same transaction, Umpqua Holdings Corporation acquired two related entities, FPC Leasing Corporation ("FPC") and Financial Pacific Reinsurance Co, Ltd. ("FPR"). Prior to acquisition, all of the entities were consolidated as Financial Pacific Holdings LLC, and Subsidiaries ("FPH, LLC"). FPHC, FinPac Leasing, FPF, FPF II, FPF III, FPC and FPR are collectively referred to herein as "FinPac." The acquisition of FinPac occurred on July 1, 2013 (which we refer to as the "FinPac acquisition"). Under the acquisition method of accounting, the assets and liabilities of Sterling, as of the effective date of the merger, will be recorded by Umpqua at their respective fair values and the excess of the merger consideration over the fair value of Sterling's net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is presented as if the merger with Sterling had occurred on September 30, 2013. The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2012 and the nine months ended September 30, 2013 are presented as if the merger and the FinPac acquisition had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and the FinPac acquisition and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider the impact of any potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

        As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (1) Sterling's balance sheet through the effective time of the merger; (2) the aggregate value of merger consideration paid if the price of Umpqua's stock varies from the assumed $16.22 per share, which represents the closing price of Umpqua common stock on September 30, 2013; (3) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (4) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger and the FinPac acquisition been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  The accompanying notes to the unaudited pro forma condensed combined financial information;

  •
  Umpqua's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in Umpqua's Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Sterling's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012 included in Sterling's Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Umpqua's separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2013 included in Umpqua's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

  •
  Sterling's separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2013 included in Sterling's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

  •
  FinPac's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012 and separate unaudited historical condensed consolidated financial statements as of and for the six months ended June 30, 2013, along with the unaudited pro forma condensed consolidated financial information of Umpqua as of June 30, 2013 and for the year ended December 31, 2012 and the six months ended June 30, 2013, giving effect to the acquisition of FinPac, included in Umpqua's Current Report on Form 8-K/A filed on September 11, 2013. FPH, LLC was the sole equity holder of FinPac. There are no differences in the operations, assets, liabilities, and total equity of FPH, LLC and FinPac. The only balance sheet differences between FPH, LLC and FinPac are within the components of total equity between the entities due to the legal structure of the entities with equity holders of FPH, LLC having different classes of membership units and FinPac's equity holder having common stock along with differences in the classification of dividend payments to the respective equity owners; and

  •
  other information pertaining to Umpqua and Sterling contained in or incorporated by reference into this joint proxy statement/prospectus. See "Selected Consolidated Historical Financial Data of Umpqua" and "Selected Consolidated Historical Financial Data of Sterling" included elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013

	Umpqua Historical	Sterling Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Assets
Cash and due from banks	$193,188	$119,690	$—		$312,878
Restricted cash	—	6,651	—		6,651
Interest bearing deposits	503,369	223,338	(352,487)	A	374,220
Temporary investments	534	—	—		534

Total cash and cash equivalents	697,091	349,679	(352,487)		694,283

Investment securities, trading	4,012	—	—		4,012
Investment securities, available for sale	1,910,082	1,498,377	—		3,408,459
Investment securities, held to maturity	5,766	175	—		5,941

	Umpqua Historical	Sterling Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Loans held for sale	113,993	245,783	—		359,776
Non-covered loans and leases	7,228,904	7,163,024	(395,679)	B	13,996,249
Less: allowance for noncovered loan and lease losses	(84,694)	(138,698)	138,698	C	(84,694)

Non-covered loans and leases, net	7,144,210	7,024,326	(256,981)		13,911,555

Covered loans and leases, net of allowance	397,083	—	—		397,083
Restricted equity securities	31,444	95,159	—		126,603
Premises and equipment, net	173,876	100,370	(2,575)	D	271,671
Mortgage servicing rights	41,853	57,030	5,000	E	103,883
Goodwill	764,627	36,633	722,911	F	1,524,171
Other intangible assets, net	13,467	16,154	47,740	G	77,361
Non-covered other real estate owned	18,249	17,464	(3,493)	H	32,220
Covered other real estate owned	2,980	—	—		2,980
FDIC indemnification asset	29,427	—	—		29,427
Bank owned life insurance	96,276	189,906	—		286,182
Deferred tax asset	20,341	282,561	18,569	I	321,471
Accrued interest receivable	24,760	29,614	—		54,374
Other assets	79,760	41,105	—		120,865

Total assets	$11,569,297	$9,984,336	$178,684		$21,732,317

Liabilities
Non-interest bearing demand deposits	$2,421,008	$1,818,194	$(55,157)	J	$4,184,045
Interest bearing deposits	6,646,232	5,036,248	(150,738)	J	11,531,742

Total deposits	9,067,240	6,854,442	(205,895)		15,715,787

Securities sold under agreements to repurchase—customer	215,310	34,669	—		249,979
Securities sold under agreements to repurchase—broker/dealer	—	500,000	—		500,000
Term debt	252,017	1,027,807	5,000	K	1,284,824
Junior subordinated debentures, at fair value	86,718	—	154,298	L	241,016
Junior subordinated debentures, at amortized cost	101,979	245,298	(245,298)	M	101,979
Other liabilities	120,038	106,239	—		226,277

Total liabilities	9,843,302	8,768,455	(291,895)		18,319,862

Shareholders' equity
Preferred stock	—	—	—		—
Common stock	1,513,225	1,972,021	(233,561)	N	3,251,685
Surplus	—	—	—		—
Retained earnings/accumulated deficit	209,597	(786,059)	734,059	O	157,597
Accumulated other comprehensive income	3,173	29,919	(29,919)	P	3,173

Total shareholders' equity	1,725,995	1,215,881	470,579		3,412,455

Total liabilities and shareholders' equity	$11,569,297	$9,984,336	$178,684		$21,732,317

Unaudited Pro Forma Condensed Combined Statement of Income for the
Nine Months Ended September 30, 2013

	Umpqua Historical	FPH, LLC Historical (1/1/2013 to 6/30/2013)	FinPac Pro Forma Merger Adjustments (1/1/2013 to 9/30/2013)	Notes	Sterling Historical	Sterling Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest Income:
Non-covered loans and leases	$250,685	$29,033	$(4,789)	Q	$251,722	$8,045	Q	$534,696
Covered loans	41,167	—	—		—	—		41,167
Interest and dividends on investment securities	31,519	—	—		29,088	—		60,607
Temporary investments and interest bearing deposits	937	—	—		408	(563)	R	782

Total interest income	324,308	29,033	(4,789)		281,218	7,482		637,252

Interest Expense:
Deposits	16,587	—	—		18,386	3,164	S	38,137
Federal funds purchased and securities sold under agreement to repurchase	99	—	—		14,243	—		14,342
Term debt	6,916	3,507	—		4,355	(1,857)	T	12,921
Junior subordinated debentures	5,815	—	—		4,378	—		10,193

Total interest expense	29,417	3,507	—		41,362	1,307		75,593

Net interest income	294,891	25,526	(4,789)		239,856	6,175		561,659
Provision for credit losses—non-covered	12,989	3,272	—	U	—	(2,100)	U	14,161
(Recapture of) provision for credit losses—covered	(4,744)	—	—		—	—		(4,744)

Net interest income after provision for (recapture of) credit losses	286,646	22,254	(4,789)		239,856	8,275		552,242

Non-interest income:
Service charges on deposit accounts	22,844	—	—		42,129	(10,259)	V	54,714
Brokerage commissions and fees	11,152	—	—		2,999	—		14,151
Mortgage banking revenue, net	62,928	—	—		50,468	—		113,396
Gain on sale of investment securities, net	18	—	—		—	—		18
Other than temporary impairment losses on investment securities	—	—	—		—	—		—
Portion of other-than-temporary impairment losses transferred from OCI	—	—	—		—	—		—
Loss on junior subordinated debentures carried at fair value	(1,643)	—	—		—	(2,890)	W	(4,533)
Bargain purchase gain on acquisition	—	—	—		7,544	—		7,544
Gain (loss) on other assets	169	—	—		915	—		1,084
Charge on prepayment of debt	—	—	—		—	—		—
Gain on other loan sales	2,744	—	—		2,354	—		5,098
Bank owned life insurance	2,432	—	—		4,621	—		7,053
Change in FDIC indemnification asset	(19,841)	—	—		—	—		(19,841)
Other income	13,853	1,312	—		429	—		15,594

Total non-interest income	94,656	1,312	—		111,459	(13,149)		194,278

Non-interest expense:
Salaries and employee benefits	157,271	3,790	477	X	135,297	(98)	X	296,737
Net occupancy and equipment	45,813	810	—		31,239	—		77,862
Communications	8,802	156	—		26,412	—		35,370
Marketing	3,753	—	—		6,025	—		9,778
Supplies	2,120	—	—		1,385	—		3,505
Services	18,339	1,382	—		12,030	—		31,751
FDIC assessments	5,032	—	—		4,693	—		9,725
Net (gain) loss on non-covered OREO	(303)	—	—		6,456	—		6,153
Net loss on covered OREO	154	—	—		—	—		154
Intangible amortization	3,595	354	—		5,046	5,859	Y	14,854
Merger related expense	7,197	—	—		7,200	—		14,397
Other expenses	17,524	2,104	(758)	Z	13,158	1,420	Z	33,448

Total non-interest expense	269,297	8,596	(281)		248,941	7,181		533,734

Income before provision for income taxes	112,005	14,970	(4,508)		102,374	(12,055)		212,786
Provision for income taxes	38,914	5,835	(1,578)	AA	30,887	(4,219)	AA	69,839

Net income	$73,091	$9,135	$(2,930)		$71,487	$(7,836)		$142,947

Earnings per common share:
Basic	$0.65	$—			$1.15			$0.66
Diluted	$0.65	$—			$1.13			$0.65
Weighted average number of common shares outstanding:
Basic	111,934	—	—		62,281	41,790	AB	216,005
Diluted	112,154	—	—		63,271	44,368	AC	219,793

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended
December 31, 2012

	Umpqua Historical	FPH, LLC Historical	FinPac Pro Forma Merger Adjustments	Notes	Sterling Historical	Sterling Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest Income:
Non-covered loans and leases	$313,294	$58,210	$(5,332)	Q	$331,514	$11,652	Q	$709,338
Covered loans	73,518	—	—		—	—		73,518
Interest and dividends on investment securities	68,345	—	—		56,931	—		125,276
Temporary investments and interest bearing deposits	928	—	—		755	(751)	R	932

Total interest income	456,085	58,210	(5,332)		389,200	10,901		909,064

Interest Expense:
Deposits	31,133	—	—		37,697	13,657	S	82,487
Federal funds purchased and securities sold under agreement to repurchase	288	—	—		36,034	—		36,322
Term debt	9,279	7,401	—		4,254	(2,476)	T	18,458
Junior subordinated debentures	8,149	—	—		6,537	—		14,686

Total interest expense	48,849	7,401	—		84,522	11,181		151,953

Net interest income	407,236	50,809	(5,332)		304,678	(280)		757,111

Provision for credit losses—non-covered	21,796	7,291	—	U	10,000	(2,500)	U	36,587
(Recapture of) provision for credit losses—covered	7,405	—	—		—	—		7,405

Net interest income after provision for (recapture of) credit losses	378,035	43,518	(5,332)		294,678	2,220		713,119

Non-interest income:
Service charges on deposit accounts	28,299	—	—		51,761	(13,642)	V	66,418
Brokerage commissions and fees	12,967	—	—		4,012	—		16,979
Mortgage banking revenue, net	84,216	—	—		97,292	—		181,508
Gain on sale of investment securities, net	4,023	—	—		23,835	—		27,858
Other than temporary impairment losses on investment securities	(51)	—	—		—	—		(51)
Portion of other-than-temporary impairment losses transferred from OCI	(104)	—	—		(6,819)	—		(6,923)
Loss on junior subordinated debentures carried at fair value	(2,203)	—	—		—	(3,853)	W	(6,056)
Bargain purchase gain on acquisition	—	—	—		—	—		—
Gain (loss) on other assets	465	—	—		6,515	—		6,980
Charge on prepayment of debt	—	—	—		(35,342)	—		(35,342)
Gain on other loan sales	—	—	—		4,372	—		4,372
Bank owned life insurance	2,708	—	—		8,625	—		11,333
Change in FDIC indemnification asset	(15,234)	—	—		—	—		(15,234)
Other income	21,743	4,132	—		2	—		25,877

Total non-interest income	136,829	4,132	—		154,253	(17,495)		277,719

Non-interest expense:
Salaries and employee benefits	200,946	7,527	544	X	189,025	(403)	X	397,639
Net occupancy and equipment	55,081	1,481	—		41,538	—		98,100
Communications	11,573	319	—		37,531	—		49,423
Marketing	5,064	—	—		12,688	—		17,752
Supplies	2,506	—	—		2,642	—		5,148
Services	25,823	2,806	—		16,691	—		45,320
FDIC assessments	7,308	—	—		7,493	—		14,801
Net (gain) loss on non-covered OREO	9,245	—	—		11,829	—		21,074
Net loss on covered OREO	3,410	—	—		—	—		3,410
Intangible amortization	4,816	708	—		6,780	8,601	Y	20,905
Merger related expense	2,338	—	—		11,976	—		14,314
Other expenses	31,542	3,260	(1,780)	Z	17,060	1,446	Z	51,528

Total non-interest expense	359,652	16,101	(1,236)		355,253	9,644		739,414

Income before provision for income taxes	155,212	31,549	(4,096)		93,678	(24,919)		251,424
Provision for (benefit from) income taxes	53,321	12,192	(1,434)	AA	(292,043)	(8,722)	AA	236,686

Net income	$101,891	$19,357	$(2,662)		$385,721	$(16,197)		$488,110

Earnings per common share:
Basic	$0.90	$—			$6.21			$2.26
Diluted	$0.90	$—			$6.14			$2.22
Weighted average number of common shares outstanding:
Basic	111,935	—	—		62,123	41,684	AB	215,742
Diluted	112,151	—	—		62,772	44,603	AC	219,526

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Umpqua and Sterling under the acquisition method of accounting with Umpqua treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Sterling, as of the effective date of the merger, will be recorded by Umpqua at their respective fair values and the excess of the merger consideration over the fair value of Sterling's net assets will be allocated to goodwill.

        The merger, which is currently expected to be completed in the first half of 2014, provides for Sterling common shareholders to receive 1.671 shares of Umpqua common stock and $2.18 in cash for each share of Sterling common stock they hold immediately prior to the merger. The value of the per share merger consideration would be approximately $30.90 based upon the closing price of Umpqua common stock on the date of merger announcement multiplied by the exchange ratio of 1.671 and adding the cash portion of the merger consideration of $2.18 per share. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Sterling's balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of Umpqua's stock varies from the assumed $16.22 per share, which represents the closing share price of Umpqua common stock on September 30, 2013; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The accounting policies of both Umpqua and Sterling are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Merger and Integration Costs

        In connection with the merger, the plan to integrate Umpqua's and Sterling's operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Umpqua and Sterling are currently in the process of assessing the two companies' personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Sterling's personnel, vacating leased premises, changing information systems, canceling service contracts and selling or otherwise disposing of certain owned premises, furniture and equipment. Umpqua expects to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, among others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these related integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimate total merger related cost to be approximately $80 million. We have incurred $8.6 million of merger expense through September 30, 2013, and anticipate the majority of the remainder to be incurred in 2014.

 Note 3—Estimated Annual Cost Savings

        Umpqua expects to realize $87 million in annual pre-tax cost savings following the merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Divestiture of Sterling Branches

        Due to competitive considerations of the merger in accordance with regulatory guidelines, Sterling branches in several banking markets will be divested in conjunction with the merger in order to obtain regulatory approval. These amounts are reflected in the pro forma adjustments below. However, other asset dispositions not required as further discussed in Note 2 are not included in pro forma adjustments.

Note 5—Preliminary Purchase Accounting Allocation

        The unaudited pro forma condensed combined financial information reflects the issuance of approximately 104,128,134 shares of Umpqua common stock and other purchase consideration totaling approximately $1.7 billion as well as cash consideration of approximately $135.8 million. The total purchase consideration includes an estimate of the fair value of the replacement stock options, warrants, and restricted stock units that is attributable to the pre-combination service period. The merger will be accounted for using the acquisition method of accounting; accordingly Umpqua will recognize Sterling's assets (including identifiable intangible assets) and liabilities at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase consideration and the assets acquired and the liabilities assumed based on their estimated fair values are summarized in the following table.

	September 30, 2013
	(dollars in thousands)
Fair value consideration paid to Sterling shareholders
Cash paid (62,314,862 shares at $2.18)		$135,846
Fair value of common shares issued (62,314,862 shares at approximately $27.10 price per share)		1,688,958
Fair value of warrants, common stock options, and restricted stock exchanged (6,056,814 shares at a weighted average pre-merger service period cost per share of approximately $8.17)		49,502

Total pro forma purchase price		$1,874,306
Fair value of assets acquired:
Cash and cash equivalents	$185,038
Investment securities	1,498,552
Non-covered loans and leases, net	7,013,128
Premises and equipment, net	97,795
Mortgage servicing rights	62,030
Other intangible assets, net	63,894
Non-covered other real estate owned	13,971
Bank owned life insurance	189,906
Deferred tax asset	301,130
Accrued interest receivable	29,614
Other assets	136,264

Total assets acquired	$9,591,322
Fair value of liabilities assumed:
Deposits	$6,648,547
Securities sold under agreements to repurchase	534,669
Term debt	1,032,807
Junior subordinated debentures	154,298
Other liabilities	106,239

Total liabilities assumed	$8,476,560

Net assets acquired		$1,114,762

Preliminary pro forma goodwill		$759,544

 Note 6—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet (amounts in thousands)
A	Adjustments to cash and cash equivalents
	To reflect cash used to purchase Sterling	$(135,846)
	To reflect cash paid for merger expenses	(52,000)
	To reflect cash paid for divestiture of Sterling branches	(164,641)

		$(352,487)

B	Adjustments to non-covered loans and leases

To reflect estimated fair value at merger date. The adjustment to loans is primarily related to credit deterioration in the acquired loan portfolio. The credit adjustment to loans is calculated as 3.5% of gross loans. During Umpqua's due diligence on Sterling, Umpqua reviewed loan information across collateral types and geographic distributions. Umpqua applied traditional loan examination methodologies to arrive at the fair value adjustment. The rate adjustment to loans reflects estimated fair value at merger date based on current market rates for similar assets and will be accreted to income using the effective yield method over the contractual lives of the loans, which is approximately ten years.

		$(302,000)
	To reflect loans sold with divestiture of Sterling branches at merger date.	(93,679)

		$(395,679)

C	Adjustment to allowance for non-covered loan and lease losses
	To remove Sterling allowance at merger date as the credit risk is contemplated in the fair value adjustment in Adjustment B above.	$138,698
D	Adjustment to premises and equipment, net
	To reflect divestiture of Sterling branches at merger date.	$(2,575)
E	Adjustment to mortgage servicing rights
	To reflect estimated fair value at merger date based on current market rates for similar assets.	$5,000
F	Adjustments to goodwill
	To remove Sterling goodwill at merger date	$(36,633)
	To reflect the goodwill associated with the merger	759,544

		$722,911

G	Adjustments to other intangible assets, net
	To remove Sterling other intangible assets, net	$(16,154)
	To record the estimated fair value of acquired identifiable intangible assets, calculated as 1.25% of Sterling core deposits. The acquired core deposit intangible will be amortized over ten years using a sum-of-the-years-digits method.	63,894

		$47,740

H	Adjustment to non-covered other real estate owned
	To record the estimated fair value of acquired non-covered other real estate owned.	$(3,493)

Balance Sheet (amounts in thousands)
I	Adjustments to deferred tax asset
	To reflect deferred tax asset created in the merger, which is calculated as follows:
	Adjustments to non-covered loans and leases	$302,000
	Adjustment to allowance for non-covered loan and lease losses	(138,698)
	Adjustment to mortgage servicing rights	(5,000)
	Adjustments to other intangible assets, net	(47,740)
	Adjustment to non-covered other real estate owned	3,493
	Adjustments to deposits	25,000
	Adjustments to term debt	5,000
	Adjustment to junior subordinated debentures	(91,000)

	Subtotal for fair value adjustments	$53,055

	Calculated deferred tax asset at Umpqua's estimated statutory tax rate of 35%	$18,569

J	Adjustments to deposits
	To reflect estimated fair value at merger date based on current market rates for similar products. This adjustment will be accreted to interest expense over the estimated lives of the deposits, which is approximately three years.	$25,000
	To reflect deposits sold with divestiture of Sterling branches at merger date.
	Non-interest bearing demand deposits	(55,157)
	Interest bearing deposits	(175,738)

		$(205,895)

K	Adjustment to term debt
	To reflect estimated fair value at merger date based on current market rates and spreads for similar borrowings. This estimated premium will be accreted to interest expense over the remaining contractual life of such borrowings, which is approximately three years.	$5,000
L	Adjustment to junior subordinated debentures, at fair value
	To reclassify junior subordinated debentures, at amortized cost to junior subordinated debentures, at fair value. Junior subordinated debentures acquired will be held at fair value.	$245,298
	To reflect estimated fair value at merger date based on third party valuation.	(91,000)

		$154,298

M	Adjustment to junior subordinated debentures, at amortized cost
	To reclassify junior subordinated debentures, at amortized cost to junior subordinated debentures, at fair value. Junior subordinated debentures acquired will be held at fair value.	$(245,298)
N	Adjustments to common stock
	To eliminate historical Sterling common stock	$(1,972,021)
	To reflect the issuance and exchange of Umpqua common stock to Sterling shareholders	1,738,460

		$(233,561)

O	Adjustment to retained earnings/accumulated deficit
	To eliminate historical Sterling accumulated deficit	$786,059
	To adjust for after tax merger expenses	(52,000)

		$734,059

P	Adjustment to accumulated other comprehensive income
	To eliminate historical Sterling accumulated other comprehensive income	$(29,919)

Income Statements (amounts in thousands)		Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Q	Adjustments to non-covered loans and leases interest income
	FinPac
	To reflect adjusted interest income from leases due to the estimated loss of income from the write-off of FinPac's loan mark and the amortization of the new interest rate mark and the accretion of the acquisition accounting adjustment relating to the credit mark. The amortization period will be the contractual lives of the leases, which is approximately four years, and will be amortized into income using the effective yield method.	$(4,789)	$(5,332)
	Sterling
	To reflect accretion of loan rate discount resulting from non-covered loans and leases fair value pro forma Adjustment B using effective yield methodology over the estimated lives of the acquired loan portfolio, which is approximately ten years.	$6,932	$11,068
	To reclassify miscellaneous loan fees from service charges on deposit accounts to non-covered loans and leases interest income to conform with consolidated presentation.	4,444	5,967
	To reflect non-covered loans and leases interest income on branches divested at merger date.	(3,331)	(5,383)

		$8,045	$11,652

R	Adjustments to interest income on temporary investments and interest bearing deposits
	Sterling
	To reflect adjusted interest income on temporary investments and interest bearing cash due to cash paid for purchase and divestiture of Sterling branches.	$(563)	$(751)
S	Adjustments to interest expense on deposits
	Sterling
	To reflect amortization of deposit premium resulting from deposit fair value pro forma Adjustment J based on weighted average life of time deposits being approximately three years.	$3,718	$14,864
	To reflect interest expense on branches divested at merger date.	(554)	(1,207)

		$3,164	$13,657

T	Adjustments to interest expense on term debt
	Sterling
	To reflect amortization of term debt premium resulting from term debt fair value pro forma Adjustment K based on weighted average life of borrowings of 15.25 months.	$(1,857)	$(2,476)

Income Statements (amounts in thousands)		Nine Months Ended September 30, 2013	Year Ended December 31, 2012
U	Adjustments to provision for credit losses—non-covered
	FinPac

With acquired leases recorded at fair value, Umpqua would expect a reduction in the historical provision for loan and lease losses from FinPac, however no adjustment to the historical amount of FinPac provision for loan and lease losses is reflected in this pro forma financial information.

	Sterling
	To reclassify reserve for unfunded commitments from non-covered provision for credit losses to other expenses to conform with consolidated presentation.	$(2,100)	$(2,500)

With acquired loans recorded at fair value, Umpqua would expect a reduction in the provision for loan losses from Sterling, however no adjustment to the historical amount of Sterling provision for loan losses is reflected in this pro forma financial information.

V	Adjustments to service charges on deposit accounts
	Sterling
	To reflect service charges on deposit accounts on branches divested at merger date.	$(1,765)	$(2,275)
	To reclassify miscellaneous loan fees from service charges on deposit accounts to non-covered loans and leases interest income to conform with consolidated presentation.	(4,444)	(5,967)
	To reflect lower service charges on deposit accounts as a result of passing $10 billion asset threshold.	(4,050)	(5,400)

		$(10,259)	$(13,642)

W	Adjustment to loss on junior subordinated debentures carried at fair value
	Sterling
	To reflect change in fair value of junior subordinated debenture discount resulting from junior subordinated debenture fair value pro forma Adjustment L based on remaining average life of junior subordinated debentures of 23.6 years.	$(2,890)	$(3,853)

Income Statements (amounts in thousands)		Nine Months Ended September 30, 2013	Year Ended December 31, 2012
X	Adjustments to salaries and employee benefits
	FinPac
	To reflect additional compensation expense related to restricted stock granted to FinPac management.	$615	$820
	To remove Financial Pacific Holdings LLC salaries and employee benefits	(308)	(276)
	To reclassify private equity compensation expense from other expense	170	—

		$477	$544

	Sterling
	To reflect salaries and employee benefits related to branches divested at merger date.	$(1,737)	$(2,588)
	To reflect additional compensation expense related to restricted stock granted to Sterling management and retention bonuses of top five retained executives.	1,639	2,185

		$(98)	$(403)

Y	Adjustments to amortization of intangibles
	Sterling
	To reflect amortization of acquired intangible assets based on amortization period of ten years and using the sum-of-the-years-digits method of amortization	$5,859	$8,601
Z	Adjustments to other expenses
	FinPac
	To remove management fees.	$(567)	$(1,219)
	To remove director compensation and travel fees.	(21)	(64)
	To remove Financial Pacific Holdings LLC other expenses	—	(497)
	To reclassify private equity compensation expense to salaries and employee benefits	(170)	—

		$(758)	$(1,780)

	Sterling
	To reclassify reserve for unfunded commitments from non-covered provision for credit losses to other expenses to conform with consolidated presentation.	$2,100	$2,500
	To reflect other expenses related to branches divested at merger date.	(680)	(1,054)

		$1,420	$1,446

Income Statements (amounts in thousands)		Nine Months Ended September 30, 2013	Year Ended December 31, 2012
AA	Adjustments to income tax provision (benefit)
	FinPac
	To reflect the income tax effect of pro forma adjustments at Umpqua's estimated statutory tax rate of 35%	$(1,578)	$(1,434)
	Sterling
	To reflect the income tax effect of pro forma adjustments at Umpqua's estimated statutory tax rate of 35%	$(4,219)	$(8,722)
AB	Adjustments to weighted average number of common shares outstanding—Basic
	Sterling
	To reflect acquisition of Sterling common shares.	(62,281)	(62,123)
	To reflect issuance of Umpqua common stock as Sterling shareholders will receive 1.671 shares of Umpqua common stock for each share of Sterling common stock they hold immediately prior to the merger.	104,071	103,807

		41,790	41,684

AC	Adjustments to weighted average number of common shares outstanding—Diluted
	Sterling
	To reflect acquisition of Sterling common shares.	(63,271)	(62,772)
	To reflect issuance of Umpqua common stock as Sterling shareholders will receive 1.671 shares of Umpqua common stock for each share of Sterling common stock they hold immediately prior to the merger.	107,639	107,375

		44,368	44,603

COMPARATIVE PER SHARE DATA

(Unaudited)

        Presented below are unaudited per share basic and diluted earnings, cash dividends and book value for (1) Umpqua and Sterling on a historical basis, (2) Umpqua and FinPac on a pro forma combined basis and (3) Umpqua and Sterling on a pro forma combined and pro forma equivalent basis, in each case as of and for the fiscal year ended December 31, 2012 and as of and for the nine months ended September 30, 2013. The information presented below should be read together with the historical consolidated financial statements of Umpqua, FinPac and Sterling, including the related notes incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma and pro forma per equivalent share information gives effect to the merger and the FinPac acquisition as if the merger and the FinPac acquisition had been effective on December 31, 2012 or September 30, 2013 in the case of the book value data, and as if the merger had been effective as of January 1, 2012 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines separately the historical results of Sterling and FinPac into Umpqua's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had these acquisitions taken place on January 1, 2012.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Umpqua and Sterling management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or the FinPac acquisition or consider any potential impacts of current market conditions or the merger or the FinPac acquisition on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Sterling will be reflected in the consolidated financial statements of Umpqua on a prospective basis.

	Umpqua	Pro Forma Combined Umpqua and FinPac	Sterling Historical	Umpqua Pro Forma Combined	Sterling Pro Forma Per Equivalent Sterling Share(1)
Basic Earnings
Nine months ended September 30, 2013	$0.65	$0.71	$1.15	$0.66	$1.11
Year ended December 31, 2012	$0.90	$1.06	$6.21	$2.26	$3.78
Diluted Earnings
Nine months ended September 30, 2013	$0.65	$0.71	$1.13	$0.65	$1.09
Year ended December 31, 2012	$0.90	$1.06	$6.14	$2.22	$3.72
Cash Dividends Paid(2)
Nine months ended September 30, 2013	$0.45	$0.45	$0.75	$0.45	$0.75
Year ended December 31, 2012	$0.34	$0.34	$0.80	$0.34	$0.57
Book Value
September 30, 2013	$15.42	$15.48	$19.51	$15.80	$26.40
December 31, 2012	$15.41	$15.57	$19.58	$15.59	$26.04

(1)
Computed by multiplying the Umpqua pro forma combined amounts by the exchange ratio of 1.671.

(2)
Pro forma combined cash dividends paid are based only upon Umpqua's historical amounts

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Because the market price of Umpqua common stock will fluctuate, the value of the merger consideration to be received by Sterling shareholders is uncertain.

        Upon completion of the merger, each share of Sterling common stock (except for specified shares of Sterling common stock held by Sterling or Umpqua and any dissenting shares) will be converted into 1.671 shares of Umpqua common stock and $2.18 in cash, without interest. The market value of the shares of Umpqua common stock to be received as part of the merger consideration will vary from the closing price of Umpqua common stock on the date Umpqua and Sterling announced the merger, on the date that this joint proxy statement/prospectus is mailed to Sterling shareholders, on the date of the special meeting of the Sterling shareholders and on the date the merger is completed and thereafter. Any change in the market price of Umpqua common stock prior to the completion of the merger will affect the market value of the merger consideration that Sterling shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Umpqua common stock or shares of Sterling common stock. Stock price changes may result from a variety of factors that are beyond the control of Umpqua and Sterling, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Sterling special meeting you will not know the precise market value of the consideration Sterling shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Umpqua common stock and for shares of Sterling common stock.

The market price of Umpqua common stock after the merger may be affected by factors different from those affecting the shares of Sterling or Umpqua currently.

        Upon completion of the merger, holders of Sterling common stock will become holders of Umpqua common stock. Umpqua's business differs in important respects from that of Sterling, and, accordingly, the results of operations of the combined company and the market price of Umpqua common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Umpqua and Sterling. For a discussion of the businesses of Umpqua and Sterling and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information."

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, Umpqua and Sterling must obtain approvals from the Federal Reserve Board, the FDIC and the Oregon Director, and file a notification to the Washington DFI. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Approvals Required for the Merger." An adverse development in either party's regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        Umpqua and Sterling have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Umpqua's ability to successfully combine and integrate the businesses of Umpqua and Sterling in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Umpqua's ability to successfully conduct its business, which could have an adverse effect on Umpqua's financial results and the value of its common stock. If Umpqua experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Umpqua and/or Sterling to lose customers or cause customers to remove their accounts from Umpqua and/or Sterling and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Umpqua and Sterling during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinions obtained by Umpqua and Sterling from their respective financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

        Umpqua has obtained a fairness opinion dated September 10, 2013 from J.P. Morgan and Sterling has obtained a fairness opinion dated September 11, 2013 from Sandler O'Neill, and such opinions have not been updated as of the date of this document and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of Umpqua or Sterling, general market and economic conditions and other factors that may be beyond the control of Umpqua and Sterling, and on which the fairness opinions were based, may alter the value of Umpqua or Sterling or the prices of shares of Umpqua common stock or Sterling common stock by the time the merger is completed. The fairness opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinions. The fairness opinions that Sterling and Umpqua received from their respective financial advisors are attached as Annex D and Annex E to this joint proxy statement/prospectus. For a description of the opinions, see "The Merger—Opinion of Sandler O'Neill" and "The Merger—Opinion of J.P. Morgan." For a description of the other factors considered by Umpqua's board of directors in determining to approve the merger, see "The Merger—Umpqua's Reasons for the Merger; Recommendation of Umpqua's Board of Directors." For a description of the other factors considered by Sterling's board of directors in determining to approve the merger, see "The Merger—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors."

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Umpqua's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Sterling identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Sterling as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 27.

Certain of Sterling's directors and executive officers have interests in the merger that may differ from the interests of Sterling's shareholders.

        Sterling's shareholders should be aware that some of Sterling's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sterling's shareholders generally. These interests and arrangements may create potential conflicts of interest. Sterling's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Sterling's shareholders vote in favor of approving the merger agreement.

        These interests include the following:

  •
  Pursuant to the merger agreement, each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time) will be converted into an option to purchase Umpqua common stock and each restricted stock unit in respect of Sterling common stock will be converted into a restricted stock unit in respect of Umpqua common stock (in each case, taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting).

  •
  Umpqua has entered into employment agreements with five executive officers of Sterling, to be effective as of and subject to the occurrence of the effective time of the merger.

  •
  Two Sterling executive officers are eligible for benefits under the Sterling Financial Corporation Change in Control Plan.

  •
  The Chairman of Sterling's board of directors is entitled to a cash payment and accelerated vesting of certain stock options under an existing letter agreement if he does not serve on the Umpqua board of directors following the merger.

  •
  Prior to the effective time of the merger, the compensation and governance committee of Sterling's board of directors may grant (1) up to $5.7 million of equity award compensation in the ordinary course of business, consistent with past practice, and (2) up to $2 million of equity award compensation on terms and conditions determined by Sterling's compensation and governance committee. A substantial portion of the $2 million equity pool may be granted to Sterling's named executive officers who will continue employment with Umpqua following the merger, with the balance granted to other key Sterling executives who will continue employment with Umpqua following the merger. As of the date hereof, the compensation and governance committee has not made any grants or taken formal action with respect to the $2 million equity pool. The merger shall not be considered a change in control under the terms of new equity awards granted prior to the effective time of the merger.

        For a more complete description of these interests, see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger."

Termination of the merger agreement could negatively impact Umpqua or Sterling.

        If the merger agreement is terminated, there may be various consequences. For example, Umpqua's or Sterling's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Umpqua's or Sterling's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Umpqua or Sterling may be required to pay to the other party a termination fee of $75 million.

Umpqua and Sterling will be subject to business uncertainties and contractual restrictions on their respective operations while the merger is pending.

        Both Umpqua and Sterling will be subject to business uncertainties and contractual restrictions on their respective operations while the merger is pending. For instance, uncertainty about the effect of the merger on employees and customers may have an adverse effect on Umpqua or Sterling. These uncertainties may impair Umpqua's or Sterling's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Umpqua or Sterling to seek to change existing business relationships with Umpqua or Sterling. Retention of certain employees by Umpqua or Sterling may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Umpqua or Sterling. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Umpqua or Sterling, Umpqua's business or Sterling's business could be harmed. In addition, subject to certain exceptions, each of Umpqua and Sterling has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to Umpqua and Sterling.

If the merger is not completed, Umpqua and Sterling will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of Umpqua and Sterling has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Umpqua and Sterling would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Umpqua's and Sterling's ability to pursue acquisition proposals and requires each company to pay a termination fee of $75 million under certain circumstances relating to acquisition proposals. These and other provisions of the merger agreement, of Umpqua's and Sterling's articles of incorporation and bylaws and of Oregon and Washington law may deter potential acquirers.

        The merger agreement prohibits Umpqua and Sterling from soliciting, initiating, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers". The merger agreement also provides that Umpqua or Sterling must pay a termination fee in the amount of $75 million in the event that the merger agreement is terminated under certain circumstances, including, in certain circumstances, a termination resulting from such party's failure to abide by certain obligations not to solicit acquisition proposals. See "The Merger Agreement—Termination Fee." Further, the merger agreement also prohibits each of Sterling and Umpqua from waiving confidentiality and standstill provisions in its favor in existing agreements with third parties. These provisions may discourage or prohibit, as applicable, a potential competing acquirer that might have an interest in acquiring all or a significant part of Sterling or Umpqua from considering or proposing such an acquisition. Additionally, Umpqua's restated articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, sale of substantially all assets or similar transaction to consider the effects on Umpqua's employees, customers, suppliers and communities as well as its shareholders. This provision can be amended only by the affirmative vote of at least 75% of outstanding shares. In addition, under both Oregon and Washington law, certain business combinations involving Umpqua or Sterling with their large shareholders are restricted without the approval of the board of directors of Umpqua or Sterling, respectively. See "Comparison of Shareholders' Rights—Anti-Takeover Provisions and Other Shareholder Protections."

        These provisions and agreements, and other provisions of Umpqua's or Sterling's articles of incorporation or bylaws or of the Oregon Business Corporation Act (which we refer to as the "OBCA") or WBCA, could make it more difficult for a third-party to acquire control of Umpqua or Sterling or may discourage a potential competing acquirer.

The shares of Umpqua common stock to be received by Sterling shareholders as a result of the merger will have different rights from the shares of Sterling common stock.

        Upon completion of the merger, Sterling shareholders will become Umpqua shareholders and their rights as shareholders will be governed by the OBCA and the Umpqua articles of incorporation and bylaws. The rights associated with Sterling common stock are different from the rights associated with Umpqua common stock. For example, members of Umpqua's board of directors are elected by a plurality of votes cast, whereas members of Sterling's board of directors are elected if the votes cast for a nominee exceeds the votes cast against (other than in contested elections). For Umpqua's shareholders, the Oregon Control Share Act restricts a shareholder's ability to vote shares acquired in certain transactions not approved by the Umpqua board of directors, and no such rule exists under Washington law for Sterling. Finally, under Washington law, dissenters' rights are available to holders of shares of public companies, such as Sterling, whereas generally under Oregon law dissenters' rights are not available to holders of shares of public companies, such as Umpqua. Please see "Comparison of Shareholders' Rights" beginning on page 141 for a further discussion of the different rights associated with Umpqua common stock.

Holders of Sterling and Umpqua common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Sterling and Umpqua common stock currently have the right to vote in the election of the board of directors and on other matters affecting Sterling and Umpqua, respectively. Upon the completion of the merger, each Sterling shareholder who receives shares of Umpqua common stock will become a shareholder of Umpqua with a percentage ownership of Umpqua that is smaller than such shareholder's percentage ownership of Sterling. It is currently expected that the former shareholders of Sterling as a group will receive shares in the merger constituting approximately 49.9% of the outstanding shares of Umpqua common stock immediately after the merger. As a result, current shareholders of Umpqua as a group will own approximately 50.1% of the outstanding shares of Umpqua common stock immediately after the merger. Because of this, Sterling shareholders may have less influence on the management and policies of Umpqua than they now have on the management and policies of Sterling, and current Umpqua shareholders may have less influence than they now have on the management and policies of Umpqua.

Pending litigation against Sterling and Umpqua could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

        In connection with the merger, purported Sterling shareholders have filed putative shareholder class action lawsuits against Sterling, the members of the Sterling board of directors and Umpqua. Among other remedies, the plaintiffs seek to enjoin the merger. Although the parties to the litigation have entered into a memorandum of understanding to settle the consolidated litigation, the settlement is subject to certain conditions. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Umpqua and Sterling, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Umpqua, Sterling and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Umpqua's business, financial condition, results of operations and cash flows. See "The Merger—Litigation Relating to the Merger" beginning on page 116.

Following the merger and related transactions, the combined company will have a large number of authorized but unissued shares.

        Following the merger and related transactions, including the amendment to Umpqua's restated articles of incorporation described herein, based on the number of shares of Sterling common stock, Sterling stock options, Sterling restricted stock units, and warrants to purchase Sterling Common stock outstanding as of the record date, the combined company will have approximately 230,423,959 shares outstanding, leaving 169,576,041 authorized but unissued shares. The combined company will be able to issue these shares without stockholder approval, unless stockholder approval is required by applicable law or stock exchange rules. Issuing additional shares may dilute the interest of existing stockholders and cause the market price of the combined company's common stock to decline. For a discussion of the proposed amendment to Umpqua's articles of incorporation, including an explanation of why Umpqua is seeking to increase its number of authorized shares by 200,000,000, see "The Merger—Amendment to Umpqua's Articles of Incorporation."

Following the merger, a high percentage of the combined company's loan portfolio will remain in the Pacific Northwest and in commercial real estate. Deteriorations in economic conditions in the Pacific Northwest or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

        As of September 30, 2013, approximately $4.5 billion, or 62%, of Sterling's loan portfolio was comprised of loans to businesses and individuals in the Pacific Northwest, and $4.6 billion, or 64%, of Sterling's loan portfolio was comprised of commercial real estate loans (including owner-occupied commercial real estate). As of September 30, 2013, approximately $4.0 billion, or 56% of Umpqua's loan portfolio was comprised of loans to businesses and individuals in the Pacific Northwest, and $4.3 billion, or 60%, of Umpqua's loan portfolio was comprised of commercial real estate loans (including owner-occupied commercial real estate). As a result of the merger, the combined company's loan portfolio (excluding loans covered by loss-sharing agreements with the FDIC), as of September 30, 2013 would have consisted of $8.5 billion, or 59%, of loans to businesses and individuals in the Pacific Northwest and $8.9 billion, or 62%, of commercial real estate loans (including owner-occupied commercial real estate).

        The Pacific Northwest has had one of the nation's highest unemployment rates and major employers in Oregon and Washington have implemented substantial employee layoffs or scaled back growth plans. Despite the merger, as a result of the continued high concentration of the combined company's loan portfolio in the Pacific Northwest, the combined company may be more sensitive, compared to more diversified institutions, to further deterioration in economic conditions or a prolonged delay in economic recovery in this area, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

        In addition, since 2007, the commercial real estate market has experienced periods of significant disruption, including increased delinquencies and declining property values. Despite the merger, as a result of the continued high concentration of the combined company's loan portfolio in loans secured by commercial real estate, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Umpqua's or Sterling's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "plan," "project," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sterling and Umpqua, including future financial and operating results, the combined company's plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Umpqua's and Sterling's reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Umpqua and Sterling shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Umpqua and Sterling businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; diversion of management time on issues relating to the merger and the bank merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; changes in Umpqua's stock price before closing, including as a result of the financial performance of Sterling prior to closing; the reaction to the transaction of the companies' customers, employees and counterparties; the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the FDIC, the Oregon Director or the Washington DFI and legislative and regulatory actions and reforms; and failure to consummate or delay in consummating the merger for any other reason.

        For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Umpqua and Sterling claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference in this joint proxy statement/prospectus. Umpqua and Sterling do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Umpqua, Sterling or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

 THE STERLING SPECIAL MEETING

        This section contains information for Sterling shareholders about the special meeting that Sterling has called to allow its shareholders to consider and vote on the merger agreement and other related matters. Sterling is mailing this joint proxy statement/prospectus to Sterling shareholders, on or about January 24, 2014. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Sterling shareholders and a form of proxy card that Sterling's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. References to "you" and "your" in this section are to Sterling shareholders.

Date, Time and Place of Meeting

        The special meeting of Sterling shareholders will be held at Sterling Bank, 111 North Wall Street, Spokane, Washington at 3:00 p.m., local time, on February 25, 2014.

Matters to Be Considered

        At the Sterling special meeting, Sterling shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger agreement;

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  a proposal to approve, on an advisory (non-binding) basis, the compensation that is tied to or based on the merger and that will or may be paid to Sterling's named executive officers in connection with the merger (which we refer to as the "Sterling compensation proposal"); and

  •
  a proposal to adjourn the Sterling special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sterling merger proposal.

Recommendation of Sterling's Board of Directors

        Sterling's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Sterling and its shareholders, has unanimously approved and adopted the merger agreement and unanimously recommends that you vote "FOR" the Sterling merger proposal, "FOR" the Sterling compensation proposal and "FOR" the Sterling adjournment proposal, if necessary or appropriate. See "The Merger—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors" for a more detailed discussion of Sterling's board of directors' recommendation.

Record Date and Quorum

        The Sterling board of directors has fixed the close of business on January 15, 2014, as the record date for determining the holders of Sterling common stock entitled to receive notice of and to vote at the Sterling special meeting.

        As of the Sterling record date, there were 62,363,741 shares of Sterling common stock outstanding and entitled to vote at the Sterling special meeting held by approximately 1,237 holders of record. Each share of Sterling common stock entitles the holder to one vote at the Sterling special meeting on each proposal to be considered at the Sterling special meeting.

        The representation (in person or by proxy) of at least a majority of the shares of Sterling common stock entitled to vote at the Sterling special meeting will constitute a quorum for the transaction of business. All shares of Sterling common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Sterling special meeting.

 Required Vote; Treatment of Abstentions and Failure to Vote

        To approve the Sterling merger proposal, two-thirds of the shares of Sterling common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Sterling adjournment proposal, a majority of the shares of Sterling common stock represented at the special meeting must be voted in favor of the proposal. The Sterling compensation proposal will be approved if the votes cast in favor of such proposal at the Sterling special meeting exceed the votes cast in opposition. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling compensation proposal, it will have no effect on the proposal. If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Sterling adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you are not a "street name" holder and fail to either submit a proxy card entirely or vote by telephone or internet or in person at the Sterling special meeting, it will have no effect on the adjournment proposal.

Shares Held by Officers and Directors

        As of the record date, there were 62,363,741 shares of Sterling common stock entitled to vote at the special meeting. Also as of the record date, and excluding shares owned by Warburg Pincus and THL, the directors and executive officers of Sterling and their affiliates beneficially owned and were entitled to vote approximately 1,077,204 shares of Sterling common stock, representing approximately 1.7% of the shares of Sterling common stock outstanding on that date. Sterling currently expects that Sterling's directors and executive officers will vote their shares in favor of the Sterling merger proposal, the Sterling compensation proposal and the Sterling adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Umpqua and its directors and executive officers beneficially held no shares of Sterling common stock.

        In addition, Warburg Pincus and THL, each of which is associated with one of Sterling's directors and as of the record date had the right to vote approximately 12,950,796, or approximately 20.8%, of the outstanding shares of Sterling common stock, have agreed, subject to certain exceptions, to vote their shares of Sterling common stock in favor of the Sterling merger proposal. For further information, see "The Merger—Investor Letter Agreements."

Voting on Proxies; Incomplete Proxies

        A Sterling shareholder may vote by proxy or in person at the Sterling special meeting. If you hold your shares of Sterling common stock in your name as a shareholder of record, to submit a proxy, you, as a Sterling shareholder, may use one of the following methods:

  •
  Through the internet: by visiting the website indicated on the proxy card and following the instructions. You are encouraged to vote through the internet.

  •
  By telephone: by calling the toll-free number indicated on the proxy card and following the recorded instructions.

  •
  By mail: by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Sterling requests that Sterling shareholders vote through the internet, by telephone or by completing and signing the accompanying proxy card and returning it to Sterling as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sterling stock represented by it will be voted at the Sterling special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sterling common stock represented by the proxy card will be voted as recommended by the Sterling board of directors.

        If a Sterling shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine how to vote, including whether it may vote by the internet or telephone.

        Every Sterling shareholder's vote is important. Accordingly, each Sterling shareholder should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not the Sterling shareholder plans to attend the Sterling special meeting in person. Sending in your proxy card or voting by the internet or telephone will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Sterling common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Sterling expects that all proposals to be voted on at the Sterling special meeting will be "non-routine" matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Sterling special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Sterling common stock in "street name," your broker, bank or other nominee will vote your shares of Sterling common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Sterling Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Sterling's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting or (4) voting by telephone or the internet at a later time.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Sterling's corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

 Participants in the Sterling 401(k) Plan

        If you hold shares indirectly in the Sterling 401(k) Plan, you have the right to direct the plan trustee how to vote the shares that you hold in your account. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will not vote your plan shares, except as required by law.

Solicitation of Proxies

        Sterling is soliciting your proxy in conjunction with the merger. Sterling will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Sterling will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Sterling common stock and secure their voting instructions. Sterling will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Sterling may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Sterling shareholders, either personally or by telephone, facsimile, letter or electronic means. Sterling has also made arrangements with AST Phoenix Advisors to assist it in soliciting proxies and has agreed to pay AST Phoenix Advisors approximately $3,500 plus reasonable expenses for these services.

Attending the Meeting

        Subject to space availability, all Sterling shareholders as of the record date, or their duly appointed proxies, may attend the Sterling special meeting. Since seating is limited, admission to the Sterling special meeting will be on a first-come, first-served basis. Registration and seating will begin at 2:30 p.m., local time.

        If you hold your shares of Sterling common stock in your name as a shareholder of record and you wish to attend the Sterling special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Sterling special meeting. You should also bring valid picture identification. We encourage you to register your vote through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Sterling special meeting.

        If your shares of Sterling common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Sterling special meeting, you need to bring a copy of a bank or brokerage statement to the Sterling special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Delivery of Proxy Materials

        As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Sterling of their desire to receive multiple copies of the joint proxy statement/prospectus.

        Sterling will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at 111 North Wall Street, Spokane, WA 99201 or by telephone at (509) 358-8097.

 Assistance

        If you need assistance in completing your proxy card, have questions regarding Sterling's special meeting, or voting by mail, telephone or the internet or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at 111 North Wall Street, Spokane, WA 99201 or Sterling's proxy solicitor, AST Phoenix Advisors, at the following address or phone number: 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219 or (212) 493-3914.

 THE UMPQUA SPECIAL MEETING

        This section contains information for Umpqua shareholders about the special meeting that Umpqua has called to allow its shareholders to consider and vote on the merger agreement and other related matters. Umpqua is mailing this joint proxy statement/prospectus to Umpqua shareholders, on or about January 24, 2014. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Umpqua shareholders and a form of proxy card that Umpqua's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. Reference to "you" and "your" in this section are to Umpqua shareholders.

Date, Time and Place of Meeting

        The special meeting of Umpqua shareholders will be held on February 25, 2014 at the River Place Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6:00 p.m. local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger agreement;

  •
  a proposal to amend the Restated Articles of Incorporation of Umpqua to increase the number of authorized shares of no par value common stock to 400,000,000; and

  •
  a proposal to adjourn the Umpqua special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Umpqua merger proposal and the articles amendment proposal.

Recommendation of Umpqua's Board of Directors

        Umpqua's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Umpqua and its shareholders, has unanimously approved and adopted the merger agreement and unanimously recommends that you vote "FOR" the Umpqua merger proposal, "FOR" the articles amendment proposal and "FOR" the Umpqua adjournment proposal, if necessary or appropriate. See "The Merger—Umpqua's Reasons for the Merger; Recommendation of Umpqua's Board of Directors" for a more detailed discussion of Umpqua's board of directors' recommendation.

Record Date and Quorum

        The Umpqua board of directors has fixed the close of business on January 15, 2014, as the record date for determining the holders of Umpqua common stock entitled to receive notice of and to vote at the Umpqua special meeting.

        As of the Umpqua record date, there were 112,001,584 shares of Umpqua common stock outstanding and entitled to vote at the Umpqua special meeting held by approximately 4,296 holders of record. Each share of Umpqua common stock entitles the holder to one vote at the Umpqua special meeting on each proposal to be considered at the Umpqua special meeting.

        The representation (in person or by proxy) of a majority of the shares of Umpqua common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Umpqua common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Umpqua special meeting.

 Required Vote; Treatment of Abstentions and Failure to Vote

        To approve the Umpqua merger proposal, a majority of the shares of Umpqua common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Umpqua adjournment proposal, a majority of the shares of Umpqua common stock represented at the special meeting must be voted in favor of the proposal. The articles amendment proposal will be approved if the votes cast in favor of the proposal at the Umpqua special meeting exceed the votes cast in opposition. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker how to vote with respect to the Umpqua merger proposal, it will have the same effect as a vote "AGAINST" the proposal. If you mark "ABSTAIN" on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Umpqua adjournment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you are not a "street name" holder and fail to either submit a proxy card entirely or vote by telephone or internet in person at the Umpqua special meeting, it will have no effect on the adjournment proposal. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy or vote by telephone or internet or in person at the Umpqua special meeting or fail to instruct your bank or broker how to vote with respect to the articles amendment proposal, it will have no effect on the proposal.

Shares Held by Officers and Directors

        As of the record date, there were 112,001,584 shares of Umpqua common stock entitled to vote at the special meeting. Also as of the record date, the directors and executive officers of Umpqua and their affiliates beneficially owned and were entitled to vote approximately 1,213,226 shares of Umpqua common stock representing approximately 1.1% of the shares of Umpqua common stock outstanding on that date. Umpqua currently expects that Umpqua's directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the Umpqua special meeting, although none of them has entered into any agreements obligating them to do so. As of the record date, Sterling and its directors and executive officers beneficially held no shares of Umpqua common stock.

Voting of Proxies; Incomplete Proxies

        An Umpqua shareholder may vote by proxy or in person at the Umpqua special meeting. If you hold your shares of Umpqua common stock in your name as a shareholder of record, to submit a proxy, you, as an Umpqua shareholder, may use one of the following methods:

  •
  Through the internet: by visiting the website indicated on their proxy card and following the instructions. You are encouraged to vote through the internet.

  •
  By telephone: by calling the toll-free number indicated on their proxy card and following the recorded instructions.

  •
  By mail: by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Umpqua requests that Umpqua shareholders vote through the internet, by telephone or by completing and signing the accompanying proxy card and returning it to Umpqua as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Umpqua stock represented by it will be voted at the Umpqua special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Umpqua common stock represented by the proxy card will be voted as recommended by the Umpqua board of directors.

        If an Umpqua shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine how to vote, including whether it may vote by the internet or telephone.

        Every Umpqua shareholder's vote is important. Accordingly, each Umpqua shareholder should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not the Umpqua shareholder plans to attend the Umpqua special meeting in person. Sending in your proxy card or voting by the internet or telephone will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Umpqua common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Umpqua expects that all proposals to be voted on at the Umpqua special meeting will be "non-routine" matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Umpqua special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Umpqua common stock in "street name," your broker, bank or other nominee will vote your shares of Umpqua common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to an Umpqua Shareholder's Vote

        If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Umpqua's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting or (4) voting by telephone or the internet at a later time.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Umpqua's corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Umpqua Holdings Corporation
P.O. Box 1560
Eugene, OR 97440
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Participants in the Umpqua Bank 401(k) and Profit Sharing Plan or the Umpqua Supplemental Retirement/Deferred Compensation Plan

        Umpqua Bank 401(k) and Profit Sharing Plan:    You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the Advisory Committee will instruct the trustee to vote all unvoted shares held in the Umpqua Bank 401(k) and Profit Sharing Plan in the same proportion as the shares voted pursuant to the instructions of account holders.

        Umpqua Supplemental Retirement/Deferred Compensation Plan:    You will be given the opportunity to instruct the trustee of the Umpqua Supplemental Retirement/Deferred Compensation Plan how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the Advisory Committee will instruct the trustee to vote all unvoted shares held in the Umpqua Supplemental Retirement/Deferred Compensation Plan as recommended by the board of directors.

Solicitation of Proxies

        Umpqua is soliciting your proxy in conjunction with the merger. Umpqua will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Umpqua will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Umpqua common stock and secure their voting instructions. Umpqua will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Umpqua may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Umpqua shareholders, either personally or by telephone, facsimile, letter or electronic means. Umpqua has also made arrangements with AST Phoenix Advisors to assist it in soliciting proxies and has agreed to pay AST Phoenix Advisors approximately $9,000 plus reasonable expenses for these services.

Attending the Meeting

        Subject to space availability, all Umpqua shareholders as of the record date, or their duly appointed proxies, may attend the Umpqua special meeting. Since seating is limited, admission to the Umpqua special meeting will be on a first-come, first-served basis. Registration and seating will begin at 5:30 p.m., local time.

        If you hold your shares of Umpqua common stock in your name as a shareholder of record and you wish to attend the Umpqua special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Umpqua special meeting. You should also bring valid picture identification. We encourage you to register your vote through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Umpqua special meeting.

        If your shares of Umpqua common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Umpqua special meeting, you need to bring a copy of a bank or brokerage statement to the Umpqua special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Delivery of Proxy Materials

        As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Umpqua of their desire to receive multiple copies of the joint proxy statement/prospectus.

        Umpqua will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at 20085 N.W. Tanasbourne Drive, Hillsboro, OR 97124 or by telephone at (503) 268-6675.

Assistance

        If you need assistance in completing your proxy card, have any questions regarding Umpqua's special meeting, or voting by mail, telephone or the internet or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at 20085 N.W. Tanasbourne Drive, Hillsboro, OR 97124 or by telephone at (503) 268-6675, or Umpqua's proxy solicitor, AST Phoenix Advisors, at the following address or phone number: 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 or (212) 493-3914.

 INFORMATION ABOUT UMPQUA

        Umpqua Holdings Corporation, an Oregon corporation, is a bank holding company with two principal operating subsidiaries, Umpqua Bank and Umpqua Investments, Inc. With headquarters in Roseburg, Oregon, Umpqua Bank provides a wide range of banking, wealth management, mortgage and other financial services to corporate, institutional and individual customers. Umpqua Investments is a registered broker-dealer and investment advisor with offices in Portland, Lake Oswego, and Medford, Oregon and products and services offered through Umpqua Bank Stores. Umpqua Investments offers a full range of investment products and services including stocks, fixed income securities, mutual funds, annuities, options, retirement planning, money management services and life insurance. At September 30, 2013, Umpqua had, on a consolidated basis, assets of $11.6 billion, deposits of $9.1 billion and shareholders' equity of $1.7 billion.

        Umpqua's stock is traded on the NASDAQ Global Select Market under the symbol "UMPQ."

        The principal executive offices of Umpqua are located at One SW Columbia Street, Suite 1200, Portland, Oregon 97258, and its telephone number at that location is (503) 727-4100. Additional information about Umpqua and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 161.

 INFORMATION ABOUT STERLING

        Sterling Financial Corporation, with headquarters in Spokane, Washington, is organized under the laws of Washington State as the bank holding company for Sterling Savings Bank. Sterling Savings Bank is a Washington state-chartered commercial bank that does business as Sterling Bank in Washington, Oregon and Idaho and as Argent Bank in California. Sterling Savings Bank offers retail and commercial banking products and services, mortgage lending and wealth management to individuals, small businesses, commercial organizations and corporations. At September 30, 2013, Sterling had, on a consolidated basis, assets of $10.0 billion, deposits of $6.9 billion and shareholders' equity of $1.2 billion.

        Sterling's stock is traded on the NASDAQ Capital Market under the symbol "STSA."

        The principal executive offices of Sterling are located at 111 North Wall Street, Spokane, Washington 99201, and its telephone number at that location is (509) 358-8097. Additional information about Sterling and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 161.

THE MERGER

        The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

 Terms of the Merger

        Each of Umpqua's and Sterling's respective boards of directors has approved and adopted the merger agreement. The merger agreement provides for the merger of Sterling with and into Umpqua, with Umpqua continuing as the surviving corporation. Umpqua's restated articles of incorporation will be amended at the effective time of the merger to increase the number of authorized shares of Umpqua no par value common stock to 400,000,000. Immediately following the completion of the merger, Sterling's wholly owned bank subsidiary, Sterling Savings Bank, will merge with and into Umpqua's wholly owned bank subsidiary, Umpqua Bank. Umpqua Bank will be the surviving bank in the bank merger.

        In the merger, each share of Sterling common stock, no par value per share, issued and outstanding immediately prior to the effective time of the merger, except for specified shares of Sterling common stock held by Sterling or Umpqua and any dissenting shares, will be converted into the right to receive 1.671 shares of Umpqua common stock, no par value per share, and $2.18 in cash, without interest. No fractional shares of Umpqua common stock will be issued in connection with the merger, and holders of Sterling common stock that would otherwise receive a fractional share will be entitled to receive cash in lieu thereof. Sterling shareholders and Umpqua shareholders are being asked to approve the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Sterling's and Umpqua's board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including potential strategic opportunities, all with the goal of enhancing value for their respective shareholders. These potential strategic opportunities, from time to time, have included, among other things, the consideration of potential business combination transactions. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and Sterling and Umpqua, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

        Beginning in November 2012, Raymond P. Davis, President and Chief Executive Officer of Umpqua, and J. Gregory Seibly, President and Chief Executive Officer of Sterling, met to discuss, among other things, the financial services industry and the businesses of their respective companies. During these discussions, Mr. Davis indicated that Umpqua was interested in discussing a potential strategic business combination with Sterling, although no specific terms of a potential strategic business combination were discussed. Mr. Seibly reviewed these conversations with members of the board of directors of Sterling (the "Sterling Board"). In mid-November, Umpqua and Sterling entered into a confidentiality agreement, and began exchanging certain non-public information concerning their respective businesses.

        During late 2012, Mr. Davis, Mr. Seibly and the respective Chief Financial Officers of Umpqua and Sterling had several preliminary discussions regarding their respective businesses, the potential strategic fit of those businesses, and the potential merits of a strategic business combination of Umpqua and Sterling. During this time period Mr. Seibly updated, and received guidance from, members of the Sterling Board with respect to the discussions involving Umpqua including at a meeting of the Sterling Board on December 12, 2012. At the conclusion of this meeting, the Sterling Board authorized Mr. Seibly to continue discussions with Umpqua. During this time period, Mr. Davis updated the board of directors of Umpqua (the "Umpqua Board") with respect to the status of discussions with Umpqua and the Umpqua Board authorized him to continue discussions and to make a proposal to Sterling.

        In late December 2012, Messrs. Seibly and Davis met in person to discuss the terms of a potential strategic business combination transaction and following that meeting, Umpqua sent Sterling a preliminary draft proposal. Umpqua proposed, among other things, a stock-for-stock transaction in which each company would be valued based on its trading value, with no premium being attributed to the value of the Sterling common stock; that the combined company would operate under the Umpqua name and would be headquartered in Portland, Oregon; that Mr. Davis would serve as Chief Executive Officer of the combined company; and that the board of directors of the combined company would consist of thirteen directors, comprised of six independent directors from each of Umpqua and Sterling plus Mr. Davis. Umpqua's preliminary draft proposal did not include express financial terms of cash price and/or exchange ratio.

        Mr. Seibly discussed the proposal with members of the Sterling Board on several occasions throughout the remainder of December 2012 and January 2013 and Messrs. Davis and Seibly and the respective Chief Financial Officers of Umpqua and Sterling continued their preliminary discussions and diligence during this time period. At a meeting of the Sterling Board on January 24, 2013, Mr. Seibly updated the Sterling Board regarding the continuing discussions with Umpqua. The Sterling Board discussed that, given the possibility that discussions with Umpqua could become more serious, it was important to have a coordinated plan for communications between the two companies. Given, among other things, Mr. Seibly's familiarity with Sterling's business and the financial services industry, and the fact that Mr. Davis had been leading the discussions on behalf of Umpqua, the Sterling Board concluded that it was in the best interests of Sterling's shareholders for Mr. Seibly to be the spokesperson on behalf of the Sterling Board in connection with continued discussions with Umpqua. The Sterling Board emphasized that any discussions or negotiations with Umpqua would only be carried out at the direction, and subject to the supervision, of the Sterling Board.

        In mid-January 2013, the Umpqua Board held a meeting where Mr. Davis updated the directors on the status of negotiations with Sterling and due diligence efforts. The Umpqua Board discussed the strategic rationale of a transaction with Sterling and the potential terms thereof and authorized Mr. Davis and other members of management to continue due diligence and discussions with Sterling.

        In late January and early February 2013, Sterling had discussions with a number of investment banks regarding their potential service as financial advisor to Sterling in connection with Sterling's consideration of a potential strategic business combination. In connection therewith, Mr. Seibly consulted with a group of Sterling directors, consisting of Leslie S. Biller, Chairman of the Sterling Board, David A. Coulter, Scott L. Jaeckel and Robert H. Hartheimer, which, with Mr. Seibly, had previously been designated by the Sterling Board to serve as a working group (the "Sterling M&A Working Group") with respect to merger and acquisition matters from time to time. The members of the Sterling M&A Working Group had been selected based on the directors' respective experience in the financial services industry, experience with mergers and acquisition transactions, and availability. The purpose of the Sterling M&A Working Group, which had initially been informally designated in 2010, was to consider promptly and recommend action to the full Sterling Board on any strategic transactions that might arise. Other than its activities described in this section, it previously considered potential acquisitions by Sterling, including those acquisitions publicly announced by Sterling and completed in 2012 and 2013. Following the discussions with the investment banks, on February 9, 2013, the Sterling Board authorized the retention of Sandler O'Neill + Partners, L.P. ("Sandler O'Neill") as its financial advisor in connection with the potential transaction. Also in early 2013, Sterling retained Davis Polk & Wardwell LLP ("Davis Polk") as its legal advisor in connection with the potential transaction.

        On February 9, 2013, the Sterling Board held a meeting to discuss Umpqua's December 2012 proposal and the discussions between Sterling and Umpqua to date. Representatives of Davis Polk reviewed the fiduciary duties of Sterling's directors in connection with their consideration of a potential transaction. Representatives of Sandler O'Neill reviewed certain financial analyses and data regarding Sterling and Umpqua, various preliminary valuation observations, and various process considerations. The Sterling Board discussed the opportunities and risks associated with a transaction with Umpqua. During this discussion, the Sterling Board noted the importance of ensuring an appropriate balance of executives of Sterling in the management of the combined company whose familiarity with Sterling's business would help minimize integration risk, which in turn would maximize the opportunity for Sterling's shareholders to participate in the synergies of the transaction as continuing shareholders of the combined company.

        Over the several weeks that followed, representatives of Umpqua and Sterling continued preliminary discussions regarding a potential transaction and its economic and other material terms. Also during this time the Boards of each company were regularly updated on status of discussions, including at multiple formal meetings.

        On February 22, 2013 and following the negotiations that had taken place over the prior weeks, Sterling and Umpqua agreed to proceed forward with negotiations on the basis that in the contemplated transaction the common stock of Sterling would be attributed an 11% premium (although the parties did not agree on express financial terms of cash price and/or exchange ratio), Mr. Davis would be the Chief Executive Officer of the combined company and the board of the combined company would be comprised of six independent Umpqua directors, six independent Sterling directors and Mr. Davis. Umpqua stated, however, that its willingness to proceed forward on these terms was subject to the parties agreeing to a 30-day mutual exclusivity period.

        On February 24, 2013, Umpqua and Sterling entered into a new confidentiality agreement, which included a mutual 30-day exclusivity requirement that would expire on March 26, 2013.

        At meetings of the Sterling Board on February 27 and 28, 2013, the directors discussed the status of negotiations, due diligence with Umpqua, and whether to seek a "collar" with respect to the price of the Umpqua common stock in a definitive merger agreement. The Sterling Board concluded that a collar was not in the best interests of Sterling's shareholders given its view that the market reaction to the announcement of a merger of Sterling and Umpqua was likely to be positive and thus a collar could limit the benefit to Sterling's shareholders of an increase in the price of Umpqua common stock.

        On February 27, 2013, the Sterling Board had an introductory meeting with Mr. Davis to discuss Umpqua's business and operations, as well as certain aspects of the potential transaction with Umpqua.

        During the weeks of March 4 and March 11, Umpqua's outside legal advisor, Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") sent Sterling proposed draft investor support agreements with each of Warburg and THL, regarding Warburg and THL's support of the transaction and proposed amendments to certain terms of their existing investment agreements with Sterling, and an initial proposed draft merger agreement.

        At a meeting on March 7, 2013, the Sterling Board discussed the proposed transaction and the status of negotiations with Umpqua.

        During the week of March 11, 2013, representatives of Sterling and Umpqua met to conduct diligence and discuss the potential combination of Sterling and Umpqua. During this time, representatives of Warburg and THL separately conducted diligence and met with representatives of Sterling and Umpqua to discuss the potential combination.

        At meetings of the Sterling Board held on March 11 and 12, 2013, the Sterling Board and its advisors reviewed the discussions that had occurred between Sterling and Umpqua since the last Sterling Board meeting, as well as the progress of the parties' respective due diligence.

        Following those meetings, Messrs. Davis and Seibly discussed the status of negotiations with respect to a potential transaction between Umpqua and Sterling. At that meeting, Mr. Davis suggested that, in view of the upcoming end of the first quarter, it may be appropriate for discussions to be put on hold pending the release of Sterling's first quarter earnings results.

        At a meeting of the Sterling Board on the following day, March 14, 2013, Mr. Seibly reported his conversation with Mr. Davis to the other directors. The Sterling Board and senior management discussed with its financial and legal advisors the negotiations between Umpqua and Sterling, including the draft merger agreement proposed by Umpqua. The Sterling Board determined, based on Umpqua's proposal to suspend discussions pending the release of Sterling's first quarter earnings results, it would be advisable to suspend discussions with Umpqua, without foreclosing the possibility of restarting discussions at a later date.

        During the meeting of the Sterling Board on April 29 and 30, 2013, the Sterling Board discussed the prior discussions with Umpqua and also discussed the potential value of a combination of Sterling and Umpqua.

        In mid-July, Mr. Seibly and a representative of a financial institution (which we refer to as Party A), discussed the possibility of a strategic combination between Sterling and Party A.

        In late July and early August 2013, Mr. Davis, with the authorization of the Umpqua Board, separately approached representatives of Warburg, representatives of THL and Mr. Seibly about the possibility of Umpqua reengaging with Sterling regarding a potential transaction.

        At a meeting of the Sterling Board held on August 6 and 7, 2013, Mr. Seibly informed the Sterling Board of the renewed indication of interest from Umpqua, as well as communications with other potentially interested parties, including Party A. The Sterling Board considered each of these indications of interest and possible alternatives, including, among other things, continuing to do business as a standalone entity, and the potential benefits and risks to Sterling's shareholders of each such alternative. The Sterling Board determined to conduct a focused market check, with the assistance of Sandler O'Neill, to gauge the interest in a potential strategic transaction. The Sterling Board identified four parties that it believed could potentially be interested in a strategic transaction with Sterling: Umpqua, Party A, a financial institution that we refer to as Party B and a financial institution that we refer to as Party C.

        After the meeting, Mr. Seibly conferred with representatives of Sandler O'Neill who were of the view that Umpqua, Party A and Party B were likely the only parties with both the financial capability and strategic interest in pursuing a potential strategic transaction with Sterling and that, based on a recent discussion with Party C and Party C's failure to engage in any follow-up to that discussion, Sandler O'Neill believed that Party C was not interested in pursuing a potential strategic transaction with Sterling at that time. Based on this information, the decision was made to discuss with Umpqua, Party A and Party B their interest in pursuing a potential strategic transaction with Sterling.

        On August 8, 2013, Messrs. Seibly and Davis discussed the possibility of re-engaging in discussions concerning a potential strategic transaction between Sterling and Umpqua. During this conversation, Mr. Davis indicated that Umpqua would be interested in pursuing a transaction that attributed a 15%

premium to the market price of the Sterling common stock, with a board of directors for the combined company consisting of four independent members of Sterling's existing board of directors, eight independent members of Umpqua's existing board of directors and Mr. Davis. Under the proposal and consistent with their pre-existing rights to each select a member of the Sterling Board, each of Warburg Pincus and THL would have the right to select one representative on the combined company's board, with these representatives constituting two of the four members on the combined Company's board allocated to Sterling. The terms proposed by Mr. Davis did not include express financial terms of cash price and/or exchange ratio. Messrs. Seibly and Davis continued discussions periodically over the next couple weeks, including meeting in person on two occasions to discuss the potential terms of a transaction and Sterling's requests for enhancements thereto.

        On August 14, 2013, Mr. Davis provided Mr. Seibly with a proposal regarding post-transaction employment arrangements with Mr. Seibly and certain other Sterling senior executives. Neither Mr. Seibly nor any of the other Sterling executives engaged in discussions with Umpqua concerning these arrangements until after the key economic terms of the transaction had been agreed upon by Sterling and Umpqua on August 27, 2013.

        On August 19, 2013, Sterling entered into a confidentiality agreement with Party A in order to facilitate due diligence and discussions, which commenced thereafter.

        On August 21, 2013, the Sterling Board held a meeting, in which representatives of Sterling senior management and Sterling's financial and legal advisors participated, to review the status of the analysis of and discussions with the financial institutions identified by the Sterling Board at its August 7, 2013 meeting as representing the most likely parties with both the financial capability and strategic interest in pursuing a potential strategic transaction with Sterling. Representatives of Davis Polk reviewed with the Sterling Board the fiduciary duties of the Sterling directors applicable to their consideration of the proposed transaction. The Sterling Board reviewed the discussions to date with potentially interested parties, including Party A. The Sterling Board then considered Umpqua's recent proposal for a strategic business combination transaction and reviewed the financial and strategic merits and considerations relating to such a transaction. The Sterling Board discussed that the most recent proposal from Umpqua accorded a higher premium to Sterling common stock as well as a more balanced management team for the combined company. Sandler O'Neill also discussed with the Sterling Board the market's reaction to recent similar transactions, which generally had been positive toward the stock of the acquirer. The Sterling Board considered the fact that, as the proposed merger consideration consisted almost entirely of Umpqua stock, the value of such consideration could potentially increase at the time of, and following, the announcement of a transaction. The Sterling Board also discussed the risks that would be associated with gauging the potential interest of a broader group of potential counterparties, including the negative impact that a leak of such discussions could have on Sterling, including Sterling's relationships with customers and the attraction and retention of key employees. Following discussion, the Sterling Board decided to adjourn its discussion until August 26, 2013, and directed management to continue discussions with Umpqua and other potentially interested parties, including Party A.

        On August 25, 2013, Party A informed Sterling that Party A was withdrawing from discussions. Party A's communications regarding its interest in a strategic transaction with Sterling remained preliminary and conditional and did not include a definitive valuation range.

        On August 26, 2013, the Sterling Board held a meeting, at which the directors and representatives of senior management, Davis Polk and Sandler O'Neill reviewed the discussions with Umpqua and other potentially interested parties and the risks associated with such other potentially interested parties. The Board was also informed that Party A had decided not to proceed with discussions. Sandler O'Neill reviewed certain financial aspects of the proposed transaction with Umpqua. The Sterling Board noted that Umpqua had substantially completed its due diligence and was prepared to move forward quickly. The Sterling Board also discussed inquiries from and discussions with other potentially interested parties regarding potential transactions that Sterling and its representatives had received and held during the early months of 2013 and again in the late summer of 2013, including a verbal non-binding indication of interest for a potential acquisition of Sterling for $30 to $31 per share in cash, subject to due diligence, which had been communicated to Sterling on August 23, 2013 by Party B. The Sterling Board considered, among other potential alternatives, whether to continue discussions with Party B with a view towards obtaining a definitive proposal that was not subject to a diligence condition or whether to continue negotiations with Umpqua with a view towards entering into a definitive merger agreement. The Sterling Board concluded that it was in the best interests of Sterling's shareholders to seek improvements in the financial and governance terms from Umpqua and to continue negotiations with Umpqua with a view to enter into a definitive merger agreement. The Sterling Board's conclusion was based on, among other things, the indicative premiums offered by Umpqua and Party B; the likelihood of either party increasing its offer; the fact that Umpqua's offer contemplated merger consideration consisting of substantially all Umpqua common stock, therefore giving Sterling shareholders the potential opportunity to benefit from additional appreciation as holders of stock of the combined entity; the risk of Umpqua discontinuing its discussions with Sterling if Sterling did not move forward with Umpqua quickly, which pursuing negotiations with Party B would preclude; the strategic rationale of the proposed transaction with Umpqua and, given the relative sizes of Sterling and Umpqua, the likelihood of the price of Umpqua common stock increasing on announcement of the proposed transaction, thereby increasing the premium received by holders of Sterling common stock, which would not be the case with respect to a strategic transaction with Party B; the fact that Umpqua had conducted significant due diligence in March whereas Party B had not conducted any due diligence and therefore a transaction with Party B was substantially less certain; and the willingness of Warburg and THL to support the transaction with Umpqua. In view of the foregoing and the attractive premium and other features of the Umpqua transaction described under "—Recommendation of the Sterling Board of Directors and Sterling's Reasons for the Transaction," the risk that the Umpqua proposal would be withdrawn if the parties did not move promptly toward a definitive agreement, and conditioned upon the effort to obtain an improvement in the value of consideration offered by Umpqua, the Sterling Board at that time determined to focus on discussions with Umpqua. The Sterling Board delegated to the Sterling M&A Working Group the authority to formulate the recommended terms of a counteroffer and advance the negotiations with Umpqua, but the Sterling Board did not delegate to the Sterling M&A Working Group the authority to approve a transaction.

        Later on August 26, 2013, at the direction of the Sterling M&A Working Group, Mr. Seibly conveyed to Mr. Davis Sterling's request for improved transaction terms, including an increase in the aggregate merger consideration to $31, an increase in the cash portion of the merger consideration relative to the stock portion, and a board of directors for the combined company that included eight existing Umpqua directors and five existing Sterling directors (as opposed to Umpqua's proposal of nine existing Umpqua directors and four existing Sterling directors). In response, later that same day, Umpqua made a revised proposal, pursuant to which Sterling shareholders would receive 1.671 shares of Umpqua common stock and $2.18 in cash for each share of Sterling common stock, but Sterling would not receive additional board representation on the board of directors of the combined company. Based on the respective closing prices of the Sterling common stock and the Umpqua common stock that day, the total consideration offered by Umpqua was valued at $30.47 per share of Sterling common stock (or $1.965 billion in the aggregate comprised of $1.825 billion in Umpqua stock and $141 million in cash), representing a premium of approximately 18% to the market price of the Sterling common stock. Umpqua's prior proposal had provided for Sterling common stock to be accorded a premium of 15% with Sterling shareholders receiving 49% of the shares of the combined company and the remainder of the consideration being paid in cash. The parties had not previously agreed on a basis for calculating the specific number of shares of Umpqua common stock and/or the amount of cash that Umpqua's prior proposal would result in Sterling's shareholders receiving per share of Sterling common stock. In delivering its revised proposal, Umpqua stated that it was unwilling to make any further changes to the proposed merger consideration or to change the composition of the board of the combined company, and further stated that its offer was conditioned on the parties entering into a mutual 30-day exclusivity period.

        On August 27, 2013, the Sterling Board held a meeting to discuss Umpqua's revised proposal, in which representatives of management, Sandler O'Neill and Davis Polk participated. The Sterling Board determined that it was in the best interests of Sterling's shareholders to move forward with the negotiations with Umpqua and, as required by Umpqua as a condition to doing so, to enter into an amendment to the parties' existing confidentiality agreement providing for a 30-day mutual exclusivity period expiring on September 26, 2013. Later on August 27, 2013, the parties executed an amendment to their existing confidentiality agreement and the parties commenced their respective confirmatory due diligence investigations.

        In the ensuing days, Sterling and Umpqua and their respective advisors continued to negotiate the terms of the proposed transaction agreements, including a definitive merger agreement and investor letter agreements for Warburg and THL. During this time, the Sterling Board and the Sterling M&A Working Group each held several meetings, in which representatives of management, Sandler O'Neill and Davis Polk participated, to discuss the negotiations between Sterling and Umpqua and to receive updates with respect to Sterling's due diligence investigation.

        Beginning on August 30, 2013, Umpqua, Mr. Seibly and the other Sterling senior executives engaged in discussions and negotiations regarding the employment arrangements with the combined company of Mr. Seibly and certain other Sterling senior executives.

        On August 30, 2013 after market close, the press reported that Sterling was seeking takeover bids and had recently held talks with at least two potential bidders. On September 3, 2013, the following trading day, Sterling's stock price closed at $26.42 per share, up approximately 9% from the closing price on August 30, 2013. Following this news report, through the execution of the merger agreement on September 11, 2013, Sterling did not receive any further inquiries or proposals from any parties other than Umpqua.

        Over the next week, outside legal advisors of Umpqua and Sterling exchanged several drafts of the draft merger agreement and related transaction documents.

        At meetings on September 4, 2013, September 6, 2013 and September 9, 2013, the Sterling Board reviewed the status of negotiations with Umpqua and various related matters, including updates with respect to Sterling's due diligence.

        Later on September 9, 2013, the press reported during trading hours that Umpqua was in talks to acquire Sterling for approximately $1.8 billion. Sterling's and Umpqua's stock prices closed at $27.72 and $17.11, respectively, up approximately 4% and approximately 5%, respectively, from their closing prices on September 6, 2013.

        In the following days, Umpqua and Sterling and their advisors, and representatives of Warburg and THL, continued their negotiation of the merger agreement and related transaction documents.

        On September 10, 2013, the Umpqua Board held a meeting to consider the terms of the proposed transaction with Sterling. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents and a summary of the terms thereof from Wachtell Lipton, as well as a presentation prepared by its financial advisor, J.P. Morgan. At the meeting, members of Umpqua management reported on the status of due diligence and negotiations with Sterling. Representatives of J.P. Morgan reviewed J.P. Morgan's financial analysis of the proposed transaction, including discussing the various financial methodologies used in its analysis. Representatives of J.P. Morgan then delivered its oral opinion (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated September 10, 2013) that, as of the date of the Umpqua Board meeting and based upon and subject to the various factors, assumptions and limitations set forth in its written opinion, the merger consideration to be paid by Umpqua in connection with the merger was fair, from a financial point of view, to Umpqua. The full text of the written opinion of J.P. Morgan dated September 10, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus. At the meeting, a representative of Wachtell Lipton reviewed with the Umpqua Board its fiduciary duties and reviewed the key terms of the merger agreement and related agreements (including investor letter agreements with each of Warburg and THL), as described elsewhere in this joint proxy statement/prospectus, based on the discussion materials that had previously been provided to the Umpqua Board, including a summary of the deal protection provisions, the provisions relating to governance of the combined company, and the provisions relating to employee matters.

        After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Umpqua Board, including the factors described under "—Recommendation of the Umpqua Board of Directors and Umpqua's Reasons for the Transaction", the Umpqua Board unanimously determined that a merger with Sterling was consistent with Umpqua's business strategies and in the best interests of Umpqua and Umpqua's shareholders and the directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby and recommended that Umpqua shareholders approve the merger agreement.

        On September 11, 2013, the Sterling Board held a meeting to consider the terms of the proposed transaction with Umpqua. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents and a summary of the terms thereof, as well as presentation materials prepared by Sandler O'Neill and Davis Polk. At the meeting, a representative of Davis Polk reviewed with the Sterling Board its fiduciary duties. Mr. Seibly then reported on the status of negotiations with Umpqua, reviewed with the Sterling Board the strategic rationale of the proposed transaction, and provided an overview of certain terms of the proposed transaction. Representatives of Sandler O'Neill reviewed Sandler O'Neill's financial analysis of the proposed transaction, including discussing the various financial methodologies used in its analysis. Representatives of Sandler O'Neill then delivered the oral opinion of Sandler O'Neill (which was subsequently confirmed in writing) that, based upon and subject to the various assumptions and limitations in its written opinion, it was of the opinion, as of the date of the Sterling Board meeting, that the merger consideration was fair, from a financial point of view, to the holders of Sterling common stock. The full text of the written opinion of Sandler O'Neill dated September 11, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Subsequently, representatives of Davis Polk reviewed the key terms of the merger agreement and related agreements (including the employment and services agreements to be entered into with certain key executive officers of Sterling, which had previously been reviewed by the Sterling Compensation Committee), as described elsewhere in this joint proxy statement/prospectus, based on the discussion materials that had previously been provided to the Sterling Board, including a summary of the deal protection provisions, the provisions relating to governance of the combined company, and the provisions relating to employee matters.

        After considering the proposed terms of the merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Sterling Board, including the factors described under "—Recommendation of the Sterling Board of Directors and Sterling's Reasons for the Transaction", the Sterling Board unanimously determined that a merger with Umpqua was in the best interests of Sterling's shareholders and the directors voted unanimously to approve the merger agreement and the transactions contemplated thereby and recommended that Sterling shareholders adopt the merger agreement.

        Subsequently, the merger agreement and related agreements were executed and delivered and the transaction was announced on the evening of September 11, 2013, in a press release issued jointly by Umpqua and Sterling.

Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors

        After careful consideration, the Sterling Board, at a meeting held on September 11, 2013, unanimously determined that the merger agreement is in the best interests of Sterling and its shareholders. Accordingly, the Sterling Board approved and adopted the merger agreement and unanimously recommends that Sterling shareholders vote "FOR" the approval of the merger proposal, "FOR" the approval of the Sterling compensation proposal and "FOR" the approval of the Sterling adjournment proposal.

        In reaching its decision to approve and adopt the merger agreement and recommend that Sterling shareholders approve the merger agreement, the Sterling Board consulted with Sterling's management, received advice from its legal and financial advisors, and considered a number of factors, including the following material factors:

  •
  its knowledge of Sterling's business, operations, financial condition, asset quality, earnings and prospects, and of Umpqua's business, operations, financial condition, asset quality, earnings and prospects, taking into account the presentations made by Sterling senior management, the results of Sterling's due diligence review of Umpqua, and information provided by Sterling's financial advisor;

  •
  its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, the current environment for community banks, particularly in the Pacific Northwest and California, and current financial market conditions and the likely effects of these factors on the two companies' potential growth, development, productivity and strategic options, and the historical market prices of Sterling and Umpqua common stock;

  •
  its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in the Pacific Northwest and California;

  •
  the complementary aspects of Sterling's and Umpqua's businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' cultures and management and operating styles, and the potential expense-saving and revenue-enhancing opportunities in connection with the merger and the related potential impact on the combined company's earnings;

  •
  the fact that the merger consideration consists substantially of Umpqua common stock, giving former Sterling shareholders the opportunity to participate as Umpqua shareholders in the benefits of the combination and the future performance of the combined company generally;

  •
  Umpqua's successful track record, including, among other things, with respect to the integration of acquisitions;

  •
  the belief of Sterling's senior management that the management teams and employees of Sterling and Umpqua possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;

  •
  the continued representation of certain of Sterling's management, including Sterling's current President and Chief Executive Officer, Chief Operating Officer, Executive Vice President and Vice Chairman, and Executive Vice President and General Counsel, on the management team of the combined entity and the Sterling Board's belief that this representation would reduce the integration risk in the combination;

  •
  its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

  •
  the results of discussions with the parties that the Sterling Board believed, after consultation with its financial advisor, were the only other parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with Sterling;

  •
  the fact that the Sterling Board is permitted to change its recommendation that the Sterling shareholders approve the merger agreement in certain circumstances;

  •
  the fact (1) that Party A (the only party other than Umpqua with which Sterling had entered into a confidentiality agreement) decided not to submit a proposal for a business combination with Sterling and (2) that during the pendency of Sterling's exclusivity agreement with Umpqua, and even after press reports that Sterling was seeking takeover bids, Sterling did not receive any inquiries from any third parties regarding a potential business combination;

  •
  the fact that Warburg Pincus and THL, each of which as of the record date had the right to vote approximately 20.8% of the outstanding shares of Sterling common stock, agreed, subject to certain exceptions, to vote their shares of Sterling common stock in favor of the merger proposal, thereby providing further evidence as to the favorability of the merger proposal for all Sterling shareholders, as Warburg Pincus and THL are receiving the same merger consideration as other shareholders and at no time did Warburg Pincus or THL show interest in pursuing greater or different consideration. For further information, see "The Merger—Investor Letter Agreements";

  •
  the financial analyses presented by Sandler O'Neill to the Sterling Board, and the opinion delivered to Sterling by Sandler O'Neill to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common stock of Sterling in the merger was fair, from a financial point of view, to such shareholders;

  •
  the Sterling Board's belief that the merger consideration exceeds Sterling's likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

  •
  the risks and uncertainties associated with maintaining Sterling's performance as a standalone company; and

  •
  the Sterling Board's analysis of other strategic alternatives available to Sterling;

  •
  the financial terms of the merger, including the fact that, based on the closing price on the Nasdaq Global Select Market of Umpqua common stock on September 10, 2013 (the last trading day prior to the meeting of the Sterling Board at which the merger was approved), the per-share merger consideration as of such date represented an approximate premium of:

    •
    27.7% over the closing price of Sterling shares on the Nasdaq Capital Market as of August 30, 2013 (the last trading day prior to press reports that Sterling was seeking takeover bids);

    •
    13.9% over the closing price of Sterling shares on the Nasdaq Capital Market as of September 10, 2013;

    •
    17.6% over the average closing price of Sterling shares for the 30-day trading period ended September 10, 2013;

    •
    58.0% over the lowest price of Sterling shares for the 52-week trading period ended September 10, 2013;

    •
    3.8% over the highest price of Sterling shares for the 52-week trading period ended September 10, 2013;

  •
  the greater market capitalization and anticipated trading liquidity of Umpqua common stock after the transaction in the event Sterling shareholders desired to sell the shares of Umpqua common stock to be received by them upon completion of the merger;

  •
  the fact that Sterling shareholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under applicable law; and

  •
  the expectation that the merger of Sterling with and into Umpqua, with Umpqua continuing as the surviving corporation, would qualify as a "reorganization" for United States federal income tax purposes.

  •
  The terms of the merger agreement, including the fixed exchange ratio, expected tax treatment, reciprocal deal protection and termination fee provisions (including the reciprocal prohibition on each party from releasing any third party from, and the obligation on each party to enforce, the confidentiality and standstill provisions of any agreement entered into by such party as of the date of the merger agreement) and the reciprocal restrictions on the conduct of the business of both companies between the date of the merger agreement and the date of consummation of the merger, which it reviewed with its outside financial and legal advisors, which terms are described more fully under "The Merger Agreement";

  •
  the need to obtain approval by shareholders of Sterling and Umpqua, as well as regulatory approvals, in order to complete the transaction and the risk that those or other conditions will not be satisfied;

  •
  the risks associated with the operations of the combined company including the challenges both of integrating Sterling's businesses, operations and employees with those of Umpqua and of achieving the anticipated cost savings;

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the fact that some of the directors and executive officers of Sterling have interests in the merger and have arrangements that are different from or in addition to those of Sterling shareholders generally.

        The foregoing discussion of the factors considered by the Sterling Board is not intended to be exhaustive, but rather a summary of the material factors considered by the Sterling Board. In reaching its decision to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, the Sterling Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sterling Board considered the various factors as a whole, including discussions with, and questioning of, Sterling management and Sterling's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        The foregoing discussion of the information and factors considered by the Sterling Board is forward-looking in nature. This information should be read in light of the factors described under the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 50 of this joint proxy statement/prospectus.

Opinion of Sandler O'Neill

        By letter dated February 8, 2013, as subsequently amended, Sterling retained Sandler O'Neill & Partners, L.P., or Sandler O'Neill, to act as financial advisor to Sterling's board of directors in connection with a possible business combination transaction. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sterling selected Sandler O'Neill to act as Sterling's advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions and because of its familiarity with, and performance in prior engagements for, Sterling.

        Sandler O'Neill acted as financial advisor to the Sterling board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 11, 2013 meeting at which Sterling's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Sterling common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Sterling common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Sterling's board and is directed only to the fairness of the merger consideration to the holders of Sterling common stock from a financial point of view. It does not address the underlying business decision of Sterling to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Sterling common stock as to how such holder of Sterling common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by Sterling's officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of Sterling.

        In connection with rendering its opinion on September 11, 2013, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of Sterling that Sandler O'Neill deemed relevant;

  •
  certain financial statements of Umpqua that Sandler O'Neill deemed relevant;

  •
  median publicly available analyst earnings estimates for Sterling for the years ending December 31, 2013 through December 31, 2014 and a long-term earnings growth rate for the years thereafter as provided by senior management of Sterling;

  •
  median publicly available analyst earnings estimates for Umpqua for the years ending December 31, 2013 through December 31, 2015 and a long-term earnings growth rate for the years thereafter as provided by senior management of Umpqua;

  •
  certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Umpqua;

  •
  a comparison of certain financial and other information, including relevant stock trading information, for Sterling and Umpqua with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

  •
  the current market environment generally and in the commercial banking sector in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Sterling the business, financial condition, results of operations and prospects of Sterling and held similar discussions with the senior management of Umpqua regarding the business, financial condition, results of operations and prospects of Umpqua.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Sterling or Umpqua or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the senior management of each of Sterling and Umpqua that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in a material respect. Sandler O'Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O'Neill assumes no responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sterling or Umpqua or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling, Umpqua or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to Sterling and Umpqua. Sandler O'Neill assumed that the respective allowances for loan losses for Sterling and Umpqua are adequate to cover such losses.

        Sandler O'Neill used median publicly available earnings estimates for Sterling and Umpqua and an estimated long-term growth rate as provided by the respective senior managements of Sterling and Umpqua. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Umpqua. With respect to those projections, estimates and judgments, the respective managements of Sterling and Umpqua confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Sterling and Umpqua, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Sterling and Umpqua since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to its analysis that Sterling and Umpqua would remain as a going concern for all the periods relevant to its analyses. Sandler O'Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated in connection therewith.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to the trading values at which the common stock of Sterling or Umpqua may trade at any time or what the value of Umpqua common stock will be once it is actually received by the holders of Sterling common stock.

        In rendering its September 11, 2013 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but it is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Sterling or Umpqua and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sterling and Umpqua and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be accurately predicted and are beyond the control of Sterling, Umpqua and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Sterling board of directors at its September 11, 2013 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Sterling's common stock or the prices at which Sterling's common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Sterling's board of directors in making its determination to approve of Sterling's entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision of Sterling's board of directors or senior management with respect to the fairness of the merger.

        In arriving at its opinion Sandler O'Neill did not attribute any particular weight to any individual analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

  Transaction Multiples

        Sandler O'Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Sterling shareholders have the right to receive consideration consisting of 1.671 shares of Umpqua common stock and $2.18 in cash in exchange for each share of Sterling's common stock. Based upon Umpqua's closing price of $17.19 as of September 10, 2013, Sandler O'Neill calculated a merger consideration value of $30.90 per share of Sterling common stock. Based upon 62,314,862 common shares outstanding, 542,865 restricted stock units outstanding, warrants for 2,874,594 shares with a strike price of $13.26 per share, 245,847 in-the-money options outstanding with a weighted-average strike price of $21.69 per share and using Umpqua's closing price of $17.19 as of September 10, 2013, Sandler O'Neill calculated an aggregate merger consideration value of $1.996 billion. Based upon financial information as of or for the twelve month period ended June 30, 2013, Sandler O'Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	160%
Transaction Value / Tangible Book Value Per Share:	167%
Transaction Value / Last Twelve Months' Earnings Per Share:	19.1x
Transaction Value / Adjusted Last Twelve Months' Earnings Per Share(1):	21.6x
Transaction Value / Median Analyst Estimated 2013 Earnings Per Share:	19.3x
Transaction Value / Median Analyst Estimated 2014 Earnings Per Share:	18.8x
Tangible Book Premium to Core Deposits:	14.2%

(1)
Excludes net positive pretax $10.7 million in non-recurring items and assumes a 32% tax rate

  Historical Stock Trading Analysis

        Sandler O'Neill reviewed the historical trading prices for Sterling common stock and observed that the merger consideration reflected a premium to those historical stock trading prices as follows:

Premium to Sterling Stock Price (Sept. 10, 2013):	13.9%
Premium to Sterling Stock Price (Aug. 30, 2013)(1):	27.7%
Premium to Sterling 52 Week High Price:	3.8%
Premium to Sterling 52 Week Low Price:	58.0%
Premium to Sterling 30 Day Average Closing Price (ending Sept. 10, 2013):	17.6%

(1)
August 30, 2013 is the last closing price prior to a Bloomberg news story identifying Sterling as a merger candidate. The following trading day, Sterling stock increased over 9%.

  Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for Sterling and Umpqua and a group of financial institutions selected by Sandler O'Neill based on Sandler O'Neill's professional judgment and experience. The peer group consisted of NASDAQ and NYSE traded bank holding companies headquartered in the Western Region of the United States with assets as of the most recently reported period between $5 billion and $20 billion, and excluded thrifts, merger targets and ethnic-focused banks. The following financial institutions were selected for the comparison:

Bank of Hawaii Corporation	Glacier Bancorp, Inc.
Columbia Banking System, Inc.	PacWest Bancorp
CVB Financial Corp.	Washington Federal, Inc.
First Interstate BancSystem, Inc.	Western Alliance Bancorporation

        The analysis compared publicly available financial information for Sterling, Umpqua and the mean and median financial and market trading data for the peer group as of or for the period ended June 30, 2013 with pricing data as of September 10, 2013 and in certain instances August 30, 2013. The table below sets forth the data for Sterling and Umpqua and the mean and median data for the peer group.

	Sterling Financial Corp.(1) (9/10/13 pricing)(2)	Sterling Financial Corp.(1) (8/30/13 pricing)(3)	Umpqua Holdings Corp. (9/10/13 pricing)(2)	Comparable Group Median (9/10/13 pricing)(4)	Comparable Group Mean (9/10/13 pricing)(4)
Total Assets (in millions)	$9,940	—	$11,392	$7,644	$8,854
Last Twelve Months Net Interest Margin	3.57%	—	3.85%	3.71%	3.97%
Last Twelve Months Return on Average Assets	0.96%	—	0.89%	1.11%	1.13%
Last Twelve Months Return on Average Equity	7.3%	—	6.0%	9.8%	10.2%
Last Twelve Months Efficiency Ratio	68%	—	63%	57%	58%
Non-Performing Assets / Total Assets	1.70%	—	1.19%	2.34%	2.34%
Tangible Common Equity / Tangible Assets	11.7%	—	9.6%	9.3%	9.4%
Tier 1 Leverage Ratio	12.2%	—	11.7%	9.9%	10.4%
Total Risk Based Capital Ratio	17.6%	—	16.7%	16.5%	17.6%
Market Capitalization (in millions)	$1,691	$1,508	$1,924	$1,551	$1,639
Price / Book Value Per Share	140%	125%	112%	189%	177%
Price / Tangible Book Value Per Share	147%	131%	186%	212%	211%
Price / Last Twelve Months' Earnings Per Share	18.9x	16.9x	18.9x	17.2x	17.0x
Price / Estimated 2013 Earnings Per Share	17.0x	15.1x	18.1x	15.6x	15.9x
Price / Estimated 2014 Earnings Per Share	16.5x	14.8x	16.1x	14.6x	14.7x
Dividend Yield	2.95%	3.31%	3.49%	2.48%	2.50%

(1)
Sterling LTM earnings excludes net positive pretax $10.7 million in non-recurring items and assumes a 32% tax rate

(2)
Sterling stock price as of 9/10/13: $27.14. Umpqua stock price as of 9/10/13: $17.19

(3)
Sterling stock price as of 8/30/13: $24.20. 8/30/13 is the last closing price prior to a Bloomberg news story identifying Sterling as a merger candidate. The following trading day, Sterling's closing stock price increased over 9%

(4)
LTM of certain peer group members adjusted for certain material non-recurring items

        The following tables provide information for each of the peer group members. Financial information in the tables is based on GAAP results as of June 30, 2013, and Price / Estimated Earnings Per Share information is based on median consensus earnings per share estimates.

	Bank of Hawaii Corporation (9/10/13 pricing)	Washington Federal, Inc. (9/10/13 pricing)		Western Alliance Bancorporation (9/10/13 pricing)		Glacier Bancorp, Inc. (9/10/13 pricing)
Total Assets (in millions)	$13,733	$13,012		$8,594		$7,997
Last Twelve Months Net Interest Margin	2.86%	3.13%		4.42%		3.18%
Last Twelve Months Return on Average Assets	1.15%	1.09	%(1)	1.10	%(2)	1.09%
Last Twelve Months Return on Average Equity	15.0%	7.3	%(1)	11.4	%(2)	9.2%
Last Twelve Months Efficiency Ratio	58%	52%		54%		58%
Non-Performing Assets / Total Assets	0.55%	4.80%		2.91%		2.63%
Tangible Common Equity / Tangible Assets	7.0%	13.0%		7.4%		10.2%
Tier 1 Leverage Ratio	7.0%	N/A		9.9%		11.9%
Total Risk Based Capital Ratio	16.8%	26.6%		12.0%		19.5%
Market Capitalization (in millions)	$2,335	$2,157		$1,518		$1,800
Price / Book Value Per Share	237%	112%		230%		192%
Price / Tangible Book Value Per Share	245%	130%		241%		222%
Price / Last Twelve Months' Earnings Per Share	15.0x	15.6x	(1)	17.2x	(2)	20.9x
Price / Estimated 2013 Earnings Per Share	15.6x	15.0x		13.8x		18.9x
Price / Estimated 2014 Earnings Per Share	15.4x	13.9x		13.4x		16.6x
Dividend Yield	3.44%	1.73%		N/A		2.48%

(1)
Net income adjusted for material non-recurring items: Net negative $6 million pretax adjustment related to penalties on the debt prepayment expense more than offset by gains on sale of securities.

(2)
Net income adjusted for material non-recurring items: Net negative $24 million pretax adjustment related primarily to bargain purchase gains less merger transaction expenses.

	First Interstate BancSystem, Inc. (9/10/13 pricing)	Columbia Banking System, Inc. (9/10/13 pricing)		PacWest Bancorp (9/10/13 pricing)		CVB Financial Corp. (9/10/13 pricing)
Total Assets (in millions)	$7,292	$7,070		$6,709		$6,426
Last Twelve Months Net Interest Margin	3.57%	5.22%		5.55%		3.86%
Last Twelve Months Return on Average Assets	1.00%	1.11	%(3)	1.28	%(4)	1.22%
Last Twelve Months Return on Average Equity	9.6%	7.5	%(3)	11.7	%(4)	10.1%
Last Twelve Months Efficiency Ratio	60%	68%		57%		54%
Non-Performing Assets / Total Assets	2.06%	1.26%		2.63%		1.89%
Tangible Common Equity / Tangible Assets	8.2%	9.8%		8.8%		10.9%
Tier 1 Leverage Ratio	9.7%	9.9%		12.8%		11.6%
Total Risk Based Capital Ratio	16.3%	14.1%		16.3%		19.4%
Market Capitalization (in millions)	$1,074	$1,244		$1,585		$1,401
Price / Book Value Per Share	139%	121%		198%		186%
Price / Tangible Book Value Per Share	185%	190%		277%		202%
Price / Last Twelve Months' Earnings Per Share	14.7x	17.1x	(3)	17.7x	(4)	18.0x
Price / Estimated 2013 Earnings Per Share	13.3x	15.9x		19.0x		15.6x
Price / Estimated 2014 Earnings Per Share	14.2x	14.3x		15.0x		15.2x
Dividend Yield	2.29%	1.65%		2.91%		3.00%

(3)
Net income adjusted for material non-recurring items: Net positive $12 million pretax adjustment related primarily to merger transaction expenses.

(4)
Net income adjusted for material non-recurring items: Net positive $27 million pretax adjustment related primarily to merger/divestiture transaction expenses.

  Stock Price Performance

        Sandler O'Neill reviewed the publicly reported trading prices of Sterling's and Umpqua's common stock for the one-year and three-year periods ended September 10, 2013. Sandler O'Neill then compared the relationship between the movements in the price of Sterling's and Umpqua's common stock against the movements in the prices of the peer group referenced above, the S&P 500 Index and the NASDAQ Bank Index.

One-Year Comparative Stock Performance

	Beginning Value September 10, 2012	Ending Value September 10, 2013
Sterling	100%	127%
Umpqua	100%	132%
Peer Group	100%	132%
S&P 500 Index	100%	118%
NASDAQ Bank Index	100%	125%

 Three-Year Comparative Stock Performance

	Beginning Value September 10, 2010	Ending Value September 10, 2013
Sterling	100%	59%
Umpqua	100%	152%
Peer Group	100%	155%
S&P 500 Index	100%	152%
NASDAQ Bank Index	100%	143%

  Research Analyst Estimates and Price Targets

        Sandler O'Neill reviewed analyst estimated earnings per share for Sterling for 2013 and 2014 along with analyst estimated future price targets. The mean and median for 2013 and 2014 earnings per share and future price targets for Sterling were based on reports from six research analysts.

Summary of Sterling Analyst Estimates and Price Targets

	EPS
			Future Price Target
	2013	2014
Mean	$1.61	$1.65	$28.00
Median	$1.60	$1.64	$28.00

        Sandler O'Neill reviewed analyst estimated earnings per share for Umpqua for 2013, 2014 and 2015 along with analyst estimated future price targets. The mean and median for 2013 and 2014 earnings per share were based on reports from ten research analysts. The mean and median for 2015 earnings per share were based on reports from four analysts. The future price targets were based on reports from five research analysts. In some cases earnings per share estimates and future price target information was not available from all analysts.

Summary of Umpqua Analyst Estimates and Price Targets

	EPS
				Future Price Target
	2013	2014	2015
Mean	$0.95	$1.06	$1.17	$16.70
Median	$0.95	$1.07	$1.19	$17.00

  Sterling—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of Sterling common stock under various scenarios using June 30, 2013 as the valuation date. Sandler O'Neill assumed, after discussions with Sterling management in which management concluded that such assumptions were reasonable, that Sterling performed in accordance with the publicly available median analyst estimated earnings per share for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate of 8% as provided by Sterling's senior management for the years thereafter. Sandler O'Neill's analysis also included assumptions with respect to (1) an annual asset growth rate of approximately 5.0% beginning in 2014; (2) 5.0% share repurchase activity in each of 2014 and 2015 and (3) annual cash dividend payments of $0.60 in 2013 and $1.00 per share for the years thereafter, in each case as provided by senior management of Sterling. This analysis resulted in the following forecasted information for Sterling for each of the years ending December 31, 2013 through December 31, 2018.

Certain Forecasted Financial Information for Sterling

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018
	($ in thousands, except per share amounts and percentages)
Net Income	$101,582	$101,599	$105,059	$110,674	$119,664	$129,465
Earnings Per Share	$1.60	$1.64	$1.78	$1.92	$2.07	$2.24
Tangible Book Value Per Share	$18.57	$18.95	$19.48	$20.50	$21.65	$22.96
Tangible Equity / Tangible Assets	11.43%	10.55%	9.80%	9.82%	9.88%	9.97%
Return on Average Assets	1.09%	1.00%	0.98%	0.98%	1.00%	1.02%

        To approximate the terminal value of Sterling common stock at December 31, 2018, Sandler O'Neill applied price to earnings multiples ranging from 14.0x to 21.5x and multiples of tangible book value ranging from 125% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 11.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sterling's common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Sterling common stock of $21.39 to $34.39 when applying multiples of earnings to the applicable amounts indicated in the Sterling projections and $20.08 to $43.89 when applying multiples of tangible book value to the applicable amounts indicated in the Sterling projections.

	Earnings Per Share Multiples
Discount Rate	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
9.00%	$23.95	$26.04	$28.12	$30.21	$32.30	$34.39
9.50%	$23.41	$25.44	$27.48	$29.51	$31.55	$33.59
10.00%	$22.88	$24.87	$26.85	$28.84	$30.82	$32.81
10.50%	$22.37	$24.31	$26.24	$28.18	$30.12	$32.05
11.00%	$21.87	$23.76	$25.65	$27.54	$29.43	$31.32
11.50%	$21.39	$23.23	$25.08	$26.92	$28.76	$30.61

	Tangible Book Value Multiples
Discount Rate	125%	155%	185%	215%	245%	275%
9.00%	$22.45	$26.74	$31.03	$35.32	$39.61	$43.89
9.50%	$21.95	$26.13	$30.31	$34.50	$38.68	$42.86
10.00%	$21.46	$25.54	$29.62	$33.70	$37.77	$41.85
10.50%	$20.99	$24.97	$28.94	$32.92	$36.90	$40.88
11.00%	$20.53	$24.41	$28.29	$32.17	$36.05	$39.93
11.50%	$20.08	$23.86	$27.65	$31.43	$35.22	$39.01

        Sandler O'Neill also considered and discussed with the Sterling board of directors how this analysis would be affected by possible changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a sensitivity analysis assuming Sterling net income varied from 25% above projections to 25% below projections. This sensitivity analysis resulted in the following range of per share values for Sterling common stock, using the same price to earnings multiples of 14.0x to 21.5x and a discount rate of 9.6%.

	Earnings Per Share Multiples
Annual Variance	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
-25.00%	$18.56	$20.07	$21.59	$23.11	$24.63	$26.15
-20.00%	$19.50	$21.12	$22.74	$24.36	$25.98	$27.60
-15.00%	$20.44	$22.17	$23.89	$25.61	$27.33	$29.05
-10.00%	$21.39	$23.21	$25.03	$26.86	$28.68	$30.05
-5.00%	$22.33	$24.26	$26.18	$28.10	$30.03	$31.95
0.00%	$23.28	$25.30	$27.33	$29.35	$31.38	$33.40
5.00%	$24.22	$26.35	$28.47	$30.60	$32.73	$34.85
10.00%	$25.17	$27.40	$29.62	$31.85	$34.08	$36.30
15.00%	$26.11	$28.44	$30.77	$33.10	$35.42	$37.75
20.00%	$27.06	$29.49	$31.92	$34.35	$36.77	$39.20
25.00%	$28.00	$30.53	$33.06	$35.59	$38.12	$40.65

        The following table describes a discount rate calculation for Sterling prepared by Sandler O'Neill. The discount rate equals the product of two year beta and equity risk premium plus the risk free rate.

Risk Free Rate	2.95%	10 Year UST Yield
Two Year Beta	1.17	Per Bloomberg
Equity Risk Premium	5.70%	Ibbotson 60 year market analysis

Discount Rate	9.62%

        During the September 11, 2013 meeting of the Sterling board of directors, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Umpqua—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per share of Umpqua common stock under various scenarios using June 30, 2013 as the valuation date. In performing this analysis, Sandler O'Neill made certain assumptions about Umpqua's estimated earnings per share, asset growth rates and dividends. Umpqua's management communicated that publicly available median analyst estimates for earnings per share (including the long-term earnings growth rate), asset growth rate and dividends were reasonable and confirmed that, at that time, an estimated long term annual earnings growth rate of 8%, an annual asset growth rate of approximately 5% beginning in 2014 and annual cash dividend payments of $0.60 beginning in 2013 were consistent with publicly available median analyst estimates. Accordingly, in its financial analysis, Sandler O'Neill assumed (i) that Umpqua performed in accordance with such estimates of earnings per share for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and thereafter at an estimated long-term growth rate of 8%, (ii) an annual asset growth rate of approximately 5.0% beginning in 2014 and (iii) annual cash dividend payments of $0.60 beginning in 2013. This analysis resulted in the following forecasted information for each of the years ending December 31, 2013 through December 31, 2018.

Certain Forecasted Financial Information for Umpqua

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018
	($ in thousands, except per share amounts and percentages)
Net Income	$106,695	$120,013	$133,665	$144,441	$156,136	$168,744
Earnings Per Share	$0.95	$1.07	$1.19	$1.29	$1.39	$1.50
Tangible Book Value Per Share	$8.66	$9.17	$9.79	$10.50	$11.31	$12.23
Tangible Equity / Tangible Assets	8.84%	8.88%	9.00%	9.16%	9.38%	9.63%
Return on Average Assets	0.93%	1.00%	1.06%	1.09%	1.12%	1.15%

        To approximate the terminal value of Umpqua common stock at December 31, 2018, Sandler O'Neill applied price to earnings multiples ranging from 14.0x to 21.5x and multiples of tangible book value ranging from 125% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 11.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Umpqua's common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Umpqua common stock of $13.90 to $22.61 when applying earnings multiples to the applicable amounts indicated in the Umpqua projections and $10.76 to $23.46 when applying multiples of tangible book value to the applicable amounts indicated in the Umpqua projections.

	Earnings Per Share Multiples
Discount Rate	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
9.00%	$15.60	$17.00	$18.40	$19.80	$21.21	$22.61
9.50%	$15.24	$16.61	$17.97	$19.34	$20.71	$22.07
10.00%	$14.89	$16.22	$17.56	$18.89	$20.22	$21.56
10.50%	$14.55	$15.85	$17.15	$18.45	$19.75	$21.05
11.00%	$14.22	$15.49	$16.76	$18.03	$19.29	$20.56
11.50%	$13.90	$15.14	$16.37	$17.61	$18.85	$20.09

	Tangible Book Value Multiples
Discount Rate	125%	155%	185%	215%	245%	275%
9.00%	$12.04	$14.32	$16.61	$18.89	$21.18	$23.46
9.50%	$11.77	$14.00	$16.22	$18.45	$20.68	$22.91
10.00%	$11.51	$13.68	$15.85	$18.02	$20.20	$22.37
10.50%	$11.25	$13.37	$15.49	$17.61	$19.73	$21.84
11.00%	$11.00	$13.07	$15.14	$17.20	$19.27	$21.34
11.50%	$10.76	$12.78	$14.79	$16.81	$18.83	$20.84

        Sandler O'Neill also considered and discussed with the Sterling board of directors how this analysis would be affected by possible changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a sensitivity analysis assuming Umpqua net income varied from 25% above projections to 25% below projections. This sensitivity analysis resulted in the following range of per share values for Umpqua common stock, using the same price to earnings multiples of 14.0x to 21.5x and a discount rate of 9.8%:

	Earnings Per Share Multiples
Annual Variance	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
-25.00%	$11.89	$12.90	$13.91	$14.92	$15.93	$16.94
-20.00%	$12.52	$13.60	$14.68	$15.75	$16.83	$17.91
-15.00%	$13.15	$14.29	$15.44	$16.58	$17.73	$18.87
-10.00%	$13.78	$14.99	$16.20	$17.41	$18.63	$19.84
-5.00%	$14.41	$15.69	$16.97	$18.25	$19.53	$20.81
0.00%	$15.03	$16.38	$17.73	$19.08	$20.42	$21.77
5.00%	$15.66	$17.08	$18.49	$19.91	$21.32	$22.74
10.00%	$16.29	$17.77	$19.26	$20.74	$22.22	$23.70
15.00%	$16.92	$18.47	$20.02	$21.57	$23.12	$24.67
20.00%	$17.55	$19.17	$20.78	$22.40	$24.02	$25.63
25.00%	$18.18	$19.86	$21.55	$23.23	$24.92	$26.60

        The following table describes a discount rate calculation for Umpqua prepared by Sandler O'Neill. The discount rate equals the product of two year beta and equity risk premium plus the risk free rate.

Risk Free Rate	2.95%	10 Year UST Yield
Two Year Beta	1.20	Per Bloomberg
Equity Risk Premium	5.70%	Ibbotson 60 year market analysis

Discount Rate	9.79%

        At the September 11, 2013 meeting of the Sterling board of directors, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed a group of comparable mergers and acquisitions. The group of mergers and acquisitions was comprised of the eight transactions announced between January 1, 2012 and September 10, 2013 involving nationwide commercial bank holding companies with announced deal values greater than $500 million, with the $500 million threshold selected based on Sandler O'Neill's professional judgment and experience. The group was composed of the following transactions:

Buyer/Target

PacWest Bancorp/ CapitalSource Inc.
MB Financial, Inc./ Taylor Capital Group, Inc.
Banco de Credito e Inversiones SA/ CM Florida Holdings, Inc.
Columbia Banking System, Inc./ West Coast Bancorp
FirstMerit Corporation/ Citizens Republic Bancorp, Inc.
Hilltop Holdings Inc./ PlainsCapital Corporation
Mitsubishi UFJ Financial Group, Inc./ Pacific Capital Bancorp
Prosperity Bancshares, Inc./ American State Financial Corporation

        Sandler O'Neill then reviewed the following merger valuation multiples for each of the transactions: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share, transaction price to estimated current year earnings per share, tangible book premium to core deposits, transaction price to target company's stock price two days before transaction announcement and transaction price to target company's stock price two weeks before announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger valuation multiples to the median and mean multiples of the comparable transactions.

	Sterling / Umpqua	Median Transactions	Mean Transactions
Transaction Value / Book Value Per Share:	160%	146%	146%
Transaction Value / Tangible Book Value Per Share:	167%	174%	172%
Transaction Value / Last Twelve Months Earnings Per Share:(1)	19.1x	18.1x	17.7x
Transaction Value / Median Estimated 2013 Earnings Per Share:	19.3x	19.1x	18.1x
Tangible Book Premium to Core Deposits:	14.2%	11.7%	13.1%
Premium to Sterling Stock Price (Sept. 10, 2013):	13.9%	20.1%	26.8%
Premium to Sterling Stock Price (Aug. 30, 2013):(2)	27.7%	19.0%	27.5%

(1)
Sterling LTM excludes net positive pretax $10.7 million in non-recurring items and assumes a 32% tax rate. LTM of certain target companies in comparable transactions adjusted for certain material non-recurring items.

(2)
August 30, 2013 is the last closing price prior to a Bloomberg news story identifying Sterling as a merger candidate. The following trading day, Sterling stock increased over 9%. Precedent merger transactions illustrates a premium relative to the market price 2 weeks prior to announcement

        The following tables provide information for each of the comparable transactions above.

	PacWest Bancorp/ CapitalSource Inc.		MB Financial, Inc./ Taylor Capital Group, Inc.		Banco de Credito e Inversiones SA/CM Florida Holdings, Inc.		Columbia Banking System, Inc./ West Coast Bancorp
Transaction Value / Book Value Per Share:	148%		182%		101%		145%
Transaction Value / Tangible Book Value Per Share:	166%		182%		191%		145%
Transaction Value / Last Twelve Months Earnings Per Share:	17.9	x	11.4	x	22.3	x(1)	23.2	x(2)
Transaction Value / Median Estimated 2013 Earnings Per Share:	19.1	x	14.0	x	N/A		21.4	x
Tangible Book Premium to Core Deposits:	33.9%		3.0%		13.8%		9.9%
Target's Tangible Equity / Tangible Assets (quarter prior to announcement)	16.2%		9.5%		11.0%		13.6%
Target's Non-Performing Assets / Total Assets (quarter prior to announcement)	2.1%		1.9%		1.0%		3.0%
Target's Last Twelve Months Return on Average Assets (quarter prior to announcement)	1.6%		1.3%		NM		1.5%

(1)
Assumes an estimated normalized 35% tax rate.

(2)
Excludes one-time items related to deferred tax asset reversal, FHLB prepayment penalties and branch closure costs, assumes normalized tax rate of 35%.

FirstMerit Corporation/ Citizens Republic Bancorp, Inc.	Hilltop Holdings Inc./ PlainsCapital Corporation	Mitsubishi UFJ Financial Group, Inc./ Pacific Capital Bancorp	Prosperity Bancshares, Inc./ American State Financial Corporation
Transaction Value / Book Value Per Share:	90%	114%	199%	189%
Transaction Value / Tangible Book Value Per Share:	130%	128%	224%	206%
Transaction Value / Last Twelve Months Earnings Per Share:	18.4	x(3)	8.6	x	27.2	x(4)	12.6	x
Transaction Value / Median Estimated 2013 Earnings Per Share:	NM	N/A	N/A	N/A
Tangible Book Premium to Core Deposits:	4.1%	4.4%	22.2%	13.5%
Target's Tangible Equity / Tangible Assets (quarter prior to announcement)	10.8%	8.6%	11.7%	8.4%
Target's Non-Performing Assets / Total Assets (quarter prior to announcement)	1.2%	1.7%	1.2%	0.3%
Target's Last Twelve Months Return on Average Assets (quarter prior to announcement)	NM	1.2%	NM	1.5%

(3)
Assumes an estimated normalized 24% tax rate.

(4)
Assumes an estimated normalized 34% tax rate.

  Imputed Valuation Analysis

        The following table sets forth the imputed valuation for Sterling based on the mean and median valuation multiples from the selected merger transactions above.

	Selected Merger Transactions		Imputed Valuation
	Mean	Median	Mean	Median
Book Value Per Share	146%	146%	$28.25	$28.34
Tangible Book Value Per Share	172%	174%	$31.72	$32.15
Last Twelve Months EPS(1)	17.7x	18.1x	$25.30	$25.95
Analyst Estimated Current Year EPS	18.1x	19.1x	$29.03	$30.53
Core Deposits	13.1%	11.7%	$31.00	$29.63
One Day Market Premium	26.8%	20.1%	$34.41	$32.60
Two Week Market Premium(2)	27.5%	19.0%	$30.87	$28.80

(1)
Sterling LTM excludes net positive pretax $10.7 million in non-recurring items and assumes a 32% tax rate. LTM of certain target companies in comparable transactions adjusted for certain material non-recurring items.

(2)
Two week premium based on August 30, 2013 price for Sterling. August 30, 2013 is the last closing price prior to a Bloomberg news story identifying Sterling as a merger candidate. The following trading day, Sterling stock increased over 9%. Precedent merger transactions illustrates a premium relative to the market price 2 weeks prior to announcement

  Pro Forma Results and Capital Ratios

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on March 31, 2014; (2) per share merger consideration value of $30.90, based on Umpqua's closing stock price on September 10, 2013 of $17.19; (3) Umpqua is able to achieve cost savings of approximately 28% of Sterling projected operating expense and such savings are 50% realized in 2014 (approximately $44 million pretax annualized) and fully realized in 2015 (approximately $88 million pretax), after Umpqua management communicated that it had concluded that such assumptions were reasonable; (4) total pretax transaction costs and expenses of approximately $80 million, with 100% of the expenses recognized prior to or at closing; (5) a charge associated with estimated facilities upgrade cost of approximately $41 million to be capitalized at closing (10 year, straight line depreciation); (6) a core deposit intangible of approximately $61 million (10 year, sum-of-years-digits amortization); (7) Sterling's performance is consistent with publicly available median analyst estimated earnings per share for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate of 8% for the years thereafter; (8) Umpqua's performance is consistent with publicly available median analyst earnings estimates for the years ending December 31, 2013, December 31, 2014 and December 31, 2015 and an estimated long-term growth rate of 8% for the years thereafter; (9) various purchase accounting adjustments, including credit and interest rate mark-to-market adjustments and other accounting adjustments on Sterling's loan portfolio, other real estate owned, mortgage servicing rights, deposits, borrowings and other liabilities resulting in an estimated aggregate pretax mark on assets of approximately negative $300 million and an estimated aggregate mark on liabilities of approximately negative $66 million; (10) estimated pretax liability restructuring costs of approximately $61 million and a reduction in borrowings of approximately $500 million; and (11) an estimated deposit and loan divestiture of approximately $316 million and approximately $45 million, respectively. The analyses indicated that for the year ending December 31, 2014, the merger (excluding transaction expenses) would be accretive to Umpqua's projected earnings per share and, as of March 31, 2014 the merger would be dilutive to Umpqua's tangible book value per share. The analyses also indicated that as of March 31, 2014, the merger (taking into account estimated transaction expenses) would maintain Umpqua's regulatory capital ratios in excess of the regulatory guidelines for "well capitalized" status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

        The table below shows Sandler O'Neill's projected accretion/dilution percentages for both Sterling and Umpqua as of closing and for each of the years 2014-2018.

		As of or for the year ending:
	Closing	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Umpqua EPS Accretion/(Dilution)—excluding transaction expenses		6.4%	12.7%	9.6%	8.5%	7.6%
Sterling EPS Accretion/(Dilution)—excluding transaction expenses (assumes 100% stock allocation)		24.8%	35.7%	32.1%	31.1%	29.7%
Umpqua TBVPS Accretion/(Dilution)	(4.5)%	(3.2)%	(1.1)%	0.4%	1.6%	2.6%
Sterling TBVPS Accretion/(Dilution)	(19.2)%	(15.8)%	(10.7)%	(7.6)%	(4.6)%	(1.7)%

  Miscellaneous

        Following the issuance of the opinion, Sander O'Neill provided the Sterling board of directors with a revised version of its September 11, 2013 presentation in support of its opinion, which reflected certain corrected information that did not materially impact the projected results of the pro forma combined entity and did not affect Sandler O'Neill's opinion.

        Sandler O'Neill acted as the financial advisor to Sterling's board of directors in connection with the merger and will receive a fee of 0.30% of the aggregate consideration payable in the merger (which consideration will be calculated in part based on the price of Umpqua stock prior to closing; and which fee would be approximately $6.4 million if the merger had closed on January 17, 2014, the last practicable date before the date of this document on which the Umpqua stock price was available), of which $1 million was received upon execution of the definitive merger agreement and the remainder is contingent on the consummation of the merger. Sterling has also agreed to reimburse Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Sterling and Umpqua and their respective affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Sterling or Umpqua or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities. Sandler O'Neill has provided investment banking services to, and received fees for such services from, Sterling, most recently, in connection with Sterling's private placement of common and preferred shares in 2010. In 2012, Sandler O'Neill received $717,330 from the U.S. Treasury for Sandler O'Neill's role as joint book running manager in connection with the sale of Sterling common stock. In addition, in 2011 and 2012 Sandler O'Neill or its affiliates received an aggregate of approximately $220,000 in connection with the provision of certain other investment banking services to Sterling. After the execution of the merger agreement, Sandler O'Neill was engaged by Umpqua, with the express consent of Sterling, to sell certain branches of the combined entity subsequent to the merger and will be paid customary fees for such engagement. If a sale occurs Sandler O'Neill estimates it will receive fees of approximately $150,000 from Umpqua for its engagement to sell these branches. In the two years prior to the execution of the merger agreement, Sandler O'Neill has not provided investment banking services to, or received fees for such services from, Umpqua.

Umpqua's Reasons for the Merger; Recommendation of Umpqua's Board of Directors

        After careful consideration, Umpqua's board of directors, at a meeting held on September 10, 2013, unanimously determined that the merger agreement is in the best interests of Umpqua and its shareholders. Accordingly, Umpqua's board of directors adopted the merger agreement and unanimously recommends that Umpqua shareholders vote "FOR" the Umpqua merger proposal, "FOR" the articles amendment proposal and "FOR" the Umpqua adjournment proposal, if necessary or appropriate.

        In reaching its decision to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Umpqua board of directors consulted with Umpqua management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of Umpqua's and Sterling's business, operations, financial condition, asset quality, earnings and prospects;

  •
  the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

  •
  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;

  •
  its understanding of the current and prospective environment in which Umpqua and Sterling operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Umpqua both with and without the proposed transaction;

  •
  its review and discussions with Umpqua's management concerning the due diligence investigation of Sterling;

  •
  the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

  •
  the structure of the transaction as a combination in which the combined company would operate under the Umpqua brand and Umpqua's board of directors and management would have substantial participation in the combined company;

  •
  the opinion of J.P. Morgan, dated September 10, 2013, addressed to the Umpqua board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Umpqua of the merger consideration provided for in the merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under "—Opinion of J.P. Morgan";

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, expected tax treatment, mutual deal protection and termination fee provisions, and mutual restrictions on the conduct of the business of both companies between the date of the merger agreement and the date of consummation of the merger, which it reviewed with its outside financial and legal advisors;

  •
  the potential risk of diverting management attention and resources from the operation of Umpqua's business and towards the completion of the merger;

  •
  the terms of the investor letter agreement with Warburg Pincus and the investor letter agreement with THL;

  •
  the nature and amount of payments and other benefits to be received by Sterling management in connection with the merger pursuant to existing Sterling plans and compensation arrangements and the merger agreement and the employment agreement executed in connection with the execution of the merger agreement;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Sterling's business, operations and workforce with those of Umpqua; and

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the factors considered by the Umpqua board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Umpqua board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Umpqua board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Umpqua board of directors considered all these factors as a whole, including discussions with, and questioning of, Umpqua's management and Umpqua's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of J.P. Morgan

        Pursuant to an engagement letter dated March 25, 2013, Umpqua retained J.P. Morgan as its financial advisor in connection with its consideration of the merger. At the meeting of the Umpqua board of directors on September 10, 2013, J.P. Morgan rendered its oral opinion to the Umpqua board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid by Umpqua in connection with the merger was fair, from a financial point of view, to Umpqua. J.P. Morgan's written opinion, dated September 10, 2013, is sometimes referred to herein as the "J.P. Morgan opinion."

        The full text of the J.P. Morgan opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Umpqua shareholders should read this opinion carefully and in its entirety.

        The J.P. Morgan opinion is addressed to the Umpqua board of directors, is addressed only to the merger consideration to be paid by Umpqua in connection with the merger and does not address any other matters. The J.P. Morgan opinion does not constitute a recommendation to any Umpqua shareholder as to how such shareholder should vote with respect to the merger or with respect to any other matter. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan.

        In connection with preparing its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft, dated September 8, 2013, of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Umpqua and Sterling and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of Umpqua and Sterling with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Umpqua's common stock and Sterlings's common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Umpqua and Sterling relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of Umpqua and Sterling with respect to certain aspects of the merger, the past and current business operations of Umpqua and Sterling, the financial condition and future prospects and operations of Umpqua and Sterling, the effects of the merger on the financial condition and future prospects of Umpqua, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Umpqua and Sterling or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan conduct any review of individual credit files of Umpqua or Sterling, evaluate the adequacy of the loan or lease loss reserves of Umpqua or Sterling or evaluate the solvency of Umpqua or Sterling under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Umpqua or Sterling. J.P. Morgan assumed, with the consent of the Umpqua board of directors, that Umpqua's and Sterling's respective allowances for loan and lease losses were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of Umpqua and Sterling to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Umpqua and Sterling in the merger agreement and any related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Umpqua with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Umpqua or Sterling or on the contemplated benefits of the merger.

        The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. It should be understood that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Umpqua in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of Umpqua or as to the underlying decision by Umpqua to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid by Umpqua in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which the Umpqua common stock or the Sterling common stock will trade at any future time.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analysis performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        The merger consideration was determined through negotiations between Umpqua and Sterling and was approved by Umpqua's board of directors. Although J.P. Morgan provided advice to Umpqua during these negotiations, J.P. Morgan did not recommend that any specific form, mix, or amount of consideration constituted the only appropriate consideration for the merger.

        The projections furnished to J.P. Morgan for Umpqua and Sterling were prepared by or at the direction of the management of Umpqua. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

        In order to provide a view of Sterling's market price without the impact of rumors of a potential sale transaction, throughout its analysis, J.P. Morgan used stock price information for Sterling common stock as of market close on August 30, 2013, which was the last trading day prior to published press rumors regarding a potential sale transaction. The closing price of $24.20 of Sterling's common stock on August 30, 2013 is referred to as the "unaffected market price."

        As indicated below, certain material financial analyses are presented on an equity value per share basis. In arriving at equity value per share for Umpqua and Sterling, share count in all cases is based on fully diluted shares outstanding as of June 30, 2013 of approximately 112.0 million and 64.4 million, for Umpqua and Sterling, respectively.

  Sterling Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Sterling with similar data for the following companies:

  •
  City National Corporation;

  •
  PacWest Bancorp;

  •
  Washington Federal, Inc.;

  •
  Umpqua Holdings Corporation;

  •
  Glacier Bancorp, Inc.;

  •
  CVB Financial Corporation;

  •
  Westamerica Bancorporation;

  •
  Columbia Banking System Inc.; and

  •
  Banner Corporation.

        In all instances, multiples were based on closing stock prices on September 6, 2013 (except for Sterling, for which stock price was based on the unaffected market price). For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies' public filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems, and earnings per share estimates were based on I/B/E/S consensus estimates (which, in the case of Umpqua, Umpqua management reviewed and concluded were reasonable). The multiples and ratios for each of the selected companies were based on the most recent publicly available information and were pro forma for pending acquisitions.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  multiple of price to estimated earnings per share for 2014, or Price / 2014 EPS; and

  •
  multiple of price to tangible book value per share, or Price / TBVPS (based on reported book value as of June 30, 2013).

        Results of the analysis were presented for the selected companies, including the results indicated in the following table:

	Selected Companies Median	Sterling
Price / 2014 EPS	14.9x	15.3x
Price / TBV	2.0x	1.3x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 14.0x to 17.0x for Price / 2014 EPS and 1.1x to 1.6x for Price / TBVPS. To arrive at the Price / TBVPS multiple reference range, J.P. Morgan regressed 2014 estimated Return on Average Tangible Common Equity ("ROATCE") on Price / TBVPS for the above selected companies, then applied a 7.9% to 9.9% 2014 estimated ROATCE range to the resultant regression equation. The analysis indicated the following equity values per share of Sterling common stock, as compared to the total consideration of $29.40 per share of Sterling common stock (based on Sterling's unaffected market price, the "Consideration Value"), which was calculated assuming equivalent consideration (an exchange ratio of 1.671 shares of Umpqua common stock and $2.18 per share of Sterling common stock) and a closing stock price of Umpqua common stock of $16.29 on September 6, 2013:

Equity Value Per Share
Price / 2014 EPS	$22.09 - $26.83
Price / TBVPS	$20.08 - $29.21

  Selected Transaction Multiple Analysis

        Using publicly available information, J.P. Morgan reviewed merger transactions involving publicly-traded bank holding companies and/or savings and loan holding companies which were announced between August 2010 and September 2013. Based on that review, J.P. Morgan selected the following transactions:

Date Announced	Acquiror	Target
July 22, 2013	PacWest Bancorp	CapitalSource Inc.
July 15, 2013	MB Financial, Inc	Taylor Capital Group, Inc.
May 24, 2013	Banco de Credito e Inversiones SA	CM Florida Holdings, Inc.
September 26, 2012	Columbia Banking System Inc.	West Coast Bancorp
September 13, 2012	FirstMerit Corporation	Citizens Republic Bancorp, Inc.
May 9, 2012	Hilltop Holdings Inc.	PlainsCapital Corporation
March 9, 2012	Mitsubishi UFJ Financial Group, Inc.	Pacific Capital Bancorp
February 27, 2012	Prosperity Bancshares, Inc.	American State Financial Corporation
January 18, 2011	Comerica Incorporated	Sterling Bancshares, Inc.
December 22, 2010	Hancock Holding Company	Whitney Holding Corporation
August 19, 2010	First Niagara Financial Group, Inc.	New Alliance Bancshares, Inc.

        For each of the selected transactions, J.P. Morgan calculated and compared the market value of the per share consideration, as of the relevant announcement date, to the total book value of the target company as of the most recent quarter prior to the relevant announcement date (Price / TBVPS). This analysis indicated the following:

Selected Transaction Multiple Median
Price / TBVPS	1.7x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 1.6x to 2.0x for Price / TBVPS. The analysis indicated the following equity values per share of Sterling common stock, as compared to the Consideration Value of $29.40 per share of Sterling common stock.

Equity Value Per Share
Price / TBVPS	$29.21 - $36.51

  Sterling Dividend Discount Analysis

        J.P. Morgan conducted a dividend discount analysis for the purpose of determining a range of implied equity values per share for Sterling common stock. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by Sterling and taking into consideration the time value of money with respect to those future dividends by calculating their present value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Umpqua management:

  •
  Valuation date: March 31, 2014, discounted to September 6, 2013

  •
  Dividend discount model

  •
  Exit based on 2024 net income

  •
  Exit multiple of 12.0x-14.0x

  •
  As instructed by Umpqua management:

  •
  2013 earnings based on Sterling's internal forecasts

  •
  2014-2015 earnings based on median I/B/E/S net income estimates (which Umpqua management reviewed and concluded were reasonable)

  •
  2016-2024 earnings extrapolated assuming long-term earnings growth of 8.0% per year

  •
  2014-2024 asset growth of 5.0% per year

  •
  Cost of excess capital of 0.25% (pre-tax)

  •
  Marginal tax rate of 35%

  •
  Mid-year convention assumed

  •
  Discount rate of 9.0%-11.0%

  •
  Tier 1 common target of 12.0%

        These calculations resulted in a range of implied values of $21.89 to $28.25 per share of Sterling common stock, as compared to the Consideration Value of $29.40 per share of Sterling common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.0%	$25.51	$26.88	$28.25
10.0%	$23.61	$24.86	$26.11
11.0%	$21.89	$23.03	$24.17

        J.P. Morgan also conducted a separate dividend discount analysis assuming, based on management's estimates, that the Merger would generate 30% cost savings on core cash net interest expenses of $288.4 million with a restructuring charge of $80 million. Based on this assumption and the other assumptions noted above, J.P. Morgan conducted a dividend discount analysis which resulted in a range of implied values of between $27.96 to $35.78 per share of Sterling common stock, as compared to the Consideration Value of $29.40 per share of Sterling common stock.

  Umpqua Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Umpqua with similar data for the following companies:

  •
  City National Corporation;

  •
  PacWest Bancorp;

  •
  Washington Federal, Inc.;

  •
  Glacier Bancorp, Inc.;

  •
  Sterling Financial Corp.;

  •
  CVB Financial Corporation;

  •
  Westamerica Bancorporation;

  •
  Columbia Banking System Inc.; and

  •
  Banner Corporation.

        In all instances (other than for Sterling, for which unaffected market price was used), multiples were based on closing stock prices on September 6, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies' public filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems, and earnings per share estimates were based on I/B/E/S consensus estimates (which, in the case of Sterling, Umpqua management reviewed and concluded were reasonable). The multiples and ratios for each of the selected companies were based on the most recent publicly available information and were pro forma for pending acquisitions.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  Price / 2014 EPS; and

  •
  Price / TBVPS.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	Umpqua
Price / 2014 EPS	14.9x	15.1x
Price / TBVPS	2.0x	1.9x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 14.0x to 17.0x for Price / 2014 EPS and 1.9x to 2.4x for Price / TBVPS. To arrive at the Price / TBVPS multiple reference range, J.P. Morgan regressed 2014 estimated ROATCE on Price / TBVPS for the above selected companies, then applied an 11.3% to 13.3% 2014 estimated ROATCE range to the resultant regression equation. The analysis indicated the following equity values per share of Umpqua common stock, as compared to the closing price of Umpqua common stock of $16.29 on September 6, 2013:

Equity Value Per Share
Price / 2014 EPS	$15.09 - $18.33
Price / TBVPS	$15.92 - $20.11

  Umpqua Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for Umpqua common stock by discounting to present values estimates of Umpqua's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Umpqua management:

  •
  Valuation date: March 31, 2014, discounted to September 6, 2013

  •
  Dividend discount model

  •
  Exit based on 2024 net income

  •
  Exit multiple of 12.0x-14.0x

  •
  As instructed by Umpqua management:

  •
  2013 earnings based on Umpqua's internal forecasts

  •
  2014-2015 earnings based on median I/B/E/S net income estimates (which Umpqua management reviewed and concluded were reasonable)

  •
  2016-2024 earnings extrapolated assuming long-term earnings growth of 8.0% per year

  •
  2014-2024 asset growth of 5.0% per year

  •
  Cost of excess capital of 0.25% (pre-tax)

  •
  Marginal tax rate of 35%

  •
  Mid-year convention assumed

  •
  Discount rate of 9.0%-11.0%

  •
  Tier 1 common target of 12.0%

        These calculations resulted in a range of implied values of $14.69 to $19.22 per share of Umpqua common stock, as compared to the closing price of Umpqua common stock of $16.29 on September 6, 2013, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.0%	$17.27	$18.25	$19.22
10.0%	$15.92	$16.81	$17.69
11.0%	$14.69	$15.50	$16.31

  Relative Value Analysis

        Based upon the implied valuations for each of Umpqua and Sterling calculated pursuant to the trading multiples analyses and standalone dividend discount analyses described above under "Sterling Public Trading Multiples Analysis", "Sterling Dividend Discount Analysis", "Umpqua Public Trading Multiples Analysis" and "Umpqua Dividend Discount Analysis", J.P. Morgan calculated a range of implied exchange ratios of a share of Sterling common stock to a share of Umpqua common stock, and then compared that range of implied exchange ratios to the equivalent implied exchange ratio based on the Consideration (a 1.805 exchange ratio derived by adding the stated exchange ratio of 1.671 shares of Umpqua common stock to the implied number of Umpqua shares represented by the $2.18 cash consideration per share of Sterling common stock, based on Umpqua's closing stock price on September 6, 2013).

        For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Sterling by the high end of each implied equity value of Umpqua. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Sterling by the low end of each implied equity value of Umpqua. As noted above, for purposes of this analysis, J.P. Morgan assumed, in each case, that 100% of the merger consideration would be stock consideration.

        This analysis indicated the following implied exchange ratios, compared in each case to the equivalent implied exchange ratio in the merger of 1.805 shares of Umpqua common stock per share of Sterling common stock:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price / 2014 EPS	1.206 - 1.778
Price / TBV	0.999 - 1.835
Standalone Dividend Discount Analysis	1.139 - 1.923
"Synergized" Dividend Discount Analysis	1.454 - 2.435

  Value Creation Analysis

        J.P. Morgan prepared a value creation analysis that compared the equity value of Umpqua (based on the dividend discount analysis) to the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating (x) the sum of (i) the equity value of Sterling using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "Sterling Dividend Discount Analysis", (ii) the equity value of Umpqua using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "Umpqua Dividend Discount Analysis" and (iii) the estimated present value of expense synergies, net of restructuring charges, as estimated by Umpqua management, less (y) the cash consideration to be received by the holders of Sterling common stock in the merger. The value creation analysis at the equivalent exchange ratio of 1.671 provided for in the merger indicated that the merger would create value for the holders of Umpqua common stock as compared to the standalone equity value of Umpqua. There can be no assurance, however, that the synergies and transaction-related expenses will not be substantially greater or less than those estimated by Umpqua management and described above.

  General

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to Umpqua or Sterling, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Umpqua or Sterling, as applicable. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Umpqua or Sterling, as applicable.

        The opinion of J.P. Morgan was one of the many factors taken into consideration by Umpqua's board of directors in making its determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the Umpqua board of directors with respect to the value of Sterling, or of whether the Umpqua board of directors would have been willing to agree to different or other forms of consideration.

  J.P. Morgan's Compensation and Other Relationships

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Umpqua with respect to the merger on the basis of such experience and its familiarity with Umpqua.

        For financial advisory services rendered in connection with the merger, Umpqua has agreed to pay J.P. Morgan a fee of $11,300,000, $9,300,000 of which is payable only if the merger is consummated. In addition, Umpqua has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities, including liabilities arising under the federal securities laws.

        During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Umpqua, for which it has received no compensation, and Warburg Pincus, which, through an affiliated fund (Warburg Pincus Private Equity X, L.P.), is one of the major shareholders of Sterling, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as M&A financial advisor to Umpqua in connection with its acquisition of Financial Pacific Leasing, Inc. in July 2013; as lead left bookrunner for Warburg Pincus in connection with the 12.5 million share sell-down of Laredo Petroleum Holdings, Inc. in October 2012; and as agent and joint lead arranger on a $845 million credit facility of Warburg Pincus Private Equity IX, L.P. Moreover, during this two-year period J.P. Morgan and its affiliates have had commercial and/or investment banking relationships with portfolio companies of certain of the major shareholders of Sterling, namely Warburg Pincus and THL, which portfolio companies are not otherwise related to Sterling, for which J.P. Morgan and its affiliates have received customary compensation. Such relationships have included acting as lead bookrunner, as joint bookrunner, as passive joint bookrunner, as agent and as arranger for such portfolio companies. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of such portfolio companies, for which it receives customary compensation or other financial benefits. During the two years preceding the date of the J.P. Morgan opinion, neither J.P. Morgan nor its affiliates have had any material commercial or investment banking relationships with Sterling. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Umpqua or Sterling for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Unaudited Prospective Financial Information

        Sterling and Umpqua do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiation and review of the merger agreement, Sterling's management prepared a forecast for Sterling's 2013 earnings and Umpqua's management prepared a forecast for Umpqua's 2013 earnings (which we refer to as the "Sterling 2013 earnings forecast" and the "Umpqua 2013 earnings forecast," respectively), each of which contain unaudited prospective financial information on a standalone, pre-merger basis. Sterling believes that the assumptions that its management used as a basis for the Sterling 2013 earnings forecast were reasonable at the time management prepared the applicable forecasts, taking into account the relevant information available to management at the time. Umpqua believes that the assumptions that its management used as a basis for the Umpqua 2013 earnings forecast were reasonable at the time management prepared the applicable forecasts, taking into account the relevant information available to management at the time. Each of the Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast was made available to Umpqua's financial advisor, J.P. Morgan, and Sterling's financial advisor, Sandler O'Neill. The Umpqua 2013 earnings forecast consisted of Umpqua management's judgment, which was generally consistent with median analyst estimates, that Umpqua would generate between $0.93 and $0.95 of operating earnings per share on a standalone basis. The Sterling 2013 earnings forecast consisted of Sterling management's judgment, which was generally consistent with median analyst estimates, that Sterling would generate $100 million of net income on a standalone basis. The Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast were not prepared with a view toward public disclosure and the inclusion of the Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast in this joint proxy statement/prospectus should not be regarded as an indication that Sterling, Umpqua or any other recipient of the Sterling 2013 earnings forecast or Umpqua 2013 earnings forecast considered, or now considers, them to be necessarily predictive of actual future results. None of Sterling, Umpqua, their advisors nor any of their respective affiliates assumes any responsibility for the accuracy of the Sterling 2013 earnings forecast or the Umpqua 2013 earnings forecast. The Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of Sterling's current independent registered public accounting firm, KPMG LLP, Umpqua's current independent registered public accounting firm, Moss Adams LLP, Financial Pacific Holdings, LLC's independent auditors, Deloitte & Touche LLP, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the forecasts included below, expressed any opinion or any other form of assurance on, or assumed any responsibility for, such information or its achievability, and each of the foregoing named independent registered public accounting firms disclaims any association with such information.

        The Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast reflect numerous estimates and assumptions made by Sterling and Umpqua, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Sterling's and Umpqua's respective businesses, all of which are difficult to predict and many of which are beyond Sterling's and Umpqua's respective control. The Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast also reflect assumptions as to certain business decisions that are subject to change. The Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast reflect subjective judgments in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Sterling's and Umpqua's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the section entitled "Cautionary Statement Regarding Forward-Looking Statements." None of Sterling, Umpqua nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Sterling 2013 earnings forecast or the Umpqua 2013 earnings forecast if they are or become inaccurate (even in the short term). The inclusion of the Sterling 2013 earnings forecast and the Umpqua 2013 earnings forecast herein should not be deemed an admission or representation by Sterling or Umpqua that they are viewed by Sterling or Umpqua as material information of Sterling or

Umpqua, respectively, particularly in light of the inherent risks and uncertainties associated with such forecasts.

Board of Directors and Management of Umpqua after the Merger

        At the effective time of the merger, the number of directors on the board of directors of the combined company will be 13, of which one will be Raymond P. Davis, the current President and Chief Executive Officer of Umpqua, eight will be existing members of Umpqua's board of directors who will be independent from the combined company under the listing rules of the NASDAQ, up to two will be directors designated pursuant to the investor letter agreements, and four less the number of directors either (1) designated pursuant to the investor letter agreements or (2) if not so designated, retained as a contractual right to be designated under the investor letter agreements and not irrevocably and permanently waived prior to the effective time of the merger, will be chosen by Sterling's existing board of directors from a list that was mutually agreed upon by Umpqua and Sterling prior to the entry into the merger agreement. The members of the Sterling board of directors on the list are Robert C. Donegan, Maria M. Pope, C. Webb Edwards, Ellen R. M. Boyer, Robert H. Hartheimer and Michael F. Reuling, although Umpqua and Sterling are permitted to add names to the list by mutual consent at any time prior to the merger. Umpqua has also agreed to nominate for reelection each of the directors chosen by Sterling's existing board at each Umpqua annual shareholder meeting held before Umpqua's 2016 annual shareholder meeting. The chairperson of the board of directors of the combined company will be the existing chairperson of the board of directors of Umpqua.

        Also at the effective time, Mr. Davis will serve as Chief Executive Officer of the combined company and J. Gregory Seibly, the current President and Chief Executive Officer of Sterling, and Cort L. O'Haver, the current Senior Executive Vice President of Umpqua and Umpqua Bank, will each serve as a Senior Executive Vice President of Umpqua and a Co-President of Umpqua Bank.

Interests of Sterling's Directors and Executive Officers in the Merger

        Sterling shareholders should be aware that some of Sterling's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sterling shareholders generally. Sterling's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that Sterling shareholders vote in favor of approving the merger agreement.

Equity Interests of Directors and Executive Officers

Stock Options

        At the effective time of the merger, each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time) will be converted into an option to purchase Umpqua common stock on the same terms and conditions as were applicable prior to the merger, except that (1) the number of shares of Umpqua common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing Sterling stock option and the equity exchange ratio (rounding fractional shares down to the nearest whole share), and (2) the exercise price per share of Umpqua common stock under the new option will be equal to the exercise price per share of the existing Sterling stock option divided by the equity exchange ratio (rounded up to the nearest whole cent). If a Sterling executive officer is terminated without cause or voluntarily resigns for good reason (as defined in the applicable equity plans) or a director's status as a director of Sterling or a successor corporation is terminated other than upon a voluntary resignation (including by failure to serve on the Umpqua board of directors), in each case within one year following the merger, each converted option (other than a converted option in respect of a new stock option granted prior to the effective time of the merger, as described below) held by the executive officer or director will become fully vested.

Restricted Stock Units

        At the effective time of the merger, each restricted stock unit with respect to Sterling common stock outstanding immediately prior to the effective time will be converted into a restricted stock unit with respect to a number of shares of Umpqua common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock unit and the equity exchange ratio, on the same terms and conditions as were applicable prior to the merger. If a Sterling executive officer is terminated without cause or voluntarily resigns for good reason (as defined in the applicable equity plans) or a director's status as a director of Sterling or a successor corporation is terminated other than upon a voluntary resignation (including by failure to serve on the Umpqua board of directors), in each case within one year following the merger, each converted restricted stock unit (other than a converted restricted stock unit in respect of a new restricted stock unit granted prior to the effective time of the merger, as described below) held by the executive officer or director will become fully vested.

        The following table sets forth the number of Sterling stock options and restricted stock units held by each director and executive officer of Sterling as of December 2, 2013. The following table assumes that Sterling's directors and executive officers will not sell or acquire any shares of Sterling common stock or equity awards following the date of this proxy statement.

	Stock Options(1)
					Restricted Stock Units
Name	Vested		Unvested
J. Gregory Seibly	0		19,702	(2)	53,298	(7)
Patrick J. Rusnak	0		7,005	(2)	21,414	(8)
Ezra A. Eckhardt	0		8,231	(2)	27,387	(9)
David S. DePillo	0		8,406	(2)	46,642	(10)
Andrew J. Schultheis	0		6,304	(2)	11,713	(11)
Steven D. Hauschild	61	(3)	5,464	(2)	14,964	(12)
Robert G. Butterfield	76	(3)	0		6,878	(13)
Howard P. Behar	0		2,626	(4)	1,608	(14)
Leslie S. Biller	70,522	(5)	70,522	(5)	0
David A. Coulter	0		2,626	(4)	1,608	(14)
William L. Eisenhart	0		2,626	(4)	1,608	(14)
Michael F. Reuling	0		2,626	(4)	1,608	(14)
Joshua D. Bresler	0		2,026	(6)	1,303	(14)
Paula E. Boggs	0		1,817	(6)	1,169	(14)
Ellen R.M. Boyer	0		2,626	(4)	1,608	(14)
Robert C. Donegan	0		2,626	(4)	1,608	(14)
C. Webb Edwards	0		2,626	(4)	1,608	(14)
Robert H. Hartheimer	0		2,626	(4)	1,608	(14)
Maria M. Pope	0		1,817	(6)	1,169	(14)

(1)
Does not include certain options held by Messrs. Seibly, Hauschild, Butterfield, Eisenhart, Reuling and Donegan with exercise prices significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time of the merger.

(2)
Option exercise price equals $21.76. Options scheduled to vest in equal installments on 4/29/14 and each of the following three anniversaries thereof.

(3)
Option exercise price equals $122.10.

(4)
Option exercise price equals $21.76. Options scheduled to vest in full on 4/1/14.

(5)
Option exercise price equals $21.47. Unvested options scheduled to vest in equal installments on 12/31/13, 6/30/14 and 12/31/14.

(6)
Option exercise price equals $26.04. Options scheduled to vest in full on 4/1/14.

(7)
4,546 RSUs scheduled to vest on 1/28/14; 21,054 RSUs scheduled to vest on 3/13/14; 7,018 RSUs scheduled to vest on 3/13/15; 5,170 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(8)
2,823 RSUs scheduled to vest on 2/16/14; 8,429 RSUs scheduled to vest on 3/13/14; 2,810 RSUs scheduled to vest on 3/13/15; 1,838 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(9)
3,762 RSUs scheduled to vest on 1/28/14; 11,240 RSUs scheduled to vest on 3/13/14; 3,746 RSUs scheduled to vest on 3/13/15; 2,159 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(10)
16,249 RSUs scheduled to vest 3/13/14; 21,569 RSUs scheduled to vest 3/13/15; 2,205 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(11)
1,387 RSUs scheduled to vest on 6/8/14; 1,236 RSUs scheduled to vest on 3/13/14 and each of the following two anniversaries thereof; 1,654 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(12)
4,233 RSUs scheduled to vest on 12/14/13; 3,747 RSUs scheduled to vest on 3/13/14; 1,249 RSUs scheduled to vest on 3/13/15; 1,433 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(13)
2,391 RSUs scheduled to vest on 12/14/13; 530 RSUs scheduled to vest on 3/13/14 and each of the following two anniversaries thereof; 723 RSUs scheduled to vest on 4/29/14 and each of the following three anniversaries thereof.

(14)
RSUs scheduled to vest in full on 4/1/14.

New Equity Awards

        Prior to the effective time of the merger, the compensation and governance committee of Sterling's board of directors may grant (1) up to $5.7 million of equity award compensation in the ordinary course of business, consistent with past practice, and (2) up to $2 million of equity award compensation on terms and conditions determined by Sterling's compensation and governance committee. A substantial portion of the $2 million equity pool may be granted to Sterling's named executive officers who will continue employment with Umpqua following the merger, with the balance granted to other key Sterling executives who will continue employment with Umpqua following the merger. It is expected that grants with respect to both the $5.7 million and the $2 million equity pools will be made by the Sterling compensation and governance committee prior to the consummation of the merger. The merger shall not be considered a change in control under the terms of new equity awards granted prior to the effective time of the merger.

Change in Control Severance Plan

        Mr. Rusnak, Sterling's Chief Financial Officer, and Mr. Butterfield, Sterling's Senior Vice President, Controller and Principal Accounting Officer, are eligible for certain payments and benefits under the Sterling Change in Control Plan. Although each other Sterling executive officer is currently a participant in the Sterling Change in Control Plan, new employment agreements entered into with Umpqua (as described below) will supersede the Sterling Change in Control Plan (and the benefits provided thereunder) for such executive officers. The Sterling Change in Control Plan provides for benefits if the executive officer's employment is involuntarily terminated by Sterling or if the executive officer is constructively discharged (generally, a decrease in total direct compensation at target (sum of base salary, target bonus and grant date value of long-term awards), a material diminution in authority, duties or responsibilities or relocation to an office more than 50 miles from current office location) within 24 months following a transaction such as the merger. Benefits under the Sterling Change in Control Plan are calculated based on (1) a multiple (24 months in the case of Mr. Rusnak and 18 months in the case of Mr. Butterfield) of monthly base compensation and target bonus, (2) the cost for a specified period (18 months for Mr. Rusnak and 18 months for Mr. Butterfield) of COBRA continuation coverage minus the then current employee portion of premiums for the same benefit, (3) a bonus payment for the year of termination prorated through the date of termination of employment and (4) outplacement services. The Sterling Change in Control Plan benefits are generally contingent on the executive officer's execution of a release of claims, protection of confidential information and compliance with non-competition and non-solicitation covenants with a duration equal to half of the monthly benefits multiple. Sterling Change in Control Plan payments are subject to forfeiture and clawback if the executive officer breaches the post-employment covenants as well as a voluntary cut back (at the election of the executive) to avoid the imposition of a golden parachute excise tax under Section 4999 of the Internal Revenue Code.

        The amounts of the payments that would have been payable to each of Messrs. Gregory J. Seibly, David S. DePillo, Ezra A. Eckhardt, Steven D. Hauschild and Andrew J. Schultheis under the Sterling Change in Control Plan (assuming the merger is consummated on March 31, 2014 and that each such executive officer's employment is terminated immediately thereafter on a basis entitling him to severance payments) had he not entered into a new employment agreement with Umpqua (superseding rights under the Sterling Change in Control Plan) are as follows: Seibly—$3,549,065; DePillo—$1,370,060; Eckhardt—$2,227,508; Hauschild—$883,909; and Schultheis—$965,508.

New Employment Agreements

        In connection with the execution of the merger agreement, Umpqua entered into employment agreements with five executive officers of Sterling: Messrs. Seibly, DePillo, Eckhardt, Hauschild and Schultheis. As described below, these agreements set forth the terms and conditions of each such individual's employment relationship with Umpqua following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, the agreements with the Sterling individuals will also supersede and replace any prior employment, retention, pre-existing change of control or other similar agreement with such individuals, including the Sterling Change in Control Plan.

Employment Agreement with Mr. Seibly

        Mr. Seibly's employment agreement, which expires on the second anniversary of the effective date of the merger, provides that he will serve as Senior Executive Vice President of Umpqua and Co-President of Umpqua Bank. Under the employment agreement, Mr. Seibly will receive an annual base salary of $565,000 and be eligible for an annual target bonus of 85% of his annual base salary and be eligible to participate in Umpqua's employee benefit plans on the same basis as similarly situated employees of Umpqua.

        In settlement of Mr. Seibly's benefits under the Sterling Change in Control Plan, Mr. Seibly will be entitled to a cash payment within 10 days following the effective date of the merger of $2,129,439. In addition, upon the effective date of the merger, Mr. Seibly will receive a retention award of restricted Umpqua common stock with a grant date value of $1,419,626, which will vest, subject to Mr. Seibly's continued employment, upon the second anniversary of the effective date of the merger or upon any earlier termination of employment due to death, disability, termination without cause or termination for good reason (as such terms are defined in the employment agreement). Mr. Seibly is also eligible for a retention bonus of $452,000 if he remains employed through the second anniversary of the effective date of the merger.

        If Mr. Seibly's employment were terminated without cause or for good reason during the term of the employment agreement, subject to the execution of a release of claims, in addition to accelerated vesting of the retention award, he would be entitled to severance benefits in the form of continued base salary for a period equal to the greater of (1) nine months base salary and (2) two weeks base salary per year of service with Umpqua.

        Mr. Seibly's employment agreement contains a noncompetition covenant that ends on the later of (1) the second anniversary of the effective date of the merger and (2) the completion of the period during which severance benefits are payable (if any), covenants concerning nonsolicitation of customers and employees that end on the second anniversary of the effective date of the merger and a perpetual confidentiality covenant. The retention award is subject to a clawback if Mr. Seibly breaches the noncompetition covenant and Umpqua may cease payment of the severance benefits if Mr. Seibly breaches any of the restrictive covenants. In addition, if payments to Mr. Seibly under his employment agreement or otherwise would be subject to the golden parachute excise tax under Section 4999 of the Code, they will be reduced to the greatest amount that would not be subject to such taxes.

Employment Agreements with Other Executive Officers

        Each of the employment agreements with Messrs. DePillo, Eckhardt, Hauschild and Schultheis will expire on the second anniversary of the effective date of the merger and provides that the executive officer will serve as an Executive Vice President of Umpqua Bank. Under their employment agreements, Messrs. DePillo and Eckhardt will receive an annual base salary of $400,000 and be eligible for an annual target bonus of 60% of their annual base salary and Messrs. Hauschild and Schultheis will receive an annual base salary of $275,000 and be eligible for an annual target bonus of 50% of their annual base salary. In addition, each executive officer will be eligible to participate in Umpqua's employee benefit plans on the same basis as similarly situated employees of Umpqua.

        In settlement of the executive officers' benefits under the Sterling Change in Control Plan, they will be entitled to a cash payment within 10 days following the effective date of the merger in the following amounts: Mr. DePillo $822,036; Mr. Eckhardt $1,336,505; Mr. Hauschild $530,345; and Mr. Schultheis $579,305. In addition, upon the effective date of the merger, each executive officer will receive a retention award of restricted Umpqua common stock with a grant date value in the following amounts: Mr. DePillo $548,024; Mr. Eckhardt $891,003; Mr. Hauschild $353,564; and Mr. Schultheis $386,203. The retention award will vest, subject to the executive officer's continued employment, upon the second anniversary of the effective date of the merger or upon any earlier termination of employment due to death, disability, termination without cause or termination for good reason (as such terms are defined in the employment agreement). Mr. Eckhardt is also eligible for a retention bonus of $320,000 if he remains employed through the second anniversary of the effective date of the merger.

        The executive officers' employment agreement contains severance terms, a golden parachute excise tax cut back and restrictive covenants substantially comparable to those contained in Mr. Seibly's employment agreement, except the noncompetition covenant ends on the later of (1) the first anniversary of the effective date of the merger and (2) the completion of the period during which severance benefits are payable (if any).

Leslie S. Biller Letter Agreement dated January 25, 2013

        Sterling and Mr. Biller entered into a letter agreement (the "Biller Letter") dated January 25, 2013 that sets forth certain terms of Mr. Biller's service as chairman of the Sterling board of directors through December 31, 2014. The Biller Letter provides for a $150,000 annual retainer for service as chairman of the Sterling board of directors, a $10,000 retainer for service as chairman of the compensation and governance committee, and additional annual compensation of $1,000,000, payable 50% in cash and 50% in Sterling stock options (the cash portion is payable in quarterly installments beginning March 31, 2013; the stock options have been granted). In the event Mr. Biller ceases to serve on the Sterling board of directors, other than as a result of termination for cause (as defined in the Sterling Change in Control Plan) or voluntary resignation, all remaining payments provided under the Biller Letter become due and all stock options granted thereunder become vested and exercisable. If the merger were consummated on March 31, 2014 and Mr. Biller does not serve on the Umpqua board of directors following that date, the cash payment would equal $375,000 and the intrinsic value of the accelerated stock options would equal $515,516 (based on a price per share of Sterling common stock of $28.78, the average closing price of Sterling common stock on the five days following the announcement of the merger).

Service on the Umpqua Board of Directors

        The members of Sterling's board of directors who will serve on Umpqua's board of directors have not yet been determined by Sterling's board of directors. Such members will be selected from a list that was mutually agreed upon by Umpqua and Sterling prior to the entry into the merger agreement. Each of these directors will receive the compensation provided to Umpqua directors from time to time. Umpqua directors currently receive a quarterly retainer of $12,500 (which amount may be higher for a director who serves as the chair of the board or a committee), an annual grant of restricted stock awards with a value of approximately $15,000 (which vest on the first anniversary of the grant date, subject to continued service through such date) and a participation fees of $1,000 for each committee meeting attended. At least 70% of director compensation, excluding the restricted stock awards, is payable in Umpqua stock.

Failure to Serve on the Umpqua Board of Directors

        If members of Sterling's board of directors do not serve on Umpqua's board of directors following the merger, the vesting of restricted stock units and stock options held by such directors will accelerate. If none of the members of Sterling's board of directors serve on Umpqua's board of directors, the aggregate value of restricted stock units and the intrinsic value of stock options subject to accelerated vesting would equal $1,669,030 (based on a price per share of Sterling common stock of $28.78, the average closing price of Sterling common stock on the five days following the announcement of the merger).

Quantification of Potential Payments to Sterling's Named Executive Officers in Connection with the Merger

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that will or may become payable to Sterling's "named executive officers" (as defined under under SEC disclosure rules) that is based on or otherwise relates to the merger. The Sterling shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executive officers (see "Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements" beginning on page 157). Because the vote to approve such compensation is advisory only, it will not be binding on either Umpqua or Sterling. Accordingly, if the merger is completed, the compensation will be paid (or payable) regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described below.

        The amounts indicated below are estimates of amounts that would be payable if the merger were consummated on March 31, 2014 and assuming that the employment of the named executive officers were terminated immediately thereafter on a basis entitling them to severance payments. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. See the footnotes to the table for additional information.

 Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other(6)	Total(7)
J. Gregory J. Seibly	$423,750	$2,355,082				$2,129,439	$4,908,271
Patrick J. Rusnak	$1,171,875	$341,637		$33,008			$1,546,520
Ezra A. Eckhardt	$300,000	$1,305,225				$1,336,505	$2,941,730
David S. DePillo	$300,000	$1,760,680				$822,036	$2,882,716
Andrew J. Schultheis	$206,250	$731,956				$579,305	$1,517,511

(1)
As further described under "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—New Employment Agreements" beginning on page 104, in the event any of Messrs. Seibly, Eckhardt, DePillo or Schultheis were terminated without cause or resign for good reason following the merger and during the term of the employment agreements with Umpqua, subject to the execution of a release of claims and compliance with certain restrictive covenants, the executive officer would be entitled to severance benefits in the form of continued base salary for a period equal to the greater of (1) nine months base salary and (2) two weeks base salary per year of service with Umpqua. These payments would be made in equal installments over the number of months of continued base salary.

As further described under "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Change in Control Severance Plan" beginning on page 103, if Mr. Rusnak is involuntarily terminated by Umpqua or if he were constructively discharged within 24 months following the merger, subject to the execution of a release of claims and compliance with certain restrictive covenants, he would receive 24 months of monthly base compensation and target bonus and a bonus payment for the year of termination prorated through the date of termination of employment. This payment would be made in a lump sum within 60 days following termination of employment.

(2)
Pursuant to the terms of Sterling's equity plans, Sterling stock options and restricted stock units held by the named executive officers that are converted in the merger into Umpqua stock options and restricted stock units (other than converted Umpqua stock options and restricted stock units in respect of new stock options and restricted stock units granted prior to the effective time of the merger) would fully vest if the named executive officer were terminated without cause or resigned for good reason within one year following the merger. In respect to such equity awards, the value above reflects the intrinsic value of in-the-money stock options and the value of restricted stock units for which vesting would be accelerated, in each case based on a price per share of Sterling common stock of $28.78 (the average closing price of Sterling common stock on the five days following the announcement of the merger).

In the event any of Messrs. Seibly, Eckhardt, DePillo or Schultheis were terminated without cause or resigns for good reason within two years following the merger, his retention award of Umpqua restricted common stock would fully vest, as provided in the new Umpqua employment agreements described above. For purposes of the value above, the restricted stock is valued for this purpose based on the grant date fair value of the award.

  The following table provides a breakdown of the value in the table above attributable to Sterling stock options, Sterling restricted stock units and Umpqua restricted stock:

	Sterling Stock Options	Sterling Restricted Stock Units	Umpqua Restricted Stock
Gregory J. Seibly	$138,308	$797,148	$1,419,626
Patrick J. Rusnak	$49,175	$292,462
Ezra A. Eckhardt	$57,782	$356,440	$891,003
David S. DePillo	$59,010	$1,153,646	$548,024
Andrew J. Schultheis	$44,254	$301,499	$386,203
(3)
None of the named executive officers will become eligible for pension or nonqualified deferred compensation benefit enhancements as a result of the proposed transaction.

(4)
$28,008 reflects the cost of COBRA continuation coverage for 18 months minus the employee portion of premiums for the same benefit and $5,000 reflects the value of outplacement services available to Mr. Rusnak. The COBRA continuation payment will be made in a lump sum within 60 days following termination of employment.

(5)
None of the named executive officers will become eligible for any tax reimbursements as a result of the proposed transaction.

(6)
Reflects the payment to be made under the new Umpqua employment agreements, within 10 days following the effective time of the merger, in settlement of any right to payments under the Sterling Change in Control Plan. This payment is the only single trigger payment payable to the named executive officers.

(7)
The amounts set forth in the table above are subject to automatic cutback under the new Umpqua employment agreements and voluntary cutback under the Sterling Change in Control Plan to an amount that would not subject the named executive officer to an excise tax under Section 4999 of the Internal Revenue Code.

        As the table above assumes termination of employment immediately following the merger, the totals for Messrs. Seibly and Eckhardt do not reflect the retention bonus of $452,000 and $320,000, respectively, that would be payable to each such executive officer if he remained employed by Umpqua on the second anniversary of the effective date of the merger.

Amendment to Umpqua's Articles of Incorporation

        At the Umpqua special meeting, Umpqua shareholders will be asked to approve an amendment to Umpqua's restated articles of incorporation to increase the number of authorized shares of no par value common stock from 200,000,000 to 400,000,000. The full text of the form of proposed amendment is attached as Annex F to this joint proxy statement/prospectus.

        It is a condition to completion of the merger that Umpqua shareholders approve the articles amendment proposal. As of the record date, there were 112,001,584 shares of Umpqua common stock issued and outstanding, 980,789 shares of Umpqua common stock reserved for issuance upon the exercise of Umpqua stock options and 133,284 shares of Umpqua common stock reserved for issuance upon settlement of Umpqua restricted stock units, leaving 286,884,343 shares available to be issued. Based on the number of shares of Sterling common stock, Sterling stock options, Sterling restricted stock units, and warrants to purchase Sterling common stock outstanding as of the record date, approximately 117,308,302 shares of Umpqua common stock will be issued (or in the case of the Sterling warrants, reserved for issuance) in the merger.

        The additional 200,000,000 shares authorized would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of Umpqua common stock presently issued and outstanding. Holders of Umpqua common stock do not have preemptive rights to acquire additional shares of Umpqua common stock. Accordingly, following the merger, the combined company will have approximately 169,576,041 authorized but unissued shares.

        As noted above, approval of the articles amendment proposal is a condition to completion of the merger. In addition to being necessary for Umpqua to issue the stock portion of the merger consideration, Umpqua's board of directors chose to propose an increase of 200,000,000 (in excess of the number required to authorize all of the shares to be issued in the merger) authorized shares to maintain Umpqua's flexibility in responding to future business and financing needs and opportunities. Specifically, Umpqua's board of directors believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is important to the combined company in order that additional shares be available for issuance from time to time, without further action or authorization by the shareholders (except as required by law), if needed for such corporate purposes as may be determined by the Umpqua board of directors. Such corporate purposes might include: the acquisition of other businesses in exchange for shares of Umpqua's common stock; facilitating broader ownership of Umpqua's common stock by effecting stock splits or issuing a stock dividend; flexibility for possible future financings, including taking prompt advantage of market conditions without the delay associated with seeking additional shareholder approval; and attracting and retaining valuable employees and directors by the issuance of additional share-based awards. The Umpqua board of directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise. Furthermore, the increase in authorized shares to 400,000,000 is expected to result in a similar ratio of authorized shares to outstanding shares immediately after the merger (approximately 1.7 to 1) as Umpqua has as of the record date (approximately 1.8 to 1). Other than the shares to be issued in connection with the merger, Umpqua has no immediate plans, nor are there any existing or proposed agreements or understandings, to issue any of the additional shares of common stock other than pursuant to Umpqua's current equity incentive plans.

Public Trading Markets

        Umpqua common stock is listed for trading on the NASDAQ Global Select Market under the symbol "UMPQ," and Sterling common stock is listed on the NASDAQ Capital Market under the symbol "STSA." Upon completion of the merger, Sterling common stock will no longer be quoted on the NASDAQ Capital Market or any other market.

        Under the merger agreement, Umpqua will cause the shares of Umpqua common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to notice of issuance, and the merger agreement provides that neither Umpqua nor Sterling will be required to complete the merger if such shares are not authorized for listing on the NASDAQ Global Select Market, subject to notice of issuance.

Umpqua's Dividend Policy

        No assurances can be given that any dividends will be paid by Umpqua or that dividends, if paid, will not be reduced in future periods. Dividends from Umpqua will depend, in large part, upon receipt of dividends from Umpqua Bank, and any other banks which Umpqua acquires, because Umpqua will have limited sources of income other than dividends from Umpqua Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by Umpqua. In addition, the terms of Umpqua's outstanding junior subordinated debentures prohibit Umpqua from declaring or paying dividends on its common stock if it is aware of any event that would be an event of default under the indenture governing those junior subordinated debentures or at any time that Umpqua has deferred payment of interest on those debentures.

        Umpqua's board of directors may change its dividend policy at any time, and the payment of dividends by banks and financial holding companies is generally subject to legal and regulatory limitations. For further information on Umpqua's dividend history, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Under chapter 23B.13 of the WBCA, Sterling shareholders who do not wish to accept the merger consideration provided for in the merger agreement, and do not vote for the approval of the merger agreement, have the right to receive payment in cash for the fair value of their shares of Sterling common stock in lieu of the merger consideration to be paid in the merger, together with interest. These rights are known as dissenters' rights. Sterling shareholders who elect to assert dissenters' rights must not vote in favor of the Sterling merger proposal and must comply with the provisions of chapter 23B.13 of the WBCA, in order to perfect their rights. Strict compliance with the statutory procedures in chapter 23B.13 of the WBCA is required. Failure to follow precisely any of the statutory requirements will result in the loss of such shareholder's dissenters' rights.

        This section is intended as a brief summary of the material provisions of the Washington statutory procedures that a shareholder must follow in order to properly demand and perfect dissenters' rights. This summary, however, is not intended as a complete statement of all applicable requirements, and is qualified in its entirety by reference to chapter 23B.13 of the WBCA, the full text of which appears in Annex G to this joint proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders assert their dissenters' rights under chapter 23B.13 of the WBCA. All references in this summary to a "shareholder" or "you" are to the record holder of shares of Sterling common stock unless otherwise indicated.

        Chapter 23B.13 of the WBCA requires that where a merger agreement is to be submitted for approval at a meeting of shareholders, the shareholders must be notified not less than twenty days before the meeting to vote on the merger that dissenters' rights will be available. A copy of chapter 23B.13 of the WBCA must be included with such notice. This joint proxy statement/prospectus constitutes Sterling's notice to its shareholders that dissenters' rights are available in connection with the merger, in compliance with the requirements of chapter 23B.13 of the WBCA. If you wish to consider asserting your dissenters' rights, you should carefully review the text of chapter 23B.13 of the WBCA contained in Annex G. Failure to comply timely and properly with the requirements of chapter 23B.13 of the WBCA will result in the loss of your dissenters' rights under the WBCA.

        If you wish to assert dissenters' rights for your shares of Sterling common stock, you must (1) deliver to Sterling, before the vote on the merger at the Sterling special meeting, notice of your intent to demand payment for your shares of Sterling common stock if the merger is effected, (2) not vote such shares in favor of the merger and the merger agreement and (3) follow the statutory procedures for perfecting dissenters' rights under chapter 23B.13 of the WBCA.

        If you fail to comply with these conditions and the merger is completed, you will be entitled to receive payment for your shares of Sterling common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of Sterling common stock. Voting against or failing to vote for the Sterling merger proposal by itself does not constitute notice of your intent to assert your dissenters' rights within the meaning of chapter 23B.13 of the WBCA. A proxy that is submitted and does not contain voting instructions will, unless revoked, constitute a vote in favor of the merger and the merger agreement, and it will constitute a waiver of your dissenters' rights. If you mark "ABSTAIN" on your proxy card, fail to either submit a proxy card or vote by telephone or internet or in person at the Sterling special meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will not constitute a waiver of your dissenters' rights. However, if you fail to deliver to Sterling notice of your intent to demand payment before the vote on the merger, such failure will have the effect of waiving your right to dissent. Therefore, a shareholder who submits a proxy and who wishes to assert dissenters' rights must either submit a proxy containing instructions to vote against the Sterling merger proposal or abstain from voting on the Sterling merger proposal.

        All notice of your intent to assert your dissenters' rights should be addressed to Sterling Financial Corporation, Attention: Andrew J. Schultheis, General Counsel, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201, and must be delivered before the vote is taken on the Sterling merger proposal at the Sterling special meeting, and should be executed by, or on behalf of, the record shareholders of Sterling common stock. Your notice should specify your name and mailing address, the number of shares of Sterling common stock you own, and that you intend to demand cash payment for your shares of Sterling common stock if the merger and the merger agreement are approved. Such notice must be separate from your proxy.

        A shareholder who wishes to assert dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Sterling a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. To be effective, dissenters' rights must be made by, or in the name of, the record shareholder, fully and correctly, as the shareholder's name appears in Sterling's records or by the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with Sterling. The beneficial shareholder may assert dissenters' rights directly by submitting to Sterling the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has the power to direct the vote. If you hold your shares of Sterling common stock through a bank, brokerage firm or other nominee and you wish to assert dissenters' rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for payment pursuant to dissenters' rights by the nominee.

        Within ten days after the effective time of the merger, the surviving corporation after the merger must give written notice that the merger has become effective to each of Sterling's shareholders who has properly delivered a written notice of intent to demand payment and who did not vote in favor of the Sterling merger proposal. The notice must:

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  state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

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  inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

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  supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

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  set a date by which the surviving corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and

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  be accompanied by a copy of chapter 23B.13 of the WBCA.

        If you wish to assert dissenters' rights, you must timely file the payment demand, certify whether you acquired beneficial ownership of the shares before the date set forth in the notice as the date of the first public announcement of the terms of the merger and deliver share certificates as required in the notice. Failure to give notice of your payment demand by the date set in the notice will cause you to lose your dissenters' rights. Your dissenters' rights to obtain payment of the fair value of your shares of Sterling common stock will terminate if your demand for payment is withdrawn with Sterling's consent. Dissenters who acquire shares after the date of the first public announcement of the terms of the merger are not entitled to immediate payment under Section 23B.13.270. The surviving corporation may, at its option, following delivery of dissenters' payment demands, make an offer of payment to such dissenters with payment conditioned on acceptance of such offer in full satisfaction of their claims.

        Under section 23B.13.250 of the WBCA, within 30 days of the later of the effective time of the merger or the date the payment demand is received, the surviving corporation must pay each dissenter who complied with the payment demand and related requirements of section 23B.13.230 of the WBCA the amount the surviving corporation estimates to be the fair value of the shareholder's shares of Sterling common stock, plus accrued interest (other than dissenters who acquired shares of Sterling common stock after the date set forth in the dissenters' notice as the first announcement to the news media or to shareholders of the terms of the merger, if the surviving corporation elects to withhold payment as described below). The payment must be accompanied by:

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  Sterling's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

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  an explanation of how the surviving corporation estimated the fair value of the shares;

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  an explanation of how the interest was calculated;

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  a statement of the dissenters' right to submit his, her or its own estimate of the fair value of the dissenter's shares and demand payment under section 23B.13.280 of the WBCA; and

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  a copy of chapter 23B.13 of the WBCA.

        The fair value of the dissenter's shares is the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. Accrued interest means interest from the effective time of the merger until the date of payment, at the average rate at which Sterling currently pays its principal bank loans.

        Under section 23B.13.270 of the WBCA, the surviving corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the merger. To the extent the surviving corporation elects to so withhold payment, after the effective time of the merger, the surviving corporation must estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to each dissenter who agrees to accept such amounts in full satisfaction of the dissenter's demand. The surviving corporation must send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 23B.13.280 of the WBCA. If a dissenting shareholder does not accept the surviving corporation's offer, the dissenter is entitled to demand a judicial determination of the amounts and is entitled to payment of such amounts so determined at the end of the judicial proceedings.

        Within 30 days of the surviving corporation's payment or offer of payment, a dissenting shareholder may deliver a notice of his, her or its own estimate of the fair value of such dissenter's shares and amount of interest due, and demand payment of his, her or its estimate, less any payment made under section 23B.13.250 of the WBCA, or reject the surviving corporation's offer under section 23B.13.270 of the WBCA and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

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  the dissenter believes that the amount paid under section 23B.13.250 of the WBCA or offered under section 23B.13.270 of the WBCA is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

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  the surviving corporation failed to make payment under section 23B.13.250 of the WBCA within 60 days after the date set for demanding payment; or

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  Sterling and Umpqua do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        If a dissenter wishes to submit his, her or its own estimate of the fair value of such dissenter's shares, such dissenter must deliver the notice and demand payment within 30 days after the surviving corporation made or offered payment for the dissenter's shares. Failure to do so will cause such dissenter to waive this right to demand payment.

        If the surviving corporation does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, the surviving corporation must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation fails to petition an appropriate court within sixty days, it will be required to pay the dissenting shareholder's estimated fair value of Sterling common stock. As the surviving corporation is not a Washington corporation, it must commence the proceeding in the superior court of the county where its registered office is located. The registered office for Umpqua, as the surviving corporation in Washington is CT Corporation System, 505 Union Avenue SE, Suite 120, Olympia WA 98501 and accordingly, the proceeding will be in the superior court in Thurston County, Washington. The surviving corporation must make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        The surviving corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the surviving corporation, complied with the provisions of chapter 23B.13 of the WBCA. If the court determines that such shareholder has not complied with the provisions of chapter 23B.13 of the WBCA the shareholder will be dismissed as a party.

        The jurisdiction of the court in which the proceeding is commenced under chapter 23B.13 of the WBCA is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        Each dissenter made a party to such proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation, or the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the surviving corporation elected to withhold payment.

        The court will determine all costs of such proceeding and will assess such costs against the surviving corporation, including the reasonable compensation and expenses of appraisers appointed by the court, except to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under chapter 23B.13 of the WBCA. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

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  against the surviving corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 23B.13.200 through 23B.13.280 of the WBCA; or

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  against either the surviving corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 of the WBCA.

        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        Any shareholder who demanded dissenters' rights will not, after the effective time of the merger, be entitled to vote shares of Sterling common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Sterling common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if the shareholder fails to perfect or otherwise withdraws or loses such holder's dissenters' right, then the right of that shareholder to be paid the fair value of such holder's dissenting shares will cease and that shareholder will be entitled to receive the merger consideration (without interest and less any applicable withholding taxes) for his, her or its shares of Sterling common stock pursuant to the merger agreement. Failure to comply strictly with all of the procedures set forth in chapter 23B.13 of the WBCA will result in the loss of a shareholder's statutory dissenters' rights.

        In view of the complexity of chapter 23B.13 of the WBCA, Sterling's shareholders who may wish to pursue dissenters' rights should consult their legal and financial advisors.

 Regulatory Approvals Required for the Merger

        Completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole. Subject to the terms and conditions of the merger agreement, Umpqua and Sterling have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve Board, the FDIC and the Oregon Director. A notification to the Washington DFI is also required. Umpqua and Sterling have filed applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        The transactions contemplated by the merger agreement are subject to approval by the Board pursuant to the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHC Act"). Umpqua has submitted an application pursuant to the BHC Act and Regulation Y seeking the prior approval of the Board for Sterling to merge with and into Umpqua. The Board takes into consideration a number of factors when acting on such applications. These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Federal Deposit Insurance Corporation

        The merger of Sterling Savings Bank with and into Umpqua Bank is subject to approval by the FDIC pursuant to the Bank Merger Act. Umpqua Bank has submitted an application pursuant to the Bank Merger Act seeking the prior approval of the FDIC for Sterling Savings Bank to merge with and into Umpqua Bank, and requested consent for Umpqua Bank to exercise trust powers.

        The FDIC takes into consideration a number of factors when acting on applications under the Bank Merger Act. These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders) and future prospects of the combined organization. The FDIC also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

        In reviewing the convenience and needs of the communities to be serviced, the Board and the FDIC will consider the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the "CRA"). In their most recent respective CRA examinations, both Umpqua Bank and Sterling Savings Bank received an overall "satisfactory" regulatory rating.

        Furthermore, the Bank Merger Act, the BHC Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications. The Board and the FDIC take into account the views of third party commenters, particularly on the subject of the merging parties' service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Board and the FDIC.

        Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (which we refer to as the "DOJ") may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Board or FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Board or FDIC regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

State of Oregon

        The transactions contemplated by the merger agreement are subject to approval by the Oregon Director pursuant to the Oregon Revised Statutes (which we refer to as the "ORS"). Umpqua Bank has submitted an application to the Oregon Director for Umpqua Bank to acquire Sterling Savings Bank by merger. Additionally, in connection with the Bank Merger Act application, Umpqua Bank submitted an application to the Oregon Director for prior approval to exercise trust powers. Among other things, the Oregon Director will consider whether the proposed transactions conform with the ORS and whether the proposed transactions are detrimental to the safety and soundness of the resulting Oregon state chartered bank or the public interest.

State of Washington

        The transactions contemplated by the merger agreement also require notification to the Washington DFI pursuant to the Revised Code of Washington. Umpqua Bank notified the Washington DFI that it has filed an application with the FDIC for prior approval for Umpqua Bank to acquire Sterling Savings Bank by merger.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Umpqua and Sterling believe that the merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. Umpqua will propose branch divestitures in certain markets it believes should be sufficient to eliminate competitive concerns. However, neither Umpqua nor Sterling can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company.

        Neither Umpqua nor Sterling is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

        Sterling, its directors and Umpqua are named as defendants in three lawsuits pending in the Superior Court of Washington in and for Spokane County, which have been consolidated under the caption In re Sterling Financial Corporation Merger Litigation, Lead No. 13-2-03848-4. The consolidated litigation generally alleges that the directors of Sterling breached their duties to the Sterling shareholders by approving the merger, failing to take steps to maximize shareholders value, engaging in a flawed sales process, and agreeing to deal protection provisions in the merger agreement that are alleged to unduly favor Umpqua. Umpqua is alleged to have aided and abetted the alleged breaches of duty. The consolidated litigation also alleges that the disclosures approved by the Sterling board in connection with the merger and the vote thereon are false and misleading in various respects. As relief, the complaints seek, among other things, an injunction against consummation of the merger, rescission of the merger if it is effected, damages in an unspecified amount, and the payment of plaintiffs' attorneys fees and costs. The defendants believe that the lawsuits are without merit. On January 16, 2014 the parties to the consolidated litigation entered into a memorandum of understanding to settle the consolidated litigation (such memorandum including plaintiffs' agreement to stay the consolidated litigation, except for proceedings relating to the settlement), subject to court approval and other customary conditions, including the execution of definitive documentation. The proposed settlement covers all holders of Sterling common stock (other than the defendants and their immediate families, heirs and assigns) from and including November 1, 2012 until the consummation of the merger. The proposed settlement provides for the defendants to make certain additional disclosures, which have been included in this joint proxy statement/prospectus. The proposed settlement does not provide for any other consideration from the defendants, including any monetary consideration (other than potentially attorneys fees' as described in the following paragraph). Sterling shareholders who are members of the proposed settlement class will, at a later date, receive written notice containing the full terms of the proposed settlement and proposed release of class claims and related matters.

        In the event that the parties enter into a settlement, a hearing will be scheduled at which the Superior Court of Washington in and for Spokane County will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in the consolidated litigation that were or could have been brought challenging any aspect of the proposed merger, the merger agreement and the transactions contemplated thereby, and any disclosure made in connection therewith (but excluding dissenters' rights pursuant to Chapter 23B.13 of the WBCA), among other claims, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs' counsel will file a petition in the Superior Court of Washington in and for Spokane County for an award of attorneys' fees and expenses to be paid by Sterling or its successor, which the defendants may oppose. Sterling or its successor will pay or cause to be paid any attorneys' fees and expenses awarded by the Superior Court of Washington in and for Spokane County. There can be no assurance that the parties will ultimately enter into a settlement or that the Superior Court of Washington in and for Spokane County will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. Sterling management believes the proposed settlement will have no adverse material impact on Sterling.

        Neither the memorandum of understanding nor the ultimate settlement is, and neither should be construed as, an admission of wrongdoing or liability by any defendant. Sterling, its directors and Umpqua continue to believe that the consolidated litigation is without merit and vigorously deny the allegations that Sterling's directors breached their fiduciary duties.

Investor Letter Agreements

        In connection with the execution of the merger agreement, Umpqua and Sterling entered into letter agreements (which we refer to as the "investor letter agreements") with each of Warburg Pincus and THL.

        Pursuant to the investor letter agreements, each of Warburg Pincus and THL agreed, subject to certain exceptions, to vote all shares of Sterling common stock beneficially owned by it and entitled to vote at Sterling's shareholder meeting in favor of the Sterling merger proposal. As of the date of the merger agreement, and as of the record date, Warburg Pincus and THL each had the right to vote approximately 20.8% of the outstanding shares of Sterling common stock. The investor letter agreements also prohibit Warburg Pincus and THL from, directly or indirectly:

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  soliciting, initiating, knowingly encouraging or knowingly facilitating (including by way of furnishing information), or taking any other action designed to facilitate any acquisition proposal; or

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  participating in any negotiations regarding an alternative transaction or acquisition proposal.

        Each of the obligations of Warburg Pincus and THL listed above terminates on the earlier of (1) the Sterling board of directors changing its recommendation regarding the merger, (2) the Sterling special meeting (including any adjournments thereof) concluding with a vote on the Sterling merger proposal having been taken, (3) the merger agreement being amended without Warburg Pincus' or THL's consent, as applicable, (4) September 11, 2014 or the effective time of the merger or (5) termination of the merger agreement in accordance with its terms.

        Notwithstanding the foregoing, nothing in the investor letter agreements limits the ability of any representative of Warburg Pincus or any representative of THL that serves as a director or observer on the Sterling board of directors from discharging his or her fiduciary duties in such capacity.

        The investor letter agreements also provide that, at the effective time of the merger, Umpqua will assume the obligations of Sterling under the Investment Agreement, dated May 25, 2010, between Sterling and Warburg Pincus, as amended, and the Second Amended and Restated Investment Agreement, dated May 25, 2010, between Sterling and THL, as amended, each as further amended by each investor letter agreement, including removal of the right to appoint a non-voting observer to attend meetings of the board of directors, removal of standstill provisions, removal of certain transfer restrictions and changes to certain registration rights. Pursuant to the investor letter agreements, each of Warburg Pincus and THL will continue to have the right to designate one individual to the board of directors of the surviving corporation until their respective ownership of common stock of the surviving corporation is less than 4.9% of the shares outstanding.

        The foregoing description of the investor letter agreements is only a summary and shareholders are urged to read the copies of each of the investor letter agreements that are included in this joint proxy statement/prospectus as Annex B and Annex C.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

 Structure of the Merger

        Each of Umpqua's and Sterling's respective boards of directors has unanimously adopted the merger agreement. The merger agreement provides for the merger of Sterling with and into Umpqua, with Umpqua continuing as the surviving corporation. Umpqua's restated articles of incorporation will be amended at the effective time of the merger to increase the number of authorized shares of Umpqua no par value common stock to 400,000,000. Immediately following the effective time of the merger, Sterling's wholly owned bank subsidiary, Sterling Savings Bank, will merge with and into Umpqua's wholly owned bank subsidiary, Umpqua Bank. Umpqua Bank will be the surviving bank in the bank merger.

Merger Consideration

        Each share of Sterling common stock issued and outstanding immediately prior to the effective time of the merger, except for specified shares of Sterling common stock held by Sterling or Umpqua and any dissenting shares, will be converted into the right to receive 1.671 shares of Umpqua common stock and $2.18 in cash, without interest.

        If the outstanding shares of Umpqua common stock or Sterling common stock change before the merger is completed as a result of a reorganization, recapitalization, reclassification, stock dividend or stock distribution, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration.

Fractional Shares

        Umpqua will not issue any fractional shares of Umpqua common stock in the merger. Instead, a Sterling shareholder who otherwise would have received a fraction of a share of Umpqua common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share (after taking into account all shares of Sterling common stock held by the holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of Umpqua common stock to which the holder would otherwise be entitled by the Umpqua closing price.

Warrants

        At the effective time of the merger, each warrant issued by Sterling pursuant to its investment agreements with Warburg Pincus and THL will be converted into a warrant exercisable for the merger consideration that the Sterling common stock issuable upon exercise of the warrant immediately prior to the effective time would have been entitled to receive upon completion of the merger.

Governing Documents; Directors and Officers; Governance Matters; Headquarters; Charitable Foundation

        At the effective time of the merger, the articles of incorporation and bylaws of Umpqua in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after the effective time of the merger, subject to the articles amendment, until thereafter amended in accordance with applicable law. Also at the effective time, the number of directors on the board of directors of the combined company will be 13, of which one will be Raymond P. Davis, the current President and Chief Executive Officer of Umpqua, eight will be designated by Umpqua, all of which will be independent from the combined company under the listing rules of the NASDAQ, up to two will be directors designated pursuant to the investor letter agreements, and four less the number of directors either (1) designated pursuant to the investor letter agreements or (2) if not so designated, retained as a contractual right to be designated under the investor letter agreements and not irrevocably and permanently waived prior to the effective time of the merger, will be chosen by Sterling's existing board of directors from a list mutually agreed upon by Umpqua and Sterling prior to the entry into the merger agreement. Umpqua also agreed to nominate for reelection each of the directors chosen by Sterling's existing board of directors at each Umpqua annual shareholder meeting held before Umpqua 2016 annual shareholder meeting. The chairperson of the board of directors of the combined company will be the existing chairperson of the board of directors of Umpqua.

        At the effective time of the merger, Mr. Davis will serve as Chief Executive Officer of the combined company and J. Gregory Seibly, the current President and Chief Executive Officer of Sterling, and Cort L. O'Haver, the current Senior Executive Vice President of Umpqua and Umpqua Bank, will each serve as a Senior Executive Vice President of Umpqua and a Co-President of Umpqua Bank.

        The location of the headquarters and principal executive offices of the combined company will be in Portland, Oregon.

        At the effective time of the merger, Umpqua will establish a charitable foundation for the benefit of the communities served by the surviving corporation after the merger, and Umpqua will contribute $10,000,000 to such foundation.

Treatment of Sterling Stock Options and Restricted Stock Units

Stock Options

        At the effective time of the merger, each option to purchase shares of Sterling common stock outstanding immediately prior to the effective time (except for certain options with an exercise price significantly in excess of the value of the merger consideration, which Sterling will use commercially reasonable efforts to cancel prior to the effective time) will be converted into an option to purchase Umpqua common stock on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting), except that (1) the number of shares of Umpqua common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing Sterling stock option and the equity exchange ratio (rounding fractional shares down to the nearest whole share), and (2) the exercise price per share of Umpqua common stock under the new option will be equal to the exercise price per share of the existing Sterling stock option divided by the equity exchange ratio (rounded up to the nearest whole cent).

Restricted Stock Units

        At the effective time of the merger, each restricted stock unit in respect of Sterling common stock outstanding immediately prior to the effective time will be converted into a restricted stock unit with respect to a number of shares of Umpqua common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock unit and the equity exchange ratio, on the same terms and conditions as were applicable prior to the merger (taking into account that, except for new equity award compensation granted prior to the effective time of the merger, the consummation of the merger and its related transactions will constitute the first trigger under equity awards that provide for "double trigger" acceleration of vesting).

Employee Stock Purchase Plan

        Sterling's 2011 Employee Stock Purchase Plan (which we refer to as the "Sterling ESPP") will be terminated as of no later than immediately prior to effective time of the merger, and the current offering period, which is scheduled to conclude February 1, 2014, will be the final offering period under the Sterling ESPP. If the effective time occurs prior to February 1, 2014, any options under the ESPP will be exercised seven days prior to the effective time. Participants in the Sterling ESPP may not increase their payroll deductions from those in effect as of the date of the merger agreement.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Oregon and the articles of merger to be filed with the Secretary of State of the State of Washington. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on a date no later than two business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the first half of 2014 subject to the receipt of regulatory approvals and other customary closing conditions, but neither Sterling nor Umpqua can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Sterling common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Sterling common stock for the merger consideration to be received pursuant to the terms of the merger agreement. The exchange agent will make appropriate arrangements to provide that shares of Sterling common stock held in book-entry form will be transferred by means of an "agent's message" or other means in order for shareholders holding shares in book-entry form to receive the merger consideration to be received pursuant to the term so of the merger agreement.

Letter of Transmittal

        As soon as reasonably practicable after the completion of the merger, and in any event within 10 business days thereafter, the exchange agent will mail to each holder of record of Sterling common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of Sterling common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Sterling common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Umpqua, the posting of a bond in an amount as Umpqua or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Sterling of shares of Sterling common stock other than to settle transfers of Sterling common stock that occurred prior to the completion of the merger.

Withholding

        Umpqua will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the consideration payable under the merger agreement to any Sterling shareholder the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        No dividends or other distributions declared with respect to Umpqua common stock will be paid to the holder of any unsurrendered certificates of Sterling common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive (1) any such dividends or other distributions, without any interest, with a record date after the effective time and previously paid or payable on the date of such surrender with respect to the whole shares of Umpqua common stock which the shares of Sterling common stock represented by such certificate have been converted into the right to receive under the merger agreement (which amounts will be paid at the time the merger consideration is paid) or (2) at the appropriate payment date, any such dividends or other distributions which had been declared with a record date after the effective time of the merger but prior to the surrender date which thereafter become payable with respect to the whole shares of Umpqua common stock which the shares of Sterling common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Umpqua and Sterling, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between Umpqua and Sterling rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Umpqua, Sterling or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Umpqua or Sterling. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus and the other reports, statements and filings that Umpqua and Sterling publicly file with the SEC. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of each of Umpqua and Sterling relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by each of Umpqua and Sterling relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports, registrations and statements filed with regulatory authorities;

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  financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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  broker's fees payable in connection with the merger;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  SEC reports;

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  compliance with applicable laws, rules or regulations;

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  certain material contracts;

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  absence of certain agreements with, or orders or enforcement actions by, regulatory authorities;

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  derivative instruments and transactions;

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  compliance of any investment adviser subsidiaries;

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  environmental liabilities;

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  investment securities;

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  ownership of properties;

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  intellectual property;

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  related party transactions;

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  inapplicability of takeover statutes;

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  absence of action, fact or circumstance that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  opinion from financial advisor;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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  loan portfolios;

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  insurance matters; and

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  in the case of Umpqua, sufficient financing for the completion of the merger.

        Certain representations and warranties of Umpqua and Sterling are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Sterling or Umpqua, means a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of clause (1), a material adverse effect will be deemed not to include the impact of (A) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war, hostilities, or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally, (D) changes after the date of the merger agreement in the banking industry, credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) public disclosure of the transactions contemplated by the merger agreement, (F) actions or omissions expressly required by the merger agreement or that are taken with the prior written consent of the other party, or (G) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Each of Sterling and Umpqua has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will, and will cause each of its subsidiaries to, (1) conduct its business in the ordinary course in all material respects, (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, and (3) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

        Additionally, prior to the effective time of the merger, subject to specified exceptions, neither Umpqua nor Sterling may, and neither Umpqua nor Sterling may permit any of their respective subsidiaries to, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), undertake the following actions:

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  other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly owned subsidiaries to Sterling or any of its wholly owned subsidiaries, on the one hand, or of Umpqua or any of its wholly owned subsidiaries to Umpqua or any of its wholly owned subsidiaries, on the other hand) or assume, guarantee or otherwise become responsible for the obligations of any person;

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  adjust, split, combine or reclassify any capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock (except (1) regular quarterly cash dividends at a rate not in excess of $0.20 per share in the case of Sterling and $0.15 per share in the case of Umpqua, (2) dividends paid by any of the subsidiaries of each of Umpqua and Sterling to Umpqua or Sterling or any of their wholly owned subsidiaries, respectively, or (3) the acceptance of shares of Sterling common stock or Umpqua common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

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  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement in compliance with the merger agreement or the warrants issued by Sterling to Warburg Pincus or THL outstanding as of the date of the merger agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

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  other than in the ordinary course of business consistent with past practice or in accordance with contracts or agreements in effect on the date of the merger agreement, (1) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly owned subsidiary, or (2) cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person;

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  acquire (whether by merger, acquisition or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any other person or business or any material assets, deposits or properties of any other person, in each case other than a wholly-owned subsidiary of Sterling or Umpqua, as applicable;

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  make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers, or purchase of property or assets of any person other than a wholly owned subsidiary of Sterling or Umpqua, as applicable;

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  except in the ordinary course of business, terminate, materially amend, or waive any material right under, certain material contracts or enter into contracts that would constitute material contracts if they had been in effect on the date of the merger agreement;

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  subject to certain exceptions, including as required under applicable law or the terms of any benefit plans existing as of the date of the merger agreement, (1) enter into, adopt or terminate any material employee benefit plan, (2) materially amend (or materially alter a prior interpretation of) any employee benefit plan, (3) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary, wage or benefit increases in the ordinary course of business and consistent with past practice to employees below the level of Executive Vice President, not to exceed specified amounts), (4) pay, or commit to pay, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (5) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (6) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (7) fund any rabbi trust or similar arrangement, (8) terminate any officer or any employee whose target annual compensation is greater than a specified dollar amount, other than for cause or, in the case of such officers or employees below the level of Executive Vice President, for performance related reasons after consultation with the other party, (9) hire any officer or employee who has an annual base salary greater than a specified amount, or (10) hire any individual independent contractor or consultant who will receive annual compensation greater than a specified amount;

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  commence, settle or compromise any litigation, except for (1) settlements or compromises that (A) involve monetary remedies with a value not in excess of certain limits, (B) do not impose any material restriction on its business and (C) do not create adverse precedent for claims that are reasonably likely to be material to it and its subsidiaries and (2) the commencement of any litigation in the ordinary course of business;

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  take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case, except as required by applicable law, rule or regulation or requested by a regulatory agency;

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  except as otherwise provided in the merger agreement, take any action that is intended or expected to result in any of the conditions to the merger not being satisfied;

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  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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  enter into any new line of business or, other than in the ordinary course of business and after consultation with the other party, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, rule or regulation or requested by a regulatory agency;

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  make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling or servicing loans and other extensions of credit (including commitments to extend credit) or (2) its hedging practices and policies, in each case except as required by law, rule or regulation or requested by a regulatory agency;

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  (1) except for loans or commitments for loans made prior to the date of the merger agreement, without prior consultation with the other party, (A) make or acquire any individual loan or issue a commitment (or renew or extend an existing commitment) for any individual loan in excess of a specified amount or (B) make or acquire any loan or loans or issue a commitment (or renew or extend an existing commitment) that would result in total credit exposure to the applicable borrower in excess of a specified amount or (2) without prior consultation with the other party, enter into agreements relating to, or except pursuant to agreements in effect as of the date hereof, consummate purchases or sales of, whole individual loans in principal amount or purchase price in excess of specified amounts;

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  make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or acquire or sell any branch office or any deposit liabilities, except to the extent required to obtain any requisite regulatory approvals for the merger;

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  make any capital expenditures other than (1) capital expenditures in its 2013 capital expenditure budget (or with respect to the year 2014, the 2013 budget as if it had been approved again for 2014), as disclosed to the other party prior to the date of the merger agreement and (2) any other capital expenditures in an amount not in excess of $5 million in the aggregate;

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  other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

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  amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

        Umpqua and Sterling have agreed to use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third party and government entities. Umpqua and Sterling have also agreed to furnish each other with all information reasonably necessary or advisable and to consult with each other in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement. However, in no event will Umpqua or Sterling be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of third parties or governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole (which we refer to as a "materially burdensome regulatory condition"), provided that the sale of one or more branches of Sterling or Umpqua in a geographic banking market will not constitute or be taken into account in determining whether there is a materially burdensome regulatory condition.

Employee Benefit Matters

        Umpqua and Sterling have agreed that, unless otherwise mutually agreed, for a period of one year following the effective time of the merger, each continuing employee of Sterling and its subsidiaries will be provided with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Umpqua and its subsidiaries. Continuing employees of Sterling and its subsidiaries who are not eligible for severance compensation or benefits by agreement and are terminated without cause following the effective time of the merger will be eligible for severance benefits under Umpqua's severance policy.

        The merger agreement requires the surviving corporation to do the following with respect to the continuing employees of Sterling and its subsidiaries:

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  waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any benefit plans of the surviving corporation, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sterling benefit plan;

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  provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the effective time of the merger under a benefit plan sponsored by Sterling to the same extent that such credit was given under the analogous Sterling benefit plan prior to completion of the merger;

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  recognize all service of such employees with Sterling, and its respective subsidiaries, for all purposes in any new benefit plan adopted by the surviving corporation to the same extent that such service was taken into account under the analogous Sterling benefit plan prior to the completion of the merger, subject to certain limitations;

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  administer Sterling's bonus and commission plans with respect to the year in which the effective time occurs in good faith and pursuant to their terms, and pay bonuses and commissions due under such plans at the times they would ordinarily be paid in accordance with the terms of such plans, provided that performance metrics that do not apply following the effective time may be appropriately modified or adjusted as mutually agreed between Umpqua and Sterling; and

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  recognize that the merger constitutes a "change of control" within the meaning of the applicable Sterling benefit plans.

Director and Officer Indemnification and Insurance

        The merger agreement provides that after the completion of the merger, the surviving corporation will indemnify all present and former directors and officers of Sterling and its subsidiaries and all persons who are or were serving as a director or officer at the request of Sterling and its subsidiaries at or prior to the effective time of the merger against any costs and liabilities, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of Sterling or its subsidiaries or serving as a director or officer at the request of Sterling or its subsidiaries and in respect of any acts or omissions (or alleged acts or omissions) by such person occurring (or alleged to have occurred) at or prior to the effective time of the merger, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        Umpqua and Sterling have agreed that all existing rights to indemnification and exculpation from liabilities for Sterling's and its subsidiaries' present and former directors and officers as provided in Sterling's organizational documents or certain indemnification agreements for acts or omissions occurring at or prior to the effective time of the merger will survive the merger and will not be amended, repealed or otherwise modified in a manner adverse to such persons for a period of six years after completion of the merger.

        The merger agreement requires the surviving corporation to maintain for a period of six years after completion of the merger Sterling's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to make annual premium payments for such insurance in excess of a specified amount (which we refer to as the "premium cap"), and if premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Umpqua, or Sterling upon the consent of Umpqua, may obtain at or prior to the effective time of the merger a six-year prepaid "tail" policy under Sterling's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence for an aggregate price not to exceed a specified amount.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, the listing of the shares of Umpqua common stock to be issued in the merger, access to information of the other company, coordination of dividends, the assumption by Umpqua of Sterling's trust preferred securities, reporting requirements under Section 16 of the Exchange Act and public announcements with respect to the transactions contemplated by the merger agreement.

Shareholder Meetings and Recommendation of Sterling's and Umpqua's Boards of Directors

        Each of Sterling and Umpqua has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Each of Sterling and Umpqua has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement and, in the case of Umpqua, the articles amendment, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby. However, the board of directors of Sterling or Umpqua may (1) not recommend to its respective shareholders that they approve the merger agreement and, in the case of Umpqua, the articles amendment, (2) not include such recommendation in this joint proxy statement/prospectus and/or (3) otherwise withdraw or modify its recommendation in a manner adverse to the other party (each of which we refer to as a "change in board recommendation"), in each case in response to an intervening business event or a superior proposal event, if, after receiving the advice of its outside counsel, its board of directors determines in its good faith judgment that failure to effect a change in board recommendation would be inconsistent with its fiduciary duties under applicable law.

        For purposes of the merger agreement:

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  an "intervening business event" is a material event, fact, circumstance, development or occurrence, unrelated to a superior proposal, which is unknown and not reasonably foreseeable to or by the board of directors as of the date of the merger agreement but becomes known to or by the board of directors before the approval of the merger agreement and, in the case of Umpqua, the articles amendment by its shareholders;

  •
  a "superior proposal event" is the receipt of an unsolicited acquisition proposal (as defined below) which the board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, is a superior proposal; and

  •
  a "superior proposal" means a bona fide, unsolicited written acquisition proposal that is (1) for 100% of Umpqua's common stock or Sterling's common stock, as applicable, on terms that the board of directors determines in its good faith judgment, after taking into account certain factors, are more favorable from a financial point of view to its shareholders than the merger and (2) reasonably likely, in the good faith judgment of the board of directors, to receive all necessary regulatory approvals on a timely basis.

        Prior to making a change in board recommendation, both Umpqua and Sterling have agreed to give the other party three business days' written notice of its intention to effect a change in board recommendation, during which time the other party may propose adjustments to the terms and conditions of the merger agreement such that (1) there is no longer a need for a change in board recommendation, in the case of an intervening business event, or (2) the acquisition proposal no longer constitutes a superior proposal, in the case of a superior proposal event. In the case of a superior proposal event, any material amendment to the superior proposal will require a new notice period.

        Notwithstanding any change in recommendation by the board of directors of Sterling or Umpqua, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders. If the board of directors of Sterling or Umpqua effects a change in board recommendation, then such board may submit the merger agreement without the board recommendation. Neither Sterling nor Umpqua may submit any other acquisition proposal or alternative transaction to its shareholders for a vote.

        Umpqua and Sterling must each adjourn or postpone its shareholder meeting if the other party reasonably determines in good faith that the required votes to approve the merger agreement (and, in the case of Umpqua, the articles amendment) are unlikely to be obtained and requests an adjournment or postponement for up to 45 days from the scheduled date of the shareholder meeting, although each party is only required to adjourn or postpone its meeting once. During such a period of adjournment or postponement, the parties will in good faith use reasonable best efforts to negotiate a restructuring of the transaction provided for in the merger agreement, but neither party will have any obligation to alter or change the amount or kind of merger consideration in a manner adverse to such party or its shareholders.

Agreement Not to Solicit Other Offers

        Each of Sterling and Umpqua has agreed that it will not, and will cause its subsidiaries and controlled affiliates not to, and will use its reasonable best efforts to cause each of its and their officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents not to, directly or indirectly, (1) solicit, initiate, knowingly encourage or knowingly facilitate, or take any other action designed to facilitate, any inquiries or proposals regarding an acquisition proposal, (2) participate in any discussions or negotiations regarding an alternative transaction or acquisition proposal or (3) enter into any agreement regarding any alternative transaction or acquisition proposal.

        For purposes of the merger agreement:

  •
  an "acquisition proposal" means any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or equity interests (including by way of a tender offer) or similar transactions involving a party or any of its subsidiaries that, if consummated would constitute an alternative transaction;

  •
  an "alternative transaction" means, with respect to each party, other than the transactions contemplated by the merger agreement, (1) the acquisition by (A) any person of 15% or more of the consolidated assets of such party and its subsidiaries, taken as a whole or (B) such party or any of its subsidiaries of assets that would constitute more than 15% of the consolidated assets of such party and its subsidiaries, taken as a whole, (2) the acquisition in any manner, directly or indirectly, by any person of 15% or more of the issued and outstanding shares of capital stock of such party, (3) the issuance of 15% or more of the current number of issued and outstanding shares of capital stock of such party other than in a bona fide capital raising transaction or (4) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the shareholders of any person) first becoming the beneficial owner of 15% or more of any class of equity or voting securities of such party or any of its subsidiaries whose assets individually or in the aggregate, constitute 15% or more of the consolidated assets of such party and its subsidiaries, taken as a whole.

        However, in the event either Sterling or Umpqua, before shareholder approval of the merger agreement and, in the case of Umpqua, the articles amendment, receives an acquisition proposal (which is unsolicited and does not result from a breach of the non-solicitation provisions of the merger agreement) that its board of directors determines, in its good faith judgment after receiving the advice of outside counsel, constitutes or could reasonably be expected to result in, a superior proposal, it may, and may permit its representatives to, (1) furnish information with respect to it and its subsidiaries to the party making the acquisition proposal and its representatives and financing sources under the terms of a confidentiality agreement no less restrictive than the one between the parties and (2) participate in discussions and negotiations regarding the acquisition proposal, in each case to the extent the board of directors determines in its good faith judgment, after receiving the advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        Each of Sterling and Umpqua has agreed to notify the other party within one business day of the receipt of an acquisition proposal or any material modification or amendment to an acquisition proposal, or a request for nonpublic information or access to properties, books or records by a person that has made or, to the party's knowledge is considering making, an acquisition proposal. The notice must indicate the person making or considering making the acquisition proposal or requesting information or access, along with the material terms of the acquisition proposal or modification or amendment thereto. Sterling and Umpqua will keep each other fully informed, on a current basis, of any material changes in the status and any material changes in the terms of such an acquisition proposal, indication or request.

        Each of Sterling and Umpqua has also agreed that it and its subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any person other than Sterling and Umpqua with respect to any of the above. In addition, each party has agreed not to, and to cause its subsidiaries not to, release any third party from, and to enforce, the confidentiality and standstill provisions of any agreement that it or its subsidiaries is party to as of the date of the merger agreement.

Conditions to Complete the Merger

        Umpqua's and Sterling's respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  the approval of the merger agreement and the articles amendment by Umpqua's shareholders and the approval of the merger agreement by Sterling's shareholders;

  •
  the authorization for listing on the NASDAQ Global Select Market, subject to official notice of issuance, of the Umpqua common stock to be issued upon the consummation of the merger;

  •
  the receipt of regulatory approvals from the Federal Reserve Board, the FDIC, the Oregon Director and the Washington DFI required to consummate the transactions contemplated by the merger agreement, with none of the approvals resulting in the imposition of a materially burdensome regulatory condition;

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Umpqua common stock to be issued upon the consummation of the merger, and the absence of any stop order suspending effectiveness of the registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

  •
  the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or the other material transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or the other material transactions contemplated by the merger agreement;

  •
  the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers' certificate from the other party to such effect);

  •
  the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of an officers' certificate from the other party to such effect); and

  •
  receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Neither Sterling nor Umpqua can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Sterling nor Umpqua has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual consent of Umpqua and Sterling, if authorized by the board of directors of each;

  •
  by either Umpqua or Sterling if any governmental entity that must grant a requisite regulatory approval has (1) denied approval of any of the material transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by the merger agreement or (2) granted the requisite regulatory approval but such approval contains or results in the imposition of a materially burdensome regulatory condition with no meaningful possibility that such condition will be revised before the first anniversary of the date of the merger agreement (which we refer to as the "termination date"), unless the failure to obtain a requisite regulatory approval or to obtain such approval without a materially burdensome regulatory condition is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either Umpqua or Sterling if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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  by either Umpqua or Sterling if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute the failure of a closing condition of the terminating party and which is either not reasonably capable of being cured or not cured within the earlier of the termination date or the date 30 days following written notice to the party committing such breach (in each case, provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement in a manner that would constitute the failure of a closing condition);

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  by either Umpqua or Sterling if (1) the Umpqua special meeting has concluded without the approval of the Umpqua merger proposal and the articles amendment proposal or (2) the Sterling special meeting has concluded without the approval of the Sterling merger proposal (in each case, provided that the terminating party has complied with its obligations with respect to holding its special meeting and recommendation of the merger);

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  by Sterling, before approval of the Umpqua merger proposal and the articles amendment proposal, if the board of directors of Umpqua (1) fails to recommend that Umpqua shareholders approve the Umpqua merger proposal and the articles amendment proposal, fails to include such recommendation in this joint proxy statement/prospectus, withdraws or modifies such recommendation in a manner adverse to Sterling or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (2) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or the calling a meeting of its shareholders and recommending that they approve the merger agreement; or

  •
  by Umpqua, before approval of the Sterling merger proposal, if the board of directors of Sterling (1) fails to recommend that Sterling shareholders approve the Sterling merger proposal, fails to include such recommendation in this joint proxy statement/prospectus, withdraws or modifies such recommendation in a manner adverse to Umpqua or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (2) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or the calling a meeting of its shareholders and recommending that they approve the merger agreement.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect and neither party will have any liability in connection with the merger agreement or the transactions contemplated by the merger agreement, except that (1) both Umpqua and Sterling will remain liable for any liabilities or damages arising out of its willful, knowing and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Sterling will pay Umpqua a termination fee of $75 million if the merger agreement is terminated in the following circumstances:

  •
  In the event that (1) a pre-termination takeover proposal event occurs after the date of the merger agreement with respect to Sterling and the agreement is terminated (A) by Umpqua or Sterling because the Sterling special meeting has concluded without the approval of the Sterling merger proposal, (B) by Umpqua because there has been an uncured or incurable, willful and knowing breach of the merger agreement by Sterling that causes the failure of a condition to complete the merger, (C) by Sterling or Umpqua if the merger has not been completed on or before the termination date and the only condition not satisfied is the failure to obtain approval of the Sterling merger proposal, or (D) by Umpqua before approval of the Sterling merger proposal, if the board of directors of Sterling (x) effects a change in board recommendation or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (y) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement and (2) within one year of termination Sterling enters into a definitive agreement with respect to, or consummates, an alternative transaction (whether or not involving the same acquisition proposal that was the subject of the pre-termination takeover proposal); provided that for purposes of clause (2), all references in the definition of alternative transaction to 15% will instead be references to 50% and clause (A)(2) will not apply.

        Umpqua will pay Sterling a termination fee of $75 million if the merger agreement is terminated in the following circumstances (which are analogous to those described above):

  •
  In the event that (1) a pre-termination takeover proposal event occurs after the date of the merger agreement with respect to Umpqua and the agreement is terminated (A) by Umpqua or Sterling because the Umpqua special meeting has concluded without the approval of the Umpqua merger proposal and/or the articles amendment proposal, (B) by Sterling because there has been an uncured or incurable, willful and knowing breach of the merger agreement by Umpqua that causes the failure of a condition to the merger agreement, (C) by Sterling or Umpqua if the merger has not been completed on or before the termination date and the only condition not satisfied is the failure to obtain approval of the Umpqua merger proposal and/or the articles amendment proposal, or (D) by Sterling before approval of the Umpqua merger proposal and articles amendment proposal, if the board of directors of Umpqua (x) effects a change in board recommendation or, in the case of a tender or exchange offer, fails to recommend rejection of such offer within 10 business days after the commencement of the offer, or (y) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement and (2) within one year of termination Umpqua enters into a definitive agreement with respect to, or consummates, an alternative transaction (whether or not involving the same acquisition proposal that was the subject of the pre-termination takeover proposal); provided that for purposes of clause (2), all references in the definition of alternative transaction to 15% will instead be references to 50% and clause (A)(2) will not apply.

        In the event the merger agreement is terminated under circumstances where the termination fee is paid in full to either Umpqua or Sterling, that party is precluded from any other remedy against the other party in connection with the merger agreement.

        For purposes of the merger agreement, a "pre-termination takeover proposal event" is deemed to occur if, prior to the event giving rise to a right to terminate the merger agreement, a bona fide acquisition proposal is made known to Sterling's board of directors or senior management or Umpqua's board of directors or senior management, as applicable, or made directly to Sterling's or Umpqua's shareholders or publicly announced, and the acquisition proposal is not withdrawn prior to the event giving rise to such termination.

Expenses and Fees

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Umpqua and Sterling.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with merger by the shareholders of Umpqua and Sterling, except that after approval of the merger agreement by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to holders of Sterling common stock or that otherwise requires further approval of such shareholders under applicable law.

        At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Sterling common stock or that otherwise requires further approval under applicable law.

ACCOUNTING TREATMENT

        In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Umpqua will be carried forward at their recorded amounts, (2) Umpqua historical operating results will be unchanged for the prior periods being reported on and (3) the assets and liabilities of Sterling will be adjusted to fair value at the date Umpqua assumes control of the combined entities (the "merger date"). In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Umpqua common stock to be issued to former Sterling shareholders and shares of Umpqua common stock to be issued to former holders of Sterling stock options, warrants and restricted stock units, exceeds the fair value of the net assets including identifiable intangibles of Sterling at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Sterling being included in the operating results of Umpqua from the merger date forward.

 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Sterling common stock that exchange their shares of Sterling common stock for shares of Umpqua common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those Sterling common shareholders that hold their shares of Sterling common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Sterling common stock that received Sterling common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a holder of Sterling common stock that holds Sterling common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Sterling or Umpqua. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Sterling common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Sterling common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Sterling common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

        The parties intend for the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Umpqua's obligation to complete the merger that Umpqua receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Sterling's obligation to complete the merger that Sterling receive an opinion from Davis Polk & Wardwell LLP, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Davis Polk & Wardwell LLP and Wachtell, Lipton, Rosen & Katz has delivered an opinion to Sterling and Umpqua, respectively, to the same effect as the opinions described above. These opinions will be based on representation letters provided by Umpqua and Sterling and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Umpqua and Sterling have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

        Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, upon exchanging your Sterling common stock for Umpqua common stock and cash, you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the Umpqua common stock received pursuant to the merger over your adjusted tax basis in your shares of Sterling common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of Sterling common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the Sterling common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

        The aggregate tax basis in the shares of Umpqua common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the Sterling common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Umpqua common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Sterling common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

        If you receive cash instead of a fractional share of Umpqua common stock, you will be treated as having received the fractional share of Umpqua common stock pursuant to the merger and then as having sold that fractional share of Umpqua common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Umpqua common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the Sterling common stock surrendered therefor is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If you are a non-corporate holder of Sterling common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

        This summary of material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

 DESCRIPTION OF CAPITAL STOCK OF UMPQUA

        As a result of the merger, Sterling shareholders who receive shares of Umpqua common stock in the merger will become shareholders of Umpqua. Your rights as shareholder of Umpqua will be governed by Oregon law and the restated articles of incorporation and the bylaws of Umpqua. The following briefly summarizes the material terms of Umpqua common stock. We urge you to read the applicable provisions of the OBCA and Umpqua's restated articles of incorporation and bylaws. Copies of Umpqua's and Sterling's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

        Umpqua's authorized capital stock consists of 200,000,000 shares of common stock, no par value per share and 4,000,000 shares of preferred stock, no par value per share. As of the record date, there were 112,001,584 shares of Umpqua common stock outstanding and no shares of Umpqua preferred stock outstanding. In connection with the merger, Umpqua's restated articles of incorporation will be amended at the effective time of the merger to increase the number of authorized shares of common stock to 400,000,000.

Common Stock

Listing

        Umpqua common stock is listed on the NASDAQ Global Select Market and traded under the symbol "UMPQ." Following the merger, shares of Umpqua common stock will continue to be traded on the NASDAQ Global Select Market.

Dividend Rights

        The OBCA allows an Oregon business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) the corporation would be able to pay its debts as they become due in the usual course of business; and (2) the corporation's total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        Payment of dividends is subject to determination and declaration by the Umpqua board of directors and depends on a number of factors, including capital requirements, legal, and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. The holders of Umpqua common stock will be entitled to receive and share equally in these dividends as they may be declared by the Umpqua board of directors out of funds legally available for such purpose.

Voting Rights

        Each share of Umpqua common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes cast on a matter is sufficient to take action upon routine matters, while the affirmative vote of a majority of the outstanding shares is required to approve a merger or dissolution or sale of all of Umpqua's assets. Directors are elected by a plurality of votes cast and holders of Umpqua common stock may not cumulate votes in the election of directors.

        In general, amendments to Umpqua's articles of incorporation must be approved by a number of votes cast in favor of the amendment that exceeds the number cast opposing the amendment. Amendments to Umpqua's articles of incorporation concerning (1) limitation of director liability,

(2) indemnification of directors and (3) provisions related to the consideration of other constituencies when evaluating mergers, tender or exchange offers and similar proposals, however, currently require the approval of at least 75% of all votes entitled to be cast on the amendment.

Preemptive and Other Rights

        Holders of Umpqua common stock have no preemptive rights and have no other rights to subscribe for additional securities of Umpqua under Oregon law. Preemptive rights are the priority right to buy additional shares if Umpqua issues more shares in the future. Therefore, if additional shares are issued by Umpqua without the opportunity for existing shareholders to purchase more shares, a shareholder's ownership interest may be subject to dilution.

        For more information regarding the rights of holders of Umpqua common stock, see "Comparison of Shareholders' Rights."

Preferred Stock

        Umpqua's articles of incorporation authorize Umpqua's board of directors, without further shareholder action, to issue up to 4,000,000 shares of preferred stock, no par value per share, in series and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof. As of the date of this joint proxy statement/prospectus, there are no shares of Umpqua preferred stock outstanding.

COMPARISON OF SHAREHOLDERS' RIGHTS

        If the merger is completed, holders of Sterling common stock will receive shares of Umpqua common stock in exchange for their shares of Sterling common stock. Umpqua is organized under the laws of the State of Oregon and Sterling is organized under the laws of the State of Washington. The following is a summary of the material differences between (1) the current rights of Sterling shareholders under the WBCA and Sterling's articles of incorporation and bylaws and (2) the current rights of Umpqua shareholders under the OBCA and Umpqua's articles of incorporation and bylaws.

        Umpqua and Sterling believe that this summary describes the material differences between the rights of holders of Umpqua common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Sterling common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Umpqua's and Sterling's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

UMPQUA	STERLING
AUTHORIZED CAPITAL STOCK

Umpqua's restated articles of incorporation authorize it to issue up to 200,000,000 shares of common stock, no par value per share, and 4,000,000 shares of preferred stock, no par value per share. As of the record date for the Umpqua special meeting, there were 112,001,584 shares of Umpqua common stock outstanding, and no shares of Umpqua preferred stock outstanding. In connection with the merger, Umpqua's articles of incorporation will be amended to increase the number of authorized shares of common stock to 400,000,000.
Sterling's articles of incorporation, as amended, authorize it to issue up to 151,515,151 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the record date for the Sterling special meeting, there were 62,363,741 shares of Sterling common stock outstanding, and no shares of Sterling preferred stock outstanding.
VOTING LIMITATIONS

See "Anti-Takeover Provisions and Other Shareholder Protections" below for a description of the Oregon Control Share Act, under which shareholders are prohibited from voting shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position in excess of certain ownership thresholds.	See "Anti-Takeover Provisions and Other Shareholder Protections" below.

UMPQUA	STERLING
SIZE OF BOARD OF DIRECTORS

Umpqua's articles of incorporation currently provide that Umpqua's board of directors shall consist of not less than six and not more than 19 directors, as determined from time to time by resolution of a majority of the whole board of directors. Umpqua's board of directors currently has 11 directors.

On September 11, 2013, Umpqua entered into an investment letter agreement with each of Warburg Pincus and THL (as holders of Sterling preferred stock prior to the merger), pursuant to which Warburg Pincus and THL will each have the right to designate one individual to the board of directors of the surviving company following the merger until their respective ownership of common stock of the surviving corporation falls below 4.9% of the shares outstanding.
Under the merger agreement, at the effective time, up to four former directors of Sterling (less the number of directors designated pursuant to the investment letter agreements, as described above) will be designated to the board of directors of the surviving corporation. Umpqua and Sterling have agreed that the surviving corporation will nominate these directors for re-election at each annual meeting of the surviving corporation held before the 2016 annual meeting.
Sterling's bylaws allow the directors to set the size of the board of directors. The Sterling board currently consists of 13 directors.
Sterling is party to the Investment Agreement dated May 25, 2010, as amended, with Warburg Pincus, and the Second Amended and Restated Investment Agreement dated May 25, 2010, as amended, with THL, pursuant to which Warburg Pincus and THL each have the right to designate one individual to the Sterling board of directors until their respective ownership of common stock of Sterling falls below 4.9% of the shares.
CLASSES OF DIRECTORS
Umpqua's board of directors is not classified; all directors are elected annually.	Sterling's board of directors is not classified; all directors are elected annually.
ELECTION OF DIRECTORS
At each Umpqua annual meeting, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.
Sterling directors are elected if the votes cast for a nominee's election exceed the votes cast against such nominee's election. Directors are elected by a plurality of the votes cast in the event of a contested election. A nominee for director in an election that is not contested who does not receive a majority of votes cast for election, but who was a director at the time of the election, shall continue to serve as a director for 90 days, until the board selects an individual to fill the vacancy created by such director, or until such director's resignation.
REMOVAL OF DIRECTORS

Directors may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of outstanding shares entitled to elect such director, at a meeting called for that purpose.
Directors may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of outstanding shares entitled to elect such director, at a meeting called for that purpose.

UMPQUA	STERLING
FILLING VACANCIES ON THE BOARD OF DIRECTORS
Under Umpqua's articles of incorporation and bylaws, vacancies on the board of directors are filled by the affirmative vote of the majority of all directors remaining in office.
Under Sterling's bylaws, vacancies on the board of directors are filled by the affirmative vote of the majority of all directors remaining in office. Under the WBCA, shareholders entitled to vote on a director position may also fill a vacancy. A director filling a vacancy will serve until the next shareholder meeting in which a successor is elected.
SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of shareholders may be called at any time by the Chief Executive Officer or the board of directors, or on demand in writing by shareholders of record holding shares with at least 10% of the votes entitled to be cast on any matter proposed to be considered at the special meeting.
Special meetings of the shareholders may be called by the chairman or the board of directors, or by the chairman at the request of shareholders holding at least 10% of all outstanding shares entitled to vote on any issue proposed to be considered at the meeting.
QUORUM
Under Umpqua's bylaws, a majority of the shares entitled to vote on a matter, represented in person or by proxies, will constitute a quorum with respect to that matter at any meeting of shareholders.
Unless the articles of incorporation or applicable law provide otherwise, under Sterling's bylaws, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders.
NOTICE OF SHAREHOLDER MEETINGS

Umpqua's bylaws provide that written notice stating the place, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the President or the Secretary, to each shareholder of record entitled to vote at such meeting.
Sterling's bylaws provide that written notice of an annual or special meeting of shareholders, stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered by the Secretary or other authorized person to each shareholder of record entitled to vote at the meeting, in accordance with the WBCA, not fewer than ten nor more than sixty days before the date of the meeting.

UMPQUA	STERLING
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Umpqua's bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Umpqua's annual meeting. For proposals to be properly brought, a shareholder's notice must be delivered to or mailed and received at Umpqua's principal executive offices not later than the close of business 90 calendar days before the calendar date of the proxy statement released to shareholders in connection with the previous year's annual meeting.

A shareholder's notice must set forth (1) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (2) the name and address of the shareholder proposing such business, (3) the class and number of shares of stock of the corporation which are beneficially owned by the proposing shareholder, (4) any material interest of the shareholder in the business, and (5) as for each person whom the shareholder proposes to nominate for election or reelection as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number or shares stock of the corporation which are beneficially owned by such person, (d) the proposed nominee's written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.
Sterling's bylaws establish an advance notice procedure that a shareholder must follow to bring any item of business before Sterling's annual meeting. To be timely, a shareholder's notice must be delivered to the Secretary of the corporation at the principal executive office of the corporation not less than 120 days prior to the anniversary date of Sterling's proxy statement released in connection with the previous year's annual meeting, provided that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the previous year's annual meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.
A shareholder's notice must contain (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address of the shareholder, (3) the class or series and number of shares of Sterling capital stock that are owned beneficially or of record by the shareholder, (4) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and (5) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

For each person that shareholder intends to nominate for election as a director, the shareholder must further specify (1) the name, age, business and residence address of such person, (2) the principal occupation or employment of such person, (3) the class or series and number of shares of Sterling capital stock that are owned beneficially or of record by the person being nominated, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The shareholder must also specify, as to such shareholder, any information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. Finally, the shareholder must submit a written consent from each proposed nominee to being named as nominee and to serve as a director if elected.

UMPQUA	STERLING
VOTING RIGHTS ON MERGERS, SALES OF ASSETS

In addition to the provisions described below in "Anti-Takeover Provisions and Other Shareholder Protections," the OBCA requires that a plan of merger be approved by a majority of votes entitled to be cast by shareholders.
In addition to the provisions described below in "Anti-Takeover Provisions and Other Shareholder Protections," the WBCA requires that two-thirds of shareholders approve a merger or other significant transaction.
ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

The Oregon Control Share Act, codified at Sections 60.801 through 60.816 of the OBCA, restricts a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

In addition, the OBCA prohibits, except under certain circumstances, a "business combination" (defined broadly to include mergers or consolidations, certain sales, sales of assets, liquidation or dissolution, and other specified transactions) between a corporation and an "interested shareholder" (defined generally as a person or group that directly or indirectly controls, or has the right to control, the voting or disposition of 15% or more of outstanding voting stock) within three years of the shareholder becoming an interested shareholder.
A business combination between a corporation and an interested shareholder is prohibited unless (1) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.
Chapter 23B.19 of the WBCA prohibits a "target corporation" from engaging in certain significant business transactions with an acquiring person that owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition of the 10% or more of such securities, unless the transaction or the share acquisition is approved by a majority of the target corporation's directors before the date of the transaction or share acquisition. The prohibited transactions include, among others, a merger, consolidation, share exchange, sale, or other transaction with the acquiring person. After the five-year period in which significant business transactions are prohibited, the transaction may occur subject to certain criteria.
Corporations that qualify as target corporations include, among others, all publicly traded domestic corporations as well as foreign corporations that are required to have a certificate of authority to transact business in Washington if (1) the corporation has a class of voting shares registered with the SEC pursuant to Section 12 or 15 of the Exchange Act, (2) its principal executive office is located in Washington, (3) it has (a) more than 10% of its shareholders of record resident in Washington, (b) more than 10% of its shares owned by Washington residents, or (c) 1,000 or more shareholders of record in Washington, (4) a majority of its employees, together with those of its subsidiaries, are Washington residents or it, together with its subsidiaries, employs more than 1,000 Washington residents, and (5) a majority of the corporation's tangible assets, together with those of its subsidiaries, are located in Washington or the corporation, together with its subsidiaries, has more than $50 million of tangible assets in Washington. A corporation that does not qualify as a target corporation will be deemed such if the failure to satisfy the criteria listed above is caused by or the result of a proposal by the acquiring person or an affiliate.

UMPQUA	STERLING
Umpqua has not opted out of these provisions of the OBCA.

As permitted by Oregon law, Umpqua's restated articles of incorporation contain a constituency provision providing that, in evaluating certain transactions, the Umpqua board of directors may consider the effect on employees, customers, suppliers and communities as well as the interests of shareholders.	Washington law does not contain a provision similar to the constituency provision found in Oregon law.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The OBCA provides that a corporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (1) any breach of the directors' duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any unlawful distribution; or (4) any transaction from which the director derived an improper personal benefit.

Umpqua's restated articles of incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the company or its shareholders for monetary damages.
The WBCA provides that a corporation may limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions may not eliminate or limit the liability of a director for intentional misconduct or a knowing violation of law, for unlawful distributions, or for any transaction from which the director would personally receive a benefit to which the director is not legally entitled.
Sterling's articles of incorporation and bylaws provide that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages subject to the exceptions listed above. If the WBCA is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of Sterling will be amended to reflect such further limitations.

UMPQUA	STERLING
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Under the OBCA, a corporation may indemnify a director for actions taken in good faith and which the individual reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The OBCA provides for mandatory indemnification of officers and directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Umpqua's restated articles of incorporation grant an indemnification right to any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company, discussed below) by reason of or arising from the fact that the person is or was a director or officer of Umpqua or one of its subsidiaries, or is or was serving at the request of Umpqua as a director, officer, partner, or trustee of another enterprise, against reasonable expenses (including attorney's fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful.

In the case of an action by or in the right of the company, Umpqua's restated articles of incorporation grant an indemnification right to the persons described above against reasonable expenses, but indemnification is not available where the person is found liable for deliberate misconduct, where the person received an improper personal benefit, for breach of duty of loyalty, or for any distribution to shareholders unlawful under the OBCA (unless and to the extent that the court finds indemnification nonetheless proper under the circumstances).
Umpqua's restated articles of incorporation also provide that the company may advance expenses to such person prior to the final disposition of the proceeding upon receipt of an undertaking to repay the expenses if later determined that they are not entitled to indemnification.
Under the WBCA, a corporation may indemnify a director for actions taken in good faith and which the director reasonably believed (1) to be in the best interests of the corporation or, (2) if acting outside of such director's official capacity, to be not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must have had no reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was found to have improperly received personal benefit. The WBCA provides for mandatory indemnification of directors and officers for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Sterling's articles of incorporation and bylaws grant an indemnification or reimbursement right to directors and officers for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is made a party or threatened to be made a party by reason of such person's having been a director, officer, employee or agent of Sterling or otherwise serving in such capacity at the request of Sterling, provided that no indemnification or reimbursement will be available (1) if such person is finally adjudged to have been guilty or liable for gross negligence, willful misconduct, or criminal acts in the performance of such person's duties for Sterling or (2) in the event of a compromise settlement, except with the approval of (a) a court of competent jurisdiction, (b) holders of a majority of the outstanding shares of Sterling, or (c) a majority of the board of directors not party to the same or substantially the same action, suit or proceeding. Sterling may indemnify or reimburse persons other than officers and directors.

A person's right to indemnification or reimbursement includes such person's heirs, legal representatives, executors, and administrators, Sterling will pay expenses incurred in defending a civil or criminal action, suit or proceeding whether or not such a majority constitutes a quorum. The director, officer, employee or agent must repay any indemnified amount if it is ultimately determined that such person is not entitled to indemnification as authorized by Sterling's articles of incorporation and bylaws. These indemnification or reimbursement rights are not exclusive of other rights to which such person or such person's heirs, executors or administrators may be entitled as a matter of law.

UMPQUA	STERLING
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Under Oregon law, an amendment to the articles of incorporation is generally approved if, upon approval by the board of directors and referral to the shareholders, a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Umpqua's articles of incorporation impose a supermajority voting requirement of 75% of votes entitled to be cast to amend the provisions of its articles of incorporation governing director liability, indemnification or consideration of constituencies in the context of mergers and other transactions.

Under Oregon law, a corporation's board of directors may amend or repeal the corporation's bylaws unless the corporation's articles of incorporation or Oregon law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may also amend or repeal the bylaws.
Umpqua's bylaws grant the board of directors the power to amend or repeal the bylaws, subject to amendment or repeal by action of the shareholders, at any regular meeting or any special meeting called for that purpose, provided notice of the proposed change is given in the notice of the meeting or waived in writing.
Under Washington law, an amendment to the articles of incorporation of a public company is generally approved if, upon approval by the board of directors and recommendation to the shareholders, a majority of the shareholders entitled to vote on the amendment (voting separately by class) approve the amendment. Separate voting by class is required under certain circumstances.

Sterling's bylaws may be amended, altered, or repealed and new bylaws may be adopted by the affirmative vote of a majority of the full board of directors, subject to the WBCA. Shareholders may also amend, repeal, or adopt new bylaws under the WBCA.
Unless the articles of incorporation of a public corporation prohibit the adoption of a bylaw governing the election of directors under the WBCA, the shareholders may adopt specific director election procedures pursuant to the WBCA. Such bylaws that were originally adopted by shareholders and that do not provide otherwise may only be repealed or amended by the shareholders. Further, any bylaw fixing a greater quorum or voting requirement that was adopted by the shareholders may only be amended or repealed by the shareholders. If these bylaws were originally adopted by the board of directors, then they may be amended or repealed by either the board of directors or the shareholders.
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Under Umpqua's bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by written consent of all shareholders entitled to vote on the action.	The WBCA permits any action required or permitted to be taken at a meeting of the shareholders to be taken without a meeting by written consent of all shareholders entitled to vote on the action.
SHAREHOLDER RIGHTS PLAN
Umpqua does not currently have a shareholder rights plan in effect.
Sterling had a shareholder rights plan in effect as of April 14, 2010, but the plan expired on August 26, 2013. Sterling's articles of incorporation also include a protective provision that expired on August 26, 2013 that restricted transfers of Sterling common stock and discouraged shareholders from increasing their shareholdings to 5% or more of Sterling's common stock.

UMPQUA	STERLING
DISSENTERS' RIGHTS

Under the OBCA, unless the articles of incorporation provide otherwise (and Umpqua articles do not so provide otherwise), dissenters' rights do not apply to the holders of shares of any class or series if the shares were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved or, in certain cases, on the effective date of the merger. Subject to the foregoing, in the event dissenters' rights were to apply, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares only in the event of, any of the following corporate acts: (1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities or (b) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Oregon law; (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares, or (6) conversion to a noncorporate business entity.
Under the WBCA, there is no exemption for public companies in the application of dissenters' rights.
Shareholders have the right to payment in cash for the fair value of their shares of common stock, together with interest, in the event of the following corporate acts: (1) consummation of a plan of merger to which the corporation is a party if shareholder approval was required and the shareholder was entitled to vote on the merger or the corporation was a subsidiary that is merged with its parent; (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are acquired, if the shareholder was entitled to vote on the plan; (3) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to the shareholders within one year; (4) an amendment of the articles of incorporation that effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration; (5) the election to become or to cease to be a social purpose corporation if shareholder approval was required; (6) any corporate action approved by a shareholder vote to the extent the articles of incorporation, bylaws, or the board of directors provides that voting or nonvoting shareholders are entitled to dissent and receive payment for their shares.

See the section entitled "Dissenter's Rights in the Merger" for more information.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Umpqua common stock is listed on the NASDAQ Global Select market under the symbol "UMPQ," and Sterling common stock is listed on the NASDAQ Capital Market under the symbol "STSA." The following table sets forth the high and low reported closing sale prices per share of Umpqua common stock and Sterling common stock, and the cash dividends declared per share for the periods indicated.

	Umpqua Common Stock			Sterling Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Quarter	13.74	11.75	0.07	21.81	16.93	0.00
Second Quarter	13.65	11.89	0.09	20.86	17.50	0.00
Third Quarter	13.81	11.89	0.09	22.78	18.94	0.15
Fourth Quarter	12.74	11.33	0.09	22.98	20.00	0.65
2013
First Quarter	13.52	12.38	0.10	22.39	20.74	0.00
Second Quarter	15.20	11.75	0.20	23.78	20.64	0.55
Third Quarter	17.45	15.25	0.15	28.96	23.94	0.20
Fourth Quarter	19.44	16.13	0.15	34.45	28.45	0.20
2014
First Quarter (through January 17, 2014)	18.95	18.40	0.00	33.86	32.93	0.00

        On August 30, 2013, the last trading day before the press reported that Sterling was seeking takeover bids, the closing sale price of shares of Umpqua common stock as reported on the NASDAQ Global Select Market was $16.24. On September 10, 2013, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Umpqua common stock as reported on the NASDAQ Global Select Market was $17.19. On January 17, 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Umpqua common stock as reported on the NASDAQ Global Select Market was $18.40.

        On August 30, 2013, the last trading day before the press reported that Sterling was seeking takeover bids, the closing sale price of shares of Sterling common stock as reported on the NASDAQ Capital Market was $24.20. On September 10, 2013, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Sterling common stock as reported on the NASDAQ Capital Market was $27.14. On January 17, 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Sterling common stock as reported on the NASDAQ Capital Market was $32.93.

        As of January 15, 2014, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Umpqua and Sterling, respectively, there were approximately 4,296 registered holders of Umpqua common stock and approximately 1,237 registered holders of Sterling common stock.

        The following table shows the closing sale prices of Umpqua common stock and Sterling common stock as reported on the NASDAQ Global Select Market and NASDAQ Capital Market, respectively, on September 10, 2013, the last full trading day before the public announcement of the merger agreement, and on January 17, 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Sterling common stock, which we calculated by multiplying the closing price of Umpqua common stock on those dates by the exchange ratio of 1.671 and adding $2.18.

	Umpqua Common Stock	Sterling Common Stock	Implied Value of Merger Consideration for One Share of Sterling Common Stock
August 30, 2013	$16.24	$24.20	$29.32
At September 10, 2013	$17.19	$27.14	$30.90
At January 17, 2014	$18.40	$32.93	$32.93

        Umpqua and Sterling shareholders are advised to obtain current market quotations for Umpqua common stock and Sterling common stock. The market price of Umpqua common stock and Sterling common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Umpqua common stock or Sterling common stock before or after the effective date of the merger. Changes in the market price of Umpqua common stock prior to the completion of the merger will affect the market value of the merger consideration that Sterling shareholders will receive upon completion of the merger.

 SECURITY OWNERSHIP OF STERLING DIRECTORS, NAMED EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS OF STERLING

        The following table sets forth, as of January 15, 2014, holdings of Sterling's common shares by each present Sterling director and executive officer and by all directors and executive officers as a group based on 62,363,741 common shares outstanding as of January 15, 2014. The common shares are traded on the NASDAQ Capital Market and the closing price on January 15, 2014 was $33.10 per share.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Beneficial Owners of More than 5%
Funds affiliated with Thomas H. Lee Partners, L.P.	14,404,768	(3)	22.57
100 Federal Street, 35th Floor
Boston, MA 02110
Warburg Pincus Private Equity X, L.P.	14,404,763	(4)(5)	22.57
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Wellington Management Company, LLP.	3,538,192	(6)	5.67
280 Congress Street
Boston, MA 02210
Directors and Executive Officers
Howard P. Behar	55,373		*
Leslie S. Biller	600,826	(7)	*
Paula E. Boggs	0		—
Ellen R.M. Boyer	5,526		*
Joshua D. Bresler	14,404,768	(3)(9)	22.57
Robert G. Butterfield	3,905	(8)	*
David A. Coulter	14,404,763	(4)(5)(9)	22.57
David S. DePillo	243,699	(10)	*
Robert C. Donegan	6,436	(11)	*
Ezra A. Eckhardt	78,576	(12)	*
C. Webb Edwards	5,373		*
William L. Eisenhart	15,702	(13)	*
Robert H. Hartheimer	28,103		*
Steven D. Hauschild	13,023	(14)	*
Maria M. Pope	0		—
Michael F. Reuling	7,769	(15)	*
Patrick J. Rusnak	7,069	(16)	*
Andrew J. Schultheis	5,361		*
J. Gregory Seibly	66,759	(17)	*

All Directors and Executive Officers as a Group (19 persons)	29,953,031		46.98

*
Less than 1%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of January 15, 2014. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)
Based on shares outstanding at January 15, 2014 of 62,363,741.

(3)
Shares listed as owned by THL are owned of record by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Sterling Equity Investors L.P. (the "THL Funds"), and THL Managers VI, LLC. Thomas H. Lee Equity Fund VI, L.P. is the holder of 7,134,979 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,451,283 shares of common stock. Thomas H. Lee Parallel Fund VI, L.P. is the holder of 4,831,433 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,451,283 shares of common stock. Thomas H. Lee Parallel (DT) Fund VI, L.P. is the holder of 843,956 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,451,283 shares of common stock. THL Sterling Equity Investors, L.P. is the holder of 137,744 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,451,283 shares of common stock. THL Managers VI, LLC is the holder of 5,373 shares of common stock. The general partner of the THL Funds is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities. The address of each of Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

(4)
Warburg Pincus Private Equity X, L.P., a Delaware limited partnership ("WPX") and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WP X Partners" and together with WP X, the "WP X Funds") are the holders of 12,948,107 shares of common stock and the Anchor Investor Warrant exercisable for 1,451,283 shares of common stock. Warburg Pincus X, L.P., a Delaware limited partnership ("WP X LP"), is the general partner of the WP X Funds; Warburg Pincus X, LLC, a Delaware limited liability company ("WP X LLC") is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners") is the sole member of WP X LLC and Warburg Pincus & Co., a New York general partnership ("WP") is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company ("WP LLC") manages the WP X Funds. Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC and may be deemed to control the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(5)
Under applicable securities laws, as a Partner of WP and a Member and Vice Chairman of WP LLC, Mr. David A. Coulter may be deemed to be the beneficial owner of the common stock and the Anchor Investor Warrant held by the WP X Funds, and shares listed as owned by the WP X Funds include 5,373 shares issued to Mr. Coulter in his individual capacity. See note (9) below.

(6)
Beneficial ownership of Wellington Management Company, LLP is based on its Form 13F filed with the SEC on November 14, 2013, with respect to holdings as of September 30, 2013.

(7)
The Les and Sheri Biller Revocable Trust holds 600,826 shares. Includes 70,522 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014.

(8)
Includes 137 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014, and 168 shares held as of December 31, 2013 for Mr. Butterfield's individual account under the 401(k) Plan.

(9)
Under applicable securities laws, Mr. Bresler & Mr. Coulter disclaim beneficial ownership of the common stock and the Anchor Investor Warrant, except to the extent of their respective pecuniary interest in such common stock or Anchor Investor Warrant.

(10)
Includes 41 shares held as of December 31, 2013 for Mr. DePillo's individual account under the 401(k) Plan.

(11)
Includes 31 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014.

(12)
Includes 13,340 shares held as of December 31, 2013 for Mr. Eckhardt's individual account under the 401(k) Plan.

(13)
Includes 222 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014.

(14)
Includes 122 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014, and 487 shares held as of December 31, 2013 for Mr. Hauschild's individual account under the 401(k) Plan.

(15)
Includes 180 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014.

(16)
Includes 14 shares held as of December 31, 2013 for Mr. Rusnak's individual account under the 401(k) Plan.

(17)
Includes 455 shares issuable pursuant to stock options exercisable within 60 days of January 15, 2014, and 2,631 shares held as of December 31, 2013 for Mr. Seibly's individual account under the 401(k) Plan.

SECURITY OWNERSHIP OF UMPQUA DIRECTORS, NAMED EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS OF UMPQUA

        The following table sets forth, as of January 15, 2014, holdings of Umpqua's common shares by each present Umpqua director and executive officer and by all directors and executive officers as a group based on 112,001,584 common shares outstanding. The common shares are traded on the NASDAQ Global Select Market and the closing price on January 15, 2014 was $32.96 per share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Non-Director Five Percent Beneficial Owners
Blackrock, Inc.	9,350,169	(9)	8.35%
Dimensional Fund Advisors LP	9,111,821	(10)	8.14%
Atlanta Capital Management Co. LLC	8,595,031	(11)	7.68%
The Vanguard Group, Inc.	7,267,770	(12)	6.49%
Directors
Raymond P. Davis	649,135	(2,3)	*
Stephen M. Gambee	58,982		*
Bryan L. Timm	47,399		*
Peggy Y. Fowler	32,401		*
Frank R.J. Whittaker	20,911		*
Luis F. Machuca	20,646		*
Hilliard C. Terry III	14,288		*
Dudley R. Slater	12,179		*
Laureen E. Seeger	8,934		*
Susan F. Stevens	7,718		*
James S. Greene	7,464		*
Executives
Mark P. Wardlow	132,542	(4)	*
Ronald L. Farnsworth	149,778	(2,5)	*
Cort L. O'Haver	107,895	(6)	*
Steven L. Philpott	175,801	(2,7)	*
All directors and executive officers as a group (20 persons)	1,837,926	(8)	1.60%

*
Less than 1.0%

(1)
Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans, Supplemental Retirement Plans, Deferred Compensation Plans and IRAs.

(2)
Includes shares held with or by his/her spouse.

(3)
Includes 225,000 shares covered by options exercisable within 60 days.

(4)
Includes 36,000 shares covered by options exercisable within 60 days.

(5)
Includes 43,500 shares covered by options exercisable within 60 days.

(6)
Includes 35,000 shares covered by options exercisable within 60 days.

(7)
Includes 85,500 shares covered by options exercisable within 60 days.

(8)
Includes 624,700 shares covered by options exercisable within 60 days.

(9)
Beneficial ownership of BlackRock, Inc., located at 40 East 52nd Street, New York, NY 10022, is based on its and its affiliates' Form 13Fs filed with the SEC on November 12, 2013 with respect to holdings as of September 30, 2013.

(10)
Beneficial ownership of Dimensional Fund Advisors LP, located at Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746, is based on its Form 13F filed with the SEC on November 13, 2013 with respect to holdings as of September 30, 2013. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

(11)
Beneficial ownership of Atlanta Capital Management Co. LLC, located at 1075 Peachtree Street NE, Suite 2100, Atlanta, GA 30309, is based on its Form 13F filed with the SEC on November 13, 2013 with respect to holdings as of September 30, 2013.

(12)
Beneficial ownership of The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA 19355, is based on its Form 13F filed with the SEC on November 7, 2013 with respect to holdings as of September 30, 2013.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION ARRANGEMENTS

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Sterling is required to submit a proposal to Sterling shareholders for a non-binding, advisory vote to approve the payment of certain compensation to Sterling's named executive officers that is based on or otherwise relates to the merger. This proposal, which we refer to as the Sterling compensation proposal, gives Sterling shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers will or may be entitled to receive from Sterling (or, following the merger, Umpqua) that is based on or otherwise relates to the merger. This compensation is summarized in the table under "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Quantification of Potential Payments to Sterling's Named Executive Officers in Connection with the Merger" beginning on page 106 of this proxy statement, including the footnotes to the table.

        The Sterling board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

        The Sterling board of directors unanimously recommends that the Sterling shareholders approve the following resolution:

        "RESOLVED, that the shareholders of Sterling hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Sterling (or, following the merger, Umpqua) to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement under "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Quantification of Potential Payments to Sterling's Named Executive Officers in Connection with the Merger" and the related footnotes and narrative disclosures."

        The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Sterling or Umpqua. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Sterling shareholders.

        The above resolution approving the merger-related compensation of Sterling's named executive officers on an advisory basis will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

        Sterling's Board of Directors Unanimously Recommends That Sterling Shareholders Vote "FOR" the Sterling Compensation Proposal.

 LEGAL MATTERS

        The validity of the Umpqua common stock to be issued in connection with the merger will be passed upon for Umpqua by Steven L. Philpott, general counsel of Umpqua. As of January 15, 2014, Mr. Philpott beneficially owned 175,801 shares of Umpqua common stock, including options to purchase 85,500 shares of Umpqua common stock, representing less than 1% of the outstanding shares of Umpqua common stock. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Umpqua by Wachtell, Lipton, Rosen & Katz (New York, New York) and for Sterling by Davis Polk & Wardwell LLP (New York, New York).

 EXPERTS

Umpqua and FinPac

        The consolidated financial statements of Umpqua and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of Moss Adams LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Financial Pacific Holdings, LLC as of and for the year ended December 31, 2012, incorporated in this Registration Statement by reference from Umpqua's Current Report on Form 8-K/A dated September 11, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Sterling

        The consolidated financial statements of Sterling as of December 31, 2012 and 2011, and for the years then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Sterling for the year ended December 31, 2010 incorporated by reference herein have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

 DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

Umpqua

        Under SEC rules, holders of Umpqua common stock who wish to make a proposal to be included in Umpqua's proxy statement and proxy for Umpqua's 2014 annual meeting of shareholders must have delivered the proposal to the Corporate Secretary of Umpqua on or before November 9, 2013 if Umpqua's 2014 annual meeting is held within 30 days of April 16, 2014. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Umpqua's articles of incorporation and bylaws and Oregon law. As of the date of this joint proxy statement/prospectus, no such proposal has been delivered to Umpqua.

        In addition, Umpqua's bylaws establish an advance notice procedure with regard to shareholder proposals to be brought before Umpqua's 2014 annual meeting but not included in Umpqua's proxy statement or form of proxy for that meeting. In order for shareholder proposals to be considered for presentation at Umpqua's 2014 annual meeting but not for inclusion in Umpqua's proxy materials for that meeting, holders of Umpqua common stock must have delivered such shareholder proposal no later than December 9, 2013.

Sterling

        If the merger occurs in the expected timeframe, there will be no Sterling annual meeting of shareholders in 2014. In case the merger is not completed as anticipated, any shareholder who may desire to submit a proposal under the SEC's shareholder proposal rule for inclusion in Sterling's proxy and proxy statement for the 2014 annual meeting of Sterling shareholders must present such proposal in writing to Sterling at 111 North Wall Street, Spokane, WA 99201, Attention: Corporate Secretary, at a reasonable time before Sterling begins to print and send its proxy materials. If the 2014 annual meeting of Sterling shareholders becomes necessary, Sterling will specify the deadline for shareholders to submit proposals under the SEC's shareholder proposal rule and Sterling's bylaws.

        Sterling's bylaws establish an advance notice procedure with regard to shareholder proposals to be brought before Sterling's 2014 annual meeting but not included in Sterling's proxy statement or form of proxy for that meeting. In order for shareholder proposals to be considered for presentation at Sterling's 2014 annual meeting but not for inclusion in Sterling's proxy materials for that meeting, holders of Sterling common stock must have delivered such shareholder proposal no later than November 15, 2013, unless the date of Sterling's annual meeting is more than 30 days before or after April 29, 2014, in which case the proposal must be delivered no later than the tenth business day following the day on which notice is mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

WHERE YOU CAN FIND MORE INFORMATION

        Umpqua has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Umpqua common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Umpqua in addition to being a proxy statement for Umpqua and Sterling shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Umpqua and Umpqua common stock.

        Umpqua and Sterling also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Umpqua and Sterling, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Umpqua with the SEC are also available at Umpqua's website at www.umpquaholdingscorp.com or by contacting Umpqua's Investor Relations department at 20085 N.W. Tanasbourne Drive, Hillsboro, OR 97124, (503) 268-6675. The reports and other information filed by Sterling with the SEC are available at Sterling's website at www.sterlingfinancialcorporation.com or by contacting Sterling's Investor Relations department at 111 North Wall Street, Spokane, WA 99201, (509) 358-8097. The web addresses of the SEC, Umpqua and Sterling are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

        The SEC allows Umpqua and Sterling to incorporate by reference information in this joint proxy statement/prospectus. This means that Umpqua and Sterling can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Umpqua and Sterling previously filed with the SEC. They contain important information about the companies and their financial condition.

Umpqua SEC Filings (SEC File No. 001-34624)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2012
Proxy Statement on Schedule 14A	Filed on February 25, 2013
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013, June 30, 2013 and September 30, 2013

Umpqua SEC Filings (SEC File No. 001-34624)	Period or Date Filed
Current Reports on Form 8-K or 8-K/A

Filed on January 14, 2013, March 12, 2013, April 11, 2013, April 22, 2013, May 20, 2013, June 4, 2013, June 6, 2013, July 2, 2013, July 10, 2013, September 11, 2013, September 12, 2013, September 17, 2013 (two filings) and December 19, 2013 (other than those portions of the documents deemed to be furnished and not filed)

Description of Umpqua's common stock contained in a registration statement filed under the Exchange Act

The description of the Company's common stock contained in the Form 8-K filed May 30, 2007, for the purposes of updating the description contained in the Registration Statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the Federal Deposit Insurance Corporation on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, the Company filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Umpqua Bank and the common stock of the Company was deemed to be registered pursuant to section 12(g) of the Exchange Act.

Sterling SEC Filings (SEC File No. 000-34696)	Period or Date Filed
Annual Report on Form 10-K or 10-K/A	Year ended December 31, 2012
Proxy Statement on Schedule 14A	Filed on March 15, 2013
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013, June 30, 2013 and September 30, 2013
Current Reports on Form 8-K or 8-K/A	Filed on January 28, 2013, January 29, 2013, February 12, 2013, March 1, 2013, March 4, 2013, March 13, 2013, April 24, 2013, May 2, 2013, May 10, 2013, May 13, 2013, June 17, 2013, June 20, 2013, July 22, 2013, July 25, 2013, August 9, 2013, September 12, 2013, September 16, 2013, September 17, 2013, October 2, 2013 and October 24, 2013 (other than those portions of the documents deemed to be furnished and not filed)

        In addition, Umpqua and Sterling also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later of the date of the Umpqua special meeting and the date of the Sterling special meeting, provided that Umpqua and Sterling are not incorporating by reference any information furnished to, but not filed with, the SEC.

        Except where the context otherwise indicates, Umpqua has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Umpqua, and Sterling has supplied all information contained or incorporated by reference relating to Sterling.

        Documents incorporated by reference are available from Umpqua and Sterling without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Umpqua Holdings Corporation 20085 N.W. Tanasbourne Drive Hillsboro, OR 97124 Attention: Investor Relations Telephone: (503) 268-6675	Sterling Financial Corporation 111 North Wall Street Spokane, WA 99201 Attention: Investor Relations Telephone: (509) 358-8097

        Umpqua shareholders and Sterling shareholders requesting documents must do so by February 18, 2014 to receive them before their respective meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Umpqua or Sterling, Umpqua and Sterling, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        Neither Umpqua nor Sterling has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

STERLING FINANCIAL CORPORATION

and

UMPQUA HOLDINGS CORPORATION

 DATED AS OF SEPTEMBER 11, 2013

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Page No.
Acquisition Proposal	A-55
Adjusted Option	A-3
Adjusted Restricted Stock Unit	A-4
Advisory Entity	A-23
affiliate	A-65
Agreement	A-1
Alternative Transaction	A-56
Articles Amendment	A-5
Articles of Merger	A-1
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Merger Certificates	A-6
BHC Act	A-9
Board Recommendation	A-49
business day	A-7
Cash Consideration	A-2
Certificate	A-2
certificates	A-7
Change in Board Recommendation	A-49
Closing	A-63
Closing Date	A-64
Code	A-1
Confidentiality Agreement	A-49
Continuing Employees	A-52
Delaware Courts	A-66
Derivative Contract	A-22
Disclosure Schedules	A-65
Dissenting Shares	A-2
EESA	A-19
Effective Time	A-1
Enforceability Exceptions	A-12
Environmental Laws	A-23
Equity Award Exchange Ratio	A-5
ERISA	A-17
ESPP	A-4
Exchange Act	A-14
Exchange Agent	A-7
Exchange Fund	A-7
FDIC	A-10
Federal Reserve Board	A-13
GAAP	A-9
Governmental Entity	A-13
Intellectual Property	A-24
Intervening Business Event	A-49
Investor Letter Agreement	A-1
IRS	A-16
Joint Proxy Statement	A-13
knowledge	A-65

A-v

Page No.
Law	A-20
Liens	A-12
Loans	A-45
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-47
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-18
Multiple Employer Plan	A-18
NASDAQ	A-13
New Benefit Plan	A-52
OBCA	A-1
Offering Period	A-4
Oregon Director	A-13
Oregon Secretary	A-1
Oregon Takeover Statutes	A-41
OREO	A-23
Other Private Placement Agreements	A-11
Permitted Encumbrances	A-24
person	A-65
plan of reorganization	A-6
Premium Cap	A-54
Pre-Termination Takeover Proposal Event	A-62
Previously Disclosed	A-65
Regulatory Agencies	A-13
Representative	A-55
Requisite Regulatory Approvals	A-58
Requisite Sterling Vote	A-12
Requisite Umpqua Vote	A-29
Rights Agreement	A-11
S-4	A-13
Sarbanes-Oxley Act	A-14
SEC	A-13
Securities Act	A-19
SRO	A-13
Sterling	A-1
Sterling Articles	A-10
Sterling Benefit Plans	A-17
Sterling Common Stock	A-2
Sterling Contract	A-22
Sterling Disclosure Schedule	A-65
Sterling ERISA Affiliate	A-17
Sterling Indemnified Parties	A-54
Sterling Leased Properties	A-24
Sterling Meeting	A-49
Sterling Owned Properties	A-23
Sterling Qualified Plans	A-17
Sterling Real Property	A-24
Sterling Regulatory Agreement	A-22
Sterling Reports	A-19

A-vi

Page No.
Sterling Restricted Stock Unit	A-4
Sterling Stock Option	A-3
Sterling Stock Plans	A-4
Sterling Subsidiary	A-10
Stock Consideration	A-2
Subsidiary	A-10
Superior Proposal	A-51
Superior Proposal Event	A-49
Surviving Corporation	A-1
Tax	A-16
Tax Return	A-17
Taxes	A-16
Termination Date	A-60
Termination Fee	A-62
Third Party Shares	A-2
THL Agreement	A-5
Title IV Plan	A-18
Trust Preferred Securities	A-57
Umpqua	A-1
Umpqua Articles	A-5
Umpqua Benefit Plans	A-33
Umpqua Closing Price	A-5
Umpqua Common Stock	A-2
Umpqua Contract	A-38
Umpqua Disclosure Schedule	A-65
Umpqua ERISA Affiliate	A-33
Umpqua Leased Properties	A-40
Umpqua Meeting	A-49
Umpqua Owned Properties	A-40
Umpqua Qualified Plans	A-34
Umpqua Real Property	A-40
Umpqua Regulatory Agreement	A-39
Umpqua Reports	A-35
Umpqua Restricted Stock Award	A-28
Umpqua Restricted Stock Unit	A-28
Umpqua Stock Option	A-28
Umpqua Stock Plans	A-28
Umpqua Subsidiary	A-27
VII Trust Preferred Securities	A-57
VIII Trust Preferred Securities	A-57
Warburg Agreement	A-5
Warrant	A-5
Washington Secretary	A-1
Washington Takeover Statutes	A-25
WBCA	A-1
WDFI	A-13

A-vii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2013 (this "Agreement"), by and between Sterling Financial Corporation, a Washington corporation ("Sterling"), and Umpqua Holdings Corporation, an Oregon corporation ("Umpqua").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Umpqua and Sterling have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Sterling will, subject to the terms and conditions set forth herein, merge with and into Umpqua (the "Merger"), with Umpqua as the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, concurrently with the execution of this Agreement, Sterling and Umpqua are entering into Investor Letter Agreements (each, an "Investor Letter Agreement") with each of (i) Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., and (ii) Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. in the forms attached hereto as Exhibits A and B; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Oregon Business Corporation Act (the "OBCA"), at the Effective Time, Sterling shall merge with and into Umpqua. Umpqua shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate corporate existence of Sterling shall terminate.

        1.2    Effective Time.     The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Washington (the "Washington Secretary") and the articles of merger to be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary"), respectively, on the Closing Date, each of which shall be in form and substance reasonably satisfactory to Umpqua and Sterling (collectively, the "Articles of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and the OBCA.

        1.4    Conversion of Sterling Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Umpqua, Sterling or the holder of any of the following securities:

          (a)   Subject to Section 2.2(e), each share of the common stock, no par value per share, of Sterling (the "Sterling Common Stock") issued and outstanding immediately prior to the Effective Time, except for (i) shares of Sterling Common Stock owned by Sterling as treasury stock or owned, directly or indirectly, by Sterling or Umpqua or any of their respective wholly-owned Subsidiaries (excluding (A) any such shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity on behalf of third parties or (B) shares held, directly or indirectly, in respect of a debt previously contracted (the shares referred to in clauses (i)(A) and (i)(B), the "Third Party Shares")), and (ii) any shares of Sterling Common Stock the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such shares in accordance with Chapter 23B.13 of the WBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such shares of Sterling Common Stock (such shares, "Dissenting Shares"), shall be converted into the right to receive (x) 1.671 shares (the "Stock Consideration") of the common stock, no par value per share, of Umpqua (the "Umpqua Common Stock") and (y) $2.18 in cash (the "Cash Consideration" and, together with the Stock Consideration and any cash in lieu of fractional shares payable pursuant to this Section 1.4 and Section 2.2(e), the "Merger Consideration").

          (b)   All of the shares of Sterling Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate", it being understood that any reference herein to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Sterling Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) previously representing any such shares of Sterling Common Stock shall thereafter represent, subject to Section 2.2(b), only the right to receive (i) a certificate representing the number of whole shares of Umpqua Common Stock which such shares of Sterling Common Stock have been converted into the right to receive pursuant to Section 1.4(a), (ii) the Cash Consideration and (iii) cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon. Certificates previously representing shares of Sterling Common Stock shall, subject to Section 2.2(b), be exchanged for certificates representing whole shares of Umpqua Common Stock and cash representing the cash portion of the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.1, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Umpqua Common Stock or Sterling Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend or stock distribution, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration (it being understood that any dividend or distribution permitted under Section 5.2(b)(ii) shall not be deemed to constitute an extraordinary dividend or distribution and shall not result in any adjustment to the Merger Consideration hereunder).

          (c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sterling Common Stock that are owned, directly or indirectly, by Sterling or Umpqua or any of their respective wholly-owned Subsidiaries (excluding any Third Party Shares), and all Dissenting Shares shall be cancelled and shall cease to exist and no stock of Umpqua or, except to the extent required by Chapter 23B.13 of the WBCA in the case of Dissenting Shares, other consideration shall be delivered in exchange therefor.

        1.5    Umpqua Common Stock.     At and after the Effective Time, each share of Umpqua Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        1.6    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the Merger Consideration. By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Chapter 23B.13 of the WBCA. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder, member or equity owner of the Surviving Corporation.

          (b)   Notwithstanding the provisions of this Section 1.6, if any holder of shares of Sterling Common Stock for which such holder has demanded dissenters' rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares of Sterling Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to this Article I.

          (c)   Sterling shall give Umpqua (i) prompt written notice of any notice received by Sterling of any shareholder's intent to demand the fair value of any shares of Sterling Common Stock, any demand received by Sterling for payment of the fair value of any shares of Sterling Common Stock, withdrawals of such demands, and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by Sterling which relate to any such demand for dissenters' rights and (ii) the opportunity to reasonably participate in negotiations and proceedings with respect to demands for dissenters' rights under Chapter 23B.13 of the WBCA. Unless required by applicable Law, Sterling will not, except with the prior written consent of Umpqua, make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

        1.7    Sterling Stock Options.

          (a)   Except as set forth in Section 1.7(a) of the Sterling Disclosure Schedule, at the Effective Time, each option to purchase shares of Sterling Common Stock granted under a Sterling Stock Plan (a "Sterling Stock Option") that is outstanding and unexercised immediately prior to the Effective Time , whether or not vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Sterling Common Stock and shall be converted automatically into an option to purchase the number of shares of Umpqua Common Stock (each, an "Adjusted Option") equal to the product of (x) the total number of shares of Sterling Common Stock subject to such Sterling Stock Option immediately prior to the Effective Time and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Option shall have an exercise price per share of Umpqua Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Sterling Common Stock subject to such Sterling Stock Option divided by (ii) the Equity Award Exchange Ratio. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Sterling Stock Option under the applicable Sterling Stock Plan and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each

  Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Sterling Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. For purposes of this Agreement, "Sterling Stock Plans" means the FirstBank NW Corp. 1998 Stock Option Plan, Northern Empire Bancshares 1997 Stock Option Plan, the Sterling Financial Corporation 2001 Long-Term Incentive Plan, the Sterling Financial Corporation 2003 Long-Term Incentive Plan, the Sterling Financial Corporation 2007 Long-Term Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan.

          (b)   At the Effective Time, each restricted stock unit in respect of Sterling Common Stock granted under a Sterling Stock Plan (a "Sterling Restricted Stock Unit") that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Sterling Common Stock and shall be converted automatically into a restricted stock unit with respect to a number of shares of Umpqua Common Stock (each, an "Adjusted Restricted Stock Unit") equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Restricted Stock Unit and the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward). Each Adjusted Restricted Stock Unit shall otherwise be subject to the same terms and conditions applicable to the converted Sterling Restricted Stock Unit under the applicable Sterling Stock Plan and the agreements evidencing grants thereunder, including as to vesting. All dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to such Sterling Restricted Stock Units, shall remain accrued with respect to associated Adjusted Restricted Stock Units and be treated in accordance with the terms and conditions of such Adjusted Restricted Stock Unit.

          (c)   Prior to the Closing Date, the Board of Directors of Sterling or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to Sterling's 2011 Employee Stock Purchase Plan (the "ESPP") to effectuate the following: (i) to cause the "Offering Period" (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) to terminate the ESPP effective immediately prior to the Closing Date.

          (d)   At or prior to the Effective Time, (i) Sterling, the Board of Directors of Sterling and its compensation committee, as applicable, shall adopt any resolutions and take all actions that are reasonably necessary to effectuate the provisions of this Section 1.7 and (ii) Umpqua, the Board of Directors of Umpqua and its compensation committee, as applicable, shall take such actions as are reasonably necessary for the assumption by Umpqua of the Adjusted Options and Adjusted Restricted Stock Units.

          (e)   Promptly after the Effective Time, Umpqua shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of Umpqua Common Stock necessary to fulfill Umpqua's obligations under this Section 1.7 and shall maintain the effectiveness of such registration statement for so long as any Adjusted Options or Adjusted Restricted Stock Units remain outstanding.

        1.8    Certain Defined Terms.

          (a)   "Equity Award Exchange Ratio" shall mean the sum of (i) the Stock Consideration and (ii) the quotient of the Cash Consideration divided by the Umpqua Closing Price, rounded to the nearest one ten thousandth.

          (b)   "Umpqua Closing Price" shall mean the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Umpqua Common Stock on the NASDAQ as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date.

        1.9    Warrants.     At the Effective Time, each warrant issued by Sterling pursuant to the Investment Agreement, dated May 25, 2010, by and between Sterling and Warburg Pincus Private Equity X, L.P., as amended (the "Warburg Agreement") or the Second Amended and Restated Investment Agreement (each, a "Warrant"), dated May 25, 2010, by and among Sterling, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P., as amended (the "THL Agreement") shall automatically and in accordance with the terms of such Warrant, and without any action on behalf of the holder thereof, cease to represent a warrant to purchase Sterling Common Stock and will be converted into a warrant exercisable for the Merger Consideration which the Sterling Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger and Umpqua will assume such Warrant subject to its terms, as so adjusted.

        1.10    Articles of Incorporation of Surviving Corporation;.     At the Effective Time, the Articles of Incorporation of Umpqua (the "Umpqua Articles"), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation except that Article III, Section A shall be amended at the Effective Time in connection with the Merger to increase the number of authorized shares of common stock to 400,000,000 (the "Articles Amendment").

        1.11    Bylaws of Surviving Corporation.     At the Effective Time, the Bylaws of Umpqua, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

        1.12    Directors and Officers of Surviving Corporation.

          (a)   Except as set forth in this Section 1.12, at and immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Umpqua in office immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

          (b)   Umpqua's Board of Directors shall take all appropriate action so that at and after the Effective Time, Raymond P. Davis shall serve as Chief Executive Officer of the Surviving Corporation and Greg Seibly and Cort L. O'Haver shall serve as Co-Presidents of the surviving entity in the Bank Merger and Senior Executive Vice Presidents of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. At or prior to the Effective Time, Umpqua's Board of Directors shall take all appropriate action to cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 13, of which (w) 1 shall be Raymond P. Davis, (x) 8 shall be existing members of the Board of Directors of Umpqua who are independent from the Surviving Corporation under the NASDAQ listing rules, chosen by Umpqua's existing Board of Directors and (y) up to 2 shall be the directors designated pursuant to the Investor Letter Agreements and (z) 4 less the number of directors either (i) designated pursuant to the Investor Letter Agreements or (ii) if not designated, retained as a contractual right to be designated under either Investor Letter Agreement at any time at or after the Effective Time and not irrevocably and permanently waived prior to the Effective Time, shall be individuals from the list set forth in Section 1.12(b) of the Sterling Disclosure Schedule, as chosen by Sterling's existing Board of Directors. As of the Effective Time, the chairperson of the Board of Directors of the Surviving Corporation shall be the existing chairperson of the Board of Directors of Umpqua. Each of the foregoing directors shall serve until their respective successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal. The Surviving Corporation shall nominate for re-election, at each annual meeting of the stockholders of the Surviving Corporation that is held after the Effective Time and before the 2016 annual meeting of the stockholders of the Surviving Corporation, each of the directors designated at the Effective Time pursuant to clause (z) of this Section 1.12(b).

          (c)   Umpqua's Board of Directors shall take all appropriate action to cause each of the individuals set forth in Section 1.12(c) of the Sterling Disclosure Schedule to be appointed to serve in the capacities and/or offices set forth opposite their respective names therein, in each case from and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

        1.13    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

        1.14    Bank Merger.     On the Closing Date and immediately following the Merger, Sterling Savings Bank, a Washington state-chartered bank and a wholly-owned Subsidiary of Sterling, will merge (the "Bank Merger") with and into Umpqua Bank, an Oregon state-chartered bank and a wholly-owned Subsidiary of Umpqua. Umpqua Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name Umpqua Bank, and, following the Bank Merger, the separate corporate existence of Sterling Savings Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Umpqua and reasonably acceptable to Sterling (the "Bank Merger Agreement"). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Sterling shall cause Sterling Savings Bank to adopt the Bank Merger Agreement, Sterling, as the sole shareholder of Sterling Savings Bank, shall approve the Bank Merger Agreement, and Sterling shall cause the Bank Merger Agreement to be duly executed by Sterling Savings Bank and delivered to Umpqua Bank and (ii) Umpqua shall cause Umpqua Bank to adopt the Bank Merger Agreement, Umpqua, as the sole shareholder of Umpqua Bank, shall approve the Bank Merger Agreement and Umpqua shall cause the Bank Merger Agreement to be duly executed by Umpqua Bank and delivered to Sterling Savings Bank. Sterling shall cause Sterling Savings Bank, and Umpqua shall cause Umpqua Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to Umpqua and Sterling) as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately following the Effective Time.

        1.15    Headquarters of Surviving Corporation; Name.     From and after the Effective Time until changed by action of the Board of Directors of the Surviving Corporation, (i) the location of the headquarters and principal executive offices of the Surviving Corporation shall be Portland, Oregon, (ii) the name of the Surviving Corporation shall be "Umpqua Holdings Corporation" and (iii) the name of the surviving entity in the Bank Merger shall be "Umpqua Bank".

        1.16    Charitable Foundation.     At the Effective Time, Umpqua will establish a charitable foundation for the benefit of the communities served by the Surviving Corporation, and Umpqua will contribute $10,000,000 to such foundation.

 ARTICLE II

EXCHANGE OF SHARES

        2.1    Umpqua to Make Shares and Cash Available.     At or prior to the Effective Time, Umpqua shall deposit, or shall cause to be deposited, with a bank or trust company designated by Umpqua and reasonably acceptable to Sterling (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Umpqua's option, evidence of shares in book-entry form (collectively, referred to herein as "certificates"), representing the shares of Umpqua Common Stock sufficient to pay the aggregate stock portion of the Merger Consideration, and cash sufficient to pay the aggregate cash portion of the Merger Consideration, including cash to be paid in lieu of any fractional shares (such cash and certificates for shares of Umpqua Common Stock, together with any dividends or distributions payable with respect thereto pursuant to Section 2.2(b), being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Sterling Common Stock. Umpqua shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2(b). For the avoidance of doubt, the Exchange Fund shall not include any amounts to be paid to Dissenting Shares. Prior to the Effective Time, Umpqua will enter into an exchange agent agreement on customary terms with the Exchange Agent, which terms shall be in form and substance reasonably acceptable to Sterling.

        2.2    Exchange of Shares.

          (a)   As soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days thereafter), the Exchange Agent shall mail to each holder of record of one or more Certificates representing shares of Sterling Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of such Certificates) to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration that the shares of Sterling Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed, duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Umpqua Common Stock to which such holder of Sterling Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of the Cash Consideration, any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article II and any dividends or distributions that are then payable pursuant to Section 2.2(b), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash paid or payable in respect of the Merger Consideration. Until surrendered as contemplated by this Section 2.2, except as set forth in Section 1.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any dividends or distributions payable under Section 2.2(b). For purposes of this Agreement, "business day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

          (b)   No dividends or other distributions declared with respect to Umpqua Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and previously paid or payable on the date of such surrender with respect to the whole shares of Umpqua Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive (which amounts shall be paid at the time the Merger Consideration is paid in respect of such Certificate) and (ii) at the appropriate payment date, any such dividends or other distributions with a record date after the Effective Time (but prior to such surrender date) which thereafter become payable with respect to the whole shares of Umpqua Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive.

          (c)   If any certificate representing shares of Umpqua Common Stock is to be issued in, or cash is to be paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Umpqua Common Stock and/or the payment of cash in respect of the Merger Consideration (including cash in lieu of fractional shares) in any name other than that of the registered holder of the Certificate or Certificates surrendered or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Sterling of the shares of Sterling Common Stock that were issued and outstanding immediately prior to the Effective Time, other than to settle transfers of such Sterling Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing shares of Sterling Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Umpqua Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Umpqua Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Umpqua. In lieu of the issuance of any such fractional share, Umpqua shall pay to each former shareholder of Sterling who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Umpqua Closing Price by (ii) the fraction of a share (after taking into account all shares of Sterling Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Umpqua Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Sterling for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation and any former shareholders of Sterling who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on the Umpqua Common Stock deliverable in respect of each former share of Sterling Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Umpqua, Sterling, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Sterling Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (g)   Umpqua shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Sterling Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Umpqua or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Sterling Common Stock in respect of which the deduction and withholding was made by Umpqua or the Exchange Agent, as the case may be.

          (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Umpqua, the posting by such person of a bond in such amount as Umpqua or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STERLING

        Except (i) as Previously Disclosed by Sterling or (ii) as disclosed in any Sterling Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Sterling with the SEC since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Umpqua as follows:

        3.1    Corporate Organization.

          (a)   Sterling is a corporation duly organized and validly existing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sterling is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Sterling or Umpqua, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall be deemed not to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, hostilities, or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally, (D) changes after the date hereof in the banking industry, credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) public disclosure of the transactions contemplated hereby, (F) actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party or (G) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary," when used with respect to any person, means any corporation, partnership, limited liability company, bank or other entity or organization, whether incorporated or unincorporated, of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such person. True and complete copies of the Restated Articles of Incorporation of Sterling, as amended through the date hereof (the "Sterling Articles") and the Amended and Restated Bylaws of Sterling, as in effect as of the date of this Agreement, have previously been made available by Sterling to Umpqua.

          (b)   Each Subsidiary of Sterling (a "Sterling Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Sterling, threatened. Section 3.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof and any material joint ventures, formal partnerships or similar arrangements in which Sterling or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). There is no person whose results of operations, cash flows, changes in shareholders' equity or financial position are consolidated in the financial statements of Sterling other than the Sterling Subsidiaries.

        3.2    Capitalization.

          (a)   The authorized capital stock of Sterling consists of 151,515,151 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of September 5, 2013, there were (i) 62,314,862 shares of Sterling Common Stock issued and outstanding (not including shares held in treasury), (ii) no shares of Sterling Common Stock held in treasury, (iii) 252,626 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding Sterling Stock Options, (iv) 526,933 shares of Sterling Common Stock reserved for issuance upon the settlement of outstanding Sterling Restricted Stock Units, (v) 1,437,297 shares of Sterling Common Stock reserved for issuance upon the exercise of the Warrant issued pursuant to the Warburg Agreement at a price per share of Sterling Common Stock of $13.26, (vi) 1,437,297 shares of Sterling Common Stock reserved for issuance upon the exercise of the Warrant issued pursuant to the THL Agreement at a price per share of Sterling Common Stock of $13.26 (in each of clauses (v) and (vi), subject to anti-dilution adjustments relating to events after September 5, 2013 pursuant to the terms of such Warrants), (vii) 10,000,000 shares of Series E Participating Cumulative Preferred Stock of Sterling, which had been reserved for issuance in accordance with the First Amended and Restated Shareholder Rights Plan, dated as of December 8, 2010, between Sterling and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agreement"), pursuant to which Sterling had issued rights to purchase shares of its Series E Participating Cumulative Preferred Stock and (viii) no other shares of capital stock or other voting securities of Sterling issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in this Section 3.2(a), and except for changes since September 5, 2013 resulting from the exercise of Sterling Stock Options outstanding on such date, the settlement of Sterling Restricted Stock Units outstanding on such date and the exercise of any Warrant, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in Sterling or (ii) subscriptions, options, warrants (other than the Warrants) or other rights to acquire from Sterling or any Sterling Subsidiary, or other obligation of Sterling or any Sterling Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of Sterling or any Sterling Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, Sterling. Other than the Rights Agreement, the Warburg Agreement, the THL Agreement, the Warrants and the subscription agreements dated on or about August 19, 2010 between Sterling and certain investors set forth on Section 3.2(a) of the Sterling Disclosure Schedule in the form previously made available to Umpqua (the "Other Private Placement Agreements") and the Investor Letter Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Sterling Common Stock, in each case, to which Sterling or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Sterling may vote. Since September 5, 2013 through the date hereof, Sterling has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Sterling Stock Options, Sterling Restricted Stock Units or the Warrants in accordance with their respective terms). No Sterling Subsidiary owns any capital stock of Sterling other than any Third Party Shares.

          (b)   Section 3.2(b) of the Sterling Disclosure Schedule sets forth a true, correct and complete list as of September 5, 2013 of (i) the aggregate number of shares of Sterling Common Stock issuable upon the exercise of each outstanding Sterling Stock Option and the holder and exercise price for each such Sterling Stock Option and (ii) the aggregate number of shares of Sterling Common Stock issuable upon the settlement of each outstanding Sterling Restricted Stock Unit and the holder for each such Sterling Restricted Stock Unit.

          (c)   Except for the Warburg Agreement, the THL Agreement, the Warrants and the Other Private Placement Agreements, there are no contractual obligations of Sterling or its Subsidiaries pursuant to which Sterling or its Subsidiaries is or could be required to register shares of the capital stock or other securities of Sterling or its Subsidiaries under the Securities Act. Section 3.2(c) of the Sterling Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of Sterling or its Subsidiaries that are issued or outstanding. Sterling is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

          (d)   Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Investor Letter Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Sterling. Subject to Section 6.3, the Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling's shareholders for adoption and approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of two-thirds of the shares of Sterling Common Stock entitled to be cast on the Merger (the "Requisite Sterling Vote"), and the adoption and approval of the Bank Merger Agreement by Sterling Savings Bank and Sterling as its sole shareholder, no other corporate proceedings on the part of Sterling or Sterling Savings Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Umpqua) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions").

          (b)   Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Articles or Sterling's Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any Law applicable to Sterling or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.4    Consents and Approvals.     Except for (i) the filing of any required applications and notices, as applicable, with the NASDAQ Global Select Market ("NASDAQ") and the NASDAQ Capital Market, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, (2) the FDIC under the Bank Merger Act, (3) the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Services (the "Oregon Director") and (4) the Washington Department of Financial Institutions (the "WDFI"), and approval of the foregoing applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Sterling's and Umpqua's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger (which shall include the Articles Amendment) with the Washington Secretary pursuant to the WBCA and the Oregon Secretary pursuant to the OBCA and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Umpqua Common Stock pursuant to this Agreement and (vi) such filings as are required to be made under the Exchange Act, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Sterling of this Agreement or (B) the consummation by Sterling of the Merger, the Bank Merger and the other transactions contemplated hereby. As of the date of this Agreement, Sterling has no knowledge of any reason why any of the Requisite Regulatory Approvals should not be granted on a timely basis.

        3.5    Reports.     Sterling and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory agency (an "SRO") ((i) - (vi), collectively "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Sterling and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (a) and (b), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.6    Financial Statements.

          (a)   The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports filed by Sterling with the SEC since January 1, 2012 (including the related notes, where applicable) (i) in all material respects have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions. KPMG LLP has not resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of or in connection with any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries have any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013 or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Sterling or any of its Subsidiaries is a party to any material "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) designed to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the management of Sterling, including Sterling's principal executive and principal financial officers (or persons performing similar functions), by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling's outside auditors and the audit committee of Sterling's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sterling's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling's internal controls over financial reporting. These disclosures were made in writing by management to Sterling's auditors and audit committee and a copy has previously been made available to Umpqua. To the knowledge of Sterling, there is no reason to believe that Sterling's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2011, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or to any director or officer of Sterling.

        3.7    Broker's Fees.     With the exception of the engagement of Sandler O'Neill + Partners,  LP, neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors on behalf of Sterling or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. On or prior to the date hereof, Sterling has disclosed to Umpqua the aggregate fees provided for in connection with the engagement of Sandler O'Neill + Partners, LP relating to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events.

          (a)   Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)   Since June 30, 2013, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (c)   Since June 30, 2013 and prior to the date hereof, neither Sterling nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly-owned Subsidiaries.

        3.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any and there are no pending or, to Sterling's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Umpqua, the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Sterling and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2008 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax with respect to Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries. Sterling has made available to Umpqua true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries or that has a principal purpose other than Tax matters). Neither Sterling nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (B) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Sterling nor any of its Subsidiaries has been, within the past three years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Sterling nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employee Benefit Matters.

          (a)   Section 3.11(a) of the Sterling Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory contracts or agreements to or with respect to which Sterling or any Subsidiary or any trade or business of Sterling or any of its Subsidiaries, whether or not incorporated, all of which together with Sterling would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Sterling ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Sterling or any of its Subsidiaries or any of their respective Sterling ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Sterling or any of its Subsidiaries or any of their respective Sterling ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements, contracts or agreements, collectively, the "Sterling Benefit Plans").

          (b)   Sterling has heretofore made available (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation) to Umpqua true and complete copies of each of the Sterling Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Sterling Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Sterling Benefit Plan, and (iv) the most recently prepared actuarial report for each Sterling Benefit Plan (if applicable) for each of the last two years.

          (c)   Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

          (d)   With respect to each Sterling Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Sterling Qualified Plans") and the related trust, the IRS has issued a favorable determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Sterling, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Sterling Qualified Plan or the related trust. No trust funding any Sterling Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Except as would not reasonably be likely to result in material liability to Sterling or its Subsidiaries, each Sterling Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    None of Sterling and its Subsidiaries nor any of their respective Sterling ERISA Affiliates has, at any time during the last six years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (a "Title IV Plan"), (ii) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or (iii) a single employer plan (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Sterling and its Subsidiaries nor any of their respective Sterling ERISA Affiliates has incurred any material liability to a Title IV Plan or a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Neither Sterling nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All material contributions required to be made to any Sterling Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling.

          (i)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, there are no pending or, to the knowledge of Sterling, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Sterling's knowledge, no such claim or lawsuit is threatened, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans which could reasonably be expected to result in any liability of Sterling or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Sterling Benefit Plan, or any other party.

          (j)    None of Sterling and its Subsidiaries has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject Sterling or any of its Subsidiaries or any person that Sterling or any of its Subsidiaries has an obligation to indemnify in respect thereof to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Sterling or any of its Subsidiaries, or result in any limitation on the right of Sterling or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Sterling Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Sterling or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Sterling nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Sterling or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Sterling Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

          (l)    There are no pending or, to Sterling's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Sterling or any of its Subsidiaries, or any strikes or other material labor disputes against Sterling or any of its Subsidiaries. Neither Sterling nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of Sterling or any of its Subsidiaries and, to the knowledge of Sterling, there are no organizing efforts by any union or similar group seeking to represent any employees of Sterling or any of its Subsidiaries.

          (m)  Sterling and its Subsidiaries have complied with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Regulatory Authority (collectively "EESA"), and all reports, filings, determinations and certifications under EESA with respect to Sterling's 2012 fiscal year have been made in a timely manner, such that Sterling has no such remaining or outstanding obligations under EESA.

        3.12    SEC Reports.     Sterling has previously made available (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation) to Umpqua an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by Sterling pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Sterling Reports") and (b) communication mailed by Sterling to its shareholders since January 1, 2011 and prior to the date hereof, and no such Sterling Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2011, as of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

        3.13    Compliance with Applicable Law.

          (a)   Sterling and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to so hold any such licenses, registrations, franchises, permits or authorizations or the failure to so pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling and, to the knowledge of Sterling, no suspension or cancellation of any such necessary license, registration, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect. Sterling and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, judgment, injunction, decree, policy and/or guideline of any

  Governmental Entity (each, a "Law") relating to Sterling or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)   Without limitation, except as would not reasonably be expected to be material to Sterling and its Subsidiaries, taken as a whole, none of Sterling, or its Subsidiaries, or to Sterling's knowledge, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

          (c)   Since January 1, 2011, Sterling and each of its Subsidiaries has properly administered all accounts for which Sterling or any of its Subsidiaries acts as a fiduciary, including accounts for which Sterling or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. Since January 1, 2011, none of Sterling or any of its Subsidiaries, or, to Sterling's knowledge, any director, officer, or employee of Sterling or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

          (d)   As of June 30, 2013, Sterling and Sterling Savings Bank are "well-capitalized" and "well managed" (as those terms are defined in applicable regulations), and Sterling Savings Bank's rating under the Community Reinvestment Act of 1977 is no less than "satisfactory."

        3.14    Certain Contracts.

          (a)   Except (x) for those agreements and other documents filed as exhibits to or incorporated by reference in any Sterling Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Sterling with the SEC since January 1, 2013 or (y) as set forth in Section 3.14(a) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is, as of the date hereof, a party to or bound by any contract, arrangement or commitment (whether written or oral):

              (i)  with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

             (ii)  which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Umpqua, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

            (iii)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

            (iv)  that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, materially restricts the conduct of any line of business by Sterling or any of its affiliates or, upon consummation of the Merger, will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

             (v)  that is material to Sterling and its Subsidiaries (or that would be material to the Surviving Corporation and its Subsidiaries after the Effective Time) and obligates Sterling or its Subsidiaries, or following the Closing, the Surviving Corporation or its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains "most favored nation" or similar covenants;

            (vi)  with or to a labor union or guild (including any collective bargaining agreement);

           (vii)  that relates to the incurrence of indebtedness by Sterling or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $1,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

          (viii)  that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sterling or its Subsidiaries;

            (ix)  that relates to the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or any business, in either case for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to Sterling or any of its Subsidiaries;

             (x)  that involves the payment of more than $1,000,000 per annum by Sterling and/or one or more of its Subsidiaries, taken as a whole (other than any such contracts which are terminable by Sterling or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

            (xi)  that limits the payment of dividends by Sterling or any of its Subsidiaries; or

           (xii)  that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Sterling Disclosure Schedule or filed as an exhibit to or incorporated by reference in any Sterling Report, is referred to herein as a "Sterling Contract". Sterling has made available to Umpqua prior to the date hereof true, correct and complete copies of each written Sterling Contract (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation).

          (b)   (i) Each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (ii) Sterling and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Sterling Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (iii) to Sterling's knowledge no third-party counterparty to any Sterling Contract is in breach or violation of any provision of any Sterling Contract, except where such breach or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Sterling or any of its Subsidiaries under any such Sterling Contract, except where such default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.15    Agreements with Regulatory Agencies.     Neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a "Sterling Regulatory Agreement"), nor has Sterling or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sterling Regulatory Agreement.

        3.16    Risk Management Instruments.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a "Derivative Contract"), whether entered into for the account of Sterling, any of its Subsidiaries or for the account of a customer of Sterling or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sterling or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, to Sterling's knowledge, no party to any Derivative Contract to which Sterling or any Sterling Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

        3.17    Investment Adviser Subsidiaries.     No Sterling Subsidiary is required to be registered, licensed or qualified as an investment adviser (an "Advisory Entity").

        3.18    Environmental Liability.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are in compliance, and have complied in the last seven years, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or Governmental Entity requirement relating to: (i) the protection or restoration of the environment or natural resources or to human health and safety as it relates to hazardous substance exposure; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under any applicable Environmental Law, pending or threatened against Sterling, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any applicable Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. Sterling is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any liability or obligation arising under any applicable Environmental Law with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.19    Investment Securities and Commodities.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, each of Sterling and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Sterling or its Subsidiaries. Such securities and commodities are valued on the books of Sterling in accordance with GAAP in all material respects.

          (b)   Sterling and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Sterling believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Sterling has made available to Umpqua the material terms of such policies, practices and procedures.

        3.20    Property.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling or a Sterling Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Sterling Reports as being owned by Sterling or a Sterling Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as "other real estate owned" ("OREO") in the latest audited balance sheet included in the Sterling Reports) (the "Sterling Owned Properties"), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (ii) Liens for real property Taxes not yet due and payable or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sterling Reports or leased after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Sterling Leased Properties" and, collectively with the Sterling Owned Properties, the "Sterling Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sterling's knowledge, the lessor. There are no pending or, to the knowledge of Sterling, threatened condemnation proceedings against any material Sterling Real Property.

        3.21    Intellectual Property.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling: (a) Sterling and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Sterling, the use of any Intellectual Property by Sterling and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which Sterling or any Sterling Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that Sterling or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of Sterling, no person is challenging, infringing on or otherwise violating any right of Sterling or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to Sterling or its Subsidiaries; (e) neither Sterling nor any Sterling Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Sterling or any Sterling Subsidiary; and (f) to the knowledge of Sterling, no Intellectual Property owned and/or exclusively licensed by Sterling or any Sterling Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

        3.22    Related Party Transactions.     Except (i) as set forth in Section 3.22 of the Sterling Disclosure Schedule, (ii) "compensation" as defined in Item 402 of the SEC's Regulation S-K, (iii) ordinary course bank deposit, trust and asset management services on arms' length terms, (iv) other transactions or arrangements of a type available to employees of Sterling or its Subsidiaries generally, (v) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms' length terms with a portfolio company of a person owning 5% or more of the outstanding Sterling Common Stock (or of any of such person's affiliates) or (vi) transactions, agreements, arrangements or understandings between Sterling and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Sterling, there are no transactions or series of related transactions, agreements, arrangements or understandings between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or, to the knowledge of Sterling, any of such person's immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand.

        3.23    State Takeover Laws; Rights Plan.

          (a)   The Board of Directors of Sterling has unanimously approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions (i) Chapter 23B.19 of the WBCA and any similar "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law under the laws of the State of Washington (any such laws, "Washington Takeover Statutes") and (ii) Article XIII of the Sterling Articles. No Washington Takeover Statutes will prohibit, restrict or impair the performance of Sterling's obligations under this Agreement.

          (b)   The Rights issued to holders of Sterling Common Stock pursuant to the Rights Agreement expired pursuant to their terms on August 27, 2013.

        3.24    Reorganization.     Sterling has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.25    Opinion.     Prior to the execution of this Agreement, Sterling has received an opinion from Sandler O'Neill + Partners, LP to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Sterling Common Stock in the Merger is fair to such holders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.26    Sterling Information.     The information relating to Sterling and its Subsidiaries which is provided by Sterling or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Sterling and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.27    Loan Portfolio.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, each Loan currently outstanding with respect to which Sterling or any Subsidiary of Sterling is a creditor (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) to Sterling's knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions.

          (b)   As of June 30, 2013, Sterling is not a party to any Loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Sterling or any person controlling, controlled by or under common control with any of the foregoing, other than portfolio companies of 5%

  shareholders of Sterling or their affiliates, other than as disclosed on Section 3.27 of the Sterling Disclosure Schedule. All Loans that have been made by Sterling that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to the Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

          (c)   Section 3.27 of the Sterling Disclosure Schedule sets forth a listing, as of June 30, 2013, by account, of: (A) each Loan or Loan participation of Sterling with an outstanding balance owed to Sterling of $1,000,000 or more that has been placed on non-accrual status by Sterling during the past twelve months; (B) each borrower, customer or other party which has notified Sterling during the past twelve months of, or has asserted against Sterling, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Sterling, each borrower, customer or other party which has given Sterling any oral notification of, or orally asserted to or against Sterling, any such claim; (C) each Loan or Loan participation with an outstanding balance owed to Sterling of $1,000,000 or more, (1) that is contractually past due 90 days or more in the payment of principal and/or interest, (2) that is on non-accrual status, (3) that is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of each such Loan or Loan participation and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate term has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (D) all assets classified by Sterling as real estate acquired through foreclosure or in lieu of foreclosure, including in substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

        3.28    Insurance.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (a) Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent and consistent with industry practice, and Sterling and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.29    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Sterling in this Article III, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Umpqua or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Sterling hereby disclaims any such other representations or warranties.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Sterling acknowledges and agrees that neither Umpqua nor any other person has made or is making any representations or warranties relating to Umpqua whatsoever, express or implied, beyond those expressly given by Umpqua in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Umpqua furnished or made available to Sterling or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UMPQUA

        Except (i) as Previously Disclosed by Umpqua or (ii) as disclosed in any Umpqua Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Umpqua with the SEC since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Umpqua hereby represents and warrants to Sterling as follows:

        4.1    Corporate Organization.

          (a)   Umpqua is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is a bank holding company and financial holding company duly registered under the BHC Act. Umpqua has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Umpqua is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. True and complete copies of the Umpqua Articles and Bylaws of Umpqua, in each case as in effect as of the date of this Agreement, have previously been made available by Umpqua to Sterling.

          (b)   Each Subsidiary of Umpqua (a "Umpqua Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Umpqua to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Umpqua that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Umpqua, threatened. Section 4.1(b) of the Umpqua Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Umpqua as of the date hereof and any material joint ventures, formal partnerships or similar arrangements in which Umpqua or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). There is no person whose results of operations, cash flows, changes in shareholders' equity or financial position are consolidated in the financial statements of Umpqua other than the Umpqua Subsidiaries.

        4.2    Capitalization.

          (a)   The authorized capital stock of Umpqua consists of 200,000,000 shares of Umpqua Common Stock and 4,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of August 31, 2013, there were (a) 111,920,690 shares of Umpqua Common Stock issued and outstanding, which number includes 1,070,925 restricted shares of Umpqua Common Stock granted under a Umpqua Stock Plan (a "Umpqua Restricted Stock Award") (not including shares held in treasury) (b) no shares of Umpqua Common Stock held in treasury, (c) 1,299,473 shares of Umpqua Common Stock reserved for issuance upon the exercise of options to purchase shares of Umpqua Common Stock granted under a Umpqua Stock Plan (a "Umpqua Stock Option"), (d) 95,000 shares of Umpqua Common Stock reserved for issuance upon the settlement of restricted stock units granted under a Umpqua Stock Plan (a "Umpqua Restricted Stock Unit") and (e) no other shares of capital stock or other voting securities of Umpqua issued, reserved for issuance or outstanding. For purposes of this Agreement, the "Umpqua Stock Plans" means the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan, the Umpqua Holdings Corporation 2003 Stock Incentive Plan, the Umpqua Holdings Corporation 2007 Long Term Incentive Plan and the Umpqua Holdings Corporation 2013 Incentive Plan. All of the shares of Umpqua Common Stock that (x) are issued and outstanding have been and are and (y) will be issued as part of the Merger Consideration will be, when issued and delivered in accordance with the terms hereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in this Section 4.2(a), and except for changes since August 31, 2013 resulting from the exercise of Umpqua Stock Options outstanding on such date and the settlement of Umpqua Restricted Stock Units outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in Umpqua or (ii) subscriptions, options, warrants or other rights to acquire from Umpqua or any Umpqua Subsidiary, or other obligation of Umpqua or any Umpqua Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of Umpqua or any Umpqua Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, Umpqua. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Umpqua Common Stock, in each case, to which Umpqua or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Umpqua may vote. Since August 31, 2013 through the date hereof, Umpqua has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Umpqua Stock Options, Umpqua Restricted Stock Units or Umpqua Restricted Stock Awards in accordance with their respective terms). No Umpqua Subsidiary owns any capital stock of Umpqua other than any Third Party Shares.

          (b)   Section 4.2(b) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list as of August 31, 2013 of (i) the aggregate number of outstanding Umpqua Restricted Stock Awards and the holder(s) thereof, (ii) the aggregate number of shares of Umpqua Common Stock issuable upon the exercise of each outstanding Umpqua Stock Option and the holder and exercise price for each such Umpqua Stock Option and (iii) the aggregate number of shares of Umpqua Common Stock issuable upon the settlement of each outstanding Umpqua Restricted Stock Unit and the holder for each such Umpqua Restricted Stock Unit.

          (c)   There are no contractual obligations of Umpqua or its Subsidiaries pursuant to which Umpqua or its Subsidiaries is or could be required to register shares of the capital stock or other securities of Umpqua or its Subsidiaries under the Securities Act. Section 4.2(c) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of Umpqua or its Subsidiaries that are issued or outstanding. Umpqua is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

          (d)   Umpqua owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Umpqua Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Umpqua Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3    Authority; No Violation.

          (a)   Umpqua has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Investor Letter Agreements, and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Umpqua. Subject to Section 6.3, the Board of Directors of Umpqua has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Umpqua and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Umpqua's shareholders for adoption and approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of Umpqua Common Stock, (ii) the approval of the Articles Amendment by a number of votes cast by the shares of Umpqua Common Stock favoring the Articles Amendment that exceeds the number of votes cast by the shares of Umpqua Common Stock that oppose the Articles Amendment ((i) and (ii), the "Requisite Umpqua Vote") and (iii) the adoption and approval of the Bank Merger Agreement by Umpqua Bank and Umpqua as its sole shareholder, no other corporate proceedings on the part of Umpqua are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Umpqua and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Umpqua, enforceable against Umpqua in accordance with its terms, except as may be limited by the Enforceability Exceptions.

          (b)   Neither the execution and delivery of this Agreement by Umpqua, nor the consummation by Umpqua of the transactions contemplated hereby, nor compliance by Umpqua with any of the terms or provisions hereof, will (i) subject to the Articles Amendment, violate any provision of the Umpqua Articles or Bylaws of Umpqua or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any Law applicable to Umpqua, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Umpqua or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Umpqua or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

        4.4    Consents and Approvals.     Except for (i) the filing of applications and notices, as applicable, with NASDAQ and the NASDAQ Capital Market, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act, (2) the FDIC under the Bank Merger Act, (3) the Oregon Director and (4) the WDFI, and approval of the foregoing applications, filings and notices, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger (which shall include the Articles Amendment) with the Washington Secretary pursuant to the WBCA and the Oregon Secretary pursuant to the OBCA and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Umpqua Common Stock pursuant to this Agreement and (vi) such filings as are required to be made under the Exchange Act, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Umpqua of this Agreement or (B) the consummation by Umpqua of the Merger, the Bank Merger and the other transactions contemplated hereby. As of the date of this Agreement, Umpqua has no knowledge of any reason why any of the Requisite Regulatory Approvals should not be granted on a timely basis.

        4.5    Reports.     Umpqua and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Umpqua and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Umpqua, investigation into the business or operations of Umpqua or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Umpqua or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Umpqua or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

        4.6    Financial Statements.

          (a)   The financial statements of Umpqua and its Subsidiaries included (or incorporated by reference) in the Umpqua Reports filed by Umpqua with the SEC since January 1, 2012 (including the related notes, where applicable) (i) in all material respects have been prepared from, and are in accordance with, the books and records of Umpqua and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Umpqua and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Umpqua and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions. Moss Adams LLP has not resigned (or informed Umpqua that it intends to resign) or been dismissed as independent public accountants of Umpqua as a result of or in connection with any disagreements with Umpqua on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries have any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Umpqua and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013 or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Umpqua or any of its Subsidiaries is a party to any material "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   The records, systems, controls, data and information of Umpqua and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Umpqua or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. Umpqua (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Umpqua, including its Subsidiaries, is made known to the management of Umpqua, including Umpqua's principal executive and principal financial officers (or persons performing similar functions),by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Umpqua's outside auditors and the audit committee of Umpqua's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Umpqua's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Umpqua's internal controls over financial reporting. These disclosures were made in writing by management to Umpqua's auditors and audit committee and a copy has previously been made available to Sterling. To the knowledge of Umpqua, there is no reason to believe that Umpqua's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2011, (i) neither Umpqua nor any of its Subsidiaries, nor, to the knowledge of Umpqua, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Umpqua or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Umpqua or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Umpqua or any of its Subsidiaries, whether or not employed by Umpqua or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Umpqua or any of its officers, directors, employees or agents to the Board of Directors of Umpqua or any committee thereof or to any director or officer of Umpqua.

        4.7    Broker's Fees.     With the exception of the engagement of J.P. Morgan Securities LLC, neither Umpqua nor any Umpqua Subsidiary nor any of their respective officers or directors on behalf of Umpqua or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. On or prior to the date hereof, Umpqua has disclosed to Sterling the aggregate fees provided for in connection with the engagement of J.P. Morgan Securities LLC relating to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events.

          (a)   Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

          (b)   Since June 30, 2013, Umpqua and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (c)   Since June 30, 2013 and prior to the date hereof, neither Umpqua nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly-owned Subsidiaries.

        4.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries is a party to any, and there are no pending or, to Umpqua's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Umpqua or any of its Subsidiaries or any of their current or former directors or executive officers.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Umpqua, any of its Subsidiaries or the assets of Umpqua or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Umpqua, the Surviving Corporation or any of its affiliates).

        4.10    Taxes and Tax Returns.     Each of Umpqua and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Umpqua nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Umpqua and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Umpqua and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Umpqua nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Umpqua and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Umpqua nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax with respect to Umpqua and its Subsidiaries or the assets of Umpqua and its Subsidiaries. Umpqua has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Umpqua nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Umpqua and its Subsidiaries or that has a principal purpose other than Tax matters). Neither Umpqua nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Umpqua) or (B) has any liability for the Taxes of any person (other than Umpqua or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Umpqua nor any of its Subsidiaries has been, within the past three years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Umpqua nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has Umpqua been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employee Benefit Matters.

          (a)   Section 4.11(a) of the Umpqua Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory contracts or agreements to or with respect to which Umpqua or any Subsidiary or any trade or business of Umpqua or any of its Subsidiaries, whether or not incorporated, all of which together with Umpqua would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Umpqua ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Umpqua or any of its Subsidiaries or any of their respective Umpqua ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Umpqua or any of its Subsidiaries or any of their respective Umpqua ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements, contracts or agreements, collectively, the "Umpqua Benefit Plans").

          (b)   Umpqua has heretofore made available (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation) to Sterling true and complete copies of each of the Umpqua Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Umpqua Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Umpqua Benefit Plan, and (iv) the most recently prepared actuarial report for each Umpqua Benefit Plan (if applicable) for each of the last two years.

          (c)   Each Umpqua Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

          (d)   With respect to each Umpqua Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Umpqua Qualified Plans") and the related trust, IRS has issued a favorable determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Umpqua, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Umpqua Qualified Plan or the related trust. No trust funding any Umpqua Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Except as would not reasonably be likely to result in material liability to Umpqua or its Subsidiaries, each Umpqua Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    None of Umpqua and its Subsidiaries nor any of their respective Umpqua ERISA Affiliates has, at any time during the last six years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) a Title IV Plan, (ii) a Multiemployer Plan or (iii) a Multiple Employer Plan, and none of Umpqua and its Subsidiaries nor any of their respective Umpqua ERISA Affiliates has incurred any material liability to a Title IV Plan or a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Neither Umpqua nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All material contributions required to be made to any Umpqua Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Umpqua Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Umpqua.

          (i)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, there are no pending or, to the knowledge of Umpqua, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Umpqua's knowledge, no such claim or lawsuit is threatened, against the Umpqua Benefit Plans, any fiduciaries thereof with respect to their duties to the Umpqua Benefit Plans or the assets of any of the trusts under any of the Umpqua Benefit Plans which could reasonably be expected to result in any liability of Umpqua or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Umpqua Benefit Plan, or any other party.

          (j)    None of Umpqua and its Subsidiaries has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject Umpqua or any of its Subsidiaries or any person that Umpqua or any of its Subsidiaries has an obligation to indemnify in respect thereof to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Umpqua or any of its Subsidiaries, or result in any limitation on the right of Umpqua or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Umpqua Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Umpqua or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Umpqua nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Umpqua or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Umpqua Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

          (l)    There are no pending or, to Umpqua's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Umpqua or any of its Subsidiaries, or any strikes or other material labor disputes against Umpqua or any of its Subsidiaries. Neither Umpqua nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of Umpqua or any of its Subsidiaries and, to the knowledge of Umpqua, there are no organizing efforts by any union or similar group seeking to represent any employees of Umpqua or any of its Subsidiaries.

        4.12    SEC Reports.     Umpqua has previously made available (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation) to Sterling an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by Umpqua pursuant to the Securities Act or the Exchange Act (the "Umpqua Reports") and (b) communication mailed by Umpqua to its shareholders since January 1, 2011 and prior to the date hereof, and no such Umpqua Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2011, as of their respective dates, all Umpqua Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Umpqua has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Umpqua Reports.

        4.13    Compliance with Applicable Law.

          (a)   Umpqua and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to so hold any such licenses, registrations, franchises, permits or authorizations or the failure to so pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua and, to the knowledge of Umpqua, no suspension or cancellation of any such necessary license, registration, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect. Umpqua and each of its Subsidiaries have complied with and are not in default or violation under any Law relating to Umpqua or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

          (b)   Without limitation, except as would not reasonably be expected to be material to Umpqua and its Subsidiaries, taken as a whole, none of Umpqua, or its Subsidiaries, or to Umpqua's knowledge, any director, officer, employee, agent or other person acting on behalf of Umpqua or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Umpqua or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Umpqua or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Umpqua or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Umpqua or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Umpqua or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Umpqua or any of its Subsidiaries or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

          (c)   Since January 1, 2011, Umpqua and each of its Subsidiaries has properly administered all accounts for which Umpqua or any of its Subsidiaries acts as a fiduciary, including accounts for which Umpqua or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. Since January 1, 2011, none of Umpqua or any of its Subsidiaries, or, to Umpqua's knowledge, any director, officer, or employee of Umpqua or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

          (d)   As of June 30, 2013, Umpqua and Umpqua Bank are "well-capitalized" and "well managed" (as those terms are defined in applicable regulations), and Umpqua Bank's rating under the Community Reinvestment Act of 1977 is no less than "satisfactory."

        4.14    Certain Contracts.

          (a)   Except (x) for those agreements and other documents filed as exhibits to or incorporated by reference in any Umpqua Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Umpqua with the SEC since January 1, 2013 or (y) as set forth in Section 4.14(a) of the Umpqua Disclosure Schedule, neither Umpqua nor any of its Subsidiaries is, as of the date hereof, a party to or bound by any contract, arrangement or commitment (whether written or oral):

              (i)  with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

             (ii)  which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Umpqua, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

            (iii)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

            (iv)  that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, materially restricts the conduct of any line of business by Umpqua or any of its affiliates or, upon consummation of the Merger, will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

             (v)  that is material to Umpqua and its Subsidiaries (or that would be material to the Surviving Corporation and its Subsidiaries after the Effective Time) and obligates Umpqua or its Subsidiaries, or following the Closing, the Surviving Corporation or its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains "most favored nation" or similar covenants;

            (vi)  with or to a labor union or guild (including any collective bargaining agreement);

           (vii)  that relates to the incurrence of indebtedness by Umpqua or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $1,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

          (viii)  that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Umpqua or its Subsidiaries;

            (ix)  that relates to the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or any business, in either case for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to Umpqua or any of its Subsidiaries;

             (x)  that involves the payment of more than $1,000,000 per annum by Umpqua and/or one or more of its Subsidiaries, taken as a whole (other than any such contracts which are terminable by Umpqua or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

            (xi)  that limits the payment of dividends by Umpqua or any of its Subsidiaries; or

           (xii)  that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

  Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Umpqua Disclosure Schedule or filed as an exhibit to or incorporated by reference in any Umpqua Report, is referred to herein as a "Umpqua Contract". Umpqua has made available to Umpqua prior to the date hereof true, correct and complete copies of each written Umpqua Contract (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this representation).

          (b)   (i) Each Umpqua Contract is valid and binding on Umpqua or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (ii) Umpqua and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Umpqua Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (iii) to Umpqua's knowledge no third-party counterparty to any Umpqua Contract is in breach or violation of any provision of any Umpqua Contract, except where such breach or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Umpqua or any of its Subsidiaries under any such Umpqua Contract, except where such default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

        4.15    Agreements with Regulatory Agencies.     Neither Umpqua nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Umpqua Disclosure Schedule, a "Umpqua Regulatory Agreement"), nor has Umpqua or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Umpqua Regulatory Agreement.

        4.16    Risk Management Instruments.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, all Derivative Contracts, whether entered into for the account of Umpqua, any of its Subsidiaries or for the account of a customer of Umpqua or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Umpqua or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, to Umpqua's knowledge, no party to any Derivative Contract to which Umpqua or any Umpqua Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

        4.17    Investment Adviser Subsidiaries.     Any of Umpqua's Subsidiaries that is required to be registered, licensed or qualified as an Advisory Entity has at all times since January 1, 2011 rendered investment advisory services in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party, except as would not reasonably be expected to have a Material Adverse Effect on Umpqua.

        4.18    Environmental Liability.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua and its Subsidiaries are in compliance, and have complied in the last seven years, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Umpqua or any of its Subsidiaries of any liability or obligation arising under any applicable Environmental Law, pending or threatened against Umpqua, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. To the knowledge of Umpqua, there is no reasonable basis for any such proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any applicable Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua. Umpqua is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any liability or obligation arising under any applicable Environmental Law with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

        4.19    Investment Securities and Commodities.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, each of Umpqua and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Umpqua or its Subsidiaries. Such securities and commodities are valued on the books of Umpqua in accordance with GAAP in all material respects.

          (b)   Umpqua and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Umpqua believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement,

  Umpqua has made available to Sterling the material terms of such policies, practices and procedures.

        4.20    Property.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua or a Umpqua Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Umpqua Reports as being owned by Umpqua or a Umpqua Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as OREO in the latest audited balance sheet included in the Umpqua Reports) (the "Umpqua Owned Properties"), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Umpqua Reports or leased after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Umpqua Leased Properties" and, collectively with the Umpqua Owned Properties, the "Umpqua Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Umpqua's knowledge, the lessor. There are no pending or, to the knowledge of Umpqua, threatened condemnation proceedings against any material Umpqua Real Property.

        4.21    Intellectual Property.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua: (a) Umpqua and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Umpqua, the use of any Intellectual Property by Umpqua and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which Umpqua or any Umpqua Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that Umpqua or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of Umpqua, no person is challenging, infringing on or otherwise violating any right of Umpqua or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to Umpqua or its Subsidiaries; (e) neither Umpqua nor any Umpqua Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Umpqua or any Umpqua Subsidiary; and (f) to the knowledge of Umpqua, no Intellectual Property owned and/or exclusively licensed by Umpqua or any Umpqua Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

        4.22    Related Party Transactions.     Except (i) as set forth in Section 4.22 of the Umpqua Disclosure Schedule, (ii) "compensation" as defined in Item 402 of the SEC's Regulation S-K, (iii) ordinary course bank deposit, trust and asset management services on arms' length terms, (iv) other transactions or arrangements of a type available to employees of Umpqua or its Subsidiaries generally, (v) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms' length terms with a portfolio company of a person owning 5% or more of the outstanding Umpqua Common Stock (or of any of such person's affiliates) or (vi) transactions, agreements, arrangements or understandings between Umpqua and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Umpqua, there are no transactions or series of related transactions, agreements, arrangements or understandings between Umpqua or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Umpqua or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Umpqua Common Stock (or, to the knowledge of Umpqua, any of such person's immediate family members or affiliates) (other than Subsidiaries of Umpqua) on the other hand.

        4.23    State Takeover Laws.     The Board of Directors of Umpqua has unanimously approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA and any similar "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law under the laws of the State of Oregon (any such laws, "Oregon Takeover Statutes"). No Oregon Takeover Statutes will prohibit, restrict or impair the performance of Umpqua's obligations under this Agreement.

        4.24    Reorganization.     Umpqua has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.25    Opinion.     Prior to the execution of this Agreement, Umpqua has received an opinion from J.P. Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Sterling Common Stock in the Merger is fair, from a financial point of view, to Umpqua. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.26    Umpqua Information.     The information relating to Umpqua and its Subsidiaries which is provided by Umpqua or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Umpqua and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.27    Loan Portfolio.

          (a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, each Loan currently outstanding with respect to which Umpqua or any Subsidiary of Umpqua is a creditor (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) to Umpqua's knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions.

          (b)   As of June 30, 2013, Umpqua is not a party to any Loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Umpqua or any person controlling, controlled by or under common control with any of the foregoing, other than portfolio companies of 5% shareholders of Umpqua or their affiliates, other than as disclosed on Section 4.27 of the Umpqua Disclosure Schedule. All Loans that have been made by Umpqua that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to the Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

          (c)   Section 4.27 of the Umpqua Disclosure Schedule sets forth a listing, as of June 30, 2013, by account, of: (A) each Loan or Loan participation of Umpqua with an outstanding balance owed to Umpqua of $1,000,000 or more that has been placed on non-accrual status by Umpqua during the past twelve months; (B) each borrower, customer or other party which has notified Umpqua during the past twelve months of, or has asserted against Umpqua, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Umpqua, each borrower, customer or other party which has given Umpqua any oral notification of, or orally asserted to or against Umpqua, any such claim; (C) each Loan or Loan participation with an outstanding balance owed to Umpqua of $1,000,000 or more, (1) that is contractually past due 90 days or more in the payment of principal and/or interest, (2) that is on non-accrual status, (3) that is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of each such Loan or Loan participation and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate term has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (D) all assets classified by Umpqua as real estate acquired through foreclosure or in lieu of foreclosure, including in substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

        4.28    Insurance.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (a) Umpqua and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Umpqua reasonably has determined to be prudent and consistent with industry practice, and Umpqua and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Umpqua and its Subsidiaries, Umpqua or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        4.29    Financing.     Umpqua has and will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the cash portion of the Merger Consideration and to pay all related fees and expenses of Umpqua and its Representatives pursuant to this Agreement.

        4.30    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Umpqua in this Article IV, neither Umpqua nor any other person makes any express or implied representation or warranty with respect to Umpqua, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Umpqua, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Umpqua hereby disclaims any such other representations or warranties.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Umpqua acknowledges and agrees that neither Sterling nor any other person has made or is making any representations or warranties relating to Sterling whatsoever, express or implied, beyond those expressly given by Sterling in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Sterling furnished or made available to Umpqua or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement (including as Previously Disclosed), or as required by applicable Law or as consented to in writing by the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed), each of Umpqua and Sterling shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Forbearances.     During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed by Umpqua or Sterling, as the case may be, as required by applicable Law, and, except as expressly required or permitted by this Agreement, neither Umpqua nor Sterling shall, and neither Umpqua nor Sterling shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (not to be unreasonably withheld, conditioned or delayed):

          (a)   other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly-owned Subsidiaries to Sterling or any of its wholly-owned Subsidiaries, on the one hand, or of Umpqua or any of its wholly-owned Subsidiaries to Umpqua or any of its wholly-owned Subsidiaries, on the other hand) or assume, guarantee or otherwise become responsible for the obligations of any person;

          (b)   (i)    adjust, split, combine or reclassify any capital stock;

            (ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of the amount set forth on Section 5.2(b)(ii)(A) of the Sterling Disclosure Schedule or Section 5.2(b)(ii)(A) of the Umpqua Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of each of Umpqua and Sterling to Umpqua or Sterling or any of their wholly-owned Subsidiaries, respectively, or (C) the acceptance of shares of Sterling Common Stock or Umpqua Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

            (iii)  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement or the Warrants outstanding as of the date hereof, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

          (c)   other than in the ordinary course of business consistent with past practice or in accordance with contracts or agreements in effect on the date hereof, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly-owned Subsidiary of the relevant party to this Agreement, or (ii) cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person;

          (d)   (x) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any other person or business or any material assets, deposits or properties of any other person, in each case other than a wholly-owned Subsidiary of Sterling or Umpqua, as applicable, or (y) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly-owned Subsidiary of Sterling or Umpqua, as applicable;

          (e)   except in the ordinary course of business, terminate, materially amend, or waive any material right under, any Sterling Contract or Umpqua Contract, as the case may be or enter into any contract that would constitute a Sterling Contract or Umpqua Contract, as the case may be, if it were in effect on the date of this Agreement;

          (f)    except as required under the terms of any Sterling Benefit Plan or Umpqua Benefit Plan, as applicable, existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) materially amend (or materially alter a prior interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary, wage or benefit increases in the ordinary course of business and consistent with past practice to employees, not to exceed the amount or value set forth on Section 5.2(f)(iii) of the Umpqua Disclosure Schedule or Section 5.2(f)(iii) of the Sterling Disclosure Schedule; (x) of Sterling below the level of Executive Vice President or (y) of Umpqua below the level of Executive Vice President), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than the amount set forth on Section 5.2(f)(viii) of the Umpqua Disclosure Schedule or Section 5.2(f)(viii) of the Sterling Disclosure Schedule, other than for cause or, in the case of such officers or employees below the level of Executive Vice President, for performance related reasons, provided that Sterling or Umpqua, as applicable, shall consult with the other party prior to terminating any such employee for performance related reasons, (ix) hire any officer or employee who has an annual base salary greater than the amount set forth on Section 5.2(f)(ix) of the Umpqua Disclosure Schedule or Section 5.2(f)(ix) of the Sterling

  Disclosure Schedule; or (x) hire any individual independent contractor or consultant who will receive annual compensation greater than the amount set forth on Section 5.2(f)(x) of the Umpqua Disclosure Schedule or Section 5.2(f)(x) of the Sterling Disclosure Schedule.

          (g)   commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of the amount set forth on Section 5.2(g)(i)(1) of the Umpqua Disclosure Schedule or Section 5.2(g)(i)(1) of the Sterling Disclosure Schedule, with respect to any individual litigation, claim, suit, action or proceeding or the amount set forth on Section 5.2(g)(i)(2) of the Umpqua Disclosure Schedule or Section 5.2(g)(i)(2) of the Sterling Disclosure Schedule, in the aggregate, (B) do not impose any material restriction on its business or the business of its Subsidiaries and (C) do not create adverse precedent for claims that are reasonably likely to be material to it and its Subsidiaries and (ii) the commencement of any litigation, claim, suit action or proceeding in the ordinary course of business;

          (h)   take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

          (j)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case, except as required by Law or requested by a Regulatory Agency;

          (k)   except as otherwise provided in Section 6.3 or Section 6.11, take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (m)  enter into any new line of business or, other than in the ordinary course of business and after consultation with the other party, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in any such case, as required by applicable Law or requested by a Regulatory Agency;

          (n)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans and other extensions of credit (including commitments to extend credit) (collectively, "Loans") or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;

          (o)   (i) except for Loans or commitments for Loans that have been made prior to the date of this Agreement, without prior consultation with the other party to this Agreement, (1) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan in excess of the amount set forth on Section 5.2(o)(i)(1) of the Umpqua Disclosure Schedule or Section 5.2(o)(i)(1) of the Sterling Disclosure Schedule or (2) make or acquire any Loan or Loans or issue a commitment (or renew or extend an existing commitment for a Loan or Loans) that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of the amount set forth on Section 5.2(o)(i)(2) of the Umpqua Disclosure Schedule or Section 5.2(o)(i)(2) of the Sterling Disclosure Schedule or (ii) without prior consultation with the other party to this Agreement, enter into agreements relating to, or except pursuant to agreements in effect as of the date hereof, consummate purchases or sales of, whole individual Loans in principal amount or purchase price in excess of (1) for individual Loans, the amount set forth on Section 5.2(o)(ii)(1) of the Umpqua Disclosure Schedule or Section 5.2(o)(ii)(1) of the Sterling Disclosure Schedule, or (2) in the aggregate, the amount set forth on Section 5.2(o)(ii)(2) of the Umpqua Disclosure Schedule and Section 5.2(o)(ii)(2) of the Sterling Disclosure Schedule;

          (p)   make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except to the extent required to obtain any Requisite Regulatory Approvals;

          (q)   make any capital expenditures other than (i) capital expenditures in its 2013 capital expenditure budget (or with respect to the year 2014, the 2013 budget as if it had been approved again for 2014), as disclosed to the other party prior to the date hereof and (ii) any other capital expenditures in an amount not in excess of $5 million in the aggregate;

          (r)   other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

          (s)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

          (t)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

          (u)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

        5.3    No Control of Other Party.     Nothing contained in this Agreement shall be deemed to give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Umpqua and Sterling shall promptly prepare and file with the SEC the Joint Proxy Statement and Umpqua shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Umpqua and Sterling shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Umpqua and Sterling shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Umpqua shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Sterling shall furnish all information concerning Sterling and the holders of Sterling Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file and cause their Subsidiaries to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Without limiting the generality of the foregoing, the parties hereto agree to use reasonable best efforts to prepare and file and cause their Subsidiaries to prepare and file all necessary documentation, and to file all applications, notices, petitions and filings, in connection with obtaining all Requisite Regulatory Approvals no later than forty-five (45) days after the date of this Agreement. Umpqua and Sterling shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all information relating to Sterling or Umpqua, as the case may be, and any of their respective Subsidiaries (excluding any confidential financial information relating to individuals or to Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. or Thomas H. Lee Parallel (DT) Fund VI, L.P. or any of their respective affiliates (excluding Sterling and its Subsidiaries)), which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including by delivery of a copy of any applications, notices, petitions or filings made by a party to the other party, subject to the limitations set forth above. Wherever practicable under the circumstances, each party shall consult with the other in advance of any meeting or conference with any Governmental scheduled in advance for the express purpose of discussing applications for approval of the transactions contemplated herein and, to the extent permitted by such Governmental Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require either party to, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties, take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the Surviving Corporation (assuming for this purpose that the Surviving Corporation consists of Umpqua and Sterling and their respective Subsidiaries taken as a whole) (a "Materially Burdensome Regulatory Condition"), provided that the sale of one or more branches of Sterling or Umpqua in a geographic banking market shall not constitute, or be taken into account in determining whether there would be, a Materially Burdensome Regulatory Condition.

          (c)   In furtherance and not in limitation of the foregoing, each of Umpqua and Sterling shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require Umpqua or Sterling to take any actions specified in this Section 6.1(c) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

          (d)   Umpqua and Sterling shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders (provided that, with respect to information concerning Warburg Pincus Private Equity X, L.P., Warburg Pincus X

  Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. or Thomas H. Lee (DT) Fund VI, L.P. or any of their respective affiliates (excluding Sterling and its Subsidiaries), this Section 6.1(d) shall apply if, and only to the extent, Sterling is in possession of such information and is permitted to furnish such information to Umpqua) and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Umpqua, Sterling or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Umpqua and Sterling agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Umpqua and Sterling and at the time of the Sterling Meeting and Umpqua Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Umpqua and Sterling further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

          (e)   Umpqua and Sterling shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws, each of Umpqua and Sterling, for the purposes of verifying the representations and warranties of the other and the compliance of the other with its covenants and of preparing for the Merger and the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments and records, and, during such period, each of Umpqua and Sterling shall, and shall cause their respective Subsidiaries to, make available (it being understood that documents available via the SEC's EDGAR system shall be deemed to have been made available for purposes of this covenant) to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which Umpqua or Sterling, as the case may be, is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request (it being understood that the provision of any information or documents regarding auditor work papers shall be subject to the customary and reasonable requirements of such auditors). Notwithstanding the foregoing, neither Umpqua nor Sterling nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (y) personnel records that, in its good faith opinion, could subject it to risk of liability. The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

          (b)   Each of Umpqua and Sterling shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 24, 2013, between Umpqua and Sterling (as amended, the "Confidentiality Agreement").

          (c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

        6.3    Shareholders' Approvals.

          (a)   Each of Umpqua and Sterling shall take all action necessary in accordance with applicable Law and their respective articles of incorporation, bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its shareholders or, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Umpqua Vote, in the case of Umpqua, and the Requisite Sterling Vote, in the case of Sterling (each such meeting or any adjournment or postponement thereof, the "Umpqua Meeting" and the "Sterling Meeting", respectively) but subject to Section 6.3(d). Except in the case of a Change in Board Recommendation by such party expressly permitted by this Section 6.3(a), Umpqua shall solicit, and use its reasonable best efforts to obtain, the Requisite Umpqua Vote at the Umpqua Meeting and Sterling shall solicit, and use its reasonable best efforts to obtain, the Requisite Sterling Vote at the Sterling Meeting. Except as expressly provided in this Section 6.3(a), the Board of Directors of Umpqua and Sterling shall (i) recommend to its respective shareholders the adoption and approval of this Agreement and the transactions contemplated herein (including, in the case of Umpqua, the Articles Amendment) (the "Board Recommendation"), (ii) include the Board Recommendation in the Joint Proxy Statement and (iii) not approve, agree to or recommend any Acquisition Proposal or Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of each of Umpqua and Sterling shall be permitted (x) not to recommend to their respective shareholders that they give the Requisite Umpqua Vote or the Requisite Sterling Vote, as the case may be, (y) not to include the Board Recommendation in the Joint Proxy Statement and/or (z) to otherwise withdraw or modify in a manner adverse to the other party the Board Recommendation (the actions described in clauses (x), (y) and (z), each a "Change in Board Recommendation"), in each case in response to (1) a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the Board of Directors of such party as of the date hereof (and does not relate to a Superior Proposal, which is addressed in the following clause (2)), but becomes known to or by the Board of Directors of such party prior to obtaining the Requisite Sterling Vote or Requisite Umpqua Vote, as applicable (an "Intervening Business Event") or (2) the receipt of an unsolicited bona fide Acquisition Proposal which the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, is a Superior Proposal (a "Superior Proposal Event"), in each case, if and only if, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Prior to Umpqua or Sterling, as the case may be, making a Change in Board Recommendation, (i) in the case of a Change in Board Recommendation in connection with an Intervening Business Event, (A) three business days shall have elapsed following delivery by such party to the other party of written notice advising the other party that such party's Board of Directors intends to resolve to effect a Change in Board Recommendation and (B) the other party shall not have proposed adjustments to the terms and conditions hereof during such three (3) business day period (during which period the party delivering notice of its intention to effect a Change in Board Recommendation shall have negotiated with the other party to this Agreement in good faith (to the extent such other party to this Agreement desires to negotiate) with respect to such adjustments) that, in the opinion of the Board of Directors of the party proposing to effect a Change in Board Recommendation, obviate the need for such Change in Board Recommendation, and (ii) in the case of a Change in Board Recommendation in connection with a Superior Proposal Event, (A) three (3) business days (subject to extension as set forth below in this sentence) shall have elapsed following delivery by such party to the other party of written notice advising the other party that such party's Board of Directors intends to resolve to effect a Change in Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall specify the identity of the person making such Superior Proposal and the material terms and conditions thereof and include a copy of the relevant proposed transaction agreements with the person making such Superior Proposal and all other material documents provided by such person relating thereto, (B) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by the other party to this Agreement during such three (3) business day period (during which period the party delivering the notice of its intention to effect a Change in Board Recommendation shall have negotiated with the other party to this Agreement in good faith (to the extent such other party to this Agreement desires to negotiate) with respect to such adjustments), such Acquisition Proposal nonetheless continues, in the good faith judgment, after receiving the advice of outside legal counsel, of the Board of Directors of the party proposing to make a Change in Board Recommendation, to constitute a Superior Proposal and (C) the party delivering the notice of its intention to effect a Change in Board Recommendation shall have complied to date with its obligations set forth in this Section 6.3(a) and Section 6.11; provided, however, that following any material revision to such Superior Proposal, such party shall be required to deliver a new written notice to the other party in accordance with this sentence and to again comply with the requirements of this sentence. Notwithstanding anything to the contrary in this Agreement, (1) nothing in this Agreement shall be interpreted to excuse either party and its Board of Directors from complying with its obligation to submit this Agreement to its shareholders at the Umpqua Meeting or Sterling Meeting, as the case may be, or from complying with the obligations set forth in Section 6.3(d), and (2) neither party shall submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than the Merger. Without limiting the foregoing, if the Board of Directors of Umpqua or Sterling has effected a Change in Board Recommendation as expressly permitted by this Section 6.3(a), then the Board of Directors of such party may submit this Agreement to its shareholders without the Board Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of such party may communicate the basis for its Change in Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto.

          (b)   For purposes of this Agreement, "Superior Proposal" means, with respect to either Sterling or Umpqua, a bona fide, unsolicited written Acquisition Proposal that is (x) for 100% of the outstanding shares of such party's capital stock, on terms that the Board of Directors of such party determines in its good faith judgment (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders, than the Merger and (y) reasonably likely, as determined by the Board of Directors of such party in its good faith judgment, to receive all necessary regulatory approvals on a timely basis.

          (c)   Sterling and Umpqua shall cooperate to schedule and convene the Sterling Meeting and the Umpqua Meeting on the same date.

          (d)   Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the shareholders of each party. If at any time following the dissemination of the Joint Proxy Statement (i) Sterling reasonably determines in good faith that the Requisite Umpqua Vote is unlikely to be obtained at the Umpqua Meeting, or (ii) Umpqua reasonably determines in good faith that the Requisite Sterling Vote is unlikely to be obtained at the Sterling Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to 45 days from the then-scheduled date and the other party shall comply with such request; provided that a party shall be required to adjourn or postpone its meeting on only one occasion. During such period of adjournment or postponement, the parties shall continue in all respects to comply with their obligations under this Section 6.3 and shall in good faith use reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and, subject to this Section 6.3, seek to obtain the Requisite Umpqua Vote and/or the Requisite Sterling Vote, as the case may be. Except as set forth in this Section 6.3(d), no party shall have the obligation to postpone or adjourn its shareholder meeting.

        6.4    Legal Conditions to Merger.     Subject in all respects to Sections 6.1, 6.3 and 6.11, each of Umpqua and Sterling shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sterling or Umpqua or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     Umpqua shall cause the shares of Umpqua Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee Benefit Plans.

          (a)   Unless otherwise mutually agreed by Umpqua and Sterling, for a period of one year following the Effective Time, the Surviving Corporation shall provide or cause to be provided each individual who is an employee of Sterling or any of its Subsidiaries at the Effective Time (the "Continuing Employees"), while such individual is employed by the Surviving Corporation or any of its Subsidiaries, with compensation and benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation and benefits provided to similarly situated employees of Umpqua and its Subsidiaries. Any Continuing Employee who is not otherwise eligible for severance compensation or benefits under an employment agreement or other agreement (including a participation agreement under the Sterling Change in Control Severance Plan) and whose employment is terminated without cause following the Effective Time shall be eligible for severance benefits under the Umpqua Severance Policy. Nothing contained in this Section 6.6 shall be deemed to grant any Continuing Employee any right to continued employment after the Closing Date.

          (b)   With respect to any employee benefit plans of Umpqua or any of its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a "New Benefit Plan"), the Surviving Corporation shall, or shall cause the applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sterling Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Sterling Benefit Plan (to the same extent that such credit was given under the analogous Sterling Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time; and (iii) recognize all service of such Continuing Employees with Sterling and its Subsidiaries since their date of hire with Sterling or its Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under one or more of the comparable Sterling Benefit Plans prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that, as of the Effective Time, is a frozen plan or provides grandfathered benefits.

          (c)   Subject to Section 6.6(h), following the Effective Time, Umpqua will or, as applicable, will cause its Subsidiaries to, honor all contractual obligations under all Sterling Benefit Plans that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement or the terms of the applicable Sterling Benefit Plan) that apply to any current or former employee, officer or director of Sterling or its Subsidiaries.

          (d)   Prior to the Effective Time, Sterling and each of its Subsidiaries shall take all actions reasonably requested by Umpqua that may be necessary or appropriate to (i) cause the Sterling Benefit Plans set forth in Section 6.6(d)(i) of the Sterling Disclosure Schedule to terminate as of the Closing Date, or as of the date immediately preceding the Closing Date, (ii) cause benefit accruals and entitlements under the Sterling Benefit Plans set forth in Section 6.6(d)(ii) of the Sterling Disclosure Schedule to cease as of the Closing Date, or as of the date immediately preceding the Closing Date or (iii) facilitate the merger as of or following the Closing Date of the Sterling Benefit Plans set forth in Section 6.6(d)(iii) of the Sterling Disclosure Schedule into an analogous Umpqua Benefit Plan; provided that no action to be taken pursuant to this Section 6.6(d) shall result in any gap in coverage under, or participation in, any benefit plan or program of the type that Umpqua requests Sterling to terminate or suspend pursuant to this Section 6.6(d). All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.6(d) shall be subject to Umpqua's prior review and approval.

          (e)   Prior to the Effective Time, Sterling and each of its Subsidiaries shall cooperate with Umpqua to allow Umpqua, in its reasonable discretion, to (i) arrange and conduct for Continuing Employees an open enrollment period for the New Benefit Plans (to the extent any such plans will be made available to the applicable Continuing Employee) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Umpqua and Sterling), and (ii) meet with employees of Sterling and its Subsidiaries at reasonable times as mutually agreed to by Umpqua and Sterling.

          (f)    With respect to any bonus or commission for which any employee of Sterling or any of its Subsidiaries is or becomes eligible under any of the Sterling Benefit Plans that are bonus plans or commission plans with respect to the year in which the Effective Time occurs, Umpqua shall administer each such plan in good faith and pursuant to its terms and make payment of all amounts owed pursuant to the terms of the applicable plan at the ordinary time bonuses or commissions would otherwise be paid under such plans in accordance with the terms of such plans; provided that to the extent the amount payable to employees under such plans is determined by reference to Sterling performance metrics that are no longer applicable following the Effective Time, the applicable performance metrics for the period following the Effective Time shall be appropriately adjusted as mutually agreed in good faith between Sterling and Umpqua prior to the Effective Time.

          (g)   Sterling and Umpqua acknowledge and agree that the transactions contemplated by this Agreement shall constitute a "change of control" under the Sterling Benefit Plans set forth in Section 6.6(g) of the Sterling Disclosure Schedule.

          (h)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Sterling, Umpqua or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Sterling, Umpqua or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Sterling Benefit Plan, Umpqua Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Umpqua, the Surviving Corporation or any of their Subsidiaries or affiliates to amend, modify or terminate any particular Sterling Benefit Plan, Umpqua Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Sterling or any of its Subsidiaries and any person who is or was serving at or prior to the Effective Time as a director or officer (or in a like capacity) of another person at the request of Sterling or any of its Subsidiaries (collectively, the "Sterling Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Sterling or any of its Subsidiaries or serving as a director or officer (or in a like capacity) of another person at the request of Sterling or any of its Subsidiaries and in respect of any acts or omissions (or alleged acts or omissions) of or by any such Sterling Indemnified Party occurring (or alleged to have occurred) at or prior to the Effective Time (including the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted by applicable Law; provided, that the Sterling Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sterling Indemnified Party is not entitled to indemnification.

          (b)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Sterling Indemnified Party as provided in the Sterling Articles, Sterling's Bylaws (or comparable organizational documents of Sterling's Subsidiaries) and any indemnification agreements in existence as of the date hereof and set forth on Section 6.7(b) of the Sterling Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Indemnified Parties, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation so long as the Surviving Corporation otherwise complies with its obligations hereunder.

          (c)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Sterling (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the amount set forth on Section 6.7(c)(i) of the Sterling Disclosure Schedule (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Umpqua, or Sterling upon the consent of Umpqua, may obtain at or prior to the Effective Time a six-year prepaid "tail" policy under Sterling's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence for an aggregate price of no more than the amount set forth on Section 6.7(c)(ii) of the Sterling Disclosure Schedule. Sterling and Umpqua agree to cooperate in good faith in connection with obtaining such "tail" policy, including with respect to determining terms and pricing.

          (d)   If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall also assume the obligations set forth in this Section 6.7. The rights of each Sterling Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the Sterling Articles and Sterling Bylaws (or comparable organizational documents of Sterling's Subsidiaries), or under applicable Law or any agreement of any Sterling Indemnified Party with Sterling or any of its Subsidiaries (including the indemnification agreements in existence as of the date hereof and set forth on Section 6.7(d) of the Sterling Disclosure Schedule) which shall survive the Merger and shall continue to be in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified. The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Sterling Indemnified Party and his or her heirs and representatives.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Umpqua, on the one hand, and a Subsidiary of Sterling, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of Sterling and Umpqua, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

        6.9    Advice of Changes.     Umpqua and Sterling shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

        6.10    Dividends.     After the date of this Agreement, each of Umpqua and Sterling shall coordinate with the other the declaration of any dividends in respect of Umpqua Common Stock and Sterling Common Stock and the record dates and payment dates relating thereto, it being the agreement of the parties hereto that holders of Sterling Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sterling Common Stock and any shares of Umpqua Common Stock any such holder receives in exchange therefor in the Merger.

        6.11    Acquisition Proposals.

          (a)   Neither Sterling nor Umpqua shall, and each of Sterling and Umpqua shall cause each of its Subsidiaries and controlled affiliates and shall use its reasonable best efforts to cause each of its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or equity interests (including by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, prior to receipt of the Requisite Sterling Vote, in the case of Sterling, or the Requisite Umpqua Vote, in the case of Umpqua, in the event that either Sterling or Umpqua shall receive an Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of this Section 6.11 and which the Board of Directors of the applicable party determines, in its good faith judgment, after receiving the advice of outside counsel, constitutes, or could reasonably be expected to result in, a Superior Proposal, if and only if, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, such party and its Representatives, as applicable, may (A) furnish information with respect to it and its Subsidiaries to the party making such Acquisition Proposal and its Representatives and financing sources pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Acquisition Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is substantially simultaneously provided to the other party to this Agreement (if not previously provided), and (B) participate in discussions and negotiations regarding such Acquisition Proposal.

          (b)   As used in this Agreement, "Alternative Transaction" shall mean, with respect to each of Umpqua and Sterling, other than the transactions contemplated by this Agreement, (A) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by (x) any person of fifteen percent (15%) or more of the consolidated assets of such party and its Subsidiaries, taken as a whole or (y) such party or any of its Subsidiaries of assets (whether through a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or other transaction) that would constitute more than fifteen percent (15%) of the consolidated assets of such party and its Subsidiaries, taken as a whole; (B) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of capital stock of such party; (C) the issuance of fifteen percent (15%) or more of the current number of issued and outstanding shares of capital stock of such party other than in a bona fide capital raising transaction; or (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the shareholders of any person) first becoming the beneficial owner of fifteen percent (15%) or more of any class of equity or voting securities of such party or any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of such party and its Subsidiaries, taken as a whole.

          (c)   Each of Sterling and Umpqua shall notify the other party to this Agreement promptly (but in no event later than one business day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries or for access to the properties, books or records of such party or any of its Subsidiaries by any person that has made, or to such party's knowledge is considering making, an Acquisition Proposal. Such notice to the other party to this Agreement shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Sterling and Umpqua shall keep the other party to this Agreement fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (d)   Each of Sterling and Umpqua and their respective Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the other party to this Agreement) conducted heretofore with respect to any of the foregoing. Each of Sterling and Umpqua has not and agrees not to, and to cause its Subsidiaries not to, release any third party from, and also agrees to enforce the confidentiality and standstill provisions of any agreement to which it or its Subsidiaries is a party that remains in effect as of the date hereof. As of the date hereof, the parties agree that Section 8 of the Confidentiality Agreement shall be of no further force or effect.

          (e)   Nothing contained in this Agreement shall prohibit the Board of Directors of either Sterling or Umpqua from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Board Recommendation in a manner adverse to the other party to this Agreement unless the Board of Directors of the party making the disclosure or communication expressly and concurrently reaffirms the Board Recommendation.

        6.12    Public Announcements.     Sterling and Umpqua shall consult with and provide each other with the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except if such issuance, statement or comment is required by applicable Law, or by obligations pursuant to any listing agreement with or rules of any securities exchange and compliance with this Section 6.12 is not practicable.

        6.13    Section 16 Matters.     Prior to the Effective Time, each of Sterling and Umpqua shall take all steps as may be required to cause any dispositions of Sterling Common Stock (including derivative securities with respect to Sterling Common Stock) or acquisitions of Umpqua Common Stock (including derivative securities with respect to Umpqua Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sterling or will become subject to such reporting requirements with respect to Umpqua to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.14    Trust Preferred Securities.     Upon the Effective Time, Umpqua shall assume the due and punctual performance and observance of the covenants to be performed by Sterling under the Indenture, dated as of June 14, 2006, between Sterling and Wilmington Trust Company relating to floating rate trust preferred securities issued by Sterling Capital Statutory Trust VII (the "VII Trust Preferred Securities") and the Indenture, dated as of September 20, 2006, between Sterling and Wilmington Trust Company relating to floating rate trust preferred securities issued by Sterling Capital Statutory Trust VIII (the "VIII Trust Preferred Securities" and, together with the VII Trust Preferred Securities, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Umpqua and Sterling shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee thereof, to the trustee thereof, required to make such assumptions effective.

        6.15    Employment Agreements.     Simultaneous with the execution of this Agreement, Umpqua shall enter into employment agreements or agreements for services with each of the individuals listed in Section 6.15 of the Sterling Disclosure Schedule, to be effective as of and subject to the occurrence of the Effective Time, which agreements shall following the Effective Time set forth the terms and conditions of each such individual's employment or other relationship with the Surviving Corporation and shall supersede and replace any prior employment, retention, change of control or other similar agreements between each such individual and Sterling.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    The Requisite Umpqua Vote and the Requisite Sterling Vote shall have been obtained.

          (b)    NASDAQ Listing.    The shares of Umpqua Common Stock which shall be issuable to the shareholders of Sterling upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Regulatory Approvals.    (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition. "Requisite Regulatory Approvals" means the approval of (1) the Federal Reserve Board, (2) the FDIC, (3) the Oregon Director and (4) the WDFI, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

          (d)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement.

        7.2    Conditions to Obligations of Umpqua.     The obligation of Umpqua to effect the Merger is also subject to the satisfaction or waiver by Umpqua, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Sterling set forth in Sections 3.2(a) and 3.8(a) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and the representations and warranties of Sterling set forth in Sections 3.1, 3.2(b), 3.2(c), 3.3(a), 3.7 and 3.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date). All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling. Umpqua shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b)    Performance of Obligations of Sterling.    Sterling shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Umpqua shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

          (c)    Federal Tax Opinion.    Umpqua shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Umpqua, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Umpqua, reasonably satisfactory in form and substance to such counsel.

        7.3    Conditions to Obligations of Sterling.     The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Umpqua set forth in Sections 4.2(a) and 4.8(a) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and the representations and warranties of Umpqua set forth in Sections 4.1, 4.2(b), 4.2(c), 4.3(a), 4.7 and 4.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date). All other representations and warranties of Umpqua set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Umpqua. Sterling shall have received a certificate signed on behalf of Umpqua by the Chief Executive Officer and the Chief Financial Officer of Umpqua to the foregoing effect.

          (b)    Performance of Obligations of Umpqua.    Umpqua shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sterling shall have received a certificate signed on behalf of Umpqua by the Chief Executive Officer and the Chief Financial Officer of Umpqua to such effect.

          (c)    Federal Tax Opinion.    Sterling shall have received the opinion of Davis Polk & Wardwell LLP, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sterling, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time and, except as specified below, whether before or after adoption of this Agreement by the shareholders of Umpqua or Sterling:

          (a)   by mutual consent of Umpqua and Sterling in a written instrument authorized by the Board of Directors of each;

          (b)   by either Umpqua or Sterling if any Governmental Entity that must grant a Requisite Regulatory Approval has (i) denied approval of the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger or (ii) granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or results in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition, unless, in either case, the failure to obtain a Requisite Regulatory Approval or to obtain a Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either Umpqua or Sterling if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either Umpqua or Sterling if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 7.2 (in the case of a termination by Umpqua) or Section 7.3 (in the case of a termination by Sterling) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured within the earlier of (A) the Termination Date or (B) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 7.2 (in the case of a termination by Sterling) or Section 7.3 (in the case of a termination by Umpqua) would not be satisfied;

          (e)   by either Umpqua or Sterling if (i) the Umpqua Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 4.3(a) having been taken and the Requisite Umpqua Vote shall not have been obtained or (ii) the Sterling Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite Sterling Vote shall have not been obtained; provided that the party seeking to terminate this Agreement under this Section 8.1(e) shall have complied in all material respects with its obligations under Section 6.3 (including by complying with an adjournment or postponement request under Section 6.3(d));

          (f)    by Sterling, prior to obtaining the Requisite Umpqua Vote, if the Board of Directors of Umpqua shall have (i) effected a Change in Board Recommendation (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act) or (ii) failed to comply in all material respects with its obligations under Section 6.1(a), 6.3 or 6.11; or

          (g)   by Umpqua, prior to obtaining the Requisite Sterling Vote, if the Board of Directors of Sterling shall have (i) effected a Change in Board Recommendation (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act) or (ii) failed to comply in all material respects with its obligations under Section 6.1(a), 6.3 or 6.11.

        The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

        8.2    Effect of Termination

          (a)   In the event of termination of this Agreement by either Umpqua or Sterling as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Umpqua, Sterling, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1 and, except as it relates to surviving provisions, Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, except Section 8.2(e), neither Umpqua nor Sterling shall be relieved or released from any liabilities or damages arising out of its willful, knowing and material breach of any provision of this Agreement prior to termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses and out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by Sterling's or Umpqua's (as applicable) stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).

          (b)   In the event that (x) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to Sterling and thereafter this Agreement is terminated (A) by either Umpqua or Sterling pursuant to Section 8.1(e)(ii), (B) by

  Umpqua pursuant to Section 8.1(d) (as a result of a willful and knowing breach of this Agreement), (C) by Sterling or Umpqua pursuant to Section 8.1(c) (if the Requisite Sterling Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (D) by Umpqua pursuant to Section 8.1(g) and (y) prior to the date that is twelve (12) months after the date of such termination Sterling enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then Sterling shall, on the date of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay Umpqua a fee equal to $75 million by wire transfer of same day funds (the "Termination Fee"); provided that for the purposes of clause (y) only, (1) all references in the definition of Alternative Transaction to "fifteen percent (15%)" shall instead be references to "fifty percent (50%)" and (2) clause (A)(y) of the definition of Alternative Transaction shall not be given any force or effect.

          (c)   In the event that (x) a Pre-Termination Takeover Proposal Event shall have occurred after the date of this Agreement with respect to Umpqua and thereafter this Agreement is terminated (A) by either Umpqua or Sterling pursuant to Section 8.1(e)(i), (B) by Sterling pursuant to Section 8.1(d) (as a result of a willful and knowing breach of this Agreement), (C) by Sterling or Umpqua pursuant to Section 8.1(c) (if the Requisite Umpqua Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.2 had been satisfied or were capable of being satisfied prior to such termination) or (D) by Sterling pursuant to Section 8.1(f) and (y) prior to the date that is twelve (12) months after the date of such termination Umpqua enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then Umpqua shall, on the date of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay Sterling the Termination Fee by wire transfer of same day funds; provided that for the purposes of clause (y) only, (1) all references in the definition of Alternative Transaction to "fifteen percent (15%)" shall instead be references to "fifty percent (50%)" and (2) clause (A)(y) of the definition of Alternative Transaction shall not be given any force or effect.

          (d)   For purposes of this Section 8.2, a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to Sterling's Board of Directors or senior management (in the case of an Acquisition Proposal relating to Sterling for purposes of Section 8.2(b)) or shall have been made known to Umpqua's Board of Directors or senior management (in the case of any Acquisition Proposal relating to Umpqua for purposes of Section 8.2(c) or shall have been made directly to its shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to Sterling or Umpqua, as applicable, and in any such case such Acquisition Proposal shall not have been withdrawn prior to the event giving rise to such termination.

          (e)   For the avoidance of doubt, neither Umpqua nor Sterling shall be required to pay the Termination Fee on more than one occasion. Each of Umpqua and Sterling agrees that, upon termination of this Agreement under circumstances where the Termination Fee is payable to it and such Termination Fee is paid in full, it shall be precluded from any other remedy against the other party in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of the other party's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby.

          (f)    Each of Umpqua and Sterling acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Umpqua or Sterling, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if Umpqua or Sterling, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.3    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Umpqua and Sterling; provided, however, that after adoption and approval of this Agreement and the transactions contemplated hereby by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Sterling Common Stock or that otherwise requires the approval of such shareholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption and approval of this Agreement and the transactions contemplated hereby by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Sterling Common Stock hereunder or that otherwise requires the approval of such shareholders under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than two (2) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.3    Expenses.     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Umpqua and Sterling.

        9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Sterling, to:

      Sterling Financial Corporation
      111 North Wall Street
      Spokane, WA 99201
      Attention:    Chief Financial Officer
      Facsimile:    (508) 358-6191

      With a copy (which shall not constitute notice) to:

      Davis Polk & Wardwell LLP
      450 Lexington Avenue
      New York, NY 10017
      Attention:    William L. Taylor
      Facsimile:    (212) 701-5800

    and

    (b)
    if to Umpqua, to:

      Umpqua Holdings Corporation
      One SW Columbia Street, Suite 1200
      Portland, OR 97258
      Attention:    Raymond P. Davis, President & CEO
      Facsimile:    (971) 544-3750

      With a copy (which shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention:    Edward D. Herlihy
                            Matthew M. Guest
      Facsimile:    (212) 403-2000

        9.5    Interpretation.     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.5 of the Sterling Disclosure Schedule, and the "knowledge" of Umpqua means the actual knowledge of any of the officers of Umpqua listed on Section 9.5 of the Umpqua Disclosure Schedule. As used herein, (i) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (ii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Sterling Disclosure Schedule and the Umpqua Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable Law.

        9.6    Disclosure Schedule.

          (a)   Before entry into this Agreement, Sterling delivered to Umpqua a schedule (a "Sterling Disclosure Schedule") and Umpqua delivered to Sterling a schedule a ("Umpqua Disclosure Schedule" and, together with the Sterling Disclosure Schedule, the "Disclosure Schedules"), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty or covenant if its absence would not result in the related representation or warranty being deemed untrue or incorrect or the related covenant being breached, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes and (iii) the mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect or is required to be disclosed by the terms of this Agreement.

          (b)   For purposes of this Agreement, "Previously Disclosed" means information set forth by Sterling or Umpqua in the Sterling Disclosure Schedule or Umpqua Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to one or more other Sections of this Agreement (in which case it will be deemed to have also been disclosed for purposes of such other Section or Sections).

        9.7    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.8    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Investor Letter Agreements and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.9    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except that (i) the Merger and the Bank Merger shall be governed by the laws of the States of Oregon and Washington and (ii) matters relating to the fiduciary duties of the Board of Directors of Sterling and the Board of Directors of Umpqua and similar or related internal affairs matters shall be subject to the laws of the State of Washington or the State of Oregon, as applicable.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the United States District Court for the District of Delaware or the Delaware Chancery Court or, if such court shall not have jurisdiction, any other Delaware State court (such courts, the "Delaware Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

        9.10    Waiver of Jury Trial.     Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

        9.11    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.12    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

        9.13    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.14    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UMPQUA HOLDINGS CORPORATION
By:	/s/ RAYMOND P. DAVIS
	Name:	Raymond P. Davis
	Title:	Chief Executive Officer and President

STERLING FINANCIAL CORPORATION
By:	/s/ PATRICK J. RUSNAK
	Name:	Patrick J. Rusnak
	Title:	Chief Financial Officer

ANNEX B

September 11, 2013

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258

Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

RE: Investor Letter Agreement

        Reference is made to the Merger Agreement, dated as of the date hereof, between Sterling Financial Corporation ("Sterling") and Umpqua Holdings Corporation ("Umpqua") (the "Merger Agreement"); capitalized terms have the meanings ascribed to them in the Merger Agreement. Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, "Holder") is a party to an Investment Agreement with Sterling, dated May 25, 2010, as amended (the "Investment Agreement").

          1.     Sterling and Holder hereby agree that, effective upon the occurrence of the Effective Time, the Investment Agreement shall be amended as set forth on Exhibit A.

          2.     By signing this letter agreement, Umpqua hereby (a) affirms that it shall, and shall cause its subsidiaries to, fully perform the provisions of the Investment Agreement applicable to "the Company" from and after the Effective Time, as amended and modified by this agreement, (b) acknowledges and agrees that effective upon the occurrence of the Effective Time, the rights and obligations of "the Company" shall be the rights and obligations of Umpqua as the surviving corporation, and each reference in the Investment Agreement (including the Exhibits and Schedules thereto) to "the Company" or words of like import shall mean and be a reference to "Umpqua Holdings Corporation," and (c) reaffirms that the terms and provisions of the Investment Agreement, as amended and modified by this agreement, shall remain in full force and effect from and after the Effective Time. Holder hereby consents to the consummation of the Merger in accordance with the terms and conditions set forth in the Merger Agreement, solely for purposes of the Investment Agreement.

          3.     Holder has provided Umpqua with the statement regarding Holder supporting the Merger pursuant to the initial joint press release of Umpqua and Sterling announcing the Merger, in form and substance attached hereto as Exhibit B, and hereby consents to the inclusion thereof in the initial press release announcing the Merger. Holder agrees to vote all shares of Sterling Common Stock beneficially owned by it and entitled to vote at the Sterling Meeting in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the Merger) unless (i) the Sterling Board shall have effected a Change In Board Recommendation, (ii) the Sterling Meeting (including any adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) of the Merger Agreement having been taken, (iii) the Merger Agreement shall have been amended or modified without Holder's written consent or (iv) the Termination Date or the Effective Time shall have occurred.

          4.     Holder agrees that, from and after the date hereof, Holder will not and will direct and use its reasonable efforts to cause the Holder's Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate any inquiries or proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal or (b) participate in any negotiations regarding an Alternative Transaction or Acquisition Proposal; provided that nothing in this Agreement shall limit Holder or its Representatives from taking any actions Sterling or its Representatives are permitted to take under Section 6.3 or 6.11 of the Merger Agreement (including, without limitation, those actions contemplated by the first proviso in Section 6.11(a) if applicable to Sterling). The restrictions in this paragraph 4 shall terminate and be of no further force or effect if (i) the Sterling Board shall have effected a Change In Board Recommendation, (ii) the Sterling Meeting (including any adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) of the Merger Agreement having been taken, (iii) the Merger Agreement shall have been amended or modified without Holder's written consent or (iv) the Termination Date or the Effective Time shall have occurred.

          5.     Nothing contained herein shall be construed to limit the ability of any Representative or affiliate of Holder that serves as a director or observer on the Board of Directors of Sterling to discharge his or her fiduciary duties in such capacity.

          6.     This letter agreement shall automatically be void and of no force or effect in the event that the Merger Agreement is terminated in accordance with its terms, and in such event Holder shall have no liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Holder shall not be relieved or released from any liabilities or damages arising out of its willful, knowing and material breach of any provision of this letter agreement prior to termination of the Merger Agreement; provided that, upon termination of the Merger Agreement under circumstances where the Termination Fee is payable to Umpqua and such Termination Fee is paid in full, Umpqua shall be precluded from any remedy against Holder in connection with this letter agreement or the transactions contemplated hereby, at law or in equity or otherwise, and Umpqua shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Holder or its affiliates or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this letter agreement or the transactions contemplated hereby.

          7.     From and after the Effective Time, Holder shall have no further liabilities or obligations under Section 3 or Section 4 of this letter agreement.

Yours sincerely,
WARBURG PINCUS PRIVATE EQUITY X, L.P.
By:	Warburg Pincus X L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
		By:	Warburg Pincus Partners LLC, its sole member
			By:	Warburg Pincus & Co., its managing member
/s/ DAVID COULTER Name: David Coulter Title: Partner

[Signature Page to Investor Letter Agreement—Warburg]

Yours sincerely,
WARBURG PINCUS X PARTNERS, L.P.
By:	Warburg Pincus X L.P., its general partner
	By:	Warburg Pincus X LLC, its general partner
		By:	Warburg Pincus Partners LLC, its sole member
			By:	Warburg Pincus & Co., its managing member
/s/ DAVID COULTER Name: David Coulter Title: Partner

[Signature Page to Investor Letter Agreement—Warburg]

Acknowledged and Agreed:
UMPQUA HOLDINGS CORPORATION
By:	/s/ RAYMOND P. DAVIS
	Name:	Raymond P. Davis
	Title:	Chief Executive Officer and President
STERLING FINANCIAL CORPORATION
By:	/s/ PATRICK J. RUSNAK
	Name:	Patrick J. Rusnak
	Title:	Chief Financial Officer

[Signature Page to Investor Letter Agreement—Warburg]

Exhibit A
Amendments to Investment Agreement

        Contingent upon, and effective upon the occurrence of the Effective Time:

          (a)   Sections 4.1, 4.2, 4.3, 4.4(d), 4.4(e), 4.4(f) and 4.5 of the Investment Agreement shall each be deleted in their entirety and each replaced with: "[Reserved]"

          (b)   Section 4.4(a) of the Investment Agreement shall be amended and restated in its entirety as follows:

          "The Board of Directors of the Company shall cause the Board Representative to be elected or appointed, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Company's Nominating Committee (the "Nominating Committee") (such approval not to be unreasonably withheld or delayed), to the Board of Directors of the Company at the Effective Time (as defined in the Merger Agreement) and thereafter as long as the Investor owns the Qualifying Ownership Interest. "Board Representative" shall mean David Coulter or such successor as the Investor shall designate as provided herein. "Qualifying Ownership Interest" shall mean 4.9% or more of the number of shares of Common Stock outstanding (counting as shares of Common Stock owned by the Investor and outstanding, all shares of Common Stock into which the Warrant owned by the Investor is convertible, and excluding all Common Shares issued by the Company after the date hereof other than as contemplated by the Merger Agreement). The Company shall be required to recommend to its stockholders the election of the Board Representative to the Board of Directors at all of the Company's applicable annual meetings, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Nominating Committee (such approval not to be unreasonably withheld or delayed). If the Investor no longer has a Qualifying Ownership Interest, the Investor shall have no further rights under Section 4.4(a) through 4.4(c) and, in each case, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter.

          The Board Representative shall be entitled to the same compensation and same indemnification in connection with his role as a director as the other members of the Board of Directors and be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members."

          (c)   For purposes of Section 4.9(a)(1) of the Investment Agreement, Umpqua, as successor-in-interest to Sterling, may satisfy its obligation to keep a Shelf Registration Statement (as defined in the Investment Agreement) "continuously effective" by either filing a new Shelf Registration Statement on the Closing Date covering the Registrable Securities (as defined in the Investment Agreement) or including the Registrable Securities under an existing Shelf Registration Statement of Umpqua, effective as of the Closing Date. For the avoidance of doubt, Umpqua shall thereafter keep such Shelf Registration Statement effective, pursuant to the terms of Section 4.9(a)(1) of the Investment Agreement, until the time as there are no Registrable Securities outstanding.

          (d)   [Reserved]

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          (e)   Section 4.9(a)(2) of the Investment Agreement shall be amended and restated in its entirety as follows:

            (a)   "Any registration pursuant to this Section 4.9(a) shall be effected by means of a shelf registration under the Securities Act (a "Shelf Registration Statement") in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor intends to distribute any Registrable Securities by means of an underwritten offering they shall promptly so advise the Company (a "Takedown Request") and the Company shall give prompt written notice of such Takedown Request to THL (so long as it still holds Registrable Securities), include in such distribution any Registrable Securities promptly requested to be included by THL following receipt of notice of the Takedown Request, and take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c).

  Each Takedown Request shall specify the number of Registrable Securities proposed by the Investor or such other holder(s) to be included in such underwritten offering, the intended method of distribution and the estimated gross proceeds of such underwritten offering, which may not be less than $15 million. The underwriters shall be selected jointly by (a) the holders of a majority of the Registrable Securities participating in the distribution and (b) the holders of a majority of the Registrable Securities (as defined in the THL Investment Agreement) to be distributed by THL. If the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such distribution only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be selected pro rata from (i) the Investor and (ii) THL on the basis of the aggregate number of such securities that have been requested to be so included, subject to the terms of this Agreement."

          (f)    Section 4.9(c)(8) of the Investment Agreement shall be amended by replacing the reference to "Section 4.05(d)" with "Section 4.9(d)."

          (g)   [Reserved]

          (h)   The definition of "Registration Expenses" in Section 4.9(k)(5) of the Investment Agreement shall be amended by adding the following parenthetical after the words "Selling Expenses": "(which shall be borne in any event by the Holder)".

          (i)    Section 4.18(e) of the Investment Agreement shall be deleted in its entirety and replaced with: "[Reserved]."

          (j)    Section 4.19 of the Investment Agreement shall be deleted in its entirety and replaced with: "[Reserved]."

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          (k)   Section 6.7(2) of the Investment Agreement shall be amended and restated in its entirety as follows:

    Umpqua Holdings Corporation

      with a copy (which copy along shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention:    Edward D. Herlihy
                            Matthew M. Guest
      Facsimile:    (212) 403-2000

          (l)    Section 6.8(b) of the Investment Agreement shall be amended and restated in its entirety as follows:

            "(b) except for an assignment to a third party contemplated by Section 4.18(a) or 4.9 (subject to compliance with such respective Section), this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign any or all of its rights or obligations hereunder to any Affiliate entity, but only if such Affiliate agrees in writing to undertake such assigned obligations of the assigning Investor hereunder for the benefit of the Company, with a copy thereof to be furnished to the Company (any such transferee shall be included in the term "Investor"); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement, and".

          (m)  Pursuant to Section 6.8(b) of the Investment Agreement, Warburg Pincus X Partners, L.P., an Affiliate of the Investor is deemed to be an express beneficiary of all of the Investor's rights under the Investment Agreement, and for purposes of Section 4.9 of the Investment Agreement, Warburg Pincus X Partners, L.P. shall be included in the term "Investor" and all of the related definitions thereunder shall be deemed to include reference to Warburg Pincus X Partners, L.P. (mutatis mutandis).

        Except as set forth above, the terms and provisions of the Investment Agreement shall remain in full force and effect. At or after the Effective Time, each reference in the Investment Agreement (including the Exhibits and Schedules thereto) to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Investment Agreement shall mean and be a reference to the Investment Agreement as amended by this letter agreement.

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Exhibit B

FOR IMMEDIATE RELEASE Media Contacts Eve Callahan SVP, Corporate Communications 503.727.4188 evecallahan@umpquabank.com	Cara Coon VP, Communications and Public Affairs Director 509.626.5348 cara.coon@bankwithsterling.com
Investor Contacts Ron Farnsworth EVP/Chief Financial Officer 503.727.4108 ronfarnsworth@umpquabank.com	Patrick J. Rusnak EVP/Chief Financial Officer 509.227.0961 pat.rusnak@bankwithsterling.com

STERLING FINANCIAL CORPORATION TO MERGE WITH
UMPQUA HOLDINGS CORPORATION

-Will create West Coast's largest community bank with 394 locations in five states
-Sterling shareholders to receive a fixed exchange ratio combination of 1.671 shares of Umpqua stock and $2.18 in cash per Sterling share

        Portland, Ore. and Spokane, Wash.—September 11, 2013—Umpqua Holdings Corporation (UMPQ) and Sterling Financial Corporation (STSA) announced today that they have entered into a definitive agreement pursuant to which Sterling will merge with and into Umpqua. The transaction will have a total value of approximately $2.0 billion.

        The merger will result in the West Coast's largest community bank with expanded geographic reach. The combined organization will have approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits, with 5,000 associates and 394 stores across five states—Oregon, Washington, Idaho, California and Nevada. Umpqua and Sterling have also agreed to establish and fund a $10 million community foundation, underscoring their mutual commitment to serving their communities.

        Upon completion of the merger, the company will operate under the Umpqua Bank name and brand. It will continue to deliver the high-touch level of service that Umpqua and Sterling customers expect, with an expanded branch and ATM network and a broad range of products and expertise in retail, small business, private and corporate banking; asset and wealth management; and securities brokerage.

        Umpqua Holdings Corporation will continue to be led by Ray Davis as president and CEO. Sterling president and CEO Greg Seibly will join Umpqua Bank as co-president, with Umpqua Bank co-president Cort O'Haver serving in the same capacity.

        "Together, Umpqua and Sterling will create something unique in the financial services industry, an organization that offers the products and expertise of a large bank but delivers them with the personal service and commitment of a community bank," said Ray Davis. "With our size, shared cultures and financial strength, our combined organization will be uniquely positioned to deliver value for our associates, customers, communities and shareholders. We look forward to starting the process of bringing our companies together."

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        "Sterling has emerged from its 2010 recapitalization a stronger, more profitable bank," said Greg Seibly, president and CEO of Sterling Financial Corporation. "Over the past ten quarters we have consistently demonstrated a trend of improved profitability because of our employees' unwavering commitment to their customers and their communities. We admire Umpqua's shared commitment to community banking and look forward to working with them to create one of the strongest, most innovative community banks in the country."

        The boards of directors of both companies have unanimously approved the transaction. Upon completion, the combined Company's board will have 13 directors, comprised of nine representatives from Umpqua and four representatives from Sterling. Peggy Fowler will continue as board chair.

        Funds affiliated with Thomas H. Lee Partners, L.P. ("THL") and Warburg Pincus ("WP"), the two largest shareholders of Sterling, each owning approximately 20.8% of Sterling's outstanding common stock, have agreed to vote in favor of and fully support the transaction, and THL and WP have the right to designate a representative of each firm to serve on the board of directors of the combined company following closing.

        David Coulter, WP's Vice Chairman, said, "We have been very pleased with what Sterling has achieved since we made our investment in 2010, and are delighted with the decision to combine with Umpqua. Umpqua has a long record of achievement and creating shareholder value, and together with Sterling will create what we believe will be the leading community bank in the West."

        Josh Bresler, Managing Director at THL, said, "The great potential that initially attracted us to making a significant investment in Sterling three years ago has been realized through the successful efforts of Greg Seibly and the entire Sterling team, and the merger with Umpqua is the logical next step for Sterling. The merger pairs two companies with exceptional management teams and franchises, and we believe it will create substantial value for us and all of the shareholders of both companies."

        Under the terms of the agreement, Sterling shareholders will receive 1.671 shares of Umpqua common stock and $2.18 cash for each share of Sterling common stock. The total value of the Sterling merger consideration, based on the closing price of Umpqua shares on September 11, 2013 of $16.96, is $30.52.

        The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and Sterling shareholders are not expected to recognize any taxable gain or loss in connection with the share exchange to the extent of the stock consideration received. Giving effect to the transaction, existing shareholders of Umpqua are expected to own approximately 51% of the outstanding shares of the combined company at closing, and Sterling shareholders are expected to own approximately 49%.

        Umpqua expects the acquisition to be 12% accretive to 2015 operating earnings per share with 100% of synergies phased in. Tangible book value per common share is expected to be diluted by 4.6% at closing, with a two-and-one-half year earnback on a proforma basis.

        Completion is expected during the first half of 2014, and is subject to approval by each company's shareholders, regulatory approvals and other customary closing conditions.

        J.P. Morgan Securities LLC served as financial advisor and provided a fairness opinion to Umpqua's board, and Wachtell, Lipton, Rosen & Katz served as legal counsel to Umpqua. Sandler O'Neill + Partners, L.P. served as financial advisor and provided a fairness opinion to Sterling's board, and Davis Polk & Wardwell LLP served as legal counsel to Sterling.

Conference call

        Umpqua and Sterling will host an investor conference call to discuss the merger tomorrow, September 12, 2013, at 9:00 a.m. PDT. The conference call can be accessed by dialing 888-299-7207, passcode 9113028. A replay will be available at 888-203-1112, passcode 9113028. In connection with the

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announcement of the transaction, an investor presentation will be filed with the SEC and will be available on Umpqua's website at www.umpquaholdingscorp.com and on Sterling's website at www.sterlingfinancialcorporation.com.

About Umpqua Holdings Corporation

        Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Sterling Financial Corporation to Merge With Umpqua Holdings Corporation Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

About Sterling Financial Corporation

        Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank in Washington, Oregon and Idaho and as Sonoma Bank and Borrego Springs Bank in California. The bank offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of June 30, 2013, Sterling Financial Corporation had assets of $9.94 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling Financial Corporation's website at www.sterlingfinancialcorporation.com.

Important Information for Investors and Shareholders

        This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Umpqua Holdings Corporation ("Umpqua") will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 containing a joint proxy statement/prospectus of Sterling Financial Corporation ("Sterling") and Umpqua, and Sterling and Umpqua will each file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Sterling and Umpqua. Investors and security holders of Sterling and Umpqua are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Umpqua or Sterling through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Umpqua will be available free of charge on Umpqua's internet website at www.umpquaholdingscorp.com or by contacting Umpqua's Investor Relations Department at 503.268.6675. Copies of the documents filed with the SEC by Sterling will be available free of charge on Sterling's internet website at www.sterlingfinancialcorporation.com or by contacting Sterling's Investor Relations Department at 509.358.8097.

        Umpqua, Sterling, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Umpqua is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with

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the SEC on February 15, 2013, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, which were filed with the SEC on May 2, 2013 and August 6, 2013, respectively, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on February 25, 2013, and its Current Reports on Form 8-K, which were filed with the SEC on January 14, 2013, April 11, 2013 and April 22, 2013, respectively. Information about the directors and executive officers of Sterling is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 27, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 15, 2013, and its Current Reports on Form 8-K or 8-K/A, which were filed with the SEC on January 28, 2013, March 4, 2013, May 2, 2013 (Item 5.07), May 10, 2013, June 20, 2013 and August 9, 2013, respectively. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

        This document contains certain "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "may", "can", "believe", "expect", "project", "intend", "likely", "plan", "seek", "should", "would", "estimate" and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's and Umpqua's control. These risks and uncertainties include, but are not limited to, the following: failure to obtain the approval of shareholders of Sterling or Umpqua in connection with the merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions. Sterling and Umpqua undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Umpqua's and Sterling's most recent Form 10-K and 10-Q reports and to Sterling's and Umpqua's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Umpqua or Sterling.

#    #    #

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ANNEX C

September 11, 2013

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258

Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

RE: Investor Letter Agreement

        Reference is made to the Merger Agreement, dated as of the date hereof, between Sterling Financial Corporation ("Sterling") and Umpqua Holdings Corporation ("Umpqua") (the "Merger Agreement"); capitalized terms have the meanings ascribed to them in the Merger Agreement. The signatory hereto ("Holder") is a party to a Second Amended and Restated Investment Agreement with Sterling, dated May 25, 2010, as amended (the "Investment Agreement").

          1.     Sterling and Holder hereby agree that, effective upon the occurrence of the Effective Time, the Investment Agreement shall be amended as set forth on Exhibit A.

          2.     By signing this letter agreement, Umpqua hereby (a) affirms that it shall, and shall cause its subsidiaries to, fully perform the provisions of the Investment Agreement applicable to "the Company" from and after the Effective Time, as amended and modified by this agreement, (b) acknowledges and agrees that effective upon the occurrence of the Effective Time, the rights and obligations of "the Company" shall be the rights and obligations of Umpqua as the surviving corporation, and each reference in the Investment Agreement (including the Exhibits and Schedules thereto) to "the Company" or words of like import shall mean and be a reference to "Umpqua Holdings Corporation," and (c) reaffirms that the terms and provisions of the Investment Agreement, as amended and modified by this agreement, shall remain in full force and effect from and after the Effective Time. Holder hereby consents to the consummation of the Merger in accordance with the terms and conditions set forth in the Merger Agreement, solely for purposes of the Investment Agreement.

          3.     Holder has provided Umpqua with the statement regarding Holder supporting the Merger pursuant to the initial joint press release of Umpqua and Sterling announcing the Merger, in form and substance attached hereto as Exhibit B, and hereby consents to the inclusion thereof in the initial press release announcing the Merger. Holder agrees to vote all shares of Sterling Common Stock beneficially owned by it and entitled to vote at the Sterling Meeting in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the Merger) unless (i) the Sterling Board shall have effected a Change In Board Recommendation, (ii) the Sterling Meeting (including any adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) of the Merger Agreement having been taken, (iii) the Merger Agreement shall have been amended or modified without Holder's written consent or (iv) the Termination Date or the Effective Time shall have occurred.

          4.     Holder agrees that, from and after the date hereof, Holder will not and will direct and use its reasonable efforts to cause the Holder's Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate any inquiries or proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal or (b) participate in any negotiations regarding an Alternative Transaction or Acquisition Proposal; provided that nothing in this Agreement shall limit Holder or its Representatives from taking any actions Sterling or its

  Representatives are permitted to take under Section 6.3 or 6.11 of the Merger Agreement (including, without limitation, those actions contemplated by the first proviso in Section 6.11(a) if applicable to Sterling). The restrictions in this paragraph 4 shall terminate and be of no further force or effect if (i) the Sterling Board shall have effected a Change In Board Recommendation, (ii) the Sterling Meeting (including any adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) of the Merger Agreement having been taken, (iii) the Merger Agreement shall have been amended or modified without Holder's written consent or (iv) the Termination Date or the Effective Time shall have occurred.

          5.     Nothing contained herein shall be construed to limit the ability of any Representative or affiliate of Holder that serves as a director or observer on the Board of Directors of Sterling to discharge his or her fiduciary duties in such capacity.

          6.     This letter agreement shall automatically be void and of no force or effect in the event that the Merger Agreement is terminated in accordance with its terms, and in such event Holder shall have no liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Holder shall not be relieved or released from any liabilities or damages arising out of its willful, knowing and material breach of any provision of this letter agreement prior to termination of the Merger Agreement; provided that, upon termination of the Merger Agreement under circumstances where the Termination Fee is payable to Umpqua and such Termination Fee is paid in full, Umpqua shall be precluded from any remedy against Holder in connection with this letter agreement or the transactions contemplated hereby, at law or in equity or otherwise, and Umpqua shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Holder or its affiliates or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this letter agreement or the transactions contemplated hereby.

          7.     From and after the Effective Time, Holder shall have no further liabilities or obligations under Section 3 or Section 4 of this letter agreement.

Yours sincerely,
THOMAS H. LEE EQUITY FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member
By:	/s/ THOMAS M. HAGERTY
	Name:	Thomas M. Hagerty
	Title:	Managing Director
THOMAS H. LEE PARALLEL FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member
By:	/s/ THOMAS M. HAGERTY
	Name:	Thomas M. Hagerty
	Title:	Managing Director
THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member
By:	/s/ THOMAS M. HAGERTY
	Name:	Thomas M. Hagerty
	Title:	Managing Director

[Signature Page to Investor Letter Agreement—Thomas H. Lee]

Acknowledged and Agreed:
UMPQUA HOLDINGS CORPORATION
By:	/s/ RAYMOND P. DAVIS
	Name:	Raymond P. Davis
	Title:	Chief Executive Officer and President
STERLING FINANCIAL CORPORATION
By:	/s/ PATRICK J. RUSNAK
	Name:	Patrick J. Rusnak
	Title:	Chief Financial Officer

[Signature Page to Investor Letter Agreement—Thomas H. Lee]

Exhibit A
Amendments to Investment Agreement

        Contingent upon, and effective upon the occurrence of the Effective Time:

          (a)   Sections 4.1, 4.2, 4.3, 4.4(d), 4.4(e), 4.4(f) and 4.5 of the Investment Agreement shall each be deleted in their entirety and each replaced with: "[Reserved]"

          (b)   Section 4.4(a) of the Investment Agreement shall be amended and restated in its entirety as follows:

          "The Board of Directors of the Company shall cause the Board Representative to be elected or appointed, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Company's Nominating Committee (the "Nominating Committee") (such approval not to be unreasonably withheld or delayed), to the Board of Directors of the Company at the Effective Time (as defined in the Merger Agreement) and thereafter as long as the Investor owns the Qualifying Ownership Interest. "Board Representative" shall mean Joshua D. Bresler or such successor as the Investor shall designate as provided herein. "Qualifying Ownership Interest" shall mean 4.9% or more of the number of shares of Common Stock outstanding (counting as shares of Common Stock owned by the Investor and outstanding, all shares of Common Stock into which the Warrant owned by the Investor is convertible, and excluding all Common Shares issued by the Company after the date hereof other than as contemplated by the Merger Agreement). The Company shall be required to recommend to its stockholders the election of the Board Representative to the Board of Directors at all of the Company's applicable annual meetings, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Nominating Committee (such approval not to be unreasonably withheld or delayed). If the Investor no longer has a Qualifying Ownership Interest, the Investor shall have no further rights under Section 4.4(a) through 4.4(c) and, in each case, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter.

          The Board Representative shall be entitled to the same compensation and same indemnification in connection with his role as a director as the other members of the Board of Directors and be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members."

          (c)   For purposes of Section 4.9(a)(1) of the Investment Agreement, Umpqua, as successor-in-interest to Sterling, may satisfy its obligation to keep a Shelf Registration Statement (as defined in the Investment Agreement) "continuously effective" by either filing a new Shelf Registration Statement on the Closing Date covering the Registrable Securities (as defined in the Investment Agreement) or including the Registrable Securities under an existing Shelf Registration Statement of Umpqua, effective as of the Closing Date. For the avoidance of doubt, Umpqua shall thereafter keep such Shelf Registration Statement effective, pursuant to the terms of Section 4.9(a)(1) of the Investment Agreement, until the time as there are no Registrable Securities outstanding.

          (d)   [Reserved]

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          (e)   Section 4.9(a)(2) of the Investment Agreement shall be amended and restated in its entirety as follows:

            (a)   "Any registration pursuant to this Section 4.9(a) shall be effected by means of a shelf registration under the Securities Act (a "Shelf Registration Statement") in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor intends to distribute any Registrable Securities by means of an underwritten offering they shall promptly so advise the Company (a "Takedown Request") and the Company shall give prompt written notice of such Takedown Request to Warburg (so long as it still holds Registrable Securities), include in such distribution any Registrable Securities promptly requested to be included by Warburg following receipt of notice of the Takedown Request, and take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c).

  Each Takedown Request shall specify the number of Registrable Securities proposed by the Investor or such other holder(s) to be included in such underwritten offering, the intended method of distribution and the estimated gross proceeds of such underwritten offering, which may not be less than $15 million. The underwriters shall be selected jointly by (a) the holders of a majority of the Registrable Securities participating in the distribution and (b) the holders of a majority of the Registrable Securities (as defined in the Warburg Investment Agreement) to be distributed by Warburg. If the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such distribution only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be selected pro rata from (i) the Investor and (ii) Warburg on the basis of the aggregate number of such securities that have been requested to be so included, subject to the terms of this Agreement."

          (f)    Section 4.9(c)(8) of the Investment Agreement shall be amended by replacing the reference to "Section 4.05(d)" with "Section 4.9(d)."

          (g)   [Reserved]

          (h)   The definition of "Registration Expenses" in Section 4.9(k)(5) of the Investment Agreement shall be amended by adding the following parenthetical after the words "Selling Expenses": "(which shall be borne in any event by the Holder)".

          (i)    Section 4.18(e) of the Investment Agreement shall be deleted in its entirety and replaced with: "[Reserved]."

          (j)    Section 4.19 of the Investment Agreement shall be deleted in its entirety and replaced with: "[Reserved]."

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          (k)   Section 6.7(2) of the Investment Agreement shall be amended and restated in its entirety as follows:

    Umpqua Holdings Corporation

      with a copy (which copy along shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention:    Edward D. Herlihy
                            Matthew M. Guest
      Facsimile:    (212) 403-2000

          (l)    Section 6.8(b) of the Investment Agreement shall be amended and restated in its entirety as follows:

            "(b) except for an assignment to a third party contemplated by Section 4.18(a) or 4.9 (subject to compliance with such respective Section), this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign any or all of its rights or obligations hereunder to any Affiliate entity, but only if such Affiliate agrees in writing to undertake such assigned obligations of the assigning Investor hereunder for the benefit of the Company, with a copy thereof to be furnished to the Company (any such transferee shall be included in the term "Investor"); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement, and".

        Except as set forth above, the terms and provisions of the Investment Agreement shall remain in full force and effect. At or after the Effective Time, each reference in the Investment Agreement (including the Exhibits and Schedules thereto) to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Investment Agreement shall mean and be a reference to the Investment Agreement as amended by this letter agreement.

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Exhibit B

FOR IMMEDIATE RELEASE
Media Contacts

Eve Callahan	Cara Coon
SVP, Corporate Communications	VP, Communications and Public Affairs Director
503.727.4188	509.626.5348
evecallahan@umpquabank.com	cara.coon@bankwithsterling.com
Investor Contacts
Ron Farnsworth	Patrick J. Rusnak
EVP/Chief Financial Officer	EVP/Chief Financial Officer
503.727.4108	509.227.0961
ronfarnsworth@umpquabank.com	pat.rusnak@bankwithsterling.com

STERLING FINANCIAL CORPORATION TO MERGE WITH
UMPQUA HOLDINGS CORPORATION

—Will create West Coast's largest community bank with 394 locations in five states
—Sterling shareholders to receive a fixed exchange ratio combination of 1.671 shares of Umpqua stock and $2.18 in cash per Sterling share

        Portland, Ore. and Spokane, Wash.—September 11, 2013—Umpqua Holdings Corporation (UMPQ) and Sterling Financial Corporation (STSA) announced today that they have entered into a definitive agreement pursuant to which Sterling will merge with and into Umpqua. The transaction will have a total value of approximately $2.0 billion.

        The merger will result in the West Coast's largest community bank with expanded geographic reach. The combined organization will have approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits, with 5,000 associates and 394 stores across five states—Oregon, Washington, Idaho, California and Nevada. Umpqua and Sterling have also agreed to establish and fund a $10 million community foundation, underscoring their mutual commitment to serving their communities.

        Upon completion of the merger, the company will operate under the Umpqua Bank name and brand. It will continue to deliver the high-touch level of service that Umpqua and Sterling customers expect, with an expanded branch and ATM network and a broad range of products and expertise in retail, small business, private and corporate banking; asset and wealth management; and securities brokerage.

        Umpqua Holdings Corporation will continue to be led by Ray Davis as president and CEO. Sterling president and CEO Greg Seibly will join Umpqua Bank as co-president, with Umpqua Bank co-president Cort O'Haver serving in the same capacity.

        "Together, Umpqua and Sterling will create something unique in the financial services industry, an organization that offers the products and expertise of a large bank but delivers them with the personal service and commitment of a community bank," said Ray Davis. "With our size, shared cultures and financial strength, our combined organization will be uniquely positioned to deliver value for our associates, customers, communities and shareholders. We look forward to starting the process of bringing our companies together."

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        "Sterling has emerged from its 2010 recapitalization a stronger, more profitable bank," said Greg Seibly, president and CEO of Sterling Financial Corporation. "Over the past ten quarters we have consistently demonstrated a trend of improved profitability because of our employees' unwavering commitment to their customers and their communities. We admire Umpqua's shared commitment to community banking and look forward to working with them to create one of the strongest, most innovative community banks in the country."

        The boards of directors of both companies have unanimously approved the transaction. Upon completion, the combined Company's board will have 13 directors, comprised of nine representatives from Umpqua and four representatives from Sterling. Peggy Fowler will continue as board chair.

        Funds affiliated with Thomas H. Lee Partners, L.P. ("THL") and Warburg Pincus ("WP"), the two largest shareholders of Sterling, each owning approximately 20.8% of Sterling's outstanding common stock, have agreed to vote in favor of and fully support the transaction, and THL and WP have the right to designate a representative of each firm to serve on the board of directors of the combined company following closing.

        David Coulter, WP's Vice Chairman, said, "We have been very pleased with what Sterling has achieved since we made our investment in 2010, and are delighted with the decision to combine with Umpqua. Umpqua has a long record of achievement and creating shareholder value, and together with Sterling will create what we believe will be the leading community bank in the West."

        Josh Bresler, Managing Director at THL, said, "The great potential that initially attracted us to making a significant investment in Sterling three years ago has been realized through the successful efforts of Greg Seibly and the entire Sterling team, and the merger with Umpqua is the logical next step for Sterling. The merger pairs two companies with exceptional management teams and franchises, and we believe it will create substantial value for us and all of the shareholders of both companies."

        Under the terms of the agreement, Sterling shareholders will receive 1.671 shares of Umpqua common stock and $2.18 cash for each share of Sterling common stock. The total value of the Sterling merger consideration, based on the closing price of Umpqua shares on September 11, 2013 of $16.96, is $30.52.

        The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and Sterling shareholders are not expected to recognize any taxable gain or loss in connection with the share exchange to the extent of the stock consideration received. Giving effect to the transaction, existing shareholders of Umpqua are expected to own approximately 51% of the outstanding shares of the combined company at closing, and Sterling shareholders are expected to own approximately 49%.

        Umpqua expects the acquisition to be 12% accretive to 2015 operating earnings per share with 100% of synergies phased in. Tangible book value per common share is expected to be diluted by 4.6% at closing, with a two-and-one-half year earnback on a proforma basis.

        Completion is expected during the first half of 2014, and is subject to approval by each company's shareholders, regulatory approvals and other customary closing conditions.

        J.P. Morgan Securities LLC served as financial advisor and provided a fairness opinion to Umpqua's board, and Wachtell, Lipton, Rosen & Katz served as legal counsel to Umpqua. Sandler O'Neill + Partners, L.P. served as financial advisor and provided a fairness opinion to Sterling's board, and Davis Polk & Wardwell LLP served as legal counsel to Sterling.

Conference call

        Umpqua and Sterling will host an investor conference call to discuss the merger tomorrow, September 12, 2013, at 9:00 a.m. PDT. The conference call can be accessed by dialing 888-299-7207,

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passcode 9113028. A replay will be available at 888-203-1112, passcode 9113028. In connection with the announcement of the transaction, an investor presentation will be filed with the SEC and will be available on Umpqua's website at www.umpquaholdingscorp.com and on Sterling's website at www.sterlingfinancialcorporation.com.

 About Umpqua Holdings Corporation

        Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions.

        Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

About Sterling Financial Corporation

        Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank in Washington, Oregon and Idaho and as Sonoma Bank and Borrego Springs Bank in California. The bank offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of June 30, 2013, Sterling Financial Corporation had assets of $9.94 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling Financial Corporation's website at www.sterlingfinancialcorporation.com.

Important Information for Investors and Shareholders

        This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Umpqua Holdings Corporation ("Umpqua") will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 containing a joint proxy statement/prospectus of Sterling Financial Corporation ("Sterling") and Umpqua, and Sterling and Umpqua will each file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Sterling and Umpqua. Investors and security holders of Sterling and Umpqua are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Umpqua or Sterling through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Umpqua will be available free of charge on Umpqua's internet website at www.umpquaholdingscorp.com or by contacting Umpqua's Investor Relations Department at 503.268.6675. Copies of the documents filed with the SEC by Sterling will be available free of charge on Sterling's internet website at www.sterlingfinancialcorporation.com or by contacting Sterling's Investor Relations Department at 509.358.8097.

        Umpqua, Sterling, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection

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with the proposed transaction. Information about the directors and executive officers of Umpqua is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 15, 2013, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, which were filed with the SEC on May 2, 2013 and August 6, 2013, respectively, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on February 25, 2013, and its Current Reports on Form 8-K, which were filed with the SEC on January 14, 2013, April 11, 2013 and April 22, 2013, respectively. Information about the directors and executive officers of Sterling is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 27, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 15, 2013, and its Current Reports on Form 8-K or 8-K/A, which were filed with the SEC on January 28, 2013, March 4, 2013, May 2, 2013 (Item 5.07), May 10, 2013, June 20, 2013 and August 9, 2013, respectively. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

        This document contains certain "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "may", "can", "believe", "expect", "project", "intend", "likely", "plan", "seek", "should", "would", "estimate" and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's and Umpqua's control. These risks and uncertainties include, but are not limited to, the following: failure to obtain the approval of shareholders of Sterling or Umpqua in connection with the merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions. Sterling and Umpqua undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Umpqua's and Sterling's most recent Form 10-K and 10-Q reports and to Sterling's and Umpqua's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Umpqua or Sterling.

#    #    #

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ANNEX D

September 11, 2013

Board of Directors
Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

Ladies and Gentlemen:

        Sterling Financial Corporation ("Sterling") and Umpqua Holdings Corporation ("Umpqua") are proposing to enter into an agreement and plan of merger, dated as of September 11, 2013 (the "Agreement") pursuant to which Sterling will merge with and into Umpqua, with Umpqua as the surviving entity (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of the common stock of Sterling (the "Sterling Common Stock") issued and outstanding immediately prior to the Effective Time, except for those shares as specified in the Agreement, shall be converted into the right to receive (x) 1.671 shares (the "Stock Consideration") of the common stock, no par value per share, of Umpqua (the "Umpqua Common Stock and (y) $2.18 in cash (the "Cash Consideration" and, together with the Stock Consideration and any cash in lieu of fractional shares payable pursuant to the Agreement, the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Sterling Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Sterling that we deemed relevant; (iii) certain financial statements of Umpqua that we deemed relevant; (iv) median publicly available analyst earnings estimates for Sterling for the years ending December 31, 2013 through December 31, 2014 and a long-term earnings growth rate for the years thereafter as provided by senior management of Sterling; (v) median publicly available analyst earnings estimates for Umpqua for the years ending December 31, 2013 through December 31, 2015 and a long-term earnings growth rate for the years thereafter as provided by senior management of Umpqua; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Umpqua; (vii) a comparison of certain financial and other information, including relevant stock trading information, for Sterling and Umpqua with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Sterling the business, financial condition, results of operations and prospects of Sterling and held similar discussions with the senior management of Umpqua regarding the business, financial condition, results of operations and prospects of Umpqua.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Sterling and Umpqua or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of Sterling and Umpqua that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sterling and Umpqua or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Sterling, Umpqua or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Sterling and Umpqua. We have assumed, with your consent, that the respective allowances for loan losses for both Sterling and Umpqua are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used median publicly available earnings estimates for Sterling and Umpqua and an estimated long-term growth rate as provided by the respective senior managements of Sterling and Umpqua. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Umpqua. With respect to those projections, estimates and judgments, the respective management of Sterling and Umpqua confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Sterling and Umpqua, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Sterling and Umpqua since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Sterling and Umpqua would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of the Sterling Common Stock and the Umpqua Common Stock after the date of this opinion or what the value of the Umpqua Common Stock will be once it is actually received by the holders of Sterling Common Stock.

        We have acted as Sterling's financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from Sterling as a result of Sterling entering into the Agreement. Sterling has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Sterling and Umpqua and their affiliates. We may also actively trade the equity and debt securities of Sterling and Umpqua or their affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of Sterling in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Sterling as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Sterling Common Stock and does not address the underlying business decision of Sterling to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Sterling or the effect of any other transaction in which Sterling might engage. This opinion shall not be reproduced without Sandler O'Neill's prior written consent, provided however Sandler O'Neill has provided its consent for the opinion to be included in required regulatory filings (including the proxy statement to be sent to shareholders of Sterling) to be completed in connection with the Merger. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Sterling's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Sterling.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Sterling common stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill + Partners, L.P.

 ANNEX E

September 10, 2013

The Board of Directors
Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Umpqua Holdings Corporation (the "Company") of the consideration to be paid by the Company in the proposed merger (the "Transaction") of the Company with Sterling Financial Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement") between the Company and the Merger Partner, the Merger Partner will be merged with and into the Company, and each outstanding share of common stock, no par value, of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates and Dissenting Shares (as defined in the Agreement) will be converted into the right to receive consideration per share equal to $2.18 in cash (the "Cash Consideration") and 1.671 shares (the "Stock Consideration", and together with the Cash Consideration, the "Consideration") of the Company's common stock, no par value (the "Company Common Stock").

        In connection with preparing our opinion, we have (i) reviewed a draft, dated September 8, 2013, of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we conducted any review of individual credit files of the Company or the Merger Partner, evaluated the adequacy of the loan or lease loss reserves of the Company or the Merger Partner or evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or Merger Partner and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Merger Partner, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Warburg Pincus, which, through an affiliated fund, is one of the major shareholders of the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included acting as M&A financial advisor to the Company in connection with its acquisition of Financial Pacific Leasing, Inc. in July 2013; as lead left bookrunner for Warburg Pincus in connection with the 12.5 million share sell-down of Laredo Petroleum Holdings, Inc. in October 2012; and as agent and joint lead arranger on a $845 million credit facility of Warburg Pincus Private Equity IX, L.P. Moreover, during the two years preceding the date of this letter, we and our affiliates have had commercial and/or investment banking relationships with portfolio companies of certain of the major shareholders of the Merger Partner, namely Warburg Pincus and Thomas H. Lee Partners, which portfolio companies are not otherwise related to the Merger Partner, for which we and such affiliates have received customary compensation. Such relationships have included acting as lead bookrunner, as joint bookrunner, as passive joint bookrunner, as agent and as arranger for such portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of such portfolio companies, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

ANNEX F

FORM OF PROPOSED
AMENDMENT TO
TO
RESTATED ARTICLES OF INCORPORATION
OF
UMPQUA HOLDINGS CORPORATION

        Section A of Article III of the Restated Articles of Incorporation of Umpqua Holdings Corporation is amended and restated to read as follows:

ARTICLE III

AUTHORIZED CAPITAL STOCK

        A.    Authorized Classes of Shares. The Corporation may issue 404,000,000 shares of stock divided into two classes as follows:

        4,000,000 shares of preferred stock ("Preferred Stock"). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles ("Preferred Stock Designation"). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of this Article III or by action of the shareholders of the Corporation; and

        400,000,000 shares of common stock ("Common Stock").

        Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.

F-1

ANNEX G

CHAPTER 23B.13 OF THE WASHINGTON BUSINESS COPORATION ACT

23B.13.010. DEFINITIONS.

        As used in this chapter:

  (1)
  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2)
  "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

  (3)
  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (4)
  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  (5)
  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (6)
  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (7)
  "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020. RIGHT TO DISSENT.

  (1)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a)
  A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

  (b)
  A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

  (c)
  A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

  (d)
  An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; or

    (e)
    Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2)
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

  (3)
  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

  (a)
  The proposed corporate action is abandoned or rescinded;

  (b)
  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

  (c)
  The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  (1)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

  (2)
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

  (a)
  The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

  (b)
  The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS' RIGHTS.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (2)
  If corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

  (2)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters' rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

  (3)
  A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220. DISSENTERS' RIGHTS—NOTICE.

  (1)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is approved at a shareholders' meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

  (2)
  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

  (3)
  Any notice under subsection (1) or (2) of this section must:

  (a)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (b)
  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (c)
  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (d)
  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

  (e)
  Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT.

  (1)
  A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to *RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

  (2)
  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

  (3)
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240. SHARE RESTRICTIONS.

  (1)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction

  (2)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT.

  (1)
  Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2)
  The payment must be accompanied by:

  (a)
  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (b)
  An explanation of how the corporation estimated the fair value of the shares;

  (c)
  An explanation of how the interest was calculated;

  (d)
  A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

  (e)
  A copy of this chapter.

23B.13.260. FAILURE TO TAKE CORPORATE ACTION.

  (1)
  If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  (2)
  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters' notice under RCW23B.13.220 and repeat the payment demand procedure.

23B.13.270. AFTER-ACQUIRED SHARES.

  (1)
  A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2)
  To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (1)
  A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

  (a)
  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  (b)
  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

  (c)
  The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (2)
  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300. COURT ACTION.

  (1)
  If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2)
  The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3)
  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4)
  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

  (5)
  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (6)
  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES.

  (1)
  The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

  (2)
  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (a)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

  (b)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

  (3)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.